As filed with the Securities and Exchange Commission on May 2, 2003.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

R.H. Donnelley Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2741	36-2467635
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Manhattanville Road

Purchase, New York 10577
(914) 933-6400
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Robert J. Bush

Vice President, General Counsel And Corporate Secretary
One Manhattanville Road
Purchase, New York 10577
(914) 933-6400
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Thomas C. Daniels, Esq.
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement of the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering Price	Aggregate	Amount of
Securities to be Registered	to be Registered	Per Unit	Offering Price	Registration Fee

8 7/8% Senior Notes due 2010	$325,000,000(1)	100%	$325,000,000	$26,292.50(2)

Guarantees of 8 7/8% Senior Notes due 2010(3)	n/a	n/a	n/a	n/a

10 7/8% Senior Subordinated Notes due 2012.	$600,000,000(4)	100%	$600,000,000	$48,540(2)

Guarantees of 10 7/8% Senior Subordinated Notes due 2012(3)	n/a	n/a	n/a	n/a

(1)	Represents the maximum principal amount at maturity of 8 7/8% Senior Notes due 2010 that may be issued pursuant to the exchange offer described in this registration statement.
(2)	Pursuant to Rule 457(p), $46,000 of the combined registration fee is being offset by the filing fee paid in connection with the withdrawn registration statement (File No. 333-89794) filed by R.H. Donnelley Corporation, the registrant’s parent corporation, on June 4, 2002.
(3)	Pursuant to Rule 457(n), no fee is due with respect to the guarantees.
(4)	Represents the maximum principal amount at maturity of 10 7/8% Senior Subordinated Notes due 2012 that may be issued pursuant to the exchange offer described in this registration statement.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

	State or Other	Primary Standard		Address, Including Zip Code, and
Exact Name of	Jurisdiction of	Industrial	I.R.S. Employer	Telephone Number, Including Area
Registrant as Specified	Incorporation or	Classification Code	Identification	Code, of Registrant’s Principal
in Its Charter	Organization	Number	Number	Executive Offices

R.H. Donnelley Corporation	Delaware	2741	13-2740040	One Manhattanville Road Purchase, NY 10577 (914) 933-6400
R.H. Donnelley Acquisitions, Inc.	Delaware	2741	88-0458773	c/o Nevada Corporate Management, Inc. 3993 Howard Hughes Parkway, Suite 250 Las Vegas, NV 89109 (702) 866-2200
R.H. Donnelley APIL, Inc.	Delaware	2741	88-0456495	c/o Nevada Corporate Management, Inc. 3993 Howard Hughes Parkway, Suite 250 Las Vegas, NV 89109 (702) 866-2200
R.H. Donnelley CD, Inc.	Delaware	2741	88-0458770	c/o Nevada Corporate Management, Inc. 3993 Howard Hughes Parkway, Suite 250 Las Vegas, NV 89109 (702) 866-2200
Get Digital Smart.com, Inc.	Delaware	2741	13-4094530	One Manhattanville Road Purchase, NY 10577 (914) 933-6400
R.H. Donnelley Publishing & Advertising, Inc.	Kansas	2741	48-1018228	One Manhattanville Road Purchase, NY 10577 (914) 933-6400
CenDon, L.L.C	Delaware	2741	36-3638269	One Manhattanville Road Purchase, NY 10577 (914) 933-6400

The information in this prospectus is not complete. R.H. Donnelley Inc. may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and R.H. Donnelley Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 2, 2003

PROSPECTUS

Offer to Exchange

All $325,000,000 Outstanding 8 7/8% Senior Notes Due 2010
For 8 7/8% Senior Notes Due 2010
and
All $600,000,000 Outstanding 10 7/8% Senior Subordinated Notes Due 2012
For 10 7/8% Senior Subordinated Notes Due 2012
of
R.H. Donnelley Inc.
This Exchange Offer Will Expire at 5:00 P.M.,
New York City Time, on                             , 2003

The Exchange Notes

•	The terms of the senior notes and the senior subordinated notes to be issued are substantially identical to the senior notes and senior subordinated notes that R.H. Donnelley Finance Corporation I issued on December 3, 2002, except for the transfer restrictions, registration rights and additional interest provisions relating to the notes that will not apply to the exchange notes.

•	R.H. Donnelley Inc., as successor by merger of R.H. Donnelley Finance Corporation I, as of January 3, 2003, will be the issuer of the exchange notes.

•	Interest on the senior notes accrues at the rate of 8 7/8% per year and is payable in cash every six months on June 15 and December 15, with the first payment on June 15, 2003.

•	Interest on the senior subordinated notes accrues at the rate of 10 7/8% per year and is payable in cash every six months on June 15 and December 15, with the first payment on June 15, 2003.

•	The notes are not secured by any collateral.

•	The notes are guaranteed by the parent and subsidiaries of R.H. Donnelley Inc.

•	There is no existing market for the notes.

Material Terms of the Exchange Offer

•	Expires at 5:00 p.m., New York City time, on , 2003, unless extended.

•	This exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	All senior notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of senior notes which are registered under the Securities Act of 1933.

•	All senior subordinated notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of senior subordinated notes which are registered under the Securities Act of 1933.

•	Tenders of notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	R.H. Donnelley Inc. will not receive any cash proceeds from the exchange offer.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

     Please consider carefully the “Risk Factors” beginning on page 16 of this prospectus.

     Neither the Securities Exchange Commission nor any state securities commission has approved the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2003

REFERENCES TO ADDITIONAL INFORMATION

      This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Holders of notes may obtain documents that we file with the Securities and Exchange Commission and are incorporated by reference in this prospectus free of charge by requesting the documents, in writing or by telephone, from us at:

R.H. Donnelley Inc. One Manhattanville Road Purchase, New York 10577 Attention: Investor Relations Telephone: (914) 933-3178

      If you would like to request copies of these documents, please do so by                     , 2003 in order to receive them before the expiration of the exchange offer. See “Where You Can Find More Information.”

i

NOTICE TO NEW HAMPSHIRE RESIDENTS

      NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

RANKING AND OTHER DATA

      The data included in this prospectus regarding industries and ranking, including the size of specific markets and R.H. Donnelley’s, or RHD’s, and Sprint Publishing & Advertising’s, or SPA’s, position and the position of their competitors within these markets, are based on independent industry publications, reports from government agencies or other published industry sources and estimates of management. These estimates are based on information obtained from customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which RHD and SPA operate and management’s knowledge and experience. As indicated, various industry sources are cited throughout this prospectus, such as the Veronis Suhler Stevenson 2002 Communications Industry Forecast, Global Yellow Pages 2002 Kelsey Group’s Outlook and Forecast and CRM Associates. Although RHD has not independently verified the accuracy of any of these estimates or sources, RHD believes these estimates and sources to be accurate as of the date of this prospectus.

      Data on the market position of RHD and SPA is based on U.S. directory advertising sales. Calculation of such market position is based on advertiser renewal and retention rates excluding the loss of advertisers resulting from business failures.

      The following trademarks referred to in this prospectus are registered trademarks of Sprint Corporation or its subsidiaries: “Sprint Yellow Pages,” “Sprint” and Sprint’s diamond logo. Upon consummation of the SPA acquisition, certain trademarks were licensed or transferred to RHD and its parent and subsidiaries for use in our directories business.

ii

SUMMARY

      This summary may not contain all of the information that may be important to you. You should read the entire prospectus, the documents incorporated by reference and the financial data and related notes before making a decision to exchange any notes. In this prospectus, unless the context indicates otherwise, the terms “company” and “Donnelley” refer to R.H. Donnelley Inc. and its subsidiaries, as well as R.H. Donnelley Corporation, R.H. Donnelley Inc.’s parent, prior to the acquisition of SPA. The terms “R.H. Donnelley Inc.” and “RHD” refer only to R.H. Donnelley Inc., as the obligor under the notes, and not its parent or subsidiaries. R.H. Donnelley Inc. is the only direct subsidiary of R.H. Donnelley Corporation, and its parent has no other operations other than through R.H. Donnelley Inc. “SPA” refers to Sprint Publishing & Advertising, Sprint’s directory business, which included DirectoriesAmerica, Inc., Sprint Publishing & Advertising, Inc., Centel Directory Company and CenDon, L.L.C. prior to the acquisition. Prior to the acquisition, Sprint Publishing & Advertising, Inc. was a wholly owned subsidiary of DirectoriesAmerica, Inc., and Centel Directory Company held a controlling interest in CenDon, L.L.C. The terms “we,” “us” and “our” refer to the combined businesses of Donnelley and SPA after giving effect to the consummation of the SPA acquisition. The term “senior notes” refers to RHD’s 8 7/8% senior notes due 2010, the term “senior subordinated notes” refers to RHD’s 10 7/8% senior subordinated notes due 2012 and the term “notes” refers collectively to the senior notes and senior subordinated notes. The term “senior exchange notes” refers to the senior exchange notes being exchanged hereby, the term “senior subordinated exchange notes” refers to the senior subordinated exchange notes being exchanged hereby and the term “exchange notes” refers collectively to the senior exchange notes and senior subordinated exchange notes.

Corporate Overview

      As a result of the SPA acquisition, we are the sixth largest directory publisher in the United States based on revenue. Donnelley has been in the yellow pages business in various capacities for over 100 years. Prior to the SPA acquisition, together with its business partners, Donnelley was one of the largest independent marketers of yellow pages advertising in the United States. We now publish 260 revenue-generating yellow pages directories in 18 states and have a total circulation of more than 18 million, serving approximately 160,000 local and 4,000 national advertisers. Through The DonTech II Partnership, or DonTech, our partnership with an affiliate of SBC Communications, Inc., or SBC, we continue to sell advertising for an additional 129 directories in Illinois and northwest Indiana with a total circulation of approximately 10 million, serving approximately 100,000 advertisers. We sold $964.3 million of yellow pages advertising for the year ended December 31, 2002 after giving effect to the SPA acquisition and including sales by DonTech. For a reconciliation of pro forma advertising sales to pro forma revenue, the most comparable generally accepted accounting principles, or GAAP, measure, see note (1) under “Business.” For the year ended December 31, 2002, we had pro forma revenue of $569.7 million, operating income of $346.8 million and EBITDA of $411.5 million after giving effect to the SPA acquisition. For a reconciliation of EBITDA to operating income, see note (2) to the “Summary Unaudited Pro Forma Combined Financial Data.”

Industry Overview

      The U.S. directory advertising industry generated sales of approximately $14.4 billion in 2001 according to the Veronis Suhler Stevenson 2002 Communications Industry Forecast. As reported by Global Yellow Pages 2002 Kelsey Group’s Outlook and Forecast, the U.S. directory advertising industry had total distribution of approximately 584 million directories in 2001. The industry is characterized by steady and consistent growth, with annual revenue growth of at least 5.3% over the period from 1996 to 2001. According to the Veronis Suhler Stevenson 2002 Communications Industry Forecast, despite the advertising recession, the directory industry grew 5.3% in 2001, comparing favorably to radio declining 6.2%, television declining 3.9%, outdoor advertising declining 0.8% and newspapers declining 7.7% in 2001.

      The entire U.S. advertising market generated sales of $172.1 billion in 2001, with directory advertising comprising 8.4% of the advertising market, making it the fifth largest advertising medium. The yellow pages are a critical source of information for consumers and provide small businesses with lasting exposure to their target customers. Unlike other advertising, directory advertising is characterized as primarily “directional” advertising, or advertising targeted at consumers who are prepared to purchase a particular product or service and are actively seeking information in order to make such purchase. The yellow pages remain an important channel for connecting new customers to small businesses because they are a contributing factor for consumers in making purchasing decisions. According to CRM Associates, in 2001, yellow pages advertising delivered a higher return on investment for advertisers than most other major media, with an estimated $53 median return on investment per $1 dollar spent, as compared to an estimated median return on investment of $30 for newspapers, $9 for television and $7 for radio per $1 dollar spent.

The Acquisition

      On January 3, 2003, Donnelley completed the acquisition of SPA by purchasing the stock of two subsidiaries of Sprint, DirectoriesAmerica, Inc. and Centel Directory Company, or Centel, for $2.2 billion in cash, subject to a final working capital adjustment. Donnelley used the proceeds from the offering of the notes, together with borrowings under the senior secured credit facility and proceeds from the sale of convertible preferred stock of RHD’s parent, to finance the acquisition of SPA.

      The acquisition of SPA was structured as a stock purchase with a Section 338(h)(10) election to treat the acquisition as a purchase of assets for U.S. federal income tax purposes. Due to this election, our aggregate tax basis in SPA’s assets equals the purchase consideration paid. The non-cash amortization of acquired intangibles reduces operating income but results in cash savings as amortization is deducted under federal income tax rules.

      In connection with the closing of the acquisition of SPA, Donnelley entered into commercial arrangements with Sprint and its affiliates under which we are the exclusive directory publisher for Sprint in the markets in which the various companies comprising Sprint’s Local Telecommunications Division, or Sprint LTD, currently provide local telephone service and, under certain circumstances, in markets that are acquired by Sprint LTD in the future.

Sponsorship

      As part of the transaction, investment partnerships affiliated with The Goldman Sachs Group, Inc., or the GS Funds, invested $200 million through the purchase of shares of a new series of convertible preferred stock of RHD’s parent and warrants to purchase an aggregate of 1,650,000 shares of common stock of RHD’s parent pursuant to a preferred stock and warrant purchase agreement entered into as of September 21, 2002. The initial investment by the GS Funds consisted of an investment of $70 million on November 25, 2002 in RHD’s parent through the purchase of shares of RHD’s parent’s convertible preferred stock and warrants to purchase 577,500 shares of common stock of RHD’s parent. Upon receipt of the net proceeds of $69.3 million, RHD’s parent contributed such net proceeds to RHD. The $70 million investment was made earlier than previously anticipated to facilitate the cure of a technical default under the indenture governing RHD’s 9 1/8% senior subordinated notes due 2008. The technical default resulted from the inadvertent failure of RHD to cause certain subsidiaries to be added to such indenture in 2000. The receipt of $69.3 million in net proceeds by RHD’s parent and the simultaneous contribution of these proceeds to RHD offset certain restricted payments that had been made by RHD to RHD’s parent in 2000 and 2001 while the technical default existed. As a result of the investment and simultaneous contribution and the execution of a supplemental indenture to add those subsidiaries as guarantors, this technical default was cured. The remaining investment of $130 million was made by the GS Funds in connection with the consummation of the acquisition of SPA on January 3, 2003.

Tender Offer

      Prior to the consummation of the acquisition of SPA, RHD commenced a tender offer and a related exit consent solicitation for the entire aggregate outstanding amount of $150 million of its 9 1/8% senior subordinated notes. RHD offered to repurchase the existing notes at 100% of their principal amount, which included an early consent fee, plus accrued and unpaid interest to the date of the repurchase. The consummation of the tender offer and exit consent solicitation was conditioned upon, among other things, the acquisition of SPA and the acceptance of the tender offer by holders of not less than a majority in the aggregate principal amount outstanding of the existing notes. After the completion of the tender offer, an aggregate of $21.2 million aggregate principal amount of RHD’s 9 1/8% senior subordinated notes remained outstanding.

Recent Developments

      On May 1, 2003, we announced our first quarter results. For the quarter ended March 31, 2003, we reported net revenue of $12.4 million compared to $18.9 million last year. Expenses were $57.9 million compared to $18.4 million last year. Operating loss before partnership income was $45.5 million compared to $0.5 million of operating income last year. Partnership income was $23.6 million for the quarter versus $27.2 million reported last year. Total operating loss for us in the quarter was $21.9 million versus operating income of $27.7 million last year. Interest expense for the first quarter was $48.7 million compared to $6.3 million last year. Net loss before a $42.2 million preferred dividend was $41.2 million. Net loss available to common shareholders was $83.4 million, a loss of $2.76 per diluted share compared to net income of $13.2 million, or $0.44 per diluted share last year.

      As a result of the SPA acquisition, the related financing and associated accounting, 2003 and 2002 results reported in accordance with GAAP are not comparable, nor do they reflect our underlying operational or financial performance. Accordingly, management has publicly disclosed several non-GAAP financial measures in addition to results reported in accordance with GAAP in order to better communicate underlying operational and financial performance and to facilitate comparison of 2003 performance with 2002 adjusted pro forma results. For a discussion of these non-GAAP financial measures and additional information, please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2003.

Information about R.H. Donnelley Finance Corporation I

      R.H. Donnelley Finance Corporation I, a Delaware corporation, was formed for the sole purpose of issuing the notes. R.H. Donnelley Finance Corporation I did not engage in any business operations and had no obligations for borrowed money other than the notes. Prior to the consummation of the acquisition of SPA, the gross proceeds from the offering of each series of notes, together with additional amounts sufficient to fund the redemption, were placed into separate escrow accounts with an escrow agent. Upon the release of the funds from the escrow accounts and the consummation of the acquisition of SPA, R.H. Donnelley Finance Corporation I was merged with and into RHD, and the obligations under the notes and the indentures governing the notes became the obligations of RHD.

Information About Donnelley

      R.H. Donnelley Inc. is a Delaware corporation and a wholly owned subsidiary of R.H. Donnelley Corporation. Prior to July 1, 1998, Donnelley operated as part of The Dun & Bradstreet Corporation, or D&B. Donnelley’s principal executive office is located at One Manhattanville Road, Purchase, New York 10577, and its telephone number is (914) 933-6400. The common stock of RHD’s parent is listed on The New York Stock Exchange under the symbol “RHD.”

The Exchange Offer

The Exchange Offer	We are offering to exchange $325.0 million in aggregate principal amount of our 8 7/8% senior notes due 2010, which have been registered under the federal securities laws, for $325.0 million in aggregate principal amount of our outstanding unregistered 8 7/8% senior notes due 2010, which we issued on December 3, 2002 in a private offering.

We are also offering to exchange $600.0 million in aggregate principal amount of our 10 7/8% senior subordinated notes due 2012, which have been registered under the federal securities laws, for $600.0 million in aggregate principal amount of our outstanding unregistered 10 7/8% senior subordinated notes due 2012, which we issued on December 3, 2002 in a private offering.

You have the right to exchange your notes for exchange notes with substantially identical terms.

In order for your notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration Rights Agreement	We issued the notes on December 3, 2002 to a limited number of initial purchasers. At that time, we signed a registration rights agreement with those initial purchasers, which requires us to conduct this exchange offer. This exchange offer is intended to satisfy our obligations set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any notes you do not exchange or to pay you penalty interest.

Failure to Exchange Your Notes	If you do not exchange your notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the notes and each of the indentures governing those notes. In general, you may not offer or sell your notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we decide to extend the expiration date. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to conditions that we may waive. The exchange offer is not conditioned upon any minimum amount of notes being tendered for exchange. See “The Exchange Offer — Conditions.”

We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:

• to delay the acceptance of the exchange notes;

• to terminate the exchange offer if specified conditions have not been satisfied;

• to extend the expiration date of the exchange offer and retain all tendered notes subject to the right of tendering holders to withdraw their tender of notes; and

• to waive any condition or otherwise amend the terms of the exchange offer in any respect. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Procedures for Tendering Notes	If you wish to tender your notes for exchange, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions; and

• send the letter of transmittal, as directed in the instructions, to the exchange agent, either (1) with the notes to be tendered or (2) in compliance with the specific procedures for guaranteed delivery of the notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your notes to us as provided for in the enclosed letter of transmittal. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Special Procedures for Beneficial Owners	If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your notes pursuant to the exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Withdrawal Rights	You may withdraw the tender of your notes at any time prior to the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of notes for the exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Resales of Exchange Notes	We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery requirements of the federal securities laws, provided that:

• you are acquiring the exchange notes in the ordinary course of business;

• you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

• you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

• you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Our belief is based on the interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for notes, where such notes were acquired by such broker- dealer as a result of market-making activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. See “The Exchange Offer — Resale of the Exchange Notes.”

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent” and in the letter of transmittal.

The Exchange Notes

      For a more complete description of the terms of the notes, see “Description of Senior Notes” and “Description of Senior Subordinated Notes.”

Exchange Notes	$325 million aggregate principal amount of 8 7/8% Senior Notes due 2010.

$600 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2012.

Maturity	Senior Notes: December 15, 2010.

Senior Subordinated Notes: December 15, 2012.

Interest Payments	June 15 and December 15, commencing June 15, 2003.

Guarantees	The senior exchange notes will be fully and unconditionally, jointly and severally guaranteed on a senior unsecured basis, and the senior subordinated exchange notes will be fully and unconditionally, jointly and severally guaranteed on a senior subordinated unsecured basis, in each case, by RHD’s parent and all of RHD’s subsidiaries (including the surviving subsidiaries we acquired in connection with the SPA acquisition) and, as required by the indentures governing the notes, future subsidiaries.

Ranking	The senior exchange notes and related guarantees are RHD’s and the related guarantors’ general unsecured obligations, ranking equally in right of payment to all of RHD’s and the related guarantors’ existing and future senior debt and effectively subordinate to RHD’s and the related guarantors’ existing and future senior secured debt, to the extent of the value of the assets securing such debt. The senior subordinated exchange notes and related guarantees are RHD’s and the related guarantors’ general unsecured obligations ranking pari passu with all of RHD’s and the related guarantors’ existing and future senior subordinated debt (including our outstanding 9 1/8% senior subordinated notes) and subordinated in right of payment to all of RHD’s and the related guarantors’ existing and future senior debt, including the senior exchange notes and borrowings under our senior secured credit facility.

As of December 31, 2002, after giving effect to the offering of the notes and the consummation of the acquisition of SPA, the senior secured credit facility, the tender offer for our 9 1/8% senior subordinated notes due 2008 and the private equity investment, we had debt on our pro forma combined balance sheet of approximately $2,335.0 million, approximately $1,713.8 million of which would have been senior debt, including the senior notes and borrowings under the senior secured credit facility, and $621.2 million of which would have been senior subordinated debt. Of the approximately $1,713.8 million of senior debt, approximately $1,388.8 million would have been secured. RHD and the subsidiary guarantors may incur additional debt in the future, including under the senior secured credit facility. As of December 31, 2002, after giving effect to the offering of the notes and the consummation of the acquisition of SPA, the senior secured credit facility, the tender offer for our 9 1/8% senior subordinated notes due 2008 and the private equity investment, we would have had no outstanding borrowings under our revolving credit facility and would have been able to borrow up to an additional $125 million thereunder.

The obligations under the exchange notes and related guarantees will be structurally subordinated to the obligations of any future non-guarantor subsidiaries of RHD.

Optional Redemption	RHD may redeem some or all of the senior exchange notes at its option at any time on or after December 15, 2006. RHD may redeem some or all of the senior subordinated exchange notes at its option at any time on or after December 15, 2007. Additionally, RHD may redeem up to 35% of each series of exchange notes at any time before December 15, 2005, in each case with the proceeds of qualified equity offerings. The redemption prices are listed under “Description of Senior Notes — Optional Redemption” and “Description of Senior Subordinated Notes — Optional Redemption.”

Change of Control	If RHD or RHD’s parent experiences specific kinds of changes in control, holders of the notes will have the right to require RHD to purchase their exchange notes, in whole or in part, at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of purchase.

Certain Covenants	The indentures governing the exchange notes limit RHD’s ability and the ability of its restricted subsidiaries to:

• incur additional debt;

• pay dividends on, redeem or repurchase capital stock;

• make certain investments;

• limit dividends or other payments by RHD’s restricted subsidiaries to RHD;

• enter into certain types of transactions with affiliates;

• expand into unrelated businesses;

• create liens; and

• sell certain assets or merge with or into other companies.

These covenants are subject to a number of important exceptions, limitations and qualifications, which are described under “Description of Senior Notes — Certain Covenants” and “Description of Senior Subordinated Notes — Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See “Use of Proceeds.”

Risk Factors

      You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors.”

Summary Unaudited Pro Forma Combined Financial Data

      The following summary unaudited pro forma combined financial data were derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. These pro forma financial statements give effect to the acquisition of SPA by Donnelley and related financings on the historical financial position and operating results of RHD’s parent. The financial data were prepared as if the acquisition of SPA, including the use of proceeds from the offering of the notes together with borrowings under the senior secured credit facility and proceeds from the sale of convertible preferred stock of RHD’s parent, had occurred on January 1, 2002 for the pro forma combined income statement and on December 31, 2002 for the pro forma combined balance sheet. The financial data set forth below should be read in conjunction with the unaudited pro forma combined financial statements and the audited financial statements of Donnelley and SPA, which are included elsewhere in this prospectus.

	Year Ended
	December 31, 2002

	(dollars in thousands)
Results of Operations:
Net revenue(1)	$569,663
Total expenses(1)	340,030
Partnership and joint venture income	117,146
Operating income	346,779
Net income	100,790
Other Financial Data:
Capital expenditures	$5,359
Depreciation and amortization	64,686
EBITDA(2)	411,465
Interest expense, net	184,177
Ratio of total senior debt to EBITDA	4.2	x
Ratio of total long-term debt to EBITDA	5.5	x
Ratio of EBITDA to net interest expense	2.2	x

As of
December 31, 2002

(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,725
Total assets	2,611,616
Total current liabilities	104,124
Total long-term debt	2,276,332
Total liabilities	2,454,412
Convertible preferred stock	143,554
Total shareholders’ equity	13,650

(1)	Assuming the acquisition of SPA occurred on December 31, 2002, we estimate that our revenues and expenses for the twelve months following the consummation of the acquisition will be $292,775 and $89,503 lower, respectively, than they would have been absent the fair value adjustments required under the purchase method of accounting. Under the purchase method of accounting, deferred revenue is reduced to zero and deferred directory costs are adjusted to reflect only those deferred costs related to unpublished directories. Had these purchase accounting adjustments not been made, approximately $292,775 of deferred revenue would have been recorded as revenue and $89,503 of deferred directory costs would have been recorded as expense within the twelve months following the consummation of the acquisition of SPA pursuant to the deferral and amortization method of accounting. The purchase method of accounting will not affect our revenues and directory costs in periods subsequent to this twelve-month period. This purchase accounting adjustment is non-recurring and has no future cash impact.

(2)	EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating income or net income prepared in conformity with generally accepted accounting principles. EBITDA may not be comparable to similarly titled measures of other companies. A reconciliation of operating income, the most comparable GAAP measure, to EBITDA is shown in the table below.

Operating income	$346,779
Depreciation and amortization	64,686

EBITDA	$411,465

Donnelley Summary Historical Consolidated Financial Data

      The following summary historical consolidated financial data of Donnelley for each of the three years in the period ended December 31, 2002 were derived from Donnelley’s audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus and the consolidated financial statements and related notes of Donnelley included elsewhere in this prospectus. For additional information, see “Where You Can Find More Information.”

	Years Ended December 31,

	2000		2001		2002

	(dollars in thousands)
Statement of Operations Data(1):
Net revenue	$141,287		$76,739		$73,806
Expenses:
Operating expenses	101,029		47,833		46,421
General and administrative expenses	25,143		16,643		16,432
Restructuring and special charge (benefit)	—		18,556		(6,405)
Investment impairment charge	—		11,432		2,000
Depreciation and amortization	15,433		10,767		6,249

Total expenses	141,605		105,231		64,697
Partnership and joint venture income	147,693		139,964		136,873

Operating income	147,375		111,472		145,982
Interest expense, net	31,996		25,648		33,548
Other income (expense)	86,495		—		(451)

Income before taxes	201,874		85,824		111,983
Provision for income taxes	77,116		36,009		44,806

Net income	124,758		49,815		67,177
Preferred dividend	—		—		24,702

Net income available to common shareholders	$124,758		$49,815		$42,475

Comprehensive income:
Net income available to common shareholders	$124,758		$49,815		$42,475
Unrealized loss on interest rate swaps, net of tax	—		2,330		—

Comprehensive income	$124,758		$47,485		$42,475

Statement of Cash Flow Data:
Net cash provided by (used in):
Operating Activities	$82,766		$86,854		$49,955
Investing Activities	109,354		(6,100)		(1,932,443)
Financing Activities	(139,073)		(121,470)		1,875,554
Other Financial Data:
Capital Expenditures	$7,717		$4,550		$3,743
EBITDA(2)	162,808		122,239		152,231
Interest expense, net	31,996		25,648		33,548
Ratio of total long-term debt to EBITDA	2.1	x	2.3	x	13.6	x
Ratio of earnings to fixed charges(3)	6.7	x(4)	4.3	x(5)	4.1	x(6)
Pro forma ratio of earnings to fixed charges(3)					3.6	x

As of
December 31, 2002

(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$7,787
Restricted cash	1,928,700
Total assets	2,223,375
Total current liabilities	34,041
Total long-term debt	2,075,470
Redeemable convertible preferred stock	63,459
Total shareholders’ deficit	(30,600)

(1)	Amounts above include the results of the Bell Atlantic, Cincinnati and Get Digital Smart businesses disposed of in 2000 and special items from the restructuring of the CenDon relationship in 2000. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Historical Factors Affecting Comparability” for a discussion of these items. To facilitate comparison of the financial data, the amounts related to these disposed businesses and special items are as follows:

Disposed Businesses
and Special Items

2000

Net revenue	$63,994
Operating expenses	50,708
General and administrative	2,759
Depreciation and amortization	2,760
Partnership and joint venture income	5,422
Operating income	13,191

(2)	EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating income or net income prepared in conformity with generally accepted accounting principles. EBITDA may not be comparable to similarly titled measures of other companies. A reconciliation from operating income, the most comparable GAAP measure, to EBITDA is presented in the table below.

	2000	2001	2002

Operating income	$147,375	$111,472	$145,982
Depreciation and amortization	15,433	10,767	6,249

EBITDA	$162,808	$122,239	$152,231

(3)	The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings consist of (a) income from continuing operations before income from equity investments in partnerships and income taxes, (b) fixed charges and (c) cash distributions from partnership investments; and

•	fixed charges consist of (a) interest on debt, (b) amortization of debt issuance costs and (c) one-third of operating rental expense, which management believes is representative of the interest component of rent expense.

The pro forma ratio of earnings to fixed charges for the year ended December 31, 2002 has been computed assuming the refinancing of $243,005 of existing debt and using the weighted average interest rate for the assumed refinancing through the senior notes and the senior subordinated notes with effect from January 1, 2002.

The ratio of earnings to fixed charges for the years ended December 31, 1998 and 1999 were 6.8x and 3.5x, respectively.

(4)	The ratio of earnings to fixed charges for the year ended December 31, 2000 includes in earnings a gain of $86,495 on the disposition of businesses and a special benefit of $15,771 resulting from the restructuring of the CenDon relationship. Excluding these special items, the ratio of earnings to fixed charges would have been 4.0x. For additional information regarding the disposition of businesses and the restructuring of the CenDon relationship, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(5)	The ratio of earnings to fixed charges for the year ended December 31, 2001 includes in earnings a restructuring and special charge of $18,556 and an investment impairment charge of $11,432. Excluding these charges, the ratio of earnings to fixed charges would have been 5.3x. For additional information regarding the restructuring and investment impairment charges, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(6)	The ratio of earnings to fixed charges for the year ended December 31, 2002 includes in earnings a reversal of a restructuring charge of $6,405 and an investment impairment charge of $2,000. Excluding these items, the ratio of earnings to fixed charges would have been 4.0x. For additional information regarding the restructuring and investment impairment charges, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SPA Summary Historical Combined Consolidated Financial Data

      The following summary historical combined consolidated financial data of SPA for each of the three years in the period ended December 31, 2002 were derived from the audited combined consolidated financial statements of SPA included elsewhere in this prospectus. The summary historical combined consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus and the combined consolidated financial statements and related notes of SPA included elsewhere in this prospectus.

	Years Ended December 31,

	2000	2001	2002

	(dollars in thousands)
Statement of Operations Data(1):
Net operating revenues	$459,426	$555,637	$545,604
Operating expenses:
Costs of services and products	187,199	210,762	202,481
Selling, general and administrative	54,940	65,761	50,663
Depreciation and amortization	8,866	8,901	8,604
Restructuring charge	—	1,588	180

Total operating expenses	251,005	287,012	261,928

Operating income	208,421	268,625	283,676
Net income	154,978	153,725	162,140
Operating margin	45.4%	48.3%	52.0%
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$133,481	$184,598	$186,701
Investing activities	54,547	12,857	6,936
Financing activities	(188,028)	(197,455)	(191,946)
Other Financial Data:
Capital expenditures	$1,485	$342	$1,616
EBITDA (2)	217,287	277,526	292,280

As of
December 31, 2002

(dollars in thousands)
Balance Sheet Data:
Total current assets	$427,021
Total current liabilities	331,670
Total shareholders’ equity	85,602

(1)	Effective July 1, 2000, SPA’s 50% interest in the CenDon Partnership was restructured as CenDon, L.L.C., and SPA became the controlling member. Accordingly, the results of CenDon were consolidated with the results of SPA beginning July 1, 2000. Prior to July 1, 2000, equity earnings from CenDon were included as a separate income statement item below operating income. Also, SPA’s Midwest Operations were sold in the second quarter of 2000. Net operating revenues and total operating expenses from CenDon and the Midwest Operations included in the reported amounts were:

	2000	2001

Net operating revenues	$68,304	$161,105
Total operating expenses	41,728	99,247

(2)	EBITDA represents operating income plus depreciation and amortization. EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating income or net income prepared in conformity with generally accepted accounting principles. EBITDA may not be comparable to similarly titled measures of other companies. A reconciliation from operating income, the most comparable GAAP measure, to EBITDA is presented in the table below:

	2000	2001	2002

Operating income	$208,421	$268,625	$283,676
Depreciation and amortization	8,866	8,901	8,604

EBITDA	$217,287	$277,526	$292,280

RISK FACTORS

      In considering whether to exchange any notes, you should carefully consider all the information included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below.

Risks Relating to our Business

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

      We have substantial debt and, as a result, significant debt service obligations. After closing the SPA acquisition, we had total outstanding debt of $2,335.0 million at January 3, 2003, approximately $1,713.8 million of which was senior debt, including the senior notes and borrowings under the senior secured credit facility, and $621.2 million of which was senior subordinated debt. Of the approximately $1,713.8 million of senior debt, approximately $1,388.8 million was secured. As of December 31, 2002 after giving effect to the issuance of the notes, the consummation of the SPA acquisition, the senior secured credit facility, the tender offer for RHD’s 9 1/8% senior subordinated notes and the private equity investment, the senior secured credit facility would have permitted us to incur $125 million of additional debt under the revolving portion thereof. The senior secured credit facility and the indentures governing the notes and the exchange notes permit us and our subsidiaries to incur or guarantee certain additional debt, subject to certain limitations. All borrowings under the senior secured credit facility rank senior in right of payment to the senior subordinated exchange notes and future guarantees thereof and are effectively senior (to the extent of the value of the collateral securing the borrowings) to the senior exchange notes and any future guarantees thereof.

      Our substantial level of debt and debt service obligations could have important effects on your investment in the notes. These effects may include:

•	making it more difficult for us to satisfy our obligations with respect to the exchange notes and our other debt;

•	limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

•	increasing our exposure to rising interest rates because a portion of our borrowings is at variable interest rates;

•	reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service our debt obligations; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

      Our ability to pay principal and interest on the exchange notes and to satisfy our other debt obligations will depend upon our future operating performance and the availability of refinancing debt. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets. We cannot assure you that we would be able to obtain additional financing, refinance existing debt or sell assets on satisfactory terms or at all.

Our operations are restricted by the terms of our debt and our parent’s convertible preferred stock, which could adversely affect us.

      The indentures governing the notes and the exchange notes and the senior secured credit facility include a number of significant restrictive covenants. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants will, among other things, restrict our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	pay dividends on our equity interests or repurchase equity interests;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

      In addition, the senior secured credit facility includes other and more restrictive covenants and prohibits us from prepaying our other debt, including the exchange notes, while borrowings under our senior secured credit facility are outstanding. The senior secured credit facility also requires us to maintain certain financial ratios and meet other financial tests. Our failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their scheduled due date. If we were unable to make this repayment or otherwise refinance these borrowings, the lenders under the senior secured credit facility could foreclose on our assets. In addition, these lenders could elect to declare all amounts borrowed under the senior secured credit facility, together with accrued interest, to be due and payable, which, in some instances, would be an event of default under the indentures governing the notes and the exchange notes. If we were unable to refinance these borrowings on favorable terms, our results of operations and financial condition could be adversely impacted by increased costs and less favorable terms, including rates and covenants. Any future refinancing of the senior secured credit facility is likely to contain similar restrictive covenants.

      Furthermore, the terms of the preferred stock and warrant purchase agreement governing the sale of our parent’s convertible preferred stock, among other things, restrict our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	pay dividends on shares of our parent’s capital stock or repurchase shares of our parent’s capital stock;

•	enter into certain types of transactions with affiliates;

•	sell certain assets; and

•	acquire certain assets.

Our failure to comply with these terms would result in a breach of this agreement, which could have a material adverse effect on our business. In addition, without the consent of the GS Funds, our parent cannot issue shares of certain of its equity securities for 18 months following the consummation of the SPA acquisition, which could adversely affect our liquidity.

We face intense competition that may reduce our market share and harm our financial performance.

      The U.S. directory advertising industry is highly competitive. There are over 240 independent publishers operating in the United States that compete with regional bell operating company, or RBOC, directory publishers and other telephone utility publishers. In most markets, we compete with one or more yellow pages directory publishers, which are predominantly independent publishers. In some markets, we compete on a limited basis with RBOC directory publishers in adjacent markets. One of these publishers, Verizon Information Services, the directory business affiliated with Verizon Communications, Inc., has begun to publish directories and offer local Internet directory services in markets beyond where Verizon Communications offers local phone service, including in several SPA markets. Effectively, Verizon Information Services is competing as an independent publisher in those markets. While no other RBOC or utility publisher has announced similar plans, we cannot assure you that other RBOC or utility publishers will not do so in the future. Many of the parent companies of these telephone utility publishers are larger than us and have greater financial resources than we have. We cannot assure you that we will be able to compete effectively with these other publishers for advertising sales or acquisitions in the future.

      There is also competition for advertising sales from other media, including newspapers, magazines, radio, direct mail, the Internet and television. Many of these competitors are larger than us and have greater financial resources than we have. Additionally, advances in technology have brought new participants, new products and new channels to the industry, including increasing use of electronic delivery of directory information as an advertising medium. We cannot assure you that we will be able to successfully compete in responding to any such developments.

      In addition, the market position of telephone utilities, including those with which we have relationships, may be adversely impacted by the Telecommunications Act of 1996, which effectively opened local telephone markets to increased competition. Because the Telecommunications Act of 1996 has opened local telephone markets to increased competition, we cannot assure you that Sprint LTD will remain a dominant local telephone service provider in its local service areas. If Sprint LTD were no longer a dominant local telephone service provider in any particular local service area, our license to be the exclusive publisher in its markets and to use the Sprint brand name on our directories in those markets may not be as valuable as we presently anticipate, and we may not realize some of the anticipated benefits under our commercial arrangements with Sprint and its affiliates. If SBC were no longer a dominant local telephone service provider in any DonTech service area, the financial results we recognize from DonTech could be adversely affected.

We could be materially adversely affected by declining usage of printed yellow pages directories and changes in technology.

      Since 1997, overall usage of printed yellow pages directories in the United States has declined. We cannot assure you that usage of our yellow pages directories will remain stable and not decline.

      We believe that declines in usage of printed directories are in part a result of increased usage of Internet-based directory products. We cannot assure you that we will be able to provide services over the Internet successfully or that we will be able to compete successfully with other Internet-based directory services. Any declines in usage could:

•	impair our ability to maintain or increase our advertising prices;

•	cause businesses that purchase advertising in our yellow pages directories to reduce or discontinue those purchases; and

•	discourage businesses that do not purchase advertising in our yellow pages directories from doing so.

Any of the factors that may contribute to a decline in usage of our printed directories, or a combination of them, could impair our revenues and have a material adverse effect on our business.

      The yellow pages directory advertising business is subject to changes arising from developments in technology, including information distribution methods and users’ technological preferences. The use of the Internet by consumers as a means to transact commerce may result in new technologies being developed and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing user preferences, including the use of the Internet. If we fail to anticipate or respond adequately to changes in technology and user preferences or are unable to finance the capital expenditures necessary to respond to such changes, our results of operations or financial condition could be materially adversely affected.

Donnelley may not be able to successfully integrate SPA into its operations, which could adversely affect our business.

      The integration of SPA into Donnelley’s operations involves a number of risks, including:

•	difficulty integrating operations and personnel at different locations;

•	diversion of management attention;

•	potential disruption of ongoing business because of the unknown reactions to the combination of SPA and Donnelley by vendors, customers and other key constituencies;

•	difficulties in assimilating the technologies, services and products of SPA;

•	inability to retain key personnel;

•	higher costs relative to revenue than before the SPA acquisition;

•	inability to successfully incorporate acquired business components with Donnelley’s existing infrastructure; and

•	inability to maintain uniform standards, controls, procedures and policies.

      If we are unable to effectively integrate operations and personnel in a timely and efficient manner after the acquisition is completed, we may not realize the benefits expected from the acquisition. Failure to overcome these risks or any other problems encountered in connection with the acquisition could slow our growth or lower the quality of our services, which could reduce customer demand.

Our rights under certain of our ongoing commercial arrangements with Sprint and its affiliates could be impaired if there are bankruptcy proceedings against Sprint or its affiliates during the term of the SPA commercial arrangements.

      Contract rights under the directory services license agreement, trademark license agreement and non-competition agreement with Sprint and its affiliates constitute a substantial portion of the commercial arrangements with Sprint and its affiliates. Pursuant to these commercial arrangements, we are the exclusive directory publisher for Sprint in the markets in which Sprint LTD currently provides telephone service and, under certain circumstances, in markets that are acquired by Sprint LTD in the future. If a bankruptcy case were to be commenced by or against Sprint or the applicable affiliates, it is possible that all or part of the directory services license agreement and/or non-competition agreement could be considered an executory contract and could therefore be subject to rejection by Sprint or the applicable affiliate or a trustee appointed in a bankruptcy case pursuant to Section 365 or Section 1123 of the United States Bankruptcy Code.

      If one or more of these agreements were rejected, the applicable agreement may not be specifically enforceable, in which case we would have only an unsecured claim for damages against Sprint or the applicable affiliates for the breach of contract resulting from the rejection. If the directory services license agreement were rejected, we would, among other things, no longer be entitled to be Sprint LTD’s exclusive publisher of telephone directories in the affected markets. We could also lose our right to enforce the provisions of the agreement under which we have the right to license trademarks of successor local exchange carriers in the Sprint LTD markets. If the non-competition agreement were rejected and specific enforcement were not available, Sprint or the applicable affiliates would, among other things, no longer be precluded from publishing print telephone directories or selling local directory advertising in the applicable restricted markets.

      In connection with the SPA acquisition, Sprint created a bankruptcy remote special purpose vehicle in the form of a limited liability company and contributed and assigned the trademarks being licensed to us under the trademark license agreement to this limited liability company. The operating agreement of this limited liability company requires, among other things, that the board of managers of this entity include one independent manager that is unaffiliated with Sprint. The consent of this independent manager will be required for the entity to take certain actions, including, among other things, commencement of a bankruptcy proceeding. Because these trademarks were contributed to this limited liability company, our rights under the trademark license agreement will not be subject to rejection in the event of a bankruptcy proceeding involving Sprint unless there is also a bankruptcy proceeding involving this limited liability company. Although we believe that the likelihood of this entity being the subject of a bankruptcy proceeding is limited by this structure and the governing provisions of the operating agreement, if the trademark license agreement were rejected in a bankruptcy proceeding, we would lose the right to use the Sprint brand name for the SPA directories.

      We cannot assure you that any loss of rights under certain of these arrangements with Sprint and its affiliates would not have a material adverse effect on our financial condition or results of operations.

Our inability to enforce the non-competition agreement with Sprint and its affiliates may impair the value of the SPA business.

      In connection with the SPA acquisition, Sprint agreed, in general, not to publish print telephone directories or sell local advertising for use in directories in the acquired markets during the term of the non-competition agreement. However, under state and federal law, a covenant not to compete will only be enforced:

•	to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement;

•	if it does not unreasonably restrain the party against whom enforcement is sought; and

•	if it is not contrary to the public interest.

      Enforceability of a non-competition covenant is determined by a court based on all of the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is not possible for us to predict whether, or to what extent, a court will enforce Sprint’s and its affiliates’ covenants not to compete against us during the term of the non-competition agreement. If a court determines that the non-competition agreement is unenforceable, Sprint and its affiliates, some of whom have experience relevant to the directory publishing business and SPA’s business strategies and operations, could compete directly against us in the directory publishing business in the previously restricted markets. We cannot assure you that our inability to enforce our non-competition agreement with Sprint would not have a material adverse effect on our financial condition or results of operations.

SBC’s or DonTech’s actions could adversely impact our business.

      DonTech is Donnelley’s 50/50 perpetual partnership with an affiliate of SBC. Donnelley and DonTech have a variety of perpetual contractual relationships with SBC. Pursuant to the partnership agreement and the other existing contractual arrangements, DonTech is the exclusive sales agent in perpetuity for the 129 yellow pages directories published by SBC in Illinois and northwest Indiana. Donnelley’s income with respect to DonTech is comprised of two components: its 50% interest in the net profits of DonTech and revenue participation income received directly from an affiliate of SBC. After giving effect to the SPA acquisition, our partnership and joint venture income related to DonTech would have represented approximately 28% of our aggregate combined EBITDA and approximately 34% of our aggregate combined operating income for the fiscal year ended December 31, 2002. For a reconciliation of EBITDA to operating income, see note (2) to the “Summary Unaudited Pro Forma Combined Financial Data.”

      As the exclusive sales agent, DonTech is responsible for the management of its sales forces, including compensation, recruiting and training and other sales related matters. As the publisher, SBC has responsibility for and control over all other matters, including, without limitation, product development, pricing, scheduling, marketing, distribution, billing, collections, credit and customer service. While we believe that DonTech and its economic interests are generally aligned with those of SBC with respect to SBC’s yellow pages directory operations, SBC could implement policies and decisions (in which DonTech or we would likely have little or no participation or influence) and/or perform its obligations in a manner that could have a material adverse effect on our results of operations or financial condition and, potentially, on our relationship with our business partners. We cannot assure you that any such policies or decisions would not have a material adverse effect on our results of operations, financial condition or our relationship with our business partners. We also maintain a large receivables balance from SBC, which, as of December 31, 2002, was $98.0 million, and any liquidity difficulties that SBC may experience could materially impact our results of operations, financial condition and liquidity.

      The DonTech partnership agreement and related SBC contractual arrangements have perpetual terms. These arrangements only terminate upon the occurrence of certain enumerated events, including, without limitation, the unremedied breaches of certain material provisions thereof, the mutual agreement of the parties, the bankruptcy of a partner or parent or a change in control of a partner (excluding a change in control of the ultimate parent company of the partner). In addition, under applicable law, the contractual arrangements potentially may not remain in effect in perpetuity. We cannot assure you that the DonTech relationship will remain in full force and effect into perpetuity, without material modification or at all, that DonTech and SBC will perform all of their respective material obligations (particularly payment obligations) under these agreements or that SBC will not seek to terminate these arrangements. In the event any such party seeks to terminate these contractual arrangements, the other party may dispute such attempted termination and, in such case, a court or an arbitrator may be required to determine the appropriateness of any such attempted termination, and we cannot assure you as to the outcome of any such proceeding. Any such termination or material modification of the agreements or failure by SBC or DonTech to perform their respective material obligations would have a material adverse effect on our financial condition and results of operations.

Our business could be adversely affected by turnover among our account executives or loss of key personnel.

      Our ability to achieve our business plan depends to a significant extent on our ability to identify, hire, train and retain qualified sales personnel in each of the regions in which we operate. We expend a significant amount of resources and management time on identifying and training our account executives. Our ability to attract and retain qualified sales personnel depends on numerous factors, including factors outside of our control, such as conditions in the local employment markets in which we operate. A decrease in the number of account executives could adversely affect our results of operations, financial condition and liquidity, as well as our ability to service our debt, including payments on the notes.

      Furthermore, we depend on the continued services of key personnel, including our experienced senior management team as well as our regional sales management personnel. Although we believe that we could replace our senior management team and other key employees within a reasonable time period should the need arise, the loss of these key personnel could have a material adverse effect on our business.

Our business may be adversely affected by our reliance on, and our extension of credit to, small- and medium-sized businesses.

      A significant portion of our net revenue is derived from selling advertising to small- and medium-sized businesses. In the ordinary course of our yellow pages publishing business, we extend credit to these advertisers for advertising purchases. Small- and medium-sized businesses, however, tend to have fewer financial resources and higher financial failure rates than large businesses. We believe these limitations are a significant contributing factor to having advertisers in any given year not renew their advertising in the following year. Bad debt expense as a percentage of net revenue after giving effect to the SPA acquisition was 6.3% in 2000, 7.3% in 2001 and 4.7% in 2002. In addition, full collection of delinquent accounts can take an extended period of time. Consequently, we could be adversely affected by our dependence on and our extension of credit to small-and medium-sized businesses.

Our dependence on third-party providers of printing, distribution and delivery services could materially adversely affect us.

      We depend on third parties for the printing and distribution of our directories. We are a party to two contracts with R.R. Donnelley & Sons Company, or R.R. Donnelley, for the printing of Sprint’s directories. Although these contracts do not expire until December 31, 2005 and December 31, 2007, because of the large print volume and specialized binding of directories, there are a limited number of companies capable of servicing our printing needs. Accordingly, the inability or unwillingness of R.R. Donnelley to provide printing services to us on acceptable terms or at all could have a material adverse effect on our business. No common ownership or other business affiliation exists between R.R. Donnelley and us.

      We are a party to contracts with two companies, Product Development Corporation, or PDC, and Specialty Directory Delivery Service, or SDDS, for the distribution of our directories. Although these contracts do not expire until February 2004, either vendor may terminate its contract with us upon 120 days’ written notice. There are a limited number of companies capable of servicing our distribution needs. Accordingly, the inability or unwillingness of PDC or SDDS to provide distribution services to us on acceptable terms or at all could have a material adverse effect on our business.

Fluctuations in the price and availability of paper could adversely affect our business.

      As a result of the SPA acquisition, our principal raw material is paper, which our printer currently purchases on our behalf at agreed upon prices. These prices are at or near the spot market price, as we do not currently have long-term purchase agreements or commitments from paper mills or other outside suppliers. Accordingly, we are subject to price increases and delays in receiving this principal raw material. Further, changes in the supply of or demand for paper could affect delivery times and prices. As conditions warrant, we may enter into longer term supply agreements in the future. Paper is one of our largest variable cost items and will account for approximately 5% to 10% of our annual operating expenses. We cannot assure you that we will have available necessary raw materials at reasonable prices or that any increases in paper costs would not have a material adverse effect on our business, financial condition or results of operations.

Our sales of advertising to national accounts is coordinated by third parties that we do not control.

      We expect that approximately 15% of our revenues in 2003 will be derived from the sale of advertising to national or large regional chains, such as rental car companies, automobile repair shops and pizza delivery businesses, that purchase advertising in several of the directories that SPA publishes. In order to sell advertising to these accounts, we contract with Certified Marketing Representatives, or CMRs, which are independent third parties that act as agents for national companies and design their advertisements, arrange for the placement of those advertisements in directories and provide billing services. As a result, our relationships with these national advertisers depend significantly on the performance of these third party CMRs whom we do not control. Although we believe that our relationships with these CMRs have been mutually beneficial and that those CMRs with whom SPA has existing relationships or other third parties could service our needs, if some or all of the CMRs with whom we have established relationships were unable or unwilling to provide their services to us on acceptable terms or at all, such inability or unwillingness could materially adversely affect our business.

General economic factors could adversely affect our results of operations and financial condition.

      Our business results could be adversely affected by a prolonged national or regional economic recession. We derive substantially all of our net revenue from the sale of advertising in directories. Typically, our advertising revenues, as well as those of yellow pages publishers in general, do not fluctuate widely with economic cycles. However, a prolonged national or regional economic recession could have a material adverse effect on our business, operating results or financial condition. As a result, we may experience lower than expected revenues for our business in the future.

      In addition, any residual economic effects of, and uncertainties regarding:

•	the terrorist attacks that occurred on September 11, 2001;

•	the general possibility, express threat or future occurrence of similar terrorist or other related disruptive events;

•	the United States’ prolonged involvement in war,

especially with respect to the major markets in which we operate that depend heavily upon travel, tourism or the military, could adversely affect our business.

The loss of important intellectual property rights could adversely affect our competitiveness.

      Some of our trademarks such as the “Sprint” and “Donnelley” brand names and other intellectual property rights are important to our business. We rely upon a combination of copyright and trademark laws as well as, where appropriate, contractual arrangements, including licensing agreements, particularly with respect to Sprint markets, to establish and protect our intellectual property rights. We are required from time to time to bring lawsuits against third parties in order to protect our intellectual property rights. Similarly, we are, and from time to time expect to be, party to proceedings where third parties challenge our rights. We cannot be sure that any lawsuits or other actions brought by us will be successful or that we will not be found to infringe the intellectual property rights of third parties. Although we are not aware of any material infringements of any trademark rights that are significant to our business, any lawsuits, regardless of their outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition or results of operations. In addition, we only have rights to use the Sprint name and diamond logo in certain markets. The loss of important intellectual property rights such as trademarks could have a material adverse effect upon our business, financial condition and results of operations.

Risks Relating to the Notes

The senior subordinated exchange notes and the related guarantees are subordinated to all of our existing and future senior debt.

      The senior subordinated exchange notes and the related guarantees will each rank equally in right of payment with RHD’s 9 1/8% senior subordinated notes and junior in right of payment to all of our existing and future senior debt, including the senior exchange notes and borrowings under the senior secured credit facility, and all existing and future senior debt of our subsidiary guarantors, including guarantees of the senior exchange notes. As a result, upon any distribution to creditors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of our senior debt or senior debt of any of the guarantors will be entitled to be paid in full before we or the guarantors make any payment on the senior subordinated exchange notes. In addition, RHD’s 9 1/8% senior subordinated notes mature prior to the maturity of the notes. In the event we are unable to repay or refinance those notes, we would be in default under the indentures governing the notes and the exchange notes and the senior secured credit facility. We cannot assure you that we will be able to refinance any of RHD’s 9 1/8% senior subordinated notes on favorable terms or at all.

      We cannot assure you that sufficient assets will remain after making payments on our senior debt to make any payments on the senior subordinated exchange notes. In addition, certain events of default under senior debt would prohibit us and the guarantors from making any payments on the senior subordinated exchange notes. As of December 31, 2002, after giving effect to the issuance of the notes and the consummation of the SPA acquisition, the senior secured credit facility, the tender offer for RHD’s 9 1/8% senior subordinated notes and the private equity investment, we would have had approximately $1,713.8 million of debt that was senior to the senior subordinated exchange notes and related guarantees, including the senior exchange notes. We may also incur additional senior debt in the future, consistent with the terms of the indentures governing the notes and the exchange notes and our other debt agreements.

The exchange notes will be effectively subordinated to our existing and future secured debt, and the guarantees of the exchange notes will be effectively subordinated to the guarantors’ secured debt.

      Holders of our secured debt and the secured debt of any guarantors will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other debt. Notably, our senior secured credit facility is secured by liens on substantially all of our assets and the assets of our existing and future subsidiaries. The exchange notes and the guarantees will be effectively subordinated to all such secured debt to the extent of the value of its collateral. In the event of any distribution or payment of our or any guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. Holders of the exchange notes will participate ratably with all holders of our unsecured debt that is deemed to be of the same class as the respective exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured debt. As of December 31, 2002, after giving effect to the issuance of the notes and the consummation of the SPA acquisition, the senior secured credit facility, the tender offer for RHD’s 9 1/8% senior subordinated notes and the private equity investment, we would have had approximately $1,388.8 million of senior secured debt. We may also incur additional senior secured debt in the future, consistent with the terms of the indentures governing the notes and the exchange notes and our other debt agreements.

The exchange notes are our obligations and not obligations of our non-guarantor subsidiaries and will be structurally subordinated to the claims of our non-guarantor subsidiaries’ creditors.

      The exchange notes will be guaranteed by R.H. Donnelley Corporation and all of our subsidiaries (including the surviving subsidiaries we acquired in connection with the SPA acquisition) and, as required by the indentures governing the notes and the exchange notes, future subsidiaries. Our subsidiaries are separate and distinct legal entities. Except for the guarantors, our subsidiaries will have no obligation to pay any amounts due on the notes or the exchange notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions.

      Our right to receive any assets of any of our future non-guarantor subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the exchange notes to participate in those assets, will be structurally subordinated to the claims of the applicable non-guarantor subsidiary’s creditors, including senior debenture and note holders and bank and trade creditors. This means that the holders of the debt would have a claim prior to that of the holders of the notes and the exchange notes, as the case may be, with respect to the assets of that non-guarantor subsidiary. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

Servicing our debt obligations requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

      Our ability to satisfy our debt service obligations will depend, among other things, upon our future operating performance and our ability to refinance debt when necessary. Each of these factors largely depends on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from our operations to meet our debt service obligations, we may need to reduce or delay capital expenditures or curtail anticipated revenue growth and operating improvements. In addition, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms, if at all. Our business may not generate sufficient cash flow to satisfy our debt service obligations, and we may not be able to obtain funding sufficient to do so. In addition, any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if the guarantor at the time it incurred the debt evidenced by its guarantee:

      either:

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which that guarantor’s remaining assets constituted unreasonably small capital;

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment was unsatisfied; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; and

•	that guarantor received less than reasonable equivalent value or fair consideration for the incurrence of its guarantee;

or

•	incurred the guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      The indentures governing the notes and the exchange notes require that certain future subsidiaries guarantee the notes and the exchange notes. These considerations also apply to their guarantees.

      On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, and its guarantee of the senior secured credit facility, is not insolvent, does not have unreasonably small capital for the business in which it is engaged and has not incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. If a court did not agree with our conclusions, it could void the guarantees of the exchange notes by one or more of our subsidiaries and require you to return any payments received from such subsidiaries.

We may not have the ability to raise the funds to purchase the exchange notes upon a change of control as required by the indentures governing the exchange notes.

      Upon the occurrence of certain change of control events, each holder of the exchange notes may require us to repurchase all or a portion of its exchange notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the exchange notes upon a change of control will be limited by the terms of our other debt. Upon a change of control, we may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by us under the senior secured credit facility. We cannot assure you that we would be able to repay amounts outstanding under the senior secured credit facility or obtain necessary consents under the senior secured credit facility to repurchase the exchange notes. Any requirement to offer to purchase any outstanding exchange notes may result in our having to refinance our other outstanding debt, which we may not be able to do. In addition, even if we were able to refinance this debt, the refinancing may not be on terms favorable to us.

Your right to receive payments on the exchange notes could be adversely affected if our parent declares bankruptcy, liquidates or reorganizes.

      The exchange notes are obligations guaranteed by our parent company, R.H. Donnelley Corporation. Our parent is a holding company with no material assets other than the stock of its subsidiaries. Our parent has no independent operations and owns substantially all of its assets at the subsidiary level. As a result, the guarantee will effectively rank junior to all existing and future debt, trade payables and other liabilities of our parent. The guarantee of the senior subordinated exchange notes will rank equal to the guarantee of our parent of RHD’s 9 1/8% senior subordinated notes, which will both rank junior to the guarantee of the senior exchange notes. The rights of our parent, and hence the rights of its creditors (including holders of the exchange notes through the guarantee of payment of principal, premium, if any, and interest), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that claims of our parent itself as a creditor of the subsidiary may be recognized. After the payment of the subsidiary’s liabilities, the subsidiary may not have enough assets remaining to pay our parent to permit its creditors, including the holders of the exchange notes through the guarantees, to be paid.

You may find it difficult to sell your exchange notes because no public trading market for the exchange notes currently exists.

      There is currently no existing market for the exchange notes, and we cannot assure you that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Also, it is possible that the market for the exchange notes will also be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities.

If you do not exchange your notes, you may have difficulty in transferring them at a later time.

      We will issue exchange notes in exchange for the notes after the exchange agent receives your notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your notes for exchange. Notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

      If you do not participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of notes expected to remain outstanding following the completion of the exchange offer.

FORWARD-LOOKING STATEMENTS

      You should carefully review the information contained in this prospectus. In this prospectus, we state our expectations as to future events and our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks discussed in this prospectus. Those factors may cause our actual results to differ materially from any of RHD’s forward-looking statements. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

      Such risks, uncertainties and contingencies are described in detail in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in summary include, without limitation, the following:

•	uncertainties caused by the restrictions contained in our debt agreements;

•	dependence on a limited number of relationships and on our business partners;

•	uncertainties caused by the consolidation of the telecommunications industry and/or changes in the yellow pages industry;

•	introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers;

•	our exposure to greater credit risk as the publisher of SPA directories due to extension of credit to small- and medium-sized business customers; and

•	a prolonged national or regional economic recession, especially with respect to the markets in which we operate, and/or residual economic effects of, and uncertainties regarding:

•	the terrorist attacks that occurred on September 11, 2001;

•	the general possibility, express threat or future occurrence of similar terrorist or other related disruptive events;

•	the United States’ prolonged involvement in war,

especially with respect to the major markets in which we operate that depend heavily upon travel, tourism or the military.

      Additional risks that would cause actual results to differ materially from such statements include, without limitation, the inability to achieve synergies in connection with the integration of SPA, the incurrence of unexpected costs in connection with the acquisition of SPA, our high level of debt following the acquisition of SPA and other contingencies and risks relating to the integration of SPA. For additional information, see “Risk Factors.”

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. These forward-looking statements are made as of the date of the prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

THE ACQUISITION

      On September 21, 2002, RHD’s parent entered into a stock purchase agreement with Sprint and Centel Directories, LLC, or Centel Directories, to acquire all of the outstanding capital stock of the entities comprising SPA for $2.2 billion in cash, subject to a final working capital adjustment. Donnelley used the proceeds from the offering of the notes, together with borrowings under the senior secured credit facility and proceeds from the sale of convertible preferred stock of RHD’s parent, to finance the acquisition of SPA. Following the acquisition of SPA on January 3, 2003, the SPA companies became wholly owned subsidiaries of RHD.

      In connection with the closing of the acquisition of SPA, Donnelley entered into commercial arrangements with Sprint and its affiliates under which we are the exclusive directory publisher for Sprint in the markets in which the various companies comprising Sprint LTD currently provide local telephone service and, under certain circumstances, in markets that are acquired by Sprint LTD in the future. See “— Sprint Arrangements Following the SPA Acquisition.”

Description and Terms of the Acquisition

      Under the terms of the stock purchase agreement, RHD’s parent acquired all of the issued and outstanding equity interests of each of the SPA companies. The acquisition of SPA was structured as a stock purchase and was accounted for as a purchase under generally accepted accounting principles in the U.S., or GAAP. A Section 338(h)(10) election was made to treat the purchase as a purchase of assets for U.S. federal income tax purposes. Due to this election, the aggregate tax basis in SPA’s assets equals the purchase consideration paid. The non-cash amortization of acquired intangibles will reduce operating income but will result in cash savings as amortization is deducted under federal income tax rules.

      As a result of the acquisition of SPA, RHD’s parent effectively assumed all of SPA’s operating liabilities, other than intercompany borrowings, pre-closing long-term liabilities for post-retirement employee benefits and payments owing under severance arrangements with SPA employees. The purchase price was $2.2 billion in cash and is subject to a final working capital adjustment.

      The stock purchase agreement is governed by Delaware law and contains various representations from Sprint and Centel Directories regarding the SPA business. However, we have agreed to certain limitations on our ability to recover damages from Sprint and Centel Directories in connection with breaches of these representations and warranties, including a $25 million deductible against any claims we might bring and a $660 million limit on the total amounts we can recover. In addition, we agreed to limit the periods during which we may bring claims generally to 18 months after the acquisition.

Sprint Arrangements Following the SPA Acquisition

      In connection with the closing of the SPA acquisition, Donnelley entered into commercial arrangements with Sprint and its affiliates under which we are the exclusive directory publisher for Sprint in the markets in which Sprint LTD currently provides local telephone service and, under certain circumstances, in markets that are acquired by Sprint LTD in the future.

     Directory Services License Agreement

      Under a directory services license agreement that was entered into by us, Sprint, Sprint LTD and Sprint Directory Trademark Company, Sprint LTD granted to us an exclusive license to publish and distribute all physical and non-physical media Sprint LTD directories in the markets in which Sprint LTD currently provides local telephone service and in related extended area service markets for an initial term of 50 years. We were granted the right of first refusal to perform or acquire the directory publishing business of any new service area that Sprint or Sprint LTD acquires if Sprint decides to outsource, subject to existing contractual arrangements, or sell the directory business in the new service areas.

      In connection with the exclusive license, we have agreed, for an initial term of 50 years, to be responsible for all activities relating to the production, publication and distribution of the white and yellow pages directories for Sprint and Sprint LTD in the service areas.

      In addition to agreeing to generally comply with current practices and directory cover policies of Sprint LTD, we have also agreed to cause the Sprint brand and trademarks to appear on the front cover and spine of each of the physical directories and similar features of non-physical media directories during the term. We are, however, permitted to co-brand the front covers and spines of the physical directories as well as similar features of non-physical media directories with any of our trademarks or trade names as long as the co-brand is no more than 80% of the size of the Sprint brand. In connection with these covenants relating to branding, we and our affiliates are entering into various other trademark licensing arrangements with Sprint and its affiliates. For additional information, see “— Trademark Licensing Arrangements.”

      If Sprint sells Sprint LTD or Sprint LTD sells any local telephone operation in one of the current Sprint LTD service areas, the purchaser of the service area will be obligated to assume and continue all of Sprint LTD’s rights and obligations under the directory services license agreement and other agreements with respect to the applicable service area, although Sprint and its affiliates will remain subject to non-competition obligations in that service area. In addition, we will continue to have the exclusive right to publish directories under the brand of the local exchange carrier in that service area. A purchaser who already publishes directories in the purchased service area may continue to do so only for as long as we receive the exclusive right to use the local exchange carrier brand in connection with directory publishing.

      Unless earlier terminated, at the expiration of the initial 50-year term, the directory services license agreement will automatically renew for successive five-year terms until one party gives the other a two-year notice of its intention to terminate the agreement at the end of any initial or renewal term. The directory services license agreement and related agreements can be terminated prior to the end of an applicable term:

•	by Sprint if we willfully breach the directory services license agreement or any related agreement with the intention of causing an adverse impact on the Sprint trademarks and which in fact has a material adverse effect on the licensed Sprint trademarks in the service areas; or

•	by Sprint if we compete with Sprint in the service areas with respect to the provision of local or long distance telecommunications service for more than 30 days following notice from Sprint, except that if we acquire a party that is engaged in a competing telecommunications business, Sprint will not be permitted to terminate the agreements if we are in good faith attempting to divest the competing telecommunications business and actually divest the competing business within 12 months following such acquisition.

      The agreement can be terminated or suspended with respect to a particular directory or service area prior to the end of the term if:

•	we materially breach the directory services license agreement or related agreements with respect to a particular directory or service area and do not cure the breach within a reasonable time or the same breach occurs at least two times with respect to the same directory or service area, in which case Sprint may terminate the directory services license agreement and the other agreements with respect to that directory or service area;

•	we breach the directory services license agreement or the trademark license arrangements and the breach results in a material adverse effect on the licensed Sprint trademarks among a significant portion of the total population of the various service areas that is not cured within 120 days, in which case Sprint may suspend our rights to use the licensed Sprint trademarks until the breach is cured; or

•	Sprint materially breaches the directory services license agreement or related agreements with respect to a particular directory or service area and does not cure the breach within a reasonable time or the same breach occurs at least two times with respect to the same directory or service area, in which case we may terminate the directory services license agreement and the other agreements with respect to that directory or service area.

In addition, if Sprint LTD reasonably determines that we are not likely to publish the white pages directories for a given service area in a manner that would permit Sprint LTD to fulfill its legal and regulatory requirements and, after notice, we fail to do so after using commercially reasonable efforts, Sprint LTD may elect to publish the affected white pages directories or contract with another party to do so.

      Under the directory services license agreement, Sprint LTD has agreed to reimburse us for any costs or liabilities we incur as a result of changes to regulatory obligations from and after the closing of the SPA acquisition.

     Trademark Licensing Arrangements

      In connection with our branding rights and obligations under the directory services license agreement, Sprint granted to us a non-transferable, royalty free, exclusive right during the term of the directory services license agreement to use the Sprint name and diamond logo on any physical or non-physical directory that:

•	contains primarily subscriber listing information and other directional information (information that is primarily designed to direct consumers who are seeking a service to providers in order to satisfy the consumer’s previously recognized need for the service) with respect to subscribers and other persons or businesses located or providing products or other services within the applicable markets;

•	is classified and/or searchable by alphabet letter, category or otherwise; and

•	is primarily distributed in the applicable market or primarily directed at subscribers and other persons or businesses located or providing products or services within the applicable market.

The license also includes the right to use the Sprint trademarks in connection with the related aspects of producing, publishing and distributing directories and soliciting and selling advertising for the directories. We are generally required to comply with Sprint’s brand identity standards during the term of the licensing arrangement. These standards may only be modified by Sprint if the modifications apply generally to substantially all licensees of the Sprint trademarks.

      At our request, Sprint formed a bankruptcy remote special purpose vehicle, or SPV, to own the Sprint trademarks that were licensed to us. Prior to the closing of the SPA acquisition, Sprint transferred the relevant trademarks to the SPV, which in turn licensed the trademarks to us for the uses permitted by the trademark license. Sprint LTD also agreed to transfer new trademarks and service marks used in the applicable service areas to the SPV and to use its good faith commercially reasonable efforts to cause any acquiror of a service area to do the same.

      In addition to Sprint’s license of the Sprint trademarks to us, we acquired by outright purchase the trademarks currently owned by the SPA companies, including the “Best Red Yellow Pages” tagline and the “look and feel” trademarks relating to the SPA directories. We also entered into a licensing agreement with Sprint in order to permit Sprint to use these taglines and “look and feel” trademarks for publishing directories if Sprint terminates the directory services license agreement in its entirety or its applicability to one or more directories or service areas as a result of our breach. Sprint is required to comply with its brand identity standards during the term of this licensing arrangement.

     Non-Competition

      Each party also has non-competition obligations under which:

•	neither we nor our affiliates will produce, publish or distribute any other physical media directory that contains directional information relating to subscribers in the relevant markets, other than complementary products that do not materially compete with or significantly substitute for Sprint LTD directories;

•	Sprint, Sprint LTD and their affiliates will not produce, publish or distribute any physical media directory containing subscriber listing information or directional information that is primarily distributed to or directed at people or businesses in the relevant markets; and

•	Sprint, Sprint LTD and their affiliates will not sell any local advertising in any physical or non-physical directory that is intended to provide directional information regarding a business located in or providing products to any of the relevant markets.

These restrictions will not prohibit Sprint, Sprint LTD or their affiliates from selling advertising to or promoting a business that sells products or services in three or more non-contiguous states or five or more states in the aggregate and that primarily targets advertising to consumers who are located or reside outside of the service areas. Sprint, Sprint LTD and their affiliates may also sell local advertising in a non-physical media directory so long as the local advertising is bundled with or comprises an integral part of the sale of a telecommunications product or service in a service area necessary for Sprint to remain competitive, in which case Sprint LTD may:

•	sell local advertising through third parties if Sprint LTD gives us the first right to accept the contract to sell the local advertising on Sprint LTD’s behalf, in which case we will retain all the revenues from the sale of local advertising or, if we do not accept the contract, then Sprint LTD can use a third party to sell such local advertising for up to three years (after which time Sprint must again offer to us the contract to sell local advertising if Sprint intends to proceed with a third party) as long as the terms are no more favorable to the third party than what was last offered to us; or

•	sell local advertising through its own internal sales force if it is not commercially practicable to use a third party, in which case Sprint LTD must pay us all of the net profits from the sale of such local advertising.

      In the event that Sprint, Sprint LTD or one of their affiliates acquire a party that is engaged in a business that would violate the restrictive provisions outlined above, Sprint, Sprint LTD or any of their affiliates, as applicable, will not be deemed to breach the non-competition provisions if it in good faith attempts to divest the competing activity and does in fact divest it within 12 months.

      The restrictions on competition will terminate automatically upon the termination of the directory services license agreement unless:

•	we terminate the directory services license agreement for a Sprint breach, in which case Sprint’s, Sprint LTD’s and their affiliates’ non-competition obligations will extend for five additional years or, if later, until December 31, 2052; or

•	Sprint terminates the directory services license agreement for our breach, in which case we are prohibited from branding any physical or non-physical directory with the name of any telecommunications provider in the applicable service areas for five additional years of, if later, until December 31, 2052.

     Related Agreements

      At the closing of the SPA acquisition, we, Sprint and Sprint LTD entered into a subscriber listings agreement under which Sprint LTD will supply to us basic subscriber information, including names, telephone numbers and addresses, and updates for the purpose of publishing the directories and generally soliciting advertising. We and Sprint LTD agreed to the pricing for the listings, which may be increased at Sprint LTD’s discretion up to the maximum amount permitted by applicable law or regulation as long as our rates are on a most-favored-customer basis.

      In order to provide for the transition of ownership and management, we also entered into a transition services agreement with Sprint. Under this agreement, Sprint is obligated to provide customary transition services, including information technology, finance, fleet management and supply chain management services, for up to 12 months after the closing of the SPA acquisition at agreed upon rates.

USE OF PROCEEDS

      We will not receive any cash proceeds for the issuance of the exchange notes. Because we are exchanging the exchange notes for the notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

CAPITALIZATION

      The following table sets forth the capitalization of Donnelley as of December 31, 2002, and on an as adjusted basis to reflect the acquisition of SPA, the application of the net proceeds from the sale of the notes, the borrowings under the senior secured credit facility and the proceeds from the sale of convertible preferred stock of RHD’s parent. RHD is the only direct subsidiary of RHD’s parent, and the parent has no other operations other than through RHD. All debt is held by RHD, and RHD’s parent is the issuer of publicly traded equity securities and convertible preferred stock. You should read this table in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus, together with the unaudited pro forma combined financial data included elsewhere in this prospectus.

	As of December 31, 2002

	Actual	As Adjusted

	(dollars in thousands)
(unaudited)
Cash and cash equivalents	$1,936,487 (1)	$2,725

Long-term debt:
Existing term loans, including current portion	$114,250	$—
Revolving credit facility(2)	—	—
Tranche A term loan	—	488,755
Tranche B term loan	900,000	900,000
8 7/8% senior notes due 2010	325,000	325,000
10 7/8% senior subordinated notes due 2012	600,000	600,000
9 1/8% senior subordinated notes due 2008	150,000	21,245

Total long-term debt	2,089,250	2,335,000
Redeemable Convertible Preferred Stock(3)	63,459	143,554
Shareholders’ (deficit) equity:
Preferred stock, $1.00 par value; 10,000,000 shares authorized; none outstanding
Common stock, $1.00 par value; 400,000,000 shares authorized; 51,621,894 shares issued and outstanding, actual and as adjusted	51,622	51,622
Additional paid-in capital(3)	63,913	102,129
Unamortized restricted stock	(327)	(327)
Warrants outstanding(3)	5,330	13,758
Retained earnings	13,605	11,211
Treasury stock, at cost, 21,900,818 shares	(164,743)	(164,743)

Total shareholders’ (deficit) equity	(30,600)	13,650

Total capitalization	$2,122,109	$2,492,204

(1)	Includes restricted cash of $1,928,700, of which $1,825,000 was held in escrow in connection with the SPA acquisition.

(2)	Upon consummation of the acquisition of SPA, availability under the revolving portion of the senior secured credit facility was $125,000.

(3)	Includes the $70,000 investment by the GS Funds in RHD’s parent that occurred on November 25, 2002 through the purchase of RHD’s parent’s convertible preferred stock and warrants to purchase 577,500 shares of common stock of RHD’s parent. RHD’s parent contributed as common equity the net proceeds from that sale to RHD. In connection with the closing of the SPA acquisition on January 3, 2003, the GS Funds and other related funds invested the remaining $130,000 through the purchase of convertible preferred stock of RHD’s parent and warrants to purchase 1,072,500 shares of common stock of RHD’s parent. RHD’s parent then contributed as common equity the net proceeds from that sale to RHD. Immediately after the closing of the SPA acquisition, the convertible preferred stock had a liquidation value of $200,604. For further discussion of the recorded value of the convertible preferred stock, please refer to note (6) to the unaudited pro forma balance sheet as of December 31, 2002 under “Unaudited Pro Forma Combined Financial Statements.”

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma combined financial statements, or pro forma statements, give effect to the acquisition by Donnelley of SPA and related financings on the historical financial position and results of operations of Donnelley and SPA. The historical financial information set forth below has been derived from, and should be read in connection with, the financial statements of Donnelley and SPA.

      Donnelley’s financial statements are included in Donnelley’s Annual Report on Form 10-K for the year ended December 31, 2002, which financial statements are included elsewhere in this prospectus. SPA’s financial statements for the year ended December 31, 2002 are also included elsewhere in this prospectus.

      The pro forma statements give effect to the SPA acquisition and the related financings as if the transactions had been consummated for the combined statements of operations on January 1, 2002 and for the combined balance sheet on December 31, 2002 under the purchase method of accounting.

      The pro forma statements are provided for informational purposes only and do not purport to represent what the combined financial position or results of operations actually would have been had the SPA acquisition and related financings and other pro forma adjustments occurred on the dates indicated. Additionally, the pro forma statements are not necessarily indicative of the future financial condition or results of operations of Donnelley.

The Acquisition

      On January 3, 2003, Donnelley completed the acquisition of SPA by purchasing the stock of two subsidiaries of Sprint, DirectoriesAmerica, Inc. and Centel, for $2.2 billion in cash, subject to a final working capital adjustment. The acquisition was accounted for as a purchase business combination. Under the purchase method of accounting, the costs to acquire SPA, including transaction costs, were allocated to the underlying net assets in proportion to their respective fair values. Any excess of the purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, was allocated to goodwill. An allocation of the purchase price to the net assets acquired, including identifiable intangible assets, has been made based on an independent valuation of the acquired SPA business. With the exception of the final working capital adjustment, we do not anticipate significant changes to the fair value of net assets acquired, however, additional information could come to our attention that may require us to revise the purchase price allocation.

      Management expects that the SPA acquisition will result in increased efficiencies and cost savings opportunities for the combined company. These opportunities include, but are not limited to, information technology cost savings from the elimination and consolidation of publishing, sales and other systems, rationalization and increased utilization of pre-press publishing facilities, and the rationalization of administrative and other support functions. Management also expects that the combined company will incur certain general and administrative costs above the amounts historically allocated to SPA by its parent company. In addition, certain adjustments will be made to the assets acquired to be consistent with the application of Donnelley’s policies. Sprint has also agreed to purchase a minimum of $3.0 million in advertising per year through 2006 and to reimburse Donnelley for any incremental costs resulting from any new regulatory requirements. However, the net financial impact of these matters has not been reflected in the accompanying pro forma statements.

Revenue and Expense Recognition

      As the result of the acquisition of SPA, we are the publisher of 260 revenue-generating yellow pages directories. We will recognize revenue and certain direct costs related to the publication of these yellow pages directories under the deferral and amortization method. Under this method, revenue from advertising sales and costs directly related to the sales, printing and distribution are initially deferred and recognized ratably over the life of a directory, which is typically twelve months. Subsequent to the acquisition, we will continue to recognize revenue for pre-press publishing services as these services are performed.

      DonTech has historically been, and will continue to be, accounted for under the equity method. The results of DonTech are not consolidated in our financial statements; rather we recognize revenue participation income from SBC and our share of DonTech’s net profits as partnership income in the consolidated statement of operations. We record our interest in the net assets of DonTech as partnership and joint venture investments in the consolidated balance sheet.

Effects of Purchase Accounting

      SPA’s deferred revenue balance was $292.8 million representing revenue that in the absence of purchase accounting would have been recognized in 2003 under the deferral and amortization revenue recognition method. Under purchase accounting, this liability for pre-acquisition deferred revenue was reduced to zero. Accordingly, we will never record revenue associated with directories that published prior to the acquisition. The impact of this purchase accounting adjustment has not been reflected in the pro forma income statements. Although the deferred revenue balance was eliminated, we retained all the rights associated with the collection of amounts due under and obligations under the advertising contracts executed prior to the SPA acquisition. As a result, SPA’s billed and unbilled accounts receivable balances remain our assets.

      Additionally, we did not assume deferred directory costs on the SPA balance sheet related to those directories that were scheduled to publish prior to the acquisition. These costs, which totaled $89.5 million, represent costs that in the absence of purchase accounting would have been recognized in 2003 under the deferral and amortization method. Accordingly, we will never record expense associated with directories published prior to the acquisition. The impact of this purchase accounting adjustment has not been reflected in the pro forma income statements. Our policy of deferring direct costs attributable to a directory post-acquisition will be different than the policy followed by SPA prior to the acquisition, as certain costs previously deferred and amortized by SPA will be treated as period expenses by us.

      Deferred directory costs on SPA’s balance sheet also included $7.8 million related to those directories that were scheduled to publish subsequent to the acquisition. Under purchase accounting rules, these costs are recorded at their fair value, which is determined as the estimated value of the published directory less the expected costs to complete plus a normal profit margin. The fair value of these costs was determined to be $8.3 million higher than their carrying value. Accordingly, we increased these costs by $8.3 million to reflect their fair value.

      Prior to the acquisition, Donnelley provided sales agency and pre-press publishing services for SPA directories in certain markets for which Donnelley received commission and pre-press publishing revenue from SPA. Donnelley also received a priority distribution from CenDon. Similarly, SPA incurred expenses for the services provided by Donnelley. As a result of the acquisition, we are now the publisher of these directories. Accordingly, had the SPA acquisition occurred on January 1, 2002, all transactions between Donnelley and SPA would have been intercompany transactions. Accordingly, the transactions between Donnelley and SPA have been eliminated in the pro forma statements.

Donnelley Pro Forma Combined Balance Sheet (Unaudited)

as of December 31, 2002

	Donnelley	SPA	Pre-Acquisition		Acquisition
	Historical	Historical	Adjustments		Adjustments		Pro Forma

	(dollars in thousands, except per share data)
Assets:
Cash and cash equivalents	$7,787	$1,691	$(1,691	)(1)	$(5,062	)(11)	$2,725
Restricted cash	1,928,700	—	—		(1,928,700	)(11)	—
Accounts receivable, net	28,788	284,006	(27,206	)(2)	—		285,588
Deferred directory costs	—	97,190	—		(89,503	)(4)
					8,300	(4)	15,987
Advances to parent company	—	4,538	(4,538	)(1)	—		—
Deferred income taxes	—	35,697	—		(35,697	)(4)	—
Prepaid expenses and other	3,399	3,899	—		—		7,298

Total current assets	1,968,674	427,021	(33,435)		(2,050,662)		311,598
Fixed assets and computer software, net	12,008	11,979	—		—		23,987
Partnership and joint venture investments	202,236	—	(16,266	)(2)	—		185,970
Prepaid pension	22,748	—	—		—		22,748
Deferred income taxes	—	6,568	—		(6,568	)(4)	—
Other non-current assets	17,709	—	—		72,960	(5)
					(2,394	)(7)
					(12,934	)(10)	75,341
Intangible assets	—	—	—		1,915,000	(4)	1,915,000
Goodwill and other assets	—	1,299	—		76,948	(4)
					(1,275	)(4)	76,972

Total assets	$2,223,375	$446,867	$(49,701)		$(8,925)		$2,611,616

Liabilities and Redeemable Convertible Preferred Stock:
Accounts payable and accrued liabilities	$20,261	$34,292	$(7,936	)(2)	$(1,161	)(5)	$45,456
Affiliated payables	—	4,603	(4,603	)(1)	—		—
Deferred revenue	—	292,775	—		(292,775	)(4)	—
Current portion of long-term debt	13,780	—	—		(4,780	)(5)
					49,668	(5)	58,668

Total current liabilities	34,041	331,670	(12,539)		(249,048)		104,124
Long-term debt	2,075,470	—	—		(238,225	)(5)
					439,087	(5)	2,276,332
Deferred income taxes — net	60,783	—	—		—		60,783
Pension and post-retirement benefits	7,264	19,040	(19,040	)(1)	—		7,264
Other non-current liabilities	12,958	16,110	(2,110	)(1)	(14,000	)(8)	5,909
			(7,049	)(2)

Total liabilities	2,190,516	366,820	(40,738)		(62,186)		2,454,412
Redeemable convertible preferred stock	63,459	—	—		80,095	(6)	143,554
Minority interest	—	(5,555)	—		5,555	(4)	—
Shareholders’ Equity:
Preferred stock	—	—	—		—		—
Common stock	51,622	1	—		(1	)(9)	51,622
Additional paid-in capital	63,913	176	—		38,216	(6)
					(176	)(9)	102,129
Warrants outstanding	5,330	—	—		8,428	(6)	13,758
Unamortized restricted stock	(327)	—	—		—		(327)
Retained earnings	13,605	85,425	(8,963	)(3)	(76,462	)(9)
					(2,394	)(7)	11,211
Treasury stock	(164,743)	—	—		—		(164,743)

Total shareholders’ equity	(30,600)	85,602	(8,963)		(32,389)		13,650

Total liabilities, redeemable convertible preferred stock and shareholders’ equity	$2,223,375	$446,867	$(49,701)		$(8,925)		$2,611,616

(1)	Pursuant to the terms of the stock purchase agreement by and among RHD’s parent, Sprint and Centel Directories, prior to the closing, SPA settled its intercompany receivables and payables with Sprint and remitted all excess cash to Sprint. The stock purchase agreement further provided that Donnelley would not assume SPA’s existing post-retirement and other benefit obligations. The effect of these adjustments increased net assets acquired by $19,524.

(2)	These adjustments eliminate the payables and receivables between SPA and Donnelley, which as a result of the acquisition, became intercompany balances. The effect of these adjustments was to reduce net assets acquired by $28,487.

(3)	Represents the net adjustment to shareholders’ equity for adjustments (1) and (2) above.

(4)	The SPA acquisition was accounted for as a purchase business combination in accordance with the Statement of Financial Accounting Standards No. 141, Business Combinations. Accordingly, the purchase price was allocated to the tangible and identified intangible assets acquired and the liabilities assumed on the acquisition date, as adjusted to eliminate intercompany items between Donnelley and SPA. The allocation of the purchase price to the assets acquired and liabilities assumed has been performed using a third party valuation, as follows:

Calculation of allocable purchase price:
Cash	$2,213,475
Allocable transaction costs	17,589

Total purchase price	$2,231,064

Estimated allocation of allocable purchase price:
SPA net assets acquired	$85,602
Directory services license agreement(a)	1,625,000
Customer relationships(b)	260,000
Acquired trade names(c)	30,000
Estimated profit on acquired sales contracts(d)	8,300
Fair value adjustments
Reverse pre-acquisition deferred revenue(e)	292,775
Reverse deferred directory costs associated with directories published pre-acquisition(e)	(89,503)
Eliminate SPA deferred tax and goodwill(e)	(43,540)
Other	(14,518)

Fair value of assets acquired	2,154,116
Goodwill(f)	76,948

Total purchase price	$2,231,064

(a)	Commercial agreements between Sprint and Donnelley include a directory services license agreement, a trademark license agreement and a non-competition agreement. The directory services license agreement gives Donnelley the exclusive right to produce, publish and distribute directories for Sprint in the markets where Sprint currently provides local telephone service. Should Sprint sell any of the service areas covered by the agreement, the purchaser would be bound by all rights and obligations under this agreement. The trademark license agreement gives Donnelley the exclusive right to use certain specified Sprint trademarks, including the Sprint diamond logo, in those markets and the non-competition agreement prohibits Sprint from producing, publishing and distributing print directories or selling local advertising in those markets, with certain limited exceptions. These agreements are all interrelated and each has an initial term of 50 years, subject to earlier termination under specified circumstances. The fair value assigned to these agreements of $1,625,000 was based on the present value of estimated future cash flows.

(b)	Donnelley also acquired the established local and national customer relationships of SPA. The value of these relationships was determined based on the present value of estimated future cash flows and an analysis of historical attrition rates. A value of $200,000 was assigned to the relationships with local customers and a value of $60,000 was assigned to the relationships with national customers.

(c)	Donnelley also acquired certain trade names historically used in the SPA directory business. A value of $30,000 was assigned to the acquired trade names based on the “relief from royalty” method, which values the trade names based on the estimated amount that a company would have to pay in an arms length transaction to use these trade names.

(d)	Represents adjustment to increase those costs incurred for directories that will publish after the acquisition date to their fair value.

(e)	These adjustments reverse SPA’s pre-acquisition deferred revenue liability, deferred directory costs for directories published prior to the closing date, deferred tax assets and goodwill, which are eliminated under purchase accounting rules.

(f)	Represents the excess of the purchase price over the fair value of net assets acquired.

(5)	On January 3, 2003, Donnelley borrowed $500,000 under the tranche A term loan and $10,000 under the revolving credit facility. Donnelly also received the proceeds of $1,825,000 from the $900,000 tranche B term loan, $325,000 of senior notes and $600,000 of senior subordinated notes that were held in escrow at December 31, 2002 and recorded on Donnelley’s historical balance sheet. These proceeds (along with the proceeds from the issuance of the convertible preferred stock of RHD’s parent — see note (6)) were used to finance the acquisition of SPA and repay existing debt. At the closing, Donnelley repaid the $114,250 outstanding under its existing credit facility plus accrued interest and repurchased $128,755 aggregate principal amount of RHD’s 9 1/8% senior subordinated notes plus accrued interest pursuant to a tender offer and exit consent solicitation. The amount borrowed under the tranche A term loan and revolving credit facility at the closing of the acquisition of SPA was contingent upon the repurchase of the entire $150,000 aggregate principal amount of RHD’s 9 1/8% senior subordinated notes. The proceeds that were not used to repurchase RHD’s 9 1/8% senior subordinated notes were required to be paid to the lenders under the senior secured credit facility. Accordingly, $21,245, representing the amount of 9 1/8% senior subordinated notes that remain outstanding following the tender offer and exit consent solicitation, was repaid to the lenders under the senior secured credit facility shortly after the consummation of the acquisition. The pro forma balance sheet adjustment is shown net of the $21,245 repayment. The tranche A term loan and tranche B term loan require quarterly principal payments beginning in the first quarter of 2003. Scheduled principal payments for 2003 are $58,688 and are reflected as current portion of long-term debt. Outstanding borrowings as of the closing of the SPA acquisition were $2,335,000. Total financing costs associated with these borrowings were approximately $72,960.

Donnelley committed to register the exchange notes with the SEC and consummate this exchange offer within a specified time period. Should Donnelley be unable to complete the registration or consummate this exchange offer in the time allowed, Donnelley would be required to pay additional interest up to an additional 1% per annum.

(6)	On January 3, 2003, the GS Funds invested $130,000 through the purchase of convertible preferred stock of RHD’s parent and warrants to purchase 1,072,500 shares of common stock of RHD’s parent. This investment represented the remaining investment amount of their $200,000 commitment.

On November 25, 2002, the GS Funds invested the initial $70,000 of their $200,000 commitment through the purchase of 70,000 shares of RHD’s parent’s convertible preferred stock and warrants to purchase 577,500 shares of RHD’s parent’s common stock. The $70,000 investment was made earlier than anticipated in order to facilitate the cure of a technical default under the indenture governing RHD’s existing 9 1/8 % senior subordinated notes. The technical default resulted from the inadvertent failure by Donnelley to cause certain subsidiaries to be added as guarantors to such indenture in 2000. The net proceeds of $69,300 were used to offset certain restricted payments that were made by

Donnelley in 2000 and 2001. On January 3, 2003, the 70,000 shares of RHD’s parent’s convertible preferred stock automatically converted into 70,604 shares of RHD’s parent’s convertible preferred stock.

The convertible preferred stock is convertible at a price of $24.05 and earns a cumulative dividend of 8%, compounded quarterly, which we may pay in cash or allow to accrue, at our option. The warrants to purchase 577,500 shares of common stock of RHD’s parent have an exercise price of $26.28 per share, which was equal to the 30-day average of the common stock price prior to November 25, 2002, and the warrants to purchase 1,072,500 shares of common stock of RHD’s parent have an exercise price per share of $28.62, which was equal to the 30-day average of the common stock price prior to January 3, 2003. These warrants to purchase an aggregate of 1,650,000 shares of common stock of RHD’s parent are exercisable at any time after the date of issuance and expire on January 3, 2008.

The net proceeds from the issuance of the convertible preferred stock were allocated to the convertible preferred stock and warrants based on their relative fair value, which was determined by a third party valuation. The fair value of the convertible preferred stock was based on a dividend discount model (using market-based rates on comparable financial instruments). The fair value of the warrants ($12.18) was determined using the Black-Scholes model, with the following assumptions:

Dividend yield	0%
Expected volatility	35%
Risk-free interest rate	3.1%
Expected holding period	5 years

Because the fair market value of the underlying common stock on the date of issuance ($29.92 at November 25, 2002 and $28.96 at January 3, 2003) was greater than the conversion price, the convertible preferred stock included a beneficial conversion feature, or BCF. The BCF is a function of the conversion price of the convertible preferred stock, the fair value of the warrants and the fair market value of the underlying common stock on the date of issuance. The BCF is recorded as a reduction to the carrying value of the convertible preferred stock and as additional paid in capital. The allocation of net proceeds from the issuance of the convertible preferred stock has been reflected in the pro forma statements as follows:

Preferred stock	$118,852
Additional paid in capital	62,374
Warrants outstanding	13,758

Net proceeds	$194,984

The $143,554 balance of convertible preferred stock on the pro forma balance sheet includes the initial allocation of $118,852 shown above plus (i) a stated dividend of $544 (from November 25, 2002 through December 31, 2002) and (ii) $24,158 of the total BCF shown above reflected in the historical balance sheet of Donnelley with respect to the convertible preferred stock issued in November 2002. The convertible preferred stock had a liquidation value (including accrued dividends) of $200,604 immediately after the closing of the SPA acquisition.

(7)	In connection with the repayment of existing debt (see note (5)), unamortized deferred financing costs of $2,394 related to the repaid debt were written off. This write-off is non-recurring and has been reflected as an adjustment to retained earnings on the pro forma balance sheet.

(8)	Under the terms of the stock purchase agreement, Donnelley paid $14,000 at the closing to Sprint in settlement of all amounts owed to Sprint by Donnelley and SPA related to the CenDon relationship.

(9)	Adjustment to eliminate (i) SPA’s historical common stock, additional paid in capital and retained earnings and (ii) the effect on shareholders’ equity from the pre-acquisition adjustments.

(10)	Donnelley historical amounts include $12,934 of capitalized transaction costs paid prior to December 31, 2002. This adjustment reclasses (i) $11,112 to deferred financing costs, which is included in the total deferred financing costs of $72,960 and (ii) $1,822 to goodwill, which is included in total goodwill of $76,948.

(11)	Cash paid at acquisition closing of $1,933,762 represents:

•	Proceeds of $488,755 from borrowings under the tranche A term loan;

•	Net proceeds of $126,739 from the issuance of $130,000 of convertible preferred stock of RHD’s parent; and

•	Payment of $2,549,256 to purchase the common stock of SPA, repay existing debt and pay transaction costs.

Donnelley Pro Forma Combined Income Statement (Unaudited)

for the Year Ended December 31, 2002

			Conforming and
	Donnelley	SPA	Elimination		Acquisition
	Historical	Historical	Adjustments		Adjustments		Pro Forma

	(amounts in thousands, except per share data)
Net revenues	$73,806	$545,604	$(49,747	)(2)	$—		$569,663
Expenses
Operating expenses	46,421	202,481	26,521	(1)	8,300	(3)
			(44,728	)(2)			238,995
General & administrative expenses	16,432	50,663	(26,521	)(1)	—		40,574
Depreciation and amortization	6,249	8,604	—		49,833	(4)	64,686
Restructuring and special (benefit) charge	(6,405)	180	—		—		(6,255)
Investment impairment charge	2,000	—	—		—		2,000

Total expenses	64,697	261,928	(44,728)		58,133		340,030
Partnership and joint venture income	136,873	—	(17,703	)(1)
			2,024	)(2)	—		117,146

Operating income	145,982	283,676	(24,746)		(58,133)		346,779
Interest expense	(35,499)	(1,875)	—		(148,754	)(5)	(186,128)
Interest income	1,951	—	—		—		1,951
Priority distribution	—	(17,703)	17,703	(1)	—		—
Other income, net	(451)	1,523	—		—		1,072
Minority interest	—	282	(282	)(2)	—		—

Income before taxes	111,983	265,903	(7,325)		(206,887)		163,674
Provision for income taxes	44,806	103,763	(2,930	)(6)	(82,775	)(6)	62,884

Net income	67,177	162,140	(4,395)		(124,132)		100,790
8% cumulative dividend on convertible preferred stock	(544)	—	—		(15,942	)(7)	(16,486)
Deemed dividend on convertible preferred stock	(24,158)	—	—		(38,216	)(7)	(62,374)

Net income available to common shareholders	$42,475	$162,140	$(4,395)		$(178,290)		$21,930

Earnings per share
Basic	$1.42						$0.57	(8)
Diluted	1.40						0.57	(8)
Shares used in computing earnings per share
Basic	29,643						29,643	(8)
Diluted	30,298						29,643	(8)

(1)	SPA reported bad debt expense as part of general and administrative expenses, whereas Donnelley reports bad debt expense as operating expense. Accordingly, to conform to Donnelley’s historical financial statements, SPA’s bad debt expense of $26,521 for the year ended December 31, 2002 has been reclassified.

In addition, SPA reported CenDon priority distribution expense as a separate line item below operating income, whereas Donnelley reported CenDon priority distribution income as part of partnership and joint venture income above operating income. Accordingly, to conform to Donnelley’s historical financial statements, SPA’s priority distribution expense of $17,703 for the year ended December 31, 2002 has been reclassified to partnership and joint venture income.

(2)	These adjustments eliminate all revenue and expense amounts from transactions between SPA and Donnelley as these transactions would have been intercompany transactions.

(3)	This adjustment represents additional operating expense from the fair value adjustment to costs incurred on unpublished directories (see note 4(d) to the pro forma balance sheet). The fair market value adjustment of $8,300 will be recognized under the deferral and amortization method when the related directories publish.

(4)	This adjustment reflects additional depreciation and amortization expense from the amortization of acquired identifiable intangible assets over their estimated useful lives. See note 4 to the pro forma balance sheet for a description of identifiable intangible assets. The directory services license agreement, trademark license agreement and noncompetition agreement are being amortized on a straight-line basis over 50 years. The acquired trade names are being amortized on a straight-line basis over 30 years. The local customer relationships and national customer relationships are being amortized under an accelerated method that recognizes the value derived from customer relationships is greater in the earlier years and steadily declines over time.

Under FAS 142, “Goodwill and Other Intangible Assets,” goodwill is no longer amortized and, instead, the carrying value is subject to annual impairment testing.

(5)	The pro forma interest expense adjustment for the year ended December 31, 2002 was as follows:

Year Ended
December 31, 2002

Interest expense on borrowings	$168,712
Impact on interest expense from interest rate swaps	3,978
Amortization of deferred financing costs	9,893

Total interest expense	182,583
Eliminate historical interest on existing debt	(33,829)

Net interest expense adjustment	$148,754

The senior secured credit facility required that, within a specified period after the closing of the SPA acquisition, we enter into hedge agreements to provide either a fixed interest rate or interest rate protection for a specified portion of the aggregate principal amount of the term loans. On March 28, 2003, we entered into three interest rate swap agreements with a total notional value of $255,000. Under the terms of these agreements, we receive variable interest based on the three-month London Interbank Offered Rate, or LIBOR, and pay a fixed rate of 2.85%. The swaps mature on March 31, 2007. Based on the initial terms of the agreements, the annual cost of these swap arrangements will be $3,978. This additional interest expense has been included in the pro forma statements. The actual cost of the swaps will depend on the variable rate payments received.

Deferred financing costs related to these borrowings are amortized over the term of the associated arrangement. The pro forma statements reflect the actual results of the tender offer and exit consent solicitation and repayment of existing indebtedness at January 1, 2002. Accordingly, historical interest expense related to this debt has been eliminated in the pro forma statements.

Assuming a 1/8% increase in the interest rate associated with the variable portion of the debt (after giving effect to the interest rate swaps), pro forma net income would have been reduced by $850 for the year ended December 31, 2002.

(6)	Represents the income tax effect of the pro forma adjustments, using a statutory tax rate of 40%.

(7)	Represents the dividend on the convertible preferred stock issued by RHD’s parent to fund a portion of the purchase price of the SPA acquisition. The pro forma preferred dividend for the year ended December 31, 2002 was $78,860. This was comprised of the stated 8% dividend of $16,486 and a deemed dividend of $62,374 related to a BCF from the issuance of the convertible preferred stock. As a result of the issuance of RHD’s parent’s convertible preferred stock in November 2002, a stated dividend of $544 and a deemed dividend of $24,158 were reflected in Donnelley’s historical financial statements. The entire BCF is recognized as a deemed dividend in 2002 as the convertible preferred stock is convertible into common stock immediately after issuance. See note (6) to the pro forma balance sheet as of December 31, 2002.

(8)	The convertible preferred stock is entitled to participate in any dividends declared to common stockholders and would receive the same dividend per share as the common stockholders on an as-converted basis. Due to this participation feature, earnings per share, or EPS, are computed under the two-class method. The two-class method is an earnings allocation formula that calculates basic EPS for common stockholders and preferred stockholders on an as-converted basis.

The calculation of pro forma basic EPS for common stockholders under the two-class method for the year ended December 31, 2002 is shown below. Basic EPS for preferred stockholders are not required to be disclosed.

Net income available to common stockholders	$21,930
Amount allocable to common shares(a)	77.4%

Rights to undistributed earnings	$16,973
Weighted average common shares outstanding	29,643

Basic EPS	$0.57

(a)	The amount of shares allocable to common shares is based on weighted average common shares outstanding of 29,643 and the weighted average equivalent common shares of 8,659 assuming the convertible preferred stock was converted as following: 29,643/(29,643 + 8,659).

For the year ended December 31, 2002, the calculation of pro forma diluted EPS is anti-dilutive; therefore, diluted EPS equals basic EPS.

DONNELLEY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The selected historical financial data set forth below for Donnelley as of December 31, 2000, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 are derived from the audited financial statements included elsewhere in this prospectus. The selected financial data set forth below for Donnelley as of December 31, 1998 and 1999 and for the years ended December 31, 1998 and 1999 are derived from the audited financial statements not included elsewhere herein. Donnelley’s audited consolidated financial statements for 1998 are presented as if it were a stand-alone entity for all periods and include allocations through June 30, 1998 of certain assets, liabilities and general and administrative expenses of D&B related to Donnelley’s business. The information below also includes operating results of businesses that were disposed of during 2000 and certain special items in 2000, 2001 and 2002. Amounts related to these businesses and special items are presented in notes (1) and (2). The information set forth below should be read in conjunction with the consolidated financial statements and related notes included in this prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,

	1998	1999	2000	2001	2002

	(amounts in thousands, except per share data)
Statement of Operations(1):
Net revenue	$166,249	$181,905	$141,287	$76,739	$73,806
Partnership and joint venture income	135,854	139,181	147,693	139,964	136,873
Operating income(2)	125,235	129,906	147,375	111,472	145,982
Net income	61,268	55,151	124,758	49,815	67,177
Preferred dividend	—	—	—	—	24,702
Net income available to common shareholders	61,268	55,151	124,758	49,815	42,475
Earnings per share
Basic	$1.79	$1.64	$3.91	$1.65	$1.42
Diluted	1.77	1.61	3.83	1.61	1.40
Shares used in computing
earnings per share
Basic	34,237	33,676	31,947	30,207	29,643
Diluted	34,522	34,159	32,594	30,976	30,298
Dividends per share	$0.35	—	—	—	—

	As of December 31,

	1998	1999	2000	2001	2002

	(dollars in thousands)
Balance Sheet(1):
Total assets	$385,841	$395,406	$365,284	$295,981	$2,223,375
Long-term debt	464,500	435,000	347,526	283,904	2,075,470
Redeemable convertible preferred stock	—	—	—	—	63,459
Shareholders’ deficit	(224,770)	(192,811)	(108,510)	(111,313)	(30,600)

(1)	Amounts above include the results of the Bell Atlantic, Cincinnati and Get Digital Smart businesses until they were disposed of in 2000 and special items from the restructuring of the CenDon relationship in 2000. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability” for a discussion of these items. To facilitate comparison of the financial data, the amounts related to these disposed businesses and special items are as follows:

	1998	1999	2000

Net revenue	$92,319	$106,986	$63,994
Partnership and joint venture income	—	—	5,422
Operating income	6,531	7,538	13,191
Total assets	61,678	64,193	—

(2)	Operating income in 2001 includes a restructuring and special charge of $18,556 and an investment impairment charge of $11,432. Operating income in 2002 includes income of $6,405 from the reversal of the restructuring and special charge and an investment impairment charge of $2,000. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability” for a discussion of these items.

SPA SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL DATA

      The following table presents SPA’s selected historical combined consolidated financial data. The selected historical financial data for each of the three years in the period ended December 31, 2002 have been derived from SPA’s audited combined consolidated financial statements and related notes, which are included elsewhere in this prospectus.

      The information set forth below should be read together with “The Acquisition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus and SPA’s historical combined consolidated financial statements and related notes, which are included in this prospectus.

	Years Ended December 31,

	2000	2001	2002

	(dollars in thousands)
Net operating revenues	$459,426	$555,637	$545,604
Operating expenses
Costs of services and products	187,199	210,762	202,481
Selling, general and administrative	54,940	65,761	50,663
Depreciation and amortization	8,866	8,901	8,604
Restructuring charge	—	1,588	180

Total operating expenses	251,005	287,012	261,928

Operating income	208,421	268,625	283,676
Interest expense	(1,141)	(4,890)	(1,875)
Equity in earnings of CenDon Partnership	7,777	—	—
Minority interest in loss/(income)	978	(561)	282
Priority distributions	(6,999)	(18,436)	(17,703)
Gain on sale of Midwest Operations	45,528	—	—
Other income, net	2,608	7,433	1,523

Income before income taxes	257,172	252,171	265,903
Income taxes	102,194	98,446	103,763

Net income	$154,978	$153,725	$162,140

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with Donnelley’s and SPA’s historical consolidated financial statements and the notes to those statements and other financial information included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in forward-looking statements. See “Forward-Looking Statements” and “Risk Factors.” Except for “— Liquidity and Capital Resources” below, this section reflects Donnelley’s historical financial condition and results of operations and SPA’s historical financial condition and results of operations, as indicated.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Donnelley

      On January 3, 2003, we completed the acquisition of SPA for $2,213.5 million in cash, subject to a final working capital adjustment. We are now the publisher of 260 revenue-generating yellow pages directories in 18 states. Prior to this acquisition, Donnelley acted as a sales agent and pre-press publishing vendor for SPA for 44 of these directories in 4 states. The acquisition transformed Donnelley from a sales agent and pre-press vendor into a leading publisher of yellow pages directories.

      To finance the acquisition, Donnelley entered into a new $1,525 million senior secured credit facility, consisting of a $500 million tranche A term loan, a $900 million tranche B term loan and a $125 million revolving credit facility. RHD also issued $325 million 8 7/8% senior notes and $600 million 10 7/8% senior subordinated notes. Finally, the GS Funds purchased $200 million of convertible preferred stock of RHD’s parent.

      To take advantage of favorable market conditions and to ensure the timely consummation of the SPA acquisition, Donnelley issued the notes and borrowed the tranche B term loan in December 2002. The total gross proceeds of $1,825 million were deposited and held in escrow pending the SPA acquisition closing. The GS Funds also invested an initial $70 million through the purchase of 70,000 shares of convertible preferred stock of RHD’s parent. This investment was a portion of their $200 million commitment. At the closing of the SPA acquisition, the GS Funds purchased the remaining $130 million of convertible preferred stock, and we borrowed the tranche A term loan and $10 million under the revolving credit facility.

      In connection with the transaction, Donnelley entered into a directory services license agreement, a trademark license agreement and a non-competition agreement with Sprint. The directory services license agreement gives us the exclusive right to produce, publish and distribute directories for Sprint in the markets where Sprint currently provides local telephone service. The trademark license agreement gives us the exclusive right to use certain Sprint trademarks, including the Sprint diamond logo, in those markets. The non-competition agreement prohibits Sprint from producing, publishing and distributing print directories or selling local advertising in those markets, with certain limited exceptions. These agreements are all interrelated, and each has initial terms of 50 years, subject to earlier termination under specified circumstances.

      Prior to the acquisition, Donnelley provided sales agency and pre-press publishing services to SPA. Accordingly, at December 31, 2002, Donnelley had an aggregate receivable of $43.3 million for commissions, pre-press publishing fees and priority distribution income from SPA. As a result of the acquisition, these receivables became intercompany items and were included as part of the purchase price. Also, long-term liabilities at December 31, 2002 include an amount due to Sprint of $7.0 million, which Donnelley paid in cash at the closing.

      The acquisition was accounted for as a purchase business combination and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The results of the SPA business will be included in our consolidated results from and after January 3, 2003, the acquisition closing date. Accordingly, the results of SPA are not included in Donnelley’s audited financial statements at or for the year ended December 31, 2002.

      The allocation of the purchase price to the fair value of assets acquired and liabilities assumed is shown in the table below. An allocation of the purchase price to the net assets acquired, including identifiable intangible assets, has been made based on an independent valuation of the acquired SPA business. With the exception of the final working capital adjustment, we do not anticipate significant changes to the fair value of net assets acquired; however, additional information could come to our attention that may require us to revise the purchase price allocation.

($ in millions)

Calculation of allocable purchase price:
Cash	$2,213.5
Allocable transaction costs	17.6

Total allocable purchase price	$2,231.1

Estimated allocation of purchase price:
SPA net assets acquired	$85.6
Directory services agreements	1,625.0
Customer relationships	260.0
Trade names	30.0
Estimated profit on executed sales contracts	8.3
Fair value adjustments:
Reverse pre-acquisition deferred revenue	292.8
Reverse deferred directory costs associated with directories published pre-acquisition	(89.5)
Eliminate SPA historical deferred tax and goodwill	(43.5)
Other	(14.5)

Fair value of net assets acquired	2,154.2
Goodwill	76.9

Total purchase price	$2,231.1

Donnelley — Prior to the SPA Acquisition

      The discussion below relates to the results of Donnelley for the three years ended December 31, 2002. Through 2002, Donnelley was a leading independent marketer of yellow pages advertising services in the United States. Donnelley’s business was organized into two reportable operating segments: DonTech and Directory Advertising Services, or DAS.

DonTech

      DonTech is a 50/50 perpetual partnership with an operating unit of SBC. DonTech acts as the exclusive sales agent for yellow pages directories published by SBC in Illinois and northwest Indiana and receives a commission from SBC. Income from DonTech is comprised of our 50% interest in the net profits of DonTech and revenue participation income received directly from an affiliate of SBC. Revenue participation income is based on a percentage of DonTech advertising sales and comprises approximately 80% to 85% of the total annual income related to DonTech. Total income from DonTech accounted for 76%, 79% and 72% of operating income before General & Corporate costs and other unallocated expenses for the years ended December 31, 2002, 2001 and 2000, respectively. Certain general and administrative expenses incurred to support this business are not allocated to the DonTech segment. As income from DonTech accounts for a significant portion of our operating income, a material decline in the advertising sales of DonTech would likely have a material adverse effect on our results of operations and financial condition. We also provide certain pre-press publishing services for those SBC directories for which DonTech sells advertising, the income from which was included in Donnelley’s DAS segment as described below. Although DonTech provides advertising sales of yellow pages and other directory products similar to DAS, the partnership is considered a separate operating segment since, among other things, the partnership has its own Board of Directors and the employees of DonTech, including its officers and managers, are not our employees. Following the SPA transaction, DonTech continues to act as a sales agent for SBC and earn commissions when an advertising contract is signed. Further, we will continue to account for DonTech under the equity method of accounting.

Historical Directory Advertising Services

      Within Donnelley’s DAS segment, we sold yellow pages advertising for affiliated entities of Sprint and performed pre-press publishing services for yellow pages directories. Donnelley was the exclusive sales agent in the greater Orlando, Florida, or Central Florida, market for an operating unit of Sprint and the exclusive sales agent in Nevada, Florida, Virginia and North Carolina for CenDon, L.L.C., or CenDon, a joint venture with Centel, formerly a subsidiary of Sprint. Other Sprint affiliates sold yellow pages advertising in other markets in these states. Donnelley received sales commissions on all advertising sold for Sprint and CenDon and a priority distribution on Donnelley’s membership interest in CenDon. The amount of priority distribution earned was based on a percentage of CenDon advertising sales. Prior to the acquisition, a material decline in advertising sales in these markets could have had a material adverse effect on Donnelley’s results of operations and financial condition.

      The DAS segment also included pre-press publishing services provided to SBC and Sprint for their respective yellow pages directories for which Donnelley sold advertising under separately negotiated contracts. The agreement with SBC extends through 2008. The agreement with Sprint was scheduled to expire in 2003. Donnelley also provided pre-press publishing services to an unaffiliated third party under an agreement that expired at the end of 2002. We have jointly agreed to an orderly transition of work that took place during the first quarter of 2003. Revenue from Donnelley’s pre-press publishing services operation accounted for approximately 42%, 43% and 23% of total consolidated revenue in 2002, 2001 and 2000, respectively. However, going forward, revenue from pre-press publishing services will account for a significantly lower percentage of total revenue as consolidated revenues will be considerably higher. DAS also included all information technology costs.

      The results of the DAS segment for 2000 included the operating results of the Cincinnati proprietary directory business, the Bell Atlantic sales agency business, the Get Digital Smart Internet business and equity losses of ChinaBig.com Limited, or ChinaBig, through the dates of transactions that caused changes in the reporting of each respective business. The 2000 results of DAS also include an operating income benefit of $15.8 million from the restructuring and extension of the CenDon partnership. See “— Factors Affecting Comparability” below for more information.

Critical Accounting Policies

      Certain amounts in our financial statements require that management make assumptions and estimates based on the best available information at that time. Actual results could vary from these estimates and assumptions. Those accounting policies that involve assumptions or estimates on our part that could have a material effect on results of operations or financial condition if the actual results differ from the assumptions or estimates are presented below. For additional information on our accounting policies, see Note 1 to the Consolidated Financial Statements, which are included in this prospectus.

     Principles of Consolidation

      The consolidated financial statements include the accounts of RHD’s parent and its direct and indirect wholly owned subsidiaries. All intercompany transactions and balances have been eliminated. DonTech is accounted for under the equity method as we do not have control, but do have the ability to exercise significant influence over its operating and financial policies. Accordingly, the results of DonTech are not consolidated in our financial statements, but our share of its net profits is reported as partnership and joint venture income in our Consolidated Statements of Operations.

     Revenue Recognition

      During the three years ended December 31, 2002, Donnelley earned sales commission revenue from the sale of advertising on behalf of Sprint and fees for pre-press publishing services. As a sales agent for Sprint, Donnelley recognized sales commission revenue at the time an advertising contract was executed with a customer. Sales commission revenue was recorded net of potential sales allowances, which were estimated, based on historical experience. If an advertiser was not satisfied with its yellow pages advertisement, e.g. misspelled business name, incorrect business address or number, etc., the publisher had discretion to adjust the contract value. Since commissions were earned based on the aggregate value of advertising contracts, Donnelley’s commissions would have also been adjusted under those circumstances. Concurrent with the recognition of sales commission revenue, Donnelley recorded a sales allowance of approximately 1% of sales commission revenue, based on historical experience. The amount of sales allowance recorded was subsequently adjusted based on actual results. Historically, the actual amount of sales allowances was consistent with Donnelley’s estimates and significant adjustments were not made. Revenue from pre-press publishing operations was recognized as services were performed. Donnelley recognized no allowances for pre-press publishing services.

      As a result of the acquisition, we will recognize revenue from the sale of directory advertising in Sprint Yellow Pages® directories and certain related direct costs under the deferral and amortization method, whereby revenues and direct costs are recognized ratably over the life of a directory, which is typically twelve months. Revenue recognition for pre-press publishing services remains unchanged.

     Trade Receivables

      Trade receivables represented sales commissions earned from the sale of advertising on behalf of Sprint and fees earned for pre-press publishing services. Donnelley established an allowance for doubtful accounts for sales commissions based upon historical experience and contractual limitations. The sales agency agreement between Centel and Donnelley limited Donnelley’s exposure to bad debts at a specified percentage of sales. Actual bad debts for CenDon directories over the last three years exceeded Donnelley’s maximum contractual exposure. Accordingly, an increase in the actual bad debt rate would not have directly impacted Donnelley’s results of operations or financial condition. Under the Central Florida sales agency agreement, Donnelley’s exposure to bad debts was not contractually limited. Donnelley estimated its bad debt expense based on historical experience and made subsequent adjustments, if necessary, based on actual results. Receivables for sales commissions were billed to the publisher upon directory publication and collected in accordance with contractual provisions, typically in the same month of publication, but no later than nine months after publication.

      Receivables for pre-press publishing services were billed and collected in accordance with the terms of the applicable agreement, generally a monthly pro rata amount based on the annual contract value. If actual volumes exceeded contracted volumes, an additional amount is billed to the publisher at year-end. Although we will no longer bill Sprint for these services, we will continue to bill and collect from SBC through the end of the contract in 2008.

      After the acquisition, our receivables from advertising sales in Sprint Yellow Pages® directories represent the full contract value of the advertisement as opposed to a commission on the contract value. Rather than SPA being our trade debtor, we have assumed a direct billing relationship with directory advertisers. We bill most local advertisers on a monthly basis over the life of a directory. See “— Concentration of Credit Risk” below and “Risk Factors — Our business may be adversely affected by our reliance on, and our extension of credit to, small- and medium-sized businesses.” SBC remains our trade debtor with respect to the sale of advertising in DonTech markets.

     Pension and Other Postretirement Benefits

      Pension and other postretirement benefits represent estimated amounts to be paid to employees in the future. The accounting for benefits reflects the recognition of these benefit costs over the employees’ approximate service period based on the terms of the plan and the investment and funding decisions made. The determination of the benefit obligations and the net periodic pension and other postretirement benefit costs requires management to make assumptions regarding the discount rate, return on retirement plan assets, increase in future compensation and health care cost trends. Changes in these assumptions can have a significant impact on the projected benefit obligation, funding requirement and net periodic benefit cost. The assumed discount rate is the rate at which the pension benefits could be settled. We use the rates on Aa corporate bonds as a basis for determining our discount rate assumption. The expected long-term rate of return on plan assets is based on the mix of assets held by the plan and the expected long-term rates of return within each asset class. The anticipated trend of future health care costs is based on historical experience and external factors. For further information regarding our benefit plans, see Note 9 to Donnelley’s Consolidated Financial Statements, which are included in this prospectus.

      Effective January 1, 2003, Donnelley reduced its rate of return on plan assets from 9.75% to 8.25%. As a result of low investment returns over the last few years, as well as Donnelley’s outlook for the long-term, particularly for equity securities, Donnelley determined that the assumed rate of return of 9.75% no longer reflected its best estimate of future long-term returns. Based on the current investment environment and the pension plan’s asset allocation, Donnelley determined that a long-term rate of return of 8.25% better reflected its expectations for future long-term returns. For the year ended December 31, 2002, pension income was $1.7 million. Had Donnelley’s assumed rate of return on plan assets been 8.25% at the beginning of 2002, pension income would have been approximately $0.6 million. We estimate that pension expense will be approximately $1.2 million in 2003.

     Earnings per Share

      Basic EPS are generally calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding. However, because the convertible preferred stock of RHD’s parent contains certain participation rights, EITF Topic D-95, “Effect of Participating Securities on the Computation of Basic Earnings Per Share,” or EITF Topic D-95, requires that the dilutive effect of those securities be included in the weighted average number of shares outstanding. Furthermore, EITF Topic D-95 requires that the dilutive effect to be included in basic EPS may be calculated using either the if-converted method or the two-class method. However, the dilutive effect of the convertible preferred stock of RHD’s parent cannot be less than that which would result from the application of the two-class method. We have elected to use the if-converted method in calculating basic EPS.

      Diluted EPS are calculated by dividing net income by the weighted average common shares outstanding plus common share equivalents. Common share equivalents include stock options and warrants, the dilutive effect of which is calculated using the treasury stock method, and the convertible preferred stock of RHD’s parent, the potential dilutive effect of which is calculated using the if-converted method.

     Concentration of Credit Risk

      We maintain a significant receivable balance from SBC for revenue participation income and pre-press publishing services. The revenue participation receivable is subject to adjustment, based on collections by SBC from individual advertisers; however, the adjustment is limited based on contractual provisions. The receivables for revenue participation and pre-press publishing services are recorded at net realizable value. We do not foresee a material credit risk associated with the collection of these receivables, although we can give no assurance that full payment will continue to be received on a timely basis. At December 31, 2002, Donnelley also had aggregate receivables from SPA for commissions, pre-press publishing fees and priority distribution income of $43.3 million. As a result of the acquisition, these receivables became intercompany items.

      After the acquisition, a significant portion of our net revenue is derived from selling advertising to local small-and medium-sized businesses. These advertisers enter into twelve-month advertising sales contracts and typically make monthly payments over the term of the contract. Some advertisers pre-pay the full amount or a portion of the contract value. Most advertisers, including all new advertisers, are subject to a credit review, and if the advertiser qualifies, we extend credit to them for their advertising purchase. Small- and medium-sized businesses tend to have fewer financial resources and higher financial failure rates than large businesses. In addition, full collection of delinquent accounts can take an extended period of time and involve increased costs. While we do not believe that extending credit to our local advertisers will have a material adverse affect on our results of operations and financial condition, no assurances can be given. We do not require collateral from our advertisers, although we do charge interest to advertisers who do not pay within specified due dates. National advertising is typically paid in full within 30 days of directory publication by the associated CMR.

     Employee Stock Options

      We follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, or APB 25, in accounting for our stock option plan, and, accordingly, no compensation expense related to the issuance of stock options to employees or non-employee directors has been recognized in the three years ended December 31, 2002. We also grant stock options to certain key employees of DonTech. Because DonTech employees are not our employees, current accounting rules require that we recognize compensation expense over the vesting period based on the fair value of the options. Donnelley recognized compensation expense of $0.2 million, $0.7 million and $0.2 million in 2002, 2001 and 2000, respectively.

      In 2002, options to purchase 1,486,000 shares of common stock of RHD’s parent were granted to certain employees contingent on the consummation of the SPA acquisition. Under APB 25, we will recognize expense of $5.1 million over the next four years.

      The following table reflects the pro forma net income and earnings per share assuming Donnelley applied the fair value method of SFAS No. 123 “Accounting for Stock-Based Compensation.” The pro forma disclosures shown are not necessarily representative of the effects on income and earnings per share in future years.

	2002	2001	2000

	(amounts in millions,
	except per share date)
Net income
As reported	$67.2	$49.8	$124.8
Pro forma	$64.6	$47.6	$123.0
Net income available to common
As reported	$42.5	$49.8	$124.8
Pro forma	$39.9	$47.6	$123.0
Basic earnings per share
As reported	$1.42	$1.65	$3.91
Pro forma	$1.33	$1.59	$3.85
Diluted earnings per share
As reported	$1.40	$1.61	$3.83
Pro forma	$1.32	$1.54	$3.78

      The fair value of stock options used to compute the pro forma disclosures is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001	2000

Dividend yield	0%	0%	0%
Expected volatility	35%	35%	35%
Risk-free interest rate	3.1%	4.8%	6.6%
Expected holding period	4 years	4 years	4 years

      In December 2002, the Financial Accounting Standards Board, or the FASB, issued FAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment to FAS 123.” This statement provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock based employee compensation. In addition, the statement amends the disclosure requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect on reported results. The statement is effective for calendar year 2003; however, at this time, we do not intend to voluntarily adopt the provisions of FAS 123.

New Accounting Pronouncements

      In April 2002, the FASB issued FAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement, among other things, changes the way gains and losses from the extinguishment of debt are reported. Previously, all gains and losses from the extinguishment of debt were required to be reported as an extraordinary item, net of related tax effect. Under FAS 145, gains and losses from the extinguishment of debt should be reported as part of on-going operations, unless the extinguishment of debt is both an unusual and infrequent event for the entity. Previously reported extraordinary gains and losses from the extinguishment of debt that are not unusual or infrequent should be reclassified. This statement is effective for calendar year 2003; however, as permitted, Donnelley adopted this statement at the end of 2002. Previously reported extraordinary losses from the extinguishment of debt have been reclassified. Accordingly, interest expense includes the write-off of deferred financing costs associated with the prepayment of debt of $0.5 million, $0.7 million and $1.1 million in 2002, 2001 and 2000, respectively. The adoption of this statement did not impact previously reported net income.

      In June 2002, the FASB issued FAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” FAS 146 addresses the accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement is effective for transactions initiated after December 31, 2002 and is to be applied prospectively.

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation elaborates on the disclosures to be made by a guarantor in financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements for periods ending after December 15, 2002. We do not guarantee any obligations of third parties, including DonTech; however RHD’s indirect subsidiaries and RHD’s parent jointly and severally, fully and unconditionally guarantee its debt obligations. See Note 13 to the Consolidated Financial Statements, which are included in this prospectus.

      For additional information on our accounting policies, see Note 1 to the Consolidated Financial Statements, which are included in this prospectus.

Results of Operations for the Three Years Ended December 31, 2002

Factors Affecting Comparability

      During 2000, the following transactions resulted in a pre-tax net gain of $86.5 million ($53.5 million after-tax) and an operating income benefit of $15.8 million:

•	Donnelley executed an agreement with affiliates of Bell Atlantic Corporation, or Bell Atlantic (now known as Verizon Communications), for the early termination of its sales agency agreements, sold its Cincinnati proprietary operations and ceased operations of its Get Digital Smart, or GDS, Internet business.

•	Donnelley restructured and extended the CenDon sales agency relationship through 2010. The original relationship was set to expire in 2004.

•	In connection with an investment by an unaffiliated third party in ChinaBig, Donnelley became a passive investor, and as such, no longer recognized its share of the losses of ChinaBig.

     Disposition of Businesses and Related Cost Cutting Actions

      On April 27, 2000, Donnelley sold its Cincinnati proprietary directory business to Yellow Book USA, Inc. for $8 million.

      On June 30, 2000, Donnelley entered into an agreement with Bell Atlantic for the early termination of the directory services agreements, as amended, between Bell Atlantic and Donnelley. Pursuant to the directory services agreements, Donnelley served as exclusive sales agent for Bell Atlantic directories covering substantially all of New York State. The directory services agreements were scheduled to expire in 2003 and 2005. Under the terms of the agreements, Donnelley received a termination payment of $114 million and commission payments for those sales that occurred prior to the closing.

      In December 2000, Donnelley ceased operations of GDS. GDS was formally launched in February 2000 in the Miami/ Ft. Lauderdale market to test the economic viability of providing a variety of products and services designed to deliver a comprehensive package of Internet marketing and e-commerce capabilities to small- and medium-sized local businesses. While the test demonstrated that there was a demand for the products and services being offered, GDS was not broadly capable of providing an adequate return on investment within its originally planned time horizon. Donnelley recognized costs of $2.9 million related to the shutdown of the business.

      Donnelley also implemented cost-cutting measures in 2000, including headcount reductions, at its pre-press publishing facility in Raleigh and corporate headquarters consistent with the new operating structure.

     CenDon Partnership Restructuring and Extension

      Effective for directories that published after June 30, 2000, Donnelley entered into a series of agreements with SPA that effectively restructured the CenDon partnership as a limited liability company and extended the sales agency arrangement through 2010. Both the partnership agreement and sales agency agreement were set to expire in 2004. The revised arrangement focused our responsibilities on sales and certain pre-press publishing services and established Donnelley as the exclusive sales agent for SPA’s directory products in the markets previously covered by the partnership agreement. SPA assumed responsibility for the printing and delivery of directories, which were previously performed by the CenDon partnership, and related support services such as marketing, customer service and collections, which were previously performed by Donnelley. Under the revised arrangement, SPA managed CenDon. Donnelley received sales commissions on all advertising sold, and in consideration for transferring control over the publishing functions to SPA, Donnelley also received a priority distribution. The priority distribution was designed to allow Donnelley to maintain the same level of profitability that it would have earned under the predecessor CenDon partnership through its scheduled expiration date in 2004. Under the revised arrangement, total payments from CenDon, which included sales commission plus priority distribution, were expected to average approximately 37% of CenDon advertising sales through 2004. Starting with sales into 2005 directories, we would not have received a priority distribution but would have received a supplemental sales commission for sales into 2005 through 2007 directories. Total payments from CenDon, which included sales commission plus supplemental sales commission, in 2005 were expected to be approximately 35% of CenDon advertising sales and to decline four percentage points per year through 2007. For sales into 2008 through 2010 publications, we would have received our base 23% commission on CenDon advertising sales.

      Under the revised arrangement, revenue and related costs were recognized at the time of sale, whereas, under the previous CenDon partnership, where Donnelley shared responsibility for the publishing and delivery functions, revenue and related costs were recognized at the time of directory publication. Accordingly, an operating income benefit of $15.8 million was recorded in 2000 related to advertising sales made and costs incurred prior to the effective date of the agreement for directories that published subsequent to the effective date of the agreement.

     ChinaBig Investment and Impairment Charge

      We presently have a nominal 18% interest in ChinaBig, which publishes yellow pages directories and offers Internet directory services in the People’s Republic of China. In connection with an equity investment by an unaffiliated third party and in order to facilitate the raising of additional capital and provide greater flexibility, on June 15, 2000, ChinaBig and each existing investor restructured the existing joint venture agreement of ChinaBig to, among other things, significantly reduce Donnelley’s ability to influence the operations of ChinaBig. As a result, Donnelley became a passive investor in ChinaBig and began to account for this investment under the cost method. Prior to June 15, 2000, Donnelley accounted for this investment under the equity method. Therefore, subsequent to June 15, 2000, equity losses of ChinaBig were no longer recognized in the consolidated statement of operations.

      In November 2001, Donnelley received an independent third party valuation of ChinaBig’s current business plan, capital needs and outlook for profitability and cash flow. The valuation was conducted in connection with a proposed equity financing. The results of the valuation provided a range of possible estimated fair values for ChinaBig, all of which implied that the fair value of this investment was substantially lower than the carrying value of $13.4 million. Accordingly, an impairment charge of $11.4 million was recorded in 2001 to write this investment down to an amount that we believed was the best estimate of the current fair value of the investment at that time. After reviewing ChinaBig’s 2002 operating results, Donnelley determined that sufficient evidence did not exist to support the carrying value of this investment and that the probability of realizing any value from this investment in the foreseeable future was remote. Accordingly, an additional impairment charge of $2.0 million was recorded to write off the remaining book value of the investment in 2002.

     Restructuring and Special Charge

      In 2001, a restructuring and special charge of $18.6 million was recorded in connection with executive management employment transition arrangements and the expiration of a pre-press publishing contract, which was expected to result in the elimination of approximately 100 positions during 2002. The charge included:

•	$9.9 million associated with executive management transition arrangements, including severance, accrued pension benefits and other related costs;

•	$3.3 million for other employee severance and related costs;

•	$4.4 million for idle leased space in the Raleigh publishing facility and planned relocation of the corporate headquarters due to excess capacity; and

•	$1.0 million for professional fees and the write-off of assets no longer considered useable.

      As a result of the SPA acquisition, Donnelley determined that certain costs originally anticipated in the restructuring charge would not be incurred. Specifically, idle leased space in the Raleigh publishing facility will now be utilized, planned severance and other related costs will be significantly less and the corporate headquarters is no longer expected to be relocated. Accordingly, income of $6.4 million was recognized in 2002 from the reversal of $6.7 million of the original reserve, partially offset by a charge of $0.3 million for additional costs paid in connection with the executive management transition.

As Adjusted Results

      Due to the disposition of businesses during 2000 and the operating income benefit from the restructuring of the CenDon partnership, we have presented 2000 results on both a reported basis and an as-adjusted basis to facilitate comparisons with 2001 and 2002 reported results. The as-adjusted information was derived by excluding from the reported amounts the revenue, advertising sales, and expenses of the Bell Atlantic, Cincinnati and GDS operations through the date of their disposition, as well as the special items from the restructuring of the CenDon partnership. We believe the as-adjusted information is more indicative of Donnelley’s underlying financial and operational performance and better reflected the results of Donnelley’s continuing businesses at that time. The as-adjusted information does not purport to represent what Donnelley’s actual results would have been had the transactions occurred as of the assumed dates or to project the results of operations or financial condition for any future period.

      We have historically presented both the reported results and as adjusted information for 2000 as described above in “— Management’s Discussion and Analysis of Financial Condition and Results of Operations of Donnelley.” In addition, our narrative discussion of the results and underlying reasons for variances from one period to another focused on the as-adjusted information because management believed it was more indicative of underlying financial and operating performance. However, in response to the SEC’s recent adoption of Regulation G and related rules, the discussion below focuses on the underlying reasons and causes of variances in the reported amounts from one period to the next. We have maintained the tabular presentation of both the reported results and as adjusted information and disclosure of reconciling items for comparative purposes.

Net Revenue

      During the reporting periods, revenue was derived entirely from Donnelley’s DAS segment, with the exception of $0.2 million of revenue from GDS in 2000. As a sales agent for Sprint, Donnelley earned commission revenue based on the annual billing value of advertisements sold for Sprint directories in the period, or Sprint calendar sales. Sales commission revenue was recorded net of an estimate for potential claims allowances. Donnelley also earned revenue from providing pre-press publishing services.

      The amount of commission revenue recognized was directly correlated to Sprint calendar sales recorded during the period. Donnelley managed the sale of advertising on a directory-by-directory basis and organized each directory into a sales campaign. A typical sales campaign lasts two to five months and ends approximately two months before a directory is scheduled to be published. Therefore, changes in the beginning and ending dates of a sales campaign and the actual sales recorded at any point during the campaign can vary from one period to the next. These variations could have caused sales commission revenue in the period to be materially different from the prior comparative period. Reported and as adjusted net revenue were as follows:

				2002 vs. 2001		2001 vs. 2000

	2002	2001	2000	$ Change	% Change	$ Change	% Change

	($ amounts in millions)
Reported
Commission revenue	$43.1	$42.7	$115.7	$0.4	0.9%	$(73.0)	(63.1)%
Sales allowances	(0.4)	1.1	(6.9)	(1.5)	n/m	8.0	n/m

Net commission revenue	42.7	43.8	108.8	(1.1)	(2.5)	(65.0)	(59.7)
Pre-press publishing fees	31.1	32.9	32.3	(1.8)	(5.5)	0.6	1.9

Total revenue — DAS	73.8	76.7	141.1	(2.9)	(3.8)	(64.4)	(45.6)
GDS	—	—	0.2	—	—	(0.2)	n/m

Total	$73.8	$76.7	$141.3	$(2.9)	(3.8)%	$(64.6)	(45.7)%

As adjusted
Commission revenue(a)	$43.1	$42.7	$47.2	$0.4	0.9%	$(4.5)	(9.5)%
Sales allowances(a)	(0.4)	1.1	(2.2)	(1.5)	n/m	3.3	n/m

Net commission revenue	42.7	43.8	45.0	(1.1)	(2.5)	(1.2)	(2.7)
Pre-press publishing fees	31.1	32.9	32.3	(1.8)	(5.5)	0.6	1.9

Total revenue — DAS	73.8	76.7	77.3	(2.9)	(3.8)	(0.6)	(0.8)
GDS(b)	—	—	—	—	—	—	—

Total	$73.8	$76.7	$77.3	$(2.9)	(3.8)%	$(0.6)	(0.8)%

(a)	Excludes Bell Atlantic commission revenue of $47.4 million and sales allowances of $4.7 million and a revenue benefit of $21.0 million from the restructuring of the CenDon partnership in 2000.

(b)	Excludes revenue for GDS in 2000.

      Net revenue was $73.8 million, $76.7 million and $141.3 million for 2002, 2001 and 2000, respectively. Net commission revenue decreased $1.1 million in 2002 compared to 2001 primarily due to the reversal of $1.4 million of sales claims allowances in 2001. Fees from pre-press publishing services declined $1.8 million primarily due to a reduction in volumes resulting from the expiration of a pre-press publishing contract in December 2002.

      Net revenue in 2001 declined $64.6 million, or 45.7% from 2000 primarily due to the loss of revenue in 2001 from the Bell Atlantic business and a revenue benefit of $21.0 million in 2000 from the restructuring of the CenDon partnership. Revenue from Bell Atlantic in 2000 was $42.8 million. On an as adjusted basis, revenue in 2000 was $77.3 million, which was in-line with 2001 revenue.

     Calendar Advertising Sales

      Commission revenue, priority distribution income from Sprint, and revenue participation income from SBC are directly correlated to the value of advertising sales made during the period. The table below sets forth the value of advertising that Donnelley sold on behalf of Sprint, and Bell Atlantic in 2000, and that DonTech sold on behalf of SBC during the periods noted. DonTech manages its selling process in a manner similar to how we manage our selling process. Accordingly, the annual billing value of advertisements sold for SBC directories in the period, or DonTech calendar sales, can vary from one period to the next due to changes in the beginning and ending dates of a sales campaign and the actual sales recorded at any point during the campaign.

      Reported and as adjusted calendar sales by segment were as follows:

				2002 vs. 2001		2001 vs. 2000

	2002	2001	2000	$ Change	% Change	$ Change	% Change

	($ amounts in millions)
Reported
DonTech	$402.9	$422.6	$428.2	$(19.7)	(4.7)%	$(5.6)	(1.3)%
DAS	186.8	185.3	469.5	1.5	0.8	(284.2)	(60.5)

Total	$589.7	$607.9	$897.7	$(18.2)	(3.0)%	$(289.8)	(32.3)%

As adjusted
DonTech	$402.9	$422.6	$428.2	$(19.7)	(4.7)%	$(5.6)	(1.3)%
DAS(a)	186.8	185.3	191.7	1.5	0.8	(6.4)	(3.3)

Total	$589.7	$607.9	$619.9	$(18.2)	(3.0)%	$(12.0)	(1.9)%

(a)	Excludes Bell Atlantic sales of $182.0 million and a sales benefit from the restructuring of the CenDon partnership of $95.8 million in 2000.

      Calendar sales were $589.7 million, $607.9 million and $897.7 million for 2002, 2001 and 2000, respectively. DonTech calendar sales declined 4.7% in 2002 and 1.3% in 2001. The decline in 2002 DonTech calendar sales reflects continued advertiser uncertainty from weak economic conditions, competition and changes in the servicing of sales campaigns to call on customers closer to the time when directories publish. The decline in 2001 reflects the weakening economic environment, which began affecting DonTech sales in the latter part of 2001, increased competition in Chicago and low consumer confidence resulting in advertisers not increasing their advertising spending and lower new business sales.

      DAS calendar sales increased slightly during 2002 compared to 2001 as Donnelley began to see signs that these markets may be trending back towards historical growth levels. DAS sales in 2001 decreased 60.5% compared to 2000 mainly due to the loss of Bell Atlantic sales of $182.0 million and a sales benefit of $95.8 million from the restructuring of the CenDon partnership. Excluding these items, calendar sales declined $6.4 million or 3.3% due to the weakening economy, tighter credit standards in light of the weakening economy and increased uncertainty among advertisers in certain Sprint markets. The effects of the weakening economy and increased uncertainty were exacerbated in the tourist-based markets of Las Vegas and Orlando.

     Publication Advertising Sales

      Management also reviews and analyzes the value of advertising sales on behalf of Sprint, and Bell Atlantic in 2000, and by DonTech on behalf of SBC in directories that published during the period, or publication sales. We compare publication sales for the period against publication sales for the same directories published in the prior year period, a “same store sales” type metric. We believe that a comparison of publication sales from one period to another gives an indication of underlying sales growth in directories as this metric removes the timing factors associated with a sales campaign. However, publication sales did not have a direct correlation to Donnelley’s reported revenue or profitability in the indicated period because calendar sales drive revenue and profitability and occur prior to publication dates.

      Reported and as adjusted publication sales by segment were as follows:

				2002 vs. 2001		2001 vs. 2000

	2002	2001	2000	$ Change	% Change	$ Change	% Change

	($ amounts in millions)
Reported
DonTech	$418.2	$434.0	$430.5	$(15.8)	(3.6)%	$3.5	0.8%
DAS	184.7	193.5	431.4	(8.8)	(4.5)	(237.9)	(55.1)

Total	$602.9	$627.5	$861.9	$(24.6)	(3.9)%	$(234.4)	(27.2)%

As adjusted
DonTech	$418.2	$434.0	$430.5	$(15.8)	(3.6)%	$3.5	0.8%
DAS(a)	184.7	193.5	193.3	(8.8)	(4.5)	0.2	0.1

Total	$602.9	$627.5	$623.8	$(24.6)	(3.9)%	$3.7	0.6%

(a)	Excludes Bell Atlantic sales of $238.1 million in 2000.

      Publication sales were $602.9 million, $627.5 million and $861.9 million for 2002, 2001 and 2000, respectively. For 2002, publication sales at DonTech declined 3.6% and publication sales at DAS declined 4.5% compared to 2001. These declines were due to difficult economic conditions, reduced spending by advertisers and uncertainty and caution in the small business market following the events of September 11, 2001. Two of Donnelley’s largest sales campaigns, Sprint’s Las Vegas and SBC’s Chicago Consumer directories, were in their peak selling period immediately after September 11, 2001. Both these directories published in early 2002 with the advertising sales value of the 2002 publications being substantially below the value of the 2001 publications. However, since Donnelley’s revenue and profitability were driven by calendar sales, the shortfall in the 2002 Las Vegas and Chicago Consumer directories were reflected in its 2001 results and did not directly impact its revenue or profitability in 2002.

      Publication sales at DonTech in 2001 were relatively flat compared to 2000 as sales in 2001 were adversely affected by the weakening economy, uncertainty among advertisers and increased competition. DAS publication sales declined $237.9 million, or 55.1% mainly due to the loss of publication sales from the Bell Atlantic business in 2001. Publication sales in 2000 from Bell Atlantic were $238.1 million. Publication sales from Sprint in 2001 were flat compared to 2000 due to the weakening economy, tighter credit standards in light of the weakening economy and increased uncertainty among advertisers, especially in the tourist based market of Orlando.

              Reconciliation of Advertising Sales to Net Revenue and Partnership Income reported in accordance with GAAP

      Both calendar advertising sales and publication sales are non-GAAP financial measures. The most comparable GAAP measure for DAS calendar sales and publication sales is net revenue. As previously described, Donnelley’s net revenue and priority distribution income reported in accordance with GAAP are directly correlated to DAS calendar sales. Publication sales on the other hand give an indication of the underlying growth in directories but have no direct correlation to our reported net revenue or priority distribution income. Below is a reconciliation of DAS advertising sales to net revenue and DAS calendar sales to partnership income.

	2002	2001	2000

	($ amounts in millions)
DAS publication sales	$184.7	$193.5	$431.4
Less the value of contracts executed and reported as calendar sales in prior periods	(70.0)	(76.8)	(172.7)
Plus the value of contracts executed during the period to be reported as publication sales in future periods	72.1	68.6	115.0
Plus calendar sales through the date of the restructuring of the CenDon relationship (June 30, 2000)	—	—	95.8

DAS calendar sales	$186.8	$185.3	$469.5
Commission revenue, net on above calendar sales	42.7	43.8	108.8
Pre-press publishing revenue	31.1	3.2	32.3
Miscellaneous other revenue	—	—	0.2

Total net revenue — GAAP	$73.8	$76.7	$141.3

DAS calendar sales	$186.8	$185.3	$469.5
Priority distribution income on above calendar sales	19.8	17.6	—
Revenue participation income from SBC(1)	98.6	103.1	103.3
Donnelley’s 50% share of DonTech profits(1)	18.5	19.3	20.7
Other(2)	—	—	23.7

Total partnership income — GAAP	$136.9	$140.0	$147.7

(1)	See reconciliation of DonTech partnership income below.

(2)	Includes Donnelley’s 50% share of the profits of the CenDon Partnership that was restructured in 2000.

      The most comparable GAAP measure for DonTech calendar sales and publication sales is partnership income. As previously described, the revenue participation income received from SBC and Donnelley’s share of DonTech profits are directly correlated to DonTech calendar sales. Publication sales on the other hand give an indication of the underlying growth in directories but have no direct correlation to our reported partnership income. Below is a reconciliation of DonTech publication sales to DonTech calendar sales and calendar sales to partnership income.

	2002	2001	2000

	($ amounts in millions)
DonTech publication sales	$418.2	$434.0	$430.5
Less the value of contracts executed and reported as calendar sales in prior periods	(157.5)	(197.2)	(198.6)
Plus the value of contracts executed during the period to be reported as publication sales in future periods	142.2	185.8	196.3

DonTech calendar sales	$402.9	$422.6	$428.2
Commission revenue on above calendar sales reported by DonTech	$101.8	$106.8	$108.3
DonTech net expenses	64.8	68.2	66.9

DonTech net profit	$37.0	$38.6	$41.4

Donnelley’s 50% share of DonTech profits	$18.5	$19.3	$20.7
Revenue participation income on above calendar sales received from SBC	98.6	103.1	103.3
Priority distribution income on DAS sales(1)	19.8	17.6	—
Other(2)	—	—	23.7

Total partnership income — GAAP	$136.9	$140.0	$147.7

(1)	See reconciliation of DAS calendar sales above.

(2)	Includes Donnelley’s 50% share of the profits of the CenDon Partnership that was restructured in 2000.

Expenses

      Reported and as adjusted expenses were as follows:

				2002 vs. 2001		2001 vs. 2000

	2002	2001	2000	$ Change	% Change	$ Change	% Change

	($ amounts in millions)
Reported
Operating expenses	$46.4	$47.8	$101.0	$(1.4)	(2.9)%	$(53.2)	(52.7)%
G&A expenses	16.4	16.6	25.2	(0.2)	(1.2)	(8.6)	(34.1)
Restructuring and special charge	(6.4)	18.6	—	(25.0)	n/m	18.6	n/m
Investment impairment charge	2.0	11.4	—	(9.4)	n/m	11.4	n/m
D&A expense	6.3	10.8	15.4	(4.5)	(41.7)	(4.6)	(29.9)

Total	$64.7	$105.2	$141.6	$(40.5)	(38.5)%	$(36.4)	(25.7)%

As adjusted
Operating expenses(a)	$46.4	$47.8	$50.3	$(1.4)	(2.9)%	$(2.5)	(5.0)%
G&A expenses(b)	16.4	16.6	22.5	(0.2)	(1.2)	(5.9)	(26.2)
Restructuring and special charge	(6.4)	18.6	—	(25.0)	n/m	18.6	n/m
Investment impairment charge	2.0	11.4	—	(9.4)	n/m	11.4	n/m
D&A expense(c)	6.3	10.8	12.7	(4.5)	(41.7)	(1.9)	(15.0)

Total	$64.7	$105.2	$85.5	$(40.5)	(38.5)%	$19.7	23.0%

(a)	Excludes operating expenses for Bell Atlantic of $30.4 million, Cincinnati of $0.7 million, GDS of $9.0 million and expenses in connection with the restructuring of the CenDon partnership of $10.6 million in 2000.

(b)	Excludes general and administrative expenses for Bell Atlantic of $2.4 million and Cincinnati of $0.3 million in 2000.

(c)	Excludes depreciation and amortization expense of $2.6 million for Bell Atlantic and $0.1 million for Cincinnati in 2000.

      Operating expenses were $46.4 million, $47.8 million and $101.0 million for 2002, 2001 and 2000, respectively. The decrease in 2002 operating expenses compared to 2001 was primarily due to a favorable settlement of $1.1 million for CenDon partnership advertiser receivables and reduced headcount through attrition in Donnelley’s Raleigh facility. In 2002, Donnelley settled CenDon partnership accounts receivable issues for approximately $2.1 million less than the amount reserved in our financial statements to cover potential losses. The remaining $1.0 million benefit was recognized as partnership income. Donnelley established reserves for these receivable issues over time as it became aware of relevant facts and circumstances. While Donnelley was a party to the CenDon partnership, the reserves established were offset against partnership income. Subsequent to the restructuring of the CenDon partnership, the reserves established were charged to expense. Accordingly, the reversal of the reserves established was recorded to the same accounts to which the original reserve was recorded.

      Operating expenses in 2001 decreased $53.2 million, or 52.7% compared to the prior year as 2000 includes $40.1 million of operating expenses from the Bell Atlantic, Cincinnati and GDS businesses and special expenses of $10.6 million from the restructuring of the CenDon partnership. The remaining decrease in operating expenses in 2001 was due to lower sales compensation related costs proportionate to the decrease in sales, the full year effect of cost savings initiatives implemented during 2000 and the absence of sales and production costs associated with Donnelley’s cable television yellow pages product, which was discontinued at the end of 2000.

      General and administrative, or G&A, expenses were $16.4 million, $16.6 million and $25.2 million for 2002, 2001 and 2000, respectively. G&A expense benefited in 2002 from lower salary and benefit costs due to the executive management transition, but these savings were offset by $1.2 million of expenses incurred in connection with the SPA acquisition. The majority of acquisition-related expenses were capitalized as part of the transaction. G&A expenses in 2001 decreased $8.6 million compared to 2000 primarily due to a full year effect of the cost savings initiatives implemented during 2000. Due to reduced headcount, savings were realized from lower salary and benefit costs, lower facilities costs due to the consolidation of staff and the elimination of corporate planning and international development efforts. In addition, $2.7 million of G&A expenses from the Bell Atlantic and Cincinnati businesses incurred in 2000 were not incurred in 2001.

      See “— Factors Affecting Comparability — Restructuring and Special Charge and ChinaBig Investment and Impairment Charge” for a discussion of the amounts reflected in the above table.

      Depreciation and amortization expense was $6.3 million, $10.8 million and $15.4 million in 2002, 2001 and 2000, respectively. Depreciation and amortization expense has been steadily declining as a result of reduced capital spending, including software development, the write-off of assets from the disposition of businesses and significant software development costs incurred in Donnelley’s Raleigh pre-press publishing operation in 1995 and 1996 becoming fully amortized during 2000 and 2001.

Partnership and Joint Venture Income

      Partnership and joint venture income, or partnership income, includes our 50% share of the net income of DonTech, revenue participation income from SBC and the priority distribution on our membership interest in CenDon LLC. In 2000, partnership income also included equity losses from Donnelley’s ChinaBig investment. Effective June 16, 2000, Donnelley began to account for this investment under the cost method. Partnership income was as follows:

				2002 vs. 2001		2001 vs. 2000

	2002	2001	2000	$ Change	% Change	$ Change	% Change

	($ amounts in millions)
DonTech	$117.1	$122.4	$124.0	$(5.3)	(4.3)%	$(1.6)	(1.3)%
CenDon	19.8	17.6	24.8	2.2	12.5	(7.2)	(29.0)
ChinaBig	—	—	(1.1)	—	—	1.1	n/m

Total	$136.9	$140.0	$147.7	$(3.1)	(2.2)%	$(7.7)	(5.2)%

      Partnership income was $136.9 million, $140.0 million and $147.7 million for 2002, 2001 and 2000, respectively. Partnership income from DonTech decreased $5.3 million in 2002 and $1.6 million in 2001 primarily due to the decline in DonTech calendar sales of 4.3% and 1.3% in 2002 and 2001, respectively. As previously stated, DonTech calendar sales have declined due to a weakening economy, low consumer confidence in certain markets and competition.

      Partnership income from CenDon increased $2.2 million in 2002 partially due to the increase in calendar sales coupled with an increase in the priority distribution rate in 2002 from 12.9% to 13.2%. Partnership income for 2002 also included a $1.0 million benefit from the CenDon settlement. Partnership income from CenDon in 2001 decreased $7.2 million compared to 2000. The decrease is mainly due to a benefit of $5.4 million from the CenDon Restructuring in 2000 and lower sales in 2001.

Operating Income

      Operating income from DonTech includes our 50% share of the net profits of DonTech and revenue participation income from SBC. Operating income from DAS includes the results of, and those costs directly incurred by, each constituent business unit, less an allocation of certain shared expenses based on estimated business usage. General & Corporate represents overhead and administrative costs that are not allocated to the DAS business units. Reported and as adjusted operating income were as follows:

				2002 vs. 2001		2001 vs. 2000

	2002	2001	2000	$ Change	% Change	$ Change	% Change

	($ amounts in millions)
Reported
DonTech	$117.1	$122.4	$124.0	$(5.3)	(4.3)%	$(1.6)	(1.3)%
DAS	38.2	32.9	48.1	5.3	16.1	(15.2)	(31.6)
General & Corporate	(13.7)	(13.8)	(15.8)	0.1	0.7	2.0	12.7
GDS	—	—	(8.9)	—	—	8.9	n/m

Segment Operating Income	141.6	141.5	147.4	0.1	(0.0)	(5.9)	(4.0)
Restructuring and special charge	6.4	(18.6)	—	25.0	n/m	(18.6)	n/m
Investment impairment charge	(2.0)	(11.4)	—	9.4	n/m	(11.4)	n/m

Total	$146.0	$111.5	$147.4	$34.5	30.9%	$(35.9)	(24.4)%

As adjusted
DonTech	$117.1	$122.4	$124.0	$(5.3)	(4.3)%	$(1.6)	(1.3)%
DAS(a)	38.2	32.9	26.0	5.3	16.1	6.9	26.5
General and Corporate	(13.7)	(13.8)	(15.8)	0.1	0.7	2.0	12.7
GDS(b)	—	—	—	—	—	—	—

Segment Operating Income	141.6	141.5	134.2	0.1	(0.0)	7.3	5.4
Restructuring and special charge	6.4	(18.6)	—	25.0	n/m	(18.6)	n/m
Investment impairment charge	(2.0)	(11.4)	—	9.4	n/m	(11.4)	n/m

Total	$146.0	$111.5	$134.2	$34.5	30.9%	$(22.7)	(16.9)%

(a)	Excludes an operating income benefit of $15.8 million from the restructuring of the CenDon partnership, operating income for Bell Atlantic of $7.3 million and operating loss for Cincinnati of $1.0 million in 2000.

(b)	Excludes the operating loss of $8.9 million for GDS in 2000.

      Operating income was $146.0 million, $111.5 million and $147.4 million in 2002, 2001 and 2000, respectively. Operating income from DonTech decreased $5.3 million in 2002 and $1.6 million in 2001. See “— Partnership and Joint Venture Income” above for further details of the decrease in DonTech operating income.

      Operating income from DAS increased $5.3 million in 2002 compared to 2001 due to higher sales at Sprint, the contractual increase in the priority distribution rate and the benefit from the CenDon settlement. This increase was partially offset by a reversal of $1.4 million of sales claims allowances in

2001. DAS operating income also benefited from lower software amortization expense as the significant amount of investment in software development made at the Raleigh publishing facility in 1995 and 1996 was fully amortized during 2000 and 2001. DAS operating income in 2001 decreased $15.2 million compared to 2000 as operating income for 2000 included an operating income benefit of $15.8 million from the restructuring of the CenDon partnership and operating income of $6.3 million from Bell Atlantic and Cincinnati. The decrease in 2001 operating income caused by these items was partially offset by lower information technology and publishing costs due to the full-year benefit of cost cutting initiatives and strategic actions taken in 2000 plus higher Sprint income from cost management and controls and the reversal of prior period sales claims allowances.

      General and Corporate costs were consistent with last year as lower salary and benefit costs from the executive management transition in 2002 were offset by $1.2 million of costs related to the acquisition of SPA. General and Corporate costs decreased $2.0 million in 2001 compared to 2000 primarily due to cost cutting initiatives and headcount reductions that resulted in lower salary and benefit costs, lower rental costs, the elimination of corporate planning and international development efforts and lower depreciation expense.

Interest and Taxes

      Interest expense was $35.5 million, $27.4 million and $35.9 million in 2002, 2001 and 2000, respectively. Interest expense for 2002 includes $12.7 million of interest incurred on the $1,825 million of proceeds from tranche B term loan and the notes that were held in escrow. Interest expense, excluding the interest on the funds in escrow, was $22.8 million, $4.6 million lower than 2001 due to lower outstanding borrowings and lower interest rates. Interest income in 2002 of $2.0 million includes $1.5 million of income on the funds held in escrow. Interest expense in 2002 and 2001 benefited from prepayments of $65 million of debt in 2001 and $90 million of debt in 2000.

      The effective tax rate for 2002, 2001 and 2000 was 40.0%, 41.9% and 38.2%, respectively. The effective tax rate in 2002 and 2001 was impacted by the ChinaBig investment impairment charges, which were not deductible against income for tax purposes. These charges represent capital losses and can only be offset against capital gains. These charges also gave rise to a deferred tax asset of $6.1 million that can only be realized by offsetting future capital gains. Given our current business portfolio and projections of future results, we believe that the probability of generating future capital gains to realize this asset is remote. Accordingly, a valuation allowance for the full value of the asset was established.

Other (expense) income

      Other (expense) income in 2002 consisted of a $1.5 million charge related to Donnelley’s interest rate swap and a $1.0 million reversal of remaining reserves related to the disposition of businesses in 2000. Other (expense) income in 2000 consisted of the net gain on the disposition of businesses.

      As a result of the then-pending repayment of existing variable rate debt in connection with the SPA acquisition, Donnelley’s interest rate swap no longer qualified for hedge accounting treatment at December 31, 2002. Accordingly, a charge of $1.5 million, previously recognized in accumulated other comprehensive loss on the balance sheet, was taken against earnings.

      The calculation of the gain recorded in 2000 for the disposition of businesses included certain reserves established in connection with the termination of the directory services agreements with Bell Atlantic. These reserves were based on the best information available to Donnelley at the time of the transaction. At December 31, 2002, Donnelley believed that sufficient time had elapsed since the transaction and that no additional costs will be incurred. Accordingly, remaining reserves of $1.0 million were reversed into income.

Net income and net income available to common shareholders

      Net income was $67.2 million, $49.8 million and $124.8 million in 2002, 2001 and 2000, respectively. The dividend on the convertible preferred stock of RHD’s parent, whether paid in cash or allowed to accrue, reduces net income and the residual is net income available to common shareholders. For 2002, net income was reduced by a convertible preferred stock dividend of $24.7 million to derive net income available to common shareholders of $42.5 million.

      The amount of the convertible preferred stock dividend includes the stated 8% dividend of $0.5 million, pro rata for the period outstanding, and a deemed dividend for a BCF of $24.2 million. The BCF is a function of the conversion price of the convertible preferred stock ($24.05), the fair value of the warrants, $5.3 million based on the Black Scholes model and an exercise price of $26.28, and the fair market value of the underlying common stock on the date of issuance ($29.92). The full amount of the BCF is treated as a deemed dividend in 2002 as the convertible preferred stock was convertible into common stock immediately after issuance. An additional BCF of $38.2 million resulted from the issuance of 130,000 additional shares of convertible preferred stock of RHD’s parent to the GS Funds in January 2003, which will be recorded as a deemed dividend in the first quarter 2003.

Earnings Per Share

      Basic EPS are generally calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding. However, because the convertible preferred stock of RHD’s parent contains certain participation rights, EITF Topic D-95 requires that the dilutive effect of those securities be included in the weighted average number of shares outstanding. Furthermore, EITF Topic D-95 requires that the dilutive effect included in basic EPS may be calculated using either the if-converted method or the two-class method. However, the dilutive effect of the convertible preferred stock cannot be less than that which would result from the application of the two-class method.

      Diluted EPS are calculated by dividing net income by the weighted average common shares outstanding plus common share equivalents. Common share equivalents include stock options and warrants, the dilutive effect of which is calculated using the treasury stock method, and convertible preferred stock, the potential dilutive effect of which is calculated using the if-converted method.

      For the years ended December 31, 2001 and 2000, basic earnings per share were calculated by dividing net income by the weighted average common shares outstanding during the year and diluted earnings per share were calculated by dividing net income by the weighted average common shares outstanding plus potentially dilutive common shares, primarily stock options, calculated using the treasury stock method.

      EPS for the years ended December 31, 2002, 2001 and 2000 are presented below.

	2002	2001	2000

	(in thousands, except per share data)
Net income available to common	$42,475	$49,815	$124,758

Weighted average common shares outstanding	29,643	30,207	31,947
Dilutive effect of stock options	655	769	647

Weighted average common and common equivalent shares outstanding	30,298	30,976	32,594

Earnings per share
Basic	$1.42	$1.65	$3.91
Diluted	$1.40	$1.61	$3.83

      The calculation of EPS for 2002 is as follows:

(in thousands, except
per share data)
Basic EPS — If-Converted Method
Income available to common	$42,475
Convertible preferred stock dividend	24,702

Net income	$67,177

Weighted average common shares outstanding	29,643
Weighted average common equivalent shares assuming conversion of convertible preferred stock	281

29,924

Basic earnings per share — if-converted method	$2.24

      At December 31, 2002, the convertible preferred stock was convertible into 2,933,888 shares of common stock. However, since the convertible preferred stock was issued in November 2002, the number of common share equivalents included in the EPS calculation has been weighted for the actual time the convertible preferred stock was outstanding during the year.

(in thousands, except
per share data)
Basic EPS — Two-Class Method
Income available to common and common equivalent	$42,475
Amount allocable to common shares(1)	99%

Rights to undistributed earnings	$42,051
Weighted average common shares outstanding	29,643

Basic earnings per share — two-class method	$1.42

(1)	29,643/(29,643 + 281)

(in thousands, except
per share data)
Diluted EPS
Net income available to common	$42,475

Weighted average common shares outstanding	29,643
Dilutive effect of stock options	655

Weighted average common and common equivalent shares outstanding	30,298

Diluted EPS	$1.40

      The conversion of the convertible preferred stock was not reflected in the calculation of diluted EPS because the effect was anti-dilutive.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of SPA

Historical Overview

      Prior to our acquisition, SPA was the sixth largest directory publisher in the U.S. based on revenue, producing 260 revenue-generating directories with an annual circulation of more than 18 million. SPA also produced 49 non-revenue producing directories that are mainly additional white pages bindings or supplements added to a revenue producing directory for a select number of consumers to meet extended area service or other telephone company regulatory requirements. SPA provided directories in Sprint’s local telephone markets, which cover more than 5 million households in 18 states. SPA’s revenues were generated principally from the sale of local and national advertising in its yellow and white page directories. Unless otherwise specified, all tabular amounts are presented in millions of dollars.

Historical Critical Accounting Policies of SPA

      The fundamental objective of financial reporting is to provide useful information that allows a reader to comprehend the business activities of SPA. To aid in that understanding, “critical accounting policies” have been identified. These policies have the potential to have a more significant impact on SPA’s financial statements, either because of the significance of the financial statement item to which they relate, or because they require judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, events which are continuous in nature.

     Revenue Recognition Policies

      Revenues from the sale of advertising placed in each directory are deferred and amortized over the life of the directory, generally a one-year period. Expenditures directly related to sales, production, printing and distribution of directories are deferred and amortized over the same period as the related revenues. In connection with recording revenue, estimates and assumptions are required in determining the expected conversion of the revenue streams to cash collected. The reserve estimation process requires that management make assumptions based on historical results, future expectations, the economic and competitive environment, changes in the credit worthiness of customers and other relevant factors.

     Allocation Policies

      Allocation policies regarding shared activities are critical to the understanding of the business and results of SPA. The allocation of assets, financial resources and certain costs requires judgment by management. These policies are discussed in the combined consolidated financial statements and related notes of SPA included elsewhere in this prospectus.

     Employee Benefit Plan Assumptions

      Retirement benefits are a significant cost of doing business and yet represent obligations that will be settled far in the future. Retirement benefit accounting is intended to reflect the recognition of future benefit costs over the employee’s approximate service period based on the terms of the plans and the investment and funding decisions made by a company. The accounting for retirement benefits requires that management make assumptions regarding such variables as the return on retirement plan assets, the discount rate and future health care costs. Changes in these key assumptions can have a significant impact on the projected benefit obligations, funding requirements and periodic benefit costs incurred by the company. Sprint centrally managed its employee benefit plans and worked closely with its independent actuary to determine the appropriateness of the various assumptions. Sprint has consistently used benchmark rates tied to high quality investment funds with lives closely matching the pension liability in assessing its assumptions for the applicable discount rate. The expected rate of return on plan assets is based on the mix of assets held by the plan and their historical long-term rates of return. The anticipated trends of future medical care cost were also provided by Sprint’s independent actuary.

Historical SPA Combined Consolidated Results of Operations for the Three Years Ended December 31, 2002

      The combined consolidated financial statements of SPA include the accounts of DirectoriesAmerica, Inc. and Centel along with their consolidated subsidiaries, Sprint Publishing & Advertising Inc. and CenDon LLC (from July 1, 2000), respectively. Prior to July 1, 2000, CenDon, L.L.C., then known as the CenDon Partnership, was accounted for under the equity method whereby SPA recognized its 50 percent share of the net profits of the partnership. The revenues and expenses of the partnership were not consolidated with the revenues and expenses of SPA prior to July 1, 2000.

	Years Ended December 31,

	2000	2001	2002

	($ amounts in millions)
Net operating revenues	$459.4	$555.6	$545.6
Operating expenses
Costs of services and products	187.2	210.8	202.5
Selling, general and administrative	54.9	65.7	50.6
Depreciation and amortization	8.9	8.9	8.6
Restructuring charge	—	1.6	0.2

Total operating expenses	$251.0	$287.0	$261.9

Operating income	208.4	268.6	283.7
Interest expense	(1.1)	(4.9)	(1.9)
Equity in earnings of CenDon Partnership	7.8	—	—
Minority interest in loss/(income)	1.0	(0.6)	0.3
Priority distributions	(7.0)	(18.4)	(17.7)
Gain on sale of Midwest Operations	45.5	—	—
Other income, net	2.6	7.4	1.5

Income before income taxes	257.2	252.1	265.9
Income taxes	102.2	98.4	103.8

Net income	$155.0	$153.7	$162.1

     Net Operating Revenues

      Net operating revenues decreased 2% in 2002 compared to 2001 primarily due to a reduction in local sales resulting from poor economic conditions. In 2001, net operating revenues increased 21% compared to 2000. Effective July 1, 2000, Centel’s 50 percent investment in the CenDon Partnership was restructured as CenDon, L.L.C., and Centel assumed management control. Prior to July 1, 2000, the CenDon partnership was accounted for under the equity method and equity earnings were reported as a separate income statement item below operating income. As a result of Centel assuming management control, effective July 1, 2000, the results of CenDon, L.L.C. were consolidated with the results of SPA. The increase in 2001 compared to 2000 was due to the consolidation of CenDon offset by the decrease in revenues due to the sale of the Midwest Operations. CenDon generated net operating revenues of $161.1 million in 2001 and $55.9 million in 2000, and revenues associated with Midwest Operations prior to its sale were $12.4 million in 2000.

     Operating Expenses

      Costs of services and products decreased 4% in 2002, mainly due to lower advertising expenses as SPA cut back on certain advertising programs during the year. Selling, general and administrative expense decreased 23% in 2002 compared to 2001 primarily due to lower bad debt expense as a result of improved credit policies and collection efforts.

      Costs of services and products increased 13% in 2001 compared to 2000 and selling general and administrative expenses increased 20% in 2001 compared to 2000. The increase in 2001 costs of services and products and selling, general and administrative expense was mainly due to the consolidation of CenDon as of July 1, 2000. CenDon generated expenses of $99.2 million in 2001 and $32.1 million in 2000. Offsetting this increase was the impact from the sale of Midwest Operations in the second quarter of 2000. The expenses associated with Midwest Operations prior to its sale were $9.6 million in 2000.

      Depreciation and amortization expense consists mainly of depreciation of property, plant and equipment and amortization of goodwill. Depreciation and amortization expense was flat in 2002 and 2001.

      In the fourth quarter of 2001, Sprint announced plans to take steps to improve its competitive position and reduce operating costs in the business units that comprise its FON Group. These efforts included consolidation and streamlining of marketing and network operations, as well as streamlining of corporate support functions. This decision resulted in the allocation of a charge of $1.6 million to SPA, predominately associated with the severance costs of the work force reductions.

     Non-Operating Items

     Interest Expense

      Under Sprint Corporation’s centralized cash management program, Sprint Corporation advanced funds to SPA. These advances bore an interest rate that was substantially equal to the rate that Sprint Corporation as a whole would have been able to obtain on a short-term basis.

     Equity in Earnings of CenDon Partnership/ Minority Interest Distribution

      Through June 30, 2000, Centel’s 50 percent investment in the CenDon Partnership was accounted for using the equity method. This partnership was restructured to a limited liability company, CenDon, L.L.C., effective July 1, 2000. As part of the partnership restructuring, Centel became the controlling member of CenDon requiring the partnership to be accounted for as a majority-owned subsidiary of Centel. The minority interest reflects the proportionate share of the minority member’s income in CenDon.

     Priority Distribution

      In conjunction with the CenDon Partnership restructuring, Centel agreed to pay priority distributions to Donnelley through 2004. These payments were approximately $17.7 million in 2002, $18.4 million in 2001 and $7.0 million in 2000. Prior to the partnership restructuring, no such payments were made.

     Gain on sale of Midwest Operations

      In the second quarter of 2000, SPA sold its Midwest Operations to Yellow Book USA, an independent directory publisher owned by British Telecom at the time. The sale involved all 55 directories in the Chicago and Milwaukee areas with an annual circulation of three million books. The Chicago/ Milwaukee markets were the only areas in which SPA operated as an independent directory publisher, competing with the local telephone company’s directory publishing operations, as well as with other independent directory publishers. The sale resulted in a pre-tax gain of $45.5 million.

     Other Income (Expense), Net

	Years Ended
	December 31,

	2000	2001	2002

	($ amounts in millions)
Interest income on advances	$3.2	$5.9	$1.6
Telco billing settlement	—	1.7	—
Benefit plan curtailment loss	—	(0.2)	—
Other, net	(0.6)	—	(0.1)

Total	$2.6	$7.4	$1.5

      Interest income on advances was the result of Sprint’s centralized cash management program through which divisions within the FON Group and SPA could advance funds to each other. These advances bore an interest rate that was substantially equal to the rate that Sprint Corporation as a whole would have been able to obtain on a short-term basis. In 2001, SPA received a settlement from Sprint’s local telephone companies related to past billings in an amount of $1.7 million. The benefit plan curtailment loss in 2001 resulted from an amendment of a benefit plan.

     Income Taxes

      SPA’s combined effective tax rate was 39.0% in 2002, 39.0% in 2001 and 39.7% in 2000. For information about the differences that caused the effective income tax rates to vary from the statutory federal rate for income taxes related to continuing operations, see the combined consolidated financial statements and related notes of SPA included in this prospectus.

     Financial Condition

Total Assets

	As of December 31,

	2000	2001	2002

Total assets	$480.5	$454.3	$446.9

      Total assets decreased $7.4 million in 2002 compared to 2001, mainly due to a $9.1 million decrease in net accounts receivable. Total assets decreased $26.2 million in 2001 compared to 2000 due to a decrease in advances to parent company of $13.2 million and a decrease in net property, plant and equipment of $7.3 million due to continued depreciation of the asset base.

      Cash flows from operations were $133.5 million in 2000, $184.6 million in 2001 and $186.7 million in 2002. Capital expenditures were $1.5 million, $0.3 million and $1.6 million in 2000, 2001 and 2002, respectively. Under Sprint’s centralized cash management program, all cash generated by SPA was remitted to Sprint. Accordingly, cash balances held by SPA were minimal.

Liquidity and Capital Resources

      The SPA acquisition was financed through borrowings under the $1,525 million senior secured credit facility, the issuance of $325 million 8 7/8% senior notes and $600 million 10 7/8% senior subordinated notes and the issuance of $200 million of convertible preferred stock of RHD’s parent to the GS Funds. To take advantage of favorable market conditions and to ensure the timely consummation of the SPA acquisition, in December 2002, Donnelley incurred debt under and received the gross proceeds of the tranche B term loan and the notes. The total proceeds of $1,825 million were deposited and held in escrow pending the closing of the SPA acquisition. Additionally, the GS Funds invested an initial $70 million of their $200 million commitment through the purchase of 70,000 shares of convertible preferred stock of RHD’s parent and warrants to purchase 577,500 shares of common stock of RHD’s parent in November 2002. RHD’s parent issued the convertible preferred stock earlier than anticipated in order to facilitate the cure of a technical default under the indenture governing RHD’s 9 1/8% senior subordinated notes. The technical default resulted from Donnelley’s inadvertent failure to cause certain subsidiaries to be added as guarantors to such indenture in 2000. The net proceeds of $69.3 million from the issuance of convertible preferred stock and warrants were used to offset certain restricted payments that were made in 2000 and 2001. As a result, the technical default was cured.

      At December 31, 2002, Donnelley had $1,936.5 million of cash and cash equivalents. This amount included the proceeds of $1,825 million held in escrow, $69.3 million from the issuance of convertible preferred stock of RHD’s parent and warrants and $34.4 million of the $40.0 million drawn under our previous revolver. Accordingly, $1,928.7 million of the cash on hand at year-end was restricted and intended to be used to finance the SPA acquisition, repay existing debt and pay transaction costs.

      On January 3, 2003, we borrowed $510 million consisting of $500 million tranche A term loan proceeds and $10 million under the revolving credit facility. We also received the proceeds of $1,825 million held in escrow, and the GS Funds purchased the remaining $130 million of convertible preferred stock of RHD’s parent and warrants to purchase 1,072,500 shares of common stock of RHD’s parent. These proceeds were used to acquire the common stock of SPA, repay existing debt and pay transaction costs.

      The sources and uses of funds in connection with the acquisition are summarized as follows:

Sources:
Proceeds from the senior secured credit facility	$1,410.0
Proceeds from the notes	925.0
Proceeds from the sale of convertible preferred stock and warrants	200.0	(1)
Available cash	32.3

Total sources	$2,567.3

Uses:
Purchase price	$2,213.5
Payment of CenDon obligations	14.0
Repay existing debt, including accrued interest	244.2
Fees and expenses	95.6

Total uses	$2,567.3

(1)	Calculated prior to the application of a 1% closing payment and other fees.

      In connection with a tender offer and exit consent solicitation, $128.8 million of RHD’s 9 1/8% senior subordinated notes were repurchased on January 3, 2003. We borrowed an initial $1,410 million under the senior secured credit facility contingent upon our repurchase of the entire $150 million aggregate principal amount of RHD’s 9 1/8% senior subordinated notes. Any proceeds that were not used to repurchase RHD’s 9 1/8% senior subordinated notes were required to be repaid to the lenders under the senior secured credit facility. Accordingly, $21.2 million, representing the amount of RHD’s 9 1/8% senior subordinated notes that remain outstanding following the tender offer and exit consent solicitation, was repaid to the lenders under the senior secured credit facility shortly after the consummation of the acquisition.

      The senior secured credit facility bears interest, at our option, at either:

•	The highest of (i) a base rate as determined by Deutsche Bank Securities Inc., Salomon Smith Barney Inc. or Bear, Stearns & Co. Inc.; (ii) the three-month certificate of deposit rate plus 1/2 of 1%, and (iii) the Federal Funds Effective Rate (as defined) plus 1/2 of 1%; or

•	LIBOR rate plus an applicable margin. We may elect interest periods of 1, 2, 3, 6 or 12 months for LIBOR borrowings.

      The senior secured credit facility and the indentures governing the notes contain usual and customary negative covenants that, among other things, place limitations on our ability to (i) incur additional indebtedness, including capital leases and liens; (ii) pay dividends and repurchase our capital stock; (iii) enter into mergers, consolidations, acquisitions, asset dispositions and sale-leaseback transactions; (iv) make capital expenditures; and (v) issue capital stock of our subsidiaries. The senior secured credit facility also contains financial covenants relating to maximum leverage, minimum interest coverage, minimum fixed charge coverage and maximum senior leverage. The revolving credit facility and tranche A term loan mature December 2008 and the tranche B term loan matures June 2010. Substantially all of our assets, including the capital stock of our subsidiaries, are pledged to secure our obligations under the senior secured credit facility.

      The convertible preferred stock is convertible at any time at a price of $24.05. The cumulative dividend of 8% is compounded quarterly and may be paid in cash or allowed to accrue, at our option. The senior secured credit facility significantly limits our ability to pay the dividends on the convertible preferred stock in cash through 2004. The warrants issued in November 2002 have an exercise price of $26.28, and the warrants issued in January 2003 have an exercise price of $28.62. These warrants can be exercised at any time before they expire on January 3, 2008. We intend to issue treasury stock to satisfy conversion of the convertible preferred stock and exercise of warrants.

      As a result of the acquisition, we have a significant amount of debt, and our debt service requirements are significantly higher than in the past. Aggregate outstanding debt as of January 3, 2003 was $2,335.0 million. The tranche A term loan and tranche B term loan require quarterly principal payments beginning in the first quarter of 2003. We made a scheduled principal repayment of $14.7 million and prepaid an additional $75 million during the first quarter of 2003. The remaining scheduled principal repayments in 2003 are $44.0 million. The following table sets forth our commitments for debt and lease payments for the next five years and thereafter. The debt repayments below include only the scheduled principal payments under the senior secured credit facility and do not include any actual or anticipated prepayments.

	2003	2004	2005	2006	2007	Thereafter	Total

Debt payments	$58.7	$75.2	$75.2	$75.2	$91.8	$1,883.9	$2,260.0
Lease commitments	7.0	6.2	2.6	0.4	0.4	1.8	18.4

Total	$65.7	$81.4	$77.8	$75.6	$92.2	$1,885.7	$2,278.4

      Our primary source of liquidity will continue to be cash flows from operations as well as available borrowing capacity under the revolving credit facility. At March 31, 2003, we had $125 million of borrowing capacity under the revolving credit facility. Our primary liquidity requirement will be for principal and interest payments on our debt. Our ability to meet our debt service requirements will depend on our ability to generate cash flow in the future. Our primary sources of cash flow will consist mainly of cash receipts from the sale of advertising in our yellow pages directories and revenue participation payments and cash distributions related to DonTech. These sources are directly dependent on the value of yellow pages advertising sold and can be impacted by, among other factors, general economic conditions, competition from other yellow pages directory publishers and other alternative products, consumer confidence and the level of demand for yellow pages advertising. We believe that the cash flow from operations, along with borrowing capacity under the revolving credit facility, will be adequate to fund our operations and meet our debt service requirements for at least the next 12 to 24 months. However, we make no assurances that our business will generate sufficient cash flow from operations or that sufficient borrowing will be available under the revolving credit facility to enable us to fund our operations and meet all debt service requirements.

     Pre-Acquisition Liquidity

      Cash flow from operations in 2002 was $50.0 million compared to $86.9 million in 2001. The decrease of $36.9 million is mainly due to payments of:

•	$13.5 million for the 2001 executive management transition;

•	$14.9 million relating to the SPA acquisition; and

•	$4.9 million of interest on the acquisition financing proceeds placed into escrow.

      Cash flow from operations in 2001 increased $4.1 million compared to the $82.8 million in 2000. Payments of accounts payable and accrued liabilities decreased $53.7 million as 2000 included significant payments for severance and taxes related to the Bell Atlantic and Cincinnati transactions and cash receipts from the DonTech partnership and CenDon joint venture in excess of income increased $9.6 million, primarily due to the timing of cash receipts relative to the recognition of income. Income from DonTech and CenDon is recognized when a sales contract is executed; however, cash is not received until the publisher bills the advertiser. Therefore, timing differences exist as to when income is recognized and cash is collected. Partially offsetting these increases were lower collections of accounts receivable of

$41.0 million in 2001 as accounts receivable collections in 2000 included the collection of all outstanding Bell Atlantic receivables at the time of the buyout of the directory services agreements.

      Cash used in investing activities in 2002 was $1,932.4 million, of which $1,928.7 million represents an increase in restricted cash intended to finance the SPA acquisition. Capital expenditures were $3.7 million in 2002 and $4.6 million in 2001. In 2001, Donnelley also made its final required investment in ChinaBig of $1.6 million. We currently have no material investment commitments. Cash provided from investing activities was $109.4 million in 2000. This amount included $122.0 million from the buyout of the Bell Atlantic directory services agreements and sale of our Cincinnati operations. Capital expenditures in 2001 were $3.1 million lower than 2000 due to lower capital requirements resulting from the reduction in headcount and disposition of businesses.

      Cash provided by financing activities of $1,875.6 million in 2002 consisted primarily of:

•	$1,825 million of proceeds from tranche B term loan and the Notes;

•	$40.0 million borrowed under Donnelley’s previous revolving credit facility, $34.4 million of which was used to fund interest and underwriting fees into escrow; and

•	$69.3 million received from the issuance of convertible preferred stock of RHD’s parent and warrants to the GS Funds; net of

•	$62.5 million used to repay debt.

      There were no treasury stock repurchases in 2002 as RHD’s parent suspended its share repurchase programs in the first quarter of 2002 while Donnelley analyzed various acquisition and growth opportunities.

      Cash used by financing activities in 2001 was $121.5 million and consisted of debt prepayments of $65.0 million, treasury stock repurchases of $64.0 million and proceeds from option exercises of $7.5 million. Cash used by financing activities in 2000 was $139.1 million and consisted of debt prepayments of $90.0 million and a scheduled principal repayment of $3.0 million, treasury stock repurchases of $53.6 million and proceeds from option exercises of $7.5 million.

     Pre-Acquisition Interest Rate Risk and Risk Management

      Donnelley was exposed to interest rate risk through its prior credit facility, under which Donnelley borrowed at prevailing short-term rates. We have an outstanding interest rate swap agreement with a notional principal amount of $75 million, whereby we pay a fixed rate of 5.9% and receive floating rate payments based on 3-month LIBOR rates. For 2002, the weighted average rate received was 1.1%. This swap agreement expires in June 2003. Due to the pending repayment of variable rate debt under Donnelley’s prior credit agreement in conjunction with the SPA acquisition, at December 31, 2002, the interest rate swap no longer qualified for hedge accounting treatment. Donnelley recognized a charge of $1.5 million in 2002 to record the swap at its fair market value. We expect that changes in the fair value of the swap in 2003 will result in a gain of approximately $1.5 million as the swap approaches maturity and the fair value declines to zero. We intend to hold this interest rate swap through its expiration date.

      The outstanding interest rate swap exposes us to credit risk in the event that we are in a net gain position and the counterparty to the agreement does not, or cannot meet its obligation. The notional amount is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. The loss would be limited to the amount that would have been received, if any, over the remaining life of the swap agreement. At December 31, 2002, Donnelley was in a net loss position of $1.5 million, see “— Market Risk Sensitive Instruments” below, and therefore, was not exposed to credit risk. The counterparty to the swap is a major financial institution and, were we in a net gain position, we would expect this counterparty to be able to perform its obligations under the swap. We use derivative financial instruments for hedging purposes only and not for trading or speculative purposes. A discussion of our accounting policies and further disclosure relating to these financial instruments is included in Note 1 to the Consolidated Financial Statements, which are included in this prospectus.

     Market Risk Sensitive Instruments

      The provisions of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 137 and FAS 138, or SFAS 133, require that derivative instruments be recorded at fair value. At December 31, 2002, Donnelley’s interest rate swap did not meet the requirements for hedge accounting treatment and in accordance with SFAS 133, the unrealized fair value of the swap, which is the difference between what Donnelley would have to pay to terminate the swap, and the book value of the swap, was a loss of $1.5 million. This amount was recognized as a non-operating expense in 2002. The fair value of the swap was based on quoted market prices.

Post-Acquisition Interest Rate Risk and Risk Management

      The senior secured credit facility bears interest at variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. On the closing date, the weighted average interest rate of borrowings under the credit facility was 5.2%. The senior secured credit facility required that, within a specified period after the closing of the SPA acquisition, we enter into hedge agreements to provide either a fixed interest rate or interest rate protection on at least 50% of our total outstanding debt. On March 28, 2003, we entered into three interest rate swap agreements with a total notional value of $255 million. These interest rate swaps effectively convert $255 million of variable debt to fixed rate debt. After the effect of the swaps, total fixed rate debt comprises 53% of our total debt portfolio. Under the terms of these agreements, we receive variable interest based on three-month LIBOR and pay a fixed rate of 2.85%. The swaps mature on March 31, 2007. Based on the initial terms of the agreements, the annual cost of these swap arrangements will be approximately $4 million. The actual cost of the swaps will depend on the variable rate payments received. Assuming a 1/8% increase in the interest rate associated with the borrowings under the senior secured credit facility (after giving effect to the interest rate swaps), interest expense would increase $1.4 million on an annual basis.

INDUSTRY OVERVIEW AND OUTLOOK

      According to the Veronis Suhler Stevenson 2002 Communications Industry Forecast, despite the advertising recession, the directories industry grew 5.3% in 2001, comparing favorably to radio declining 6.2%, television declining 3.9%, outdoor advertising declining 0.8% and newspapers declining 7.7% in 2001. The entire U.S. advertising market generated sales of $172.1 billion in 2001, with directory advertising comprising 8.4% of the advertising market, making it the fifth largest advertising medium. Unlike other advertising, directory advertising is characterized as primarily “directional” advertising, or advertising targeted at consumers who are prepared to purchase a particular product or service and are actively seeking information in order to make such purchase.

Directory advertising market size

      The U.S. directory advertising industry generated sales of approximately $14.4 billion in 2001 according to the Veronis Suhler Stevenson 2002 Communications Industry Forecast. As reported by Global Yellow Pages 2002 Kelsey Group’s Outlook and Forecast, the U.S. directory advertising industry had total distribution of approximately 584 million directories in 2001. The industry is characterized by steady and consistent growth, with annual revenue growth of at least 5.3% over the period from 1996 to 2001.

U.S. Directory Advertising Revenue: 1990-2001

	1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001

	(dollars in billions)
Revenue	$8.9	$9.2	$9.3	$9.5	$9.8	$10.2	$10.7	$11.4	$12.1	$12.9	$13.7	$14.4
Annual Growth		2.9%	1.5%	2.1%	3.2%	4.2%	6.0%	5.8%	6.3%	6.4%	6.6%	5.3%

Yellow pages value proposition

      The yellow pages are a critical source of information for consumers and provide small businesses with lasting exposure to their target customers. The yellow pages remain an important channel for connecting new customers to small businesses because they are a contributing factor for consumers in making purchasing decisions. According to CRM Associates, in 2001, yellow pages advertising delivered a higher return on investment for advertisers than most other major media, with an estimated $53 median return on investment per $1 dollar spent, as compared to an estimated median return on investment of $30 for newspapers, $9 for television and $7 for radio per $1 dollar spent.

Competition with other media

      In 2001, yellow pages advertising ranked fifth in total U.S. advertising dollars, after television, newspaper, radio and magazine advertising. While other media sectors experienced a decrease in advertising revenues, yellow pages fared much better than other media. Historically, other forms of media have experienced negative growth during recessions and more robust growth during expansions, highlighting the relative stability within the yellow pages industry. In addition, according to the Veronis Suhler Stevenson 2002 Communications Industry Forecast, the yellow pages industry generated revenue growth of 5.3% in 2001 and was one of the major forms of media to experience revenue growth.

Media Advertising Revenue

Media	2000	Market share	2001E	Market share	2000-2001

	(dollars in millions)
Television(1)	$56,081	30.6%	$53,879	31.3%	(3.9)%
Newspapers	54,964	30.0	50,728	29.5	(7.7)
Magazines	26,176	14.3	22,731	13.2	(13.2)
Radio	19,069	10.4	17,892	10.4	(6.2)
Yellow Pages	13,704	7.5	14,430	8.4	5.3
Consumer Internet	8,229	4.5	7,253	4.2	(11.9)
Outdoor	5,235	2.9	5,193	3.0	(0.8)

Total	$183,458	100.0%	$172,106	100.0%	(6.2)%

(1)	Includes broadcast, cable and satellite television; excludes barter syndication.

National versus local advertising

      Advertising in yellow pages is sold on a local and national basis. Due to the local nature of directories, small business advertisements contribute the majority of yellow pages revenue, making the local sales channel critically important. According to the Veronis Suhler Stevenson 2002 Communications Industry Forecast, in 2001, local advertising constituted an estimated 84% of total revenue for the yellow pages industry. Consistent with these market characteristics, 86% of SPA’s gross revenue was derived from local channels in 2001.

National Versus Local Advertising Gross Revenue

	1997	1998	1999	2000	2001E

	(dollars in billions)
National	$1.7	$1.9	$2.0	$2.2	$2.3
Local	9.7	10.2	10.8	11.5	12.1

Total	$11.4	$12.1	$12.8	$13.7	$14.4
Local % of total	85.1%	84.3%	83.7%	83.9%	84.0%

Industry participants

      Historically, yellow pages directories in the U.S. have been published primarily by incumbent local exchange carriers in their respective markets. Today, the industry is comprised of three categories of directory publishers: RBOCs, representing the legacy AT&T bell operating companies, utility publishers such as Sprint who provide local telephone services, or, together with RBOCs, Incumbents, and independent publishers, or Independents, who have entered the industry by offering an alternative to the directory published by the local telephone company. Incumbents have typically maintained significant competitive advantages over Independents, including stronger brand names, leading market shares and higher retention rates. We believe these advantages attract high quality advertisers and drive higher levels of market penetration and usage than Independents. Incumbent publishers continue to lead the industry, accounting for over 90% of all yellow pages advertising sales in the U.S. in 2001.

      We believe Incumbent publishers, with established usage, circulation, brand names and presence, typically have a product with more consumer utility due to a larger advertiser base. Higher usage among consumers permits increased pricing levels, which results in greater margins than Independent competitors, who typically operate with a less robust directory product. Consequently, they compete by discounting advertising prices and have advertising rates which are considerably lower than the equivalent products in the Incumbent directory.

      Independent publishers have been enjoying stronger revenue growth on a percentage basis than Incumbent publishers as they build market share by entering new markets. However, due to aggressive pricing strategies and non-incumbent status, Independent publishers typically have had substantially lower EBITDA margins than Incumbent publishers.

      In some instances where Independents and Incumbents compete, the result is the same spending spread across multiple directories, but more frequently, the result is increased aggregate advertising spending in the market. We believe the initial impact of new entrants typically causes the Incumbent to experience flat or slightly negative near-term revenue growth for one to two years. Historically, the lower growth rates have returned to previous levels after a few years, but there is no guarantee that such a rebound will occur in the context of future market entries. One unique characteristic of increased competition is the potential market growth stemming from advertisers’ desire to place additional advertisements in the new entrant’s directory while maintaining existing advertising.

Emerging technologies

      There is no defined leader in Internet yellow pages, or IYP, services either nationally or in any given locality. Global Yellow Pages 2002 Kelsey Group’s Outlook and Forecast estimates total IYP revenues of $580 million in the U.S. in 2002. However, traditional yellow pages are expected to maintain their utility because of their greater convenience and ease of use, while wireless, web-based and other electronic products will continue to be developed as complementary products and sources of growth for the existing print directories.

      While the Internet has changed the way consumers shop and look for information on a national basis, it has yet to make a strong impact on the local domain covered by the yellow pages industry or contribute substantial revenues to major publishers. Publishers currently operate a diverse array of Internet initiatives with varying business models and generally negative profitability to date. There is a proliferation of IYP products in every major market, thereby lowering the market share per IYP provider and decreasing the value to a business which needs total market coverage. This low return on investment translates into low IYP prices and high advertiser churn. Furthermore, the fairly high fixed and sales acquisition costs of this new product typically result in a long and unproven payback period for IYP publishers.

BUSINESS

Corporate Overview

      As a result of the SPA acquisition, we are the sixth largest directory publisher in the United States based on revenue. Donnelley has been in the yellow pages business in various capacities for over 100 years and, together with its business partners, is currently one of the largest independent marketers of yellow pages advertising in the United States. We now publish 260 revenue-generating yellow pages directories in 18 states and have a total circulation of more than 18 million, serving approximately 160,000 local and 4,000 national advertisers. Through DonTech, we continue to sell advertising for an additional 129 directories in Illinois and northwest Indiana with a total circulation of approximately 10 million, serving 100,000 advertisers. We sold $964.3 million of yellow pages advertising for the year ended December 31, 2002 after giving effect to the SPA acquisition and including sales by DonTech.(1) For the year ended December 31, 2002, we had pro forma revenue of $569.7 million, operating income of $346.8 million and EBITDA of $411.5 million after giving effect to the SPA acquisition. For a reconciliation of EBITDA to operating income, see note (2) to the “Summary Unaudited Pro Forma Combined Financial Data.”

Competitive Strengths

     Incumbent directories with strong brand name

      We have the exclusive right to publish Sprint-branded directories in Sprint LTD’s markets that we serve. In addition, through DonTech, we have the exclusive right to sell advertising in SBC-branded directories in the SBC markets that we serve. Sprint LTD and SBC are the incumbent local exchange carriers in their respective markets. Our close affiliation with the local incumbent telephone service provider in each of our markets gives us a significant competitive advantage. We believe these powerful brand names and Sprint’s and SBC’s established market positions will continue to allow us to maintain high consumer usage and attract quality advertisers.

     Greater value proposition for our target advertisers

      We believe that directory advertising provides our small- and medium-sized business customers with a greater value proposition than advertising through most other major media. Our advertisers can reach a broad target audience by advertising in our directories, which provide a lasting reference source for consumers to search for particular products and services. Because directory advertisements reach consumers at a time when they are prepared to make a purchase and are actively seeking information in order to make such purchase, we believe that the “directional” nature of directory advertising is valuable to our advertisers. Additionally, we believe directory advertising generates a higher return on investment for our advertisers than most other major media, including newspapers, the Internet, television, radio and outdoor.

(1)	A reconciliation of pro forma advertising sales to pro forma revenue, the most comparable GAAP measure, for the year ended December 31, 2002 is presented below.

2002

Pro forma publication sales	$964.3
Less DonTech publication sales as DonTech is accounted for using the equity method and we do not recognize revenue from DonTech	(418.2)
Less SPA publication sales included in the amount above that will be recognized as revenue pursuant to the deferral and amortization method in 2003.	(210.2)
Plus SPA publication sales reported by SPA in 2001 but recognized by SPA as revenue pursuant to the deferral and amortization method in 2002.	209.7

Pro forma advertising sales revenue	$545.6
Pre-press publishing revenue	24.1

Pro forma revenue	$569.7

     Strong financial characteristics with stable free cash flow

      Donnelley and SPA have historically generated stable and consistent cash flow and have historically had high operating margins and low capital expenditure requirements. In fiscal year 2002, Donnelley spent $3.7 million and SPA spent $1.6 million on capital expenditures. Our high renewal rates lend predictability and stability to revenues and cash flow. Additionally, the pre-sold nature of directory advertising provides visible revenue and cash flow as advertisers typically enter into one-year contracts and pay on a monthly basis.

     Diversified customers and markets

      We have a large, diversified customer base. We believe that the diversity of our customer base helps mitigate the effect of a downturn in any particular sector of the economy or geographic area. We serve approximately 250,000 local and 4,000 national advertisers through 389 directories in 19 states throughout the United States, including DonTech. In 2002, no single advertiser represented more than 1.0% of either our revenues or DonTech’s revenues, and no single heading category accounted for more than 10.0% of either our revenues or DonTech’s revenues. Our markets are geographically spread throughout the United States with a diverse mix of large markets including Chicago, Orlando and Las Vegas, in addition to smaller, rural markets whose different demographics and market characteristics enhance our ability to generate stable and predictable revenue and cash flow. We believe this high level of customer and geographic diversity mitigates the risk of adverse economic conditions in any one market or industry.

     Operations in attractive markets

      Our markets have attractive demographics. Including DonTech, we serve over 30 of the top 150 MSAs in the United States. Our markets are located in several of the states with the fastest growing populations in the United States, including Florida, Nevada, North Carolina and Virginia.

     Experienced management team

      Our senior officers have an average of 15 years of directory experience. David C. Swanson, President and Chief Executive Officer, has 24 years of experience in the yellow pages industry and has held numerous positions at all levels of Donnelley during the last 18 years. Peter J. McDonald, who most recently served as a member of the Board of Directors of RHD’s parent and, previous to that, President of SBC’s directory business, has joined our management team as Senior Vice President of Donnelley. Mr. McDonald has been in the directory publishing industry for approximately 30 years and has a proven track record in integrating directory acquisitions, having successfully managed the combination of SBC’s and Ameritech’s yellow pages businesses.

     Experienced, non-union work force

      We believe our strong, experienced non-union work force provides us with a distinct competitive advantage. The performance-based compensation policies used by Donnelley historically have resulted in increased productivity and lower turnover for both sales and production personnel. This sales organization has demonstrated continued success even in difficult economic periods, and employees have consistently produced high quality directories. We believe the adoption of an incentive-based compensation structure across the combined organization will enhance operational efficiencies and continue to improve performance.

Business Strategy

      We have identified our major sources of potential growth and have developed a business strategy to capitalize on those opportunities. Principal elements of our business strategy include the following:

     Capitalize on strong brand names and incumbent position

      Our exclusive right to use the Sprint brand name and, through DonTech, the SBC brand name in our markets gives us a substantial competitive advantage over independent directory publishers. The U.S. directory advertising industry has been dominated by the publishing affiliates of large incumbent telephone companies like Sprint and SBC, which typically have substantially higher market share and margins than independent publishers. All of the directories for which we sell advertising bear either the Sprint or SBC name, which we believe contributes to our higher levels of penetration and customer retention compared to independent publishers.

     Continue to implement best sales practices

      Donnelley has developed specialized sales and marketing techniques to increase advertising sales, which we believe we can apply to the former SPA operations. We intend to further leverage our sophisticated information systems and experienced sales management team in order to:

•	better prospect, segment and prioritize profitable sales opportunities;

•	ensure continuity with existing customers;

•	identify and implement cost-effective customer contact methods (e.g., mail, telephone or on-site visits); and

•	offer customized products and services to certain high-potential accounts.

      We expect to generate additional revenue and improve our sales efforts by transitioning the former SPA’s sales force to a more commission-based pay system, which we believe will provide greater incentives for increased sales force success.

     Focus on integration and achieving cost synergies

      Prior to the acquisition, Donnelley and SPA had maintained a longstanding, mutually beneficial relationship since 1980 when Donnelley began publishing directories for predecessors of SPA. Through this relationship, Donnelley has a thorough understanding of the SPA operations and markets and has developed a comprehensive integration strategy to effectively combine the two companies and capitalize on available cost savings and synergies. The integration strategy includes the following initiatives:

•	elimination of one redundant publishing/sales system platform and one pre-press facility;

•	reduction of costs from information technology support related to system and facility consolidation; and

•	consolidation of finance, legal, human resources and other support organizations.

     Maintain and grow advertiser base

      We intend to increase customer retention and to further add to our advertiser base by utilizing our core expertise in managing local advertising sales forces. Established advertisers tend to increase the amount they spend with us from year to year and are generally less expensive to service, or sell to, than new advertisers. We believe long-term relationships maintained by our sales force enable us to generate significant revenue and cash flow. In addition, we plan on increasing the number of new advertisers by developing marketing initiatives and obtaining new lead data on businesses that have not previously advertised with us, as well as continuing to build awareness of our products and services. Furthermore, we will continue to focus on increasing both the number of advertisers and the revenue per customer by:

•	encouraging the use of larger advertisements and other graphic features, including color;

•	increasing the number of headings purchased in directories; and

•	expanding advertiser programs in contiguous market areas.

     Expand product offerings and implement value added services

      Our strategy is to provide our small- to medium-sized advertisers with a fully integrated solution for their advertising needs. For many of our advertisers, printed yellow pages advertising has historically been their primary or only advertising medium. In addition to focusing on expanding existing products such as white pages advertising, color and other products, including tabs and blow-in cards, we intend to leverage our existing breadth of sales products by introducing and selling new products that provide enhanced options to businesses and consumers, such as an Internet offering to complement our existing print directories. Prior to the SPA acquisition, SPA had not offered advertisers any material Internet platform.

Historical Overview of Donnelley

      Through 2002, Donnelley was one of the largest independent marketers of yellow pages advertising in the United States and sold advertising for more than 170 yellow pages directories with a total circulation of over 15 million. Donnelley sold over $600 million of yellow pages advertising annually either directly through its sales force on behalf of SPA, or indirectly through DonTech, and provided pre-press publishing services for approximately 227 yellow pages directories, including all of the directories for which Donnelley sold advertising. As an independent marketer, Donnelley has had a diversified customer base of approximately 165,000 small- to medium-sized businesses.

      Donnelley sold yellow pages advertising in certain markets in Florida, Nevada, North Carolina and Virginia under contractual agreements with affiliates of Sprint. Donnelley also sold yellow pages advertising in Illinois and northwest Indiana through DonTech. The agreements governing the relationships have allowed SBC and Sprint to gain the benefits of Donnelley’s long-term presence in these markets, its yellow pages advertising sales and pre-press publishing expertise, its established infrastructure and its performance-focused, non-union employees. Donnelley has benefited from its agreements with SBC and Sprint, as SBC is the major incumbent telephone company in the Illinois and northwest Indiana markets and Sprint is the major incumbent telephone company in the CenDon markets in Florida, Nevada, North Carolina and Virginia and one of two major incumbent telephone companies in the greater Orlando market.

     Historical Donnelley Businesses

      Donnelley’s operations historically have been divided into two segments: DAS and DonTech. The DAS segment included Donnelley’s sales agency relationship with Sprint and pre-press publishing services for a number of yellow pages publishers. DonTech is Donnelley’s 50/50 perpetual partnership with an affiliate of SBC and has contributed to consolidated earnings via a partnership distribution and revenue participation income. See note 12 to the Consolidated Financial Statements for more information regarding Donnelley’s segments.

     Donnelley’s Former Relationship with Sprint

      Donnelley’s relationship with Sprint began in 1980 when Donnelley began publishing directories in certain markets in North Carolina and Virginia for Central Telephone Company, which subsequently changed its name to Centel and was acquired by Sprint in 1993. The Sprint relationship was expanded in 1985 when Donnelley entered into the UniDon Partnership, or UniDon, with United Telephone Company of Florida, presently a subsidiary of Sprint, to publish directories for United in the Central Florida market.

      The relationship further expanded in 1988 when Donnelley entered into the CenDon Partnership with Centel to publish directories for Centel in certain markets in Florida, Nevada (notably Las Vegas), North Carolina and Virginia. The UniDon relationship was replaced in 1994 with a sales agency agreement under which Donnelley became the exclusive sales agent for four Sprint directories in Central Florida. In 2000, the CenDon Partnership was restructured as a limited liability company with Donnelley acting as the exclusive sales agent for 40 Sprint directories in the same CenDon markets. Under these agreements, in 2002, Donnelley sold approximately 39% of SPA’s local revenues. SPA performed its own sales function in the remaining SPA markets. Donnelley has also provided pre-press publishing services for the yellow pages directories of Sprint sold by Donnelley under separate agreements. The sales agency agreement with CenDon would have extended through 2010 and the sales agency agreement for Central Florida would have expired in 2004.

      Under the stock purchase agreement, Donnelley paid Sprint LTD $14 million at the closing of the acquisition of SPA in satisfaction of all existing Donnelley and SPA obligations owed to Sprint LTD relating to the CenDon relationship.

     Donnelley’s relationship with SBC

      DonTech is Donnelley’s 50/50 perpetual partnership with an affiliate of SBC, which remained unchanged as a result of Donnelley’s acquisition of SPA. Donnelley’s relationship with telephone companies presently owned by SBC began in 1908. Since then, Donnelley has maintained a variety of contractual relationships with these telephone companies regarding directory publication and advertising sales. Under the current partnership agreement, DonTech is the exclusive sales agent in perpetuity for the 129 yellow pages directories published by SBC in Illinois and northwest Indiana. DonTech provides advertising sales services for these directories and earns a commission from SBC. Under Donnelley’s agreements with SBC, Donnelley has a 50% interest in the net profits of DonTech and also receives revenue participation income directly from SBC. The amount of revenue participation income earned is based on a percentage of DonTech advertising sales and is recognized when a sales contract is executed. Revenue participation income comprises approximately 80% to 85% of the total income related to DonTech and is paid directly to Donnelley through an affiliate of SBC. Donnelley also provides certain pre-press publishing services to SBC under a publishing services agreement, which extends through 2008, and billing and support services under separate agreements that extend through 2005 and 2008, respectively, for nominal compensation.

      Donnelley accounts for its investment in DonTech under the equity method and records its income from DonTech as partnership and joint venture income. DonTech is considered a separate operating segment since, among other things, it has its own Board of Directors and the employees of DonTech, including its officers and managers, are not Donnelley’s employees. DonTech’s Board of Directors consists of six members. Each partner appoints two members, one voting and one advisory, and the CEO and CFO are non-voting members. In general, most major decisions are required to be made at the DonTech Board of Directors level and require the affirmative vote of both the Donnelley and SBC appointed directors.

Historical Overview of SPA

      SPA produces 260 revenue-generating directories for Sprint in 18 states with an annual circulation of more than 18 million directories. SPA’s exclusive affiliation with Sprint LTD significantly differentiates SPA from its competitors in the markets it serves. SPA’s use of the “Sprint” brand, its distinctive red cover and the “Best Red Yellow Pages” tagline throughout its markets also represents a competitive advantage for SPA and contributes to the SPA directories’ leading market share and high usage rates. Following the consummation of the SPA acquisition, we will continue to use the names and logos presently used by SPA on the cover and spine of the directories that are distributed in the Sprint LTD service areas at no charge to us for a period of 50 years.

     SPA History

      SPA began its operations as DirectoriesAmerica, which was formed in March 1986 to publish telephone directories for all of the United Telephone operating companies (later renamed the Sprint-United telephone operating companies, and ultimately renamed Sprint Corporation). Sprint acquired two independent Chicago-based publishers in 1988 and merged them together to eventually be called the Midwest Operations Division. In October 1992, an agreement was signed with L.M. Berry to allow for the eventual transfer of sales and production functions and employees to Sprint Publishing, and the buyout of the sales agency agreement with L.M. Berry. Sprint acquired Centel Corporation in March 1993, significantly increasing the scope of Sprint’s local telephone operations, and accordingly, SPA assumed management control of Centel and Centel’s partnership interest in CenDon. In 1995, the production employees from L.M. Berry transferred to SPA and were consolidated in Bristol, Tennessee along with the rest of the SPA production workforce. Further, in June 1998, SPA acquired the 400 person Berry-Sprint sales force in order to assume control over the entire SPA-sold local sales channel. In June 2000, SPA completed the sale of the Midwest Operations Division to focus its business model solely on its utility operations in Sprint LTD markets.

Donnelley Post-Acquisition

      The SPA acquisition transformed us from a directory sales agent and pre-press vendor into a leading publisher of yellow pages directories. We now publish 260 revenue-generating yellow pages directories in 18 states with a total circulation of more than 18 million, serving approximately 160,000 local and 4,000 national advertisers. In addition to the directories we publish, we continue to receive revenue participation income directly from an affiliate of SBC and 50% of the net profits of DonTech. Although DonTech does not publish directories, it sells advertising for 129 SBC directories in Illinois and northwest Indiana with a combined circulation of approximately 10 million in 2001 serving 100,000 local advertisers.

      Together with DonTech, we will generate revenue primarily from the sale of advertising in yellow and white pages, as well as revenue from specialty products such as covers, tabs and coupons. We sold $964.3 million of yellow pages advertising for the year ended December 31, 2002 after giving effect to the SPA acquisition and including sales by DonTech. For a reconciliation of pro forma advertising sales to pro forma revenue, the most comparable GAAP measure, see note (1) under “Business.” For the year ended December 31, 2002, we had pro forma revenue of $569.7 million, operating income of $346.8 million and EBITDA of $411.5 million after giving effect to the SPA acquisition. For a reconciliation of EBITDA to operating income, see note (2) to the “Summary Unaudited Pro Forma Combined Financial Data.”

     Summary of directories and markets

      After the SPA acquisition, in our top ten markets alone, we serve communities with an aggregate population of 5.0 million. As the exclusive publisher of directories for Sprint LTD, our directory coverage areas overlap with all of Sprint LTD’s current markets. In addition, we believe the broad geographic reach of our markets mitigates the effects of adverse economic conditions in any one region.

      Including DonTech, our markets include over 30 of the top 150 MSAs in the United States, with approximately one-third of the households covered by SPA directories in the top 100 MSAs. While we will benefit from our presence in large MSAs, the addition of rural and suburban markets enhances our ability to generate stable, predictable cash flow.

2002 Top Ten Markets

	Number of
Market	Directories	Circulation

		(in thousands)
Las Vegas, NV	2	1,892
Central Florida, FL	2	925
Lee County, FL	1	395
Naples, FL	1	296
Tallahassee, FL	1	347
Ocala-Marion Countywide, FL	1	244
Fayetteville, NC	1	264
Ft. Walton Beach, FL	1	240
Charlottesville, VA	1	185
Punta Gorda, FL	1	148

Top 10 total	12	4,936

      Our diverse advertiser base is a competitive strength for us as no advertiser category accounts for more than 10.0% of gross revenue.

2002 Top Ten Advertising Headings

Heading	Gross revenue(1)	% of gross revenue

	(dollars in millions)
Attorneys	$49.8	9.0%
Physicians	35.5	6.4
Dentists	16.1	2.9
Automobile repair and service	13.9	2.5
Insurance	12.3	2.2
Air conditioning contractors and systems	9.5	1.7
Restaurants	9.0	1.6
Plumbing contractors	8.0	1.4
Pest control services	5.3	1.0
Carpet and rug cleaners	5.2	0.9

Total	$164.6	29.6%

(1)	Revenues shown are based on the publication method of revenue recognition.

     Products and services

      We have two principal directory types: a core book and a community book. Core books generally cover large population areas such as Lee County, Florida. Most core books contain yellow pages, white pages and specialty sections such as area information, guides and government pages. Community books typically cover a sub-section of the area addressed by a core book. In Lee County, for example, there are four community books, Sanibel-Captiva Island, South Fort Myers, Cape Coral/ North Fort Myers and Lehigh Acres, that together cover the majority of the core Lee County directory, but not the entire market. Community books also consist of yellow pages, white pages and specialty sections.

      The table below details our principal revenue-generating product offerings.

Principal Products

Type	Description

Stylized listings for white and yellow pages	Listings appearing in-column consist of name, address and telephone number and are available in a variety of type styles and limited color
Trade items	Advertising space, designed to promote brand name of product or service, placed alphabetically within the column listings of the yellow pages
Space items	Advertising space sold in 1/2 inch increments appearing alphabetically within the column listings of the yellow pages
Display ads	Advertising placed within a heading by size and then by seniority — our ad sizes range from a quarter column to a double full page
Color	Various levels of color including spot-four color, enhanced color, process photo and hi-impact are available for display products
White page logos	Listings allowing space for illustrative art work

      In addition to these principal products, we will offer a broad range of specialty products that advertisers use to differentiate and enhance their display of information. These specialty products typically enjoy higher margins than the principal products and bolster overall profitability. An overview of the main revenue-generating specialty products that will be in our combined portfolio follows:

Specialty Products

Type	Description

Cover products	Advertising sold on the inside bottom-half of the front cover, the inside back cover (top half & full), and the outside back cover space
Tabs	Full page advertising bound into the directory, offering front and back space printed on card stock with a tab protrusion
Ride-alongs	Advertisements placed with the directory delivery bag
Blow-in cards	Loose postcard-like product inserted into directories
Guides (Internet, golf, menu, etc.)	Sections in the directories on a specific interest area with feature information and banner advertising

     Internet-based directory and electronic products

      Although historically SPA has not offered advertisers any material Internet platform, we intend to market an Internet-based directory service to our advertisers. We view our Internet-based directory as a complement to our print directory product rather than as a stand-alone business. We intend to utilize our existing sales force and customer relationships to enable us to provide an electronic source of “where to find it” community information. We intend to provide electronic products that focus on a “local experience” by offering local content to consumers, which will require little incremental effort by our sales force while utilizing a low cost technical and production platform. The DonTech sales force currently offers the SBC Smart Pages Internet product.

      We believe that increased usage of Internet-based directories will continue to support overall usage and advertising rates in the U.S. directory advertising industry. We will continue to explore new means to deliver our content to consumers.

     Business Cycle Overview

      All of our directories generally have a 12-month directory cycle period except Las Vegas, which has two 6-month directory cycles. A publication cycle spans 15 to 20 months from the beginning of the sales cycle to the end of a directory’s life and is comprised of several stages. The marketing stage is generally completed before the end of the first month. The sales stage picks up at the completion of the marketing stage and generally runs through the following five months. The sales stage closes approximately 70 days prior to publication. Production and printing is the next stage, usually lasting an additional two months. Finally, distribution generally occurs over the final month. Customer service as well as billing and collections stages are provided after distribution of a publication and throughout the publication cycle.

     Sales

      Sales are carried out internally through premise representatives, telephone representatives and letter renewals on the local level, and through national account managers who manage CMRs serving national advertisers. Our customers are separated into national advertisers, which advertise in 20 or more directories and span three or more states with at least two different publishers, and local advertisers, which are primarily small businesses in our markets. In general, advertising from the local segment continues to represent the vast majority of our revenue, accounting for approximately 85% of gross revenue, while approximately 15% was derived from the national segment.

      As a result of the SPA acquisition, we are combining the separate SPA and Donnelley sales teams into a fully integrated sales organization. We believe that we will reduce sales force turnover and generate incremental revenue with a more performance-based compensation structure. We will also retain a more flexible cost structure from the non-union sales cultures of Donnelley and SPA.

      Prior to the SPA acquisition, Donnelley had been responsible for selling advertising for SPA in certain markets in Nevada, Florida, Virginia and North Carolina. Donnelley provided sales and publishing services in these markets and had been responsible for hiring, training, staffing and managing the sales force in exchange for a sales commission.

     Local Sales Organization

      Our local sales market is segmented into three sales channels: premise sales, telephone sales and letter renewal. Premise sales representatives conduct sales calls at customers’ business locations and typically handle higher dollar and more complex accounts. Telephone sales representatives handle lower dollar value accounts and conduct their sales over the phone. The final channel, letter renewal, is used to contact very low dollar value customers that have renewed their account for the same product for several years.

     National Sales Organization

      Our national sales channel is managed through our national sales department located in Overland Park, Kansas. The national sales department seeks to increase national directory revenues by developing and maintaining favorable relationships with CMRs and national advertisers.

      National account managers are the primary point of contact for all communication and business dealings between SPA and CMRs. SPA’s national account managers and national sales representatives are accountable for overall national revenue objectives.

     Pre-press and Information Technology Management Services

      Pre-press services include canvass and assignment preparation, graphics and ad composition, contract processing, database management and pagination. We provide one of the most comprehensive capabilities in the directory information industry, including tools and information to effectively conduct sales and marketing planning, sales management, sales compensation and customer service activities. Our information management and publishing systems are located primarily in facilities in Raleigh, North

Carolina and in Bristol and Blountville, Tennessee, with additional services provided in a facility in Dunmore, Pennsylvania.

     Printing & Distribution

      All directories are printed by and we source all paper through our long-standing relationship with printing vendor R.R. Donnelley. We currently have two contracts for the printing of our directories with R.R. Donnelley that expire in December 2005 and December 2007. Although we share a common heritage, no other common ownership or business relationship exists between R.R. Donnelley and us.

      The delivery of directories is facilitated through outsourcing relationships with PDC and SDDS. Delivery methods utilized in both initial and secondary delivery to distribute directories to customers are selected based on factors such as cost, quality, geography, and customer need. Primary delivery methods include U.S. Postal Service and hand delivery, and occasionally we may use United Parcel Service or other types of expedited delivery methods. Frequently a combination of these methods is required to meet the needs of the marketplace.

      SDDS is the principal secondary delivery vendor maintaining warehouses in Ohio, Florida and Nevada to stock inventory for secondary deliveries to new residents and businesses that move into our local market areas following the completion of initial distribution of the directory in that area.

     Customer service

      We use several pre-publication and post-publication methods to ensure quality service for our customers. The most important and resource-intensive services are the post-publication services, including:

•	general inquiries and advertising complaints;

•	billing questions and change requests;

•	hand delivery of directories to major accounts; and

•	call-count reports for Tracking Yellow Pages Success, or TYPS, accounts.

      SPA’s customer service process design has contributed to the reductions in customer adjustments achieved over the last three years. Our billing service center will respond to customer calls regarding billing issues, payment status information, account updates and address changes.

     Credit, Billing and Collections

      Our billing function is focused on ensuring the timely and accurate delivery of bills for all customers. Billing for most customers begins in the month of publication and continues monthly over the life of the publication, which is generally 12 months. Prior to 1999, Sprint LTD performed a significant portion of the billing functions. In 1999, SPA initiated a process to assume in-house billing responsibilities for all new customers. This process was fully implemented in March 2001 and all customers that received directories published in March and beyond were billed by SPA.

      Since early 2000, the credit, billing and collections departments have focused on reducing SPA’s percentage of uncollectible receivables and bad debt expense. In 2002, bad debt expense represented 4.7% of net revenues. Although the transition of billing systems and new write-off policies have resulted in an increase in bad debt expense, management has experienced recent improvement and anticipates bad debt expense to normalize at historic levels. This expected improvement is due to numerous credit, billing and collection initiatives.

DonTech Overview

      DonTech is Donnelley’s 50/50 perpetual partnership with SBC, which will remain unchanged as a result of Donnelley’s acquisition of SPA. The following diagram sets forth an overview of the corporate structure and sources of cash flow with respect to DonTech:

     Summary of Directories

      DonTech sells advertising for 129 directories in Illinois and northwest Indiana with a combined circulation of approximately 10 million in 2001. These directories provide advertising for approximately 100,000 local advertisers, many of whom rely on the yellow page directories as their primary or sole method of advertising.

      Legal Summary — Relationship to Donnelley

      The historical working relationship that began in 1908 between Donnelley and predecessors of SBC has evolved into The DonTech II Partnership and a series of related agreements that entitle Donnelley to its interest in DonTech. The ownership structure of DonTech is governed by the DonTech partnership agreement. This perpetual agreement states that Donnelley and SBC each maintain a 50% interest in the partnership and are each entitled to 50% of all partnership net income. In addition, the agreement states that DonTech’s Board of Directors will consist of six members. Each partner appoints two members, one voting and one advisory, and the CEO and CFO are non-voting members. Decisions of the Board require an affirmative vote of both voting directors. In the event of a stalemate among the Board, the issue will be elevated to senior officers of both partners and, failing resolution, to arbitration.

      The revenue participation agreement between Donnelley and APIL Partners (an SBC affiliate to whom Donnelley transferred its membership interest in the publisher in exchange for the grant of the revenue participation interests) states that Donnelley is entitled to a revenue participation interest in DonTech. This interest is equal to DonTech’s gross advertising sales, subject to allowances for claims (capped at 2.4%) and bad debt (capped at 3.7%), less the DonTech partnership commissions of 27.0%, multiplied by 35.9%. In the event that APIL Partners breaches its obligations under this agreement, Donnelley has the right to reacquire its controlling interest in the publishing entity.

      The exclusive sales agency agreement between APIL Partners and DonTech establishes that DonTech enjoys exclusive agency status to solicit and sell all advertising for SBC’s directories in Illinois and northwest Indiana.

      The partnership dissolves, and related agreements terminate, only upon a mutual agreement, bankruptcy of either partner or their respective parents, acquisition by one partner of the other’s partnership interest, a transfer of a partner’s interest in violation of the transfer provisions contained in the partnership agreement, a decision by the Board to dissolve which would require agreement of our representatives on the Board, a material breach of any obligation under the agreement which is not cured within 30 days, or the occurrence of any event of dissolution under the Illinois Uniform Partnership Act.

Competition

     Yellow Pages Advertising Sales

      The U.S. directory advertising industry is highly competitive. More than 240 independent publishers operating in the United States compete with RBOCs, directory publishers and other telephone utility publishers. In most markets, we compete with one or more yellow pages directory publishers, which are predominantly independent publishers. In some markets, we compete on a limited basis with RBOC directory publishers in adjacent markets. One of these publishers, Verizon Information Services, the directory business affiliated with Verizon Communications, Inc., has begun to publish directories and offer local Internet directory services in markets beyond where Verizon Communications offers local phone service, including in several SPA markets. Effectively, Verizon Information Services is competing as an independent publisher in those markets. While no other RBOC or utility publisher has announced similar plans, no assurance can be given that other RBOC or utility publishers will not do so in the future. Many of these telephone utility publishers are larger than us and have greater financial resources than we have. No assurances can be given that we will be able to compete effectively with these other publishers for advertising sales or acquisitions in the future.

      We also compete for advertising sales with other media, including newspapers, magazines, radio, direct mail, the Internet and television. Many of these competitors are larger than us and have greater financial resources than we have. Additionally, advances in technology have brought new participants, new products and new channels to the industry, including increasing use of electronic delivery of directory information as an advertising medium.

      In addition, the Telecommunications Act of 1996, which effectively opened local telephone markets to increased competition, may adversely impact the market position of telephone utilities, including those with which we have relationships. Because the Telecommunications Act of 1996 has opened local telephone markets to increased competition, no assurances can be given that Sprint, or SBC will remain a dominant local telephone service provider in their local service areas. If Sprint were no longer a dominant local telephone service provider in any particular local service area, our license to be the exclusive publisher for Sprint in its markets and to use the Sprint brand name on our directories in those markets may not be as valuable as we presently anticipate, and we may not realize some of the anticipated benefits under our commercial arrangements with Sprint. If SBC were no longer the dominant local telephone service provider in any DonTech service areas, our income from the DonTech relationship would be adversely affected.

     Internet

      Since 1997, overall usage of printed yellow pages directories in the United States has declined, which we believe is in part a result of increased usage of Internet-based directory products. The yellow pages directory advertising business is subject to changes arising from developments in technology, including information distribution methods and users’ technological preferences. The use of the Internet by consumers as a means to transact commerce may result in new technologies being developed and services being provided that could compete with our products and services. Our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing user preferences, including the use of the Internet.

     Pre-press Publishing Services

      Yellow pages publishers typically derive these necessary services from internal divisions or through independent providers of such services, or some combination thereof. Many telephone companies and many of the significant Independents, including those who are currently our clients, have made, or are making investments, to acquire publishing services technology similar to the technology utilized at our publishing centers. We compete based upon breadth of services offered, price, turn-around time and experience.

Raw Materials

      Our principal raw material is paper, which our printer currently purchases on our behalf at agreed upon prices. These prices are at or near the spot market price, as we do not currently have long-term purchase agreements or commitments from paper mills or other outside suppliers. Accordingly, we are subject to price increases and delays in receiving this principal raw material. Further, changes in the supply of, or demand for, paper could affect delivery times and prices. Paper is one of our largest variable cost items and will account for approximately 5% to 10% of annual operating expenses. As conditions warrant, we may enter into longer term supply agreements in the future.

Intellectual Property

      We own and control confidential information as well as a number of trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights which, in the aggregate, are of material importance to our business. We believe that the “Donnelley” name and related names, marks and logos are, in the aggregate, material to our business. We are licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by us. We have the exclusive license to produce, publish and distribute directories for Sprint LTD in SPA’s current markets as well as the exclusive license to use Sprint’s brand, including Sprint’s diamond logo, on directories in SPA’s current markets, and we acquired the “Best Red Yellow Pages” tagline and the “look and feel” trademarks presently used by SPA. Although we do not consider any individual trademark or other intellectual property to be material to our operations, we believe that the licenses we acquired in conjunction with the SPA acquisition will be material, taken as a whole, to our business. We consider our trademarks, service marks, databases, software and other intellectual property to be proprietary, and we rely on a combination of copyright, trademark, trade secret, non-disclosure and contract safeguards for protection. We also benefit from the use of both the phrase “yellow pages” and the walking fingers logo, which we believe to be in the public domain in the United States.

Properties

      After the SPA acquisition and prior to giving effect to any potential facility consolidation, we currently conduct our publishing operations from one owned and three leased facilities with non-cancelable lease terms expiring at various dates through 2012. Our publishing facilities are located in a leased 55,000 square foot building in Raleigh, North Carolina, in an owned 25,000 square foot facility in Bristol, Tennessee and in a leased 42,000 square foot facility in Blountville, Tennessee, which we anticipate closing later this year. Our graphics center is located in a 20,000 square foot building in Dunmore, Pennsylvania. We also lease 35,000 square feet for our corporate headquarters in Purchase, New York and 67,000 square feet of office space in Overland Park, Kansas. The lease of our Purchase facility extends through 2011, but we have the option to cancel the lease in 2006 for a nominal fee. The lease on the Overland Park facility extends through April 30, 2005, but both we and the landlord each have the right to cancel the lease upon

180 days’ prior written notice. We also lease space for local sales offices, which are typically fairly small and have relatively short terms. DonTech directly leases its own sales offices and corporate headquarters.

      We believe that our facilities are adequate for their current use.

Employees

      As of January 3, 2003, we had approximately 1,550 full-time employees. This number does not include the employees of DonTech, who are not employees of Donnelley. None of our employees are subject to collective bargaining agreements, and we consider relations with our employees to be good.

Legal Proceedings

      We are involved in various legal proceedings arising in the ordinary course of our business, as well as certain extraordinary litigation and tax matters described below. We periodically assess our liabilities and contingencies in connection with these matters based upon the latest information available to us. For those matters where it is probable that we have incurred a loss and the loss or range of loss can be reasonably estimated, we record reserves in our consolidated financial statements. In other instances, we are unable to make a reasonable estimate of any liability because of the uncertainties related to both the probable outcome and amount or range of loss. As additional information becomes available, we adjust our assessment and estimates of such liabilities accordingly.

      Based on our review of the latest information available, we believe our ultimate liability in connection with pending legal proceedings, including the extraordinary litigation and tax matters described below, will not have a material adverse effect on our results of operations, cash flows or financial position, as described below.

      In order to understand our potential exposure under the extraordinary litigation and tax matters described below under the captions “Information Resources, Inc.” and “Tax Matters,” you need to understand the relationship between us and D&B, and certain of our predecessors and affiliates that, through various corporate reorganizations and contractual commitments, have assumed varying degrees of responsibility with respect to such matters.

      In November 1996, the company then known as The Dun & Bradstreet Corporation separated through a spin-off into three separate public companies: The Dun and Bradstreet Corporation, ACNielsen Corporation, or ACNielsen, and Cognizant Corporation, or Cognizant. In June 1998, The Dun & Bradstreet Corporation separated through a spin-off into two separate public companies: R.H. Donnelley Corporation (formerly The Dun & Bradstreet Corporation) and a new company that changed its name to The Dun & Bradstreet Corporation. Later in 1998, Cognizant separated through a spin-off into two separate public companies: IMS Health Incorporated, or IMS, and Nielsen Media Research, Inc., or NMR. In September 2000, the Dun & Bradstreet Corporation separated into two separate public companies: Moody’s Corporation, or Moody’s, (formerly The Dun & Bradstreet Corporation) and a new company that changed its name to The Dun & Bradstreet Corporation. As a result of the form of R.H. Donnelley Corporation’s separation from The Dun & Bradstreet Corporation in 1998, we are the corporate successor of and technically the defendant and taxpayer referred to below as D&B.

     Rockland Yellow Pages

      In 1999, Sandy Goldberg, Dellwood Publishing, Inc. and Rockland Yellow Pages initiated a lawsuit against RHD’s parent and Bell Atlantic Corporation in the United States District Court for the Southern District of New York. The Rockland Yellow Pages is a proprietary directory that competes against a Bell Atlantic directory in the same region, for which we served as Bell Atlantic’s advertising sales agent through June 30, 2000. The complaint alleged that the defendants disseminated false information concerning the Rockland Yellow Pages, which resulted in damages to the Rockland Yellow Pages. In May 2001, the District Court dismissed substantially all of plaintiffs’ claims, and in August 2001, the remaining claims were either withdrawn by the plaintiffs or dismissed by the District Court. The plaintiffs then filed a complaint against the same defendants in New York State Supreme Court, in Rockland County, alleging virtually the same state law tort claim previously dismissed by the District Court and seeking unspecified damages. In October 2001, defendants filed a motion to dismiss this complaint. On May 5, 2002, the Court granted defendants’ motion to dismiss the complaint. Plaintiffs have filed an appeal of this dismissal. Nonetheless, we presently do not believe that the final outcome of this matter will have a material adverse effect on our results of operations or financial condition.

     Information Resources, Inc.

      In 1996, Information Resources, Inc., or IRI, filed a complaint in the United States District Court for the Southern District of New York, naming as defendants RHD’s parent, as successor of D&B, ACNielsen and IMS International Inc., at the time of the filing, all wholly owned subsidiaries of D&B. IRI alleges, among other things, various violations of the antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited, or SRG. IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement. IRI is seeking damages in excess of $350 million, which amount IRI seeks to treble under antitrust laws. IRI is also seeking punitive damages of an unspecified amount. No trial date has been set, and discovery is ongoing. Under the agreements in which Cognizant was spun off, Cognizant, ACNielsen and D&B agreed to conduct a joint defense and allocated liabilities among themselves. Under the agreements related to our spin-off, D&B assumed the defense and agreed to indemnify us against any payments that we may be required to make, including related legal fees. As required by those agreements, Moody’s Corporation, which subsequently separated from D&B, agreed to be jointly and severally liable with D&B for the indemnity obligation to us. At this stage in the proceedings, we are unable to predict the outcome of this matter. While we cannot assure you as to any outcome, management presently believes that D&B and Moody’s have sufficient financial resources, borrowing capacity and indemnity rights against IMS and NMR (who succeeded to Cognizant’s indemnity obligations under the agreement in which Cognizant was spun off) to reimburse us for any payments we may be required to make and related costs we may incur in connection with this matter.

     Tax Matters

      D&B entered into global panning initiatives in the normal course of its business, primarily through tax-free restructurings of both its foreign and domestic operations. The status of Internal Revenue Service reviews of these initiatives is summarized below.

      Pursuant to the spin-offs and separations referred to above, IMS and NMR are jointly and severally liable for, and must pay one-half, and D&B and Moody’s are jointly and severally liable for, and must pay the other half of any payments over $137 million for taxes, accrued interest and other amounts resulting from unfavorable IRS rulings on the matters summarized below (other than the matter summarized below under “— Amortization Expense Deductions — 1997-2002,” for which D&B and Moody’s, jointly and severally, are solely responsible). D&B, on our behalf, was contractually obligated to pay, and did pay, the first $137 million of tax liability in connection with the matter summarized below as “— Utilization of Capital Losses — 1989-1990.” Under the terms of our spin-off from D&B, D&B agreed to assume the defense and to indemnify us for any tax liability that may be assessed and any related costs and expenses that we may incur in connection with any of these tax matters. Also, as required by those agreements, Moody’s has agreed to be jointly and severally liable with D&B for the indemnity obligation to us. Under the terms of certain of the other spin-offs and separations, D&B and Moody’s have, between each other, agreed to be financially responsible for 50% of any potential liabilities that may arise to the extent such potential liabilities are not directly attributable to each party’s respective business operations. While we cannot assure you as to the outcome in these matters, management presently believes that D&B and Moody’s have sufficient financial resources, borrowing capacity and indemnity rights against IMS and NMR (who succeeded to Cognizant’s indemnity obligations under the applicable spin-off) to reimburse us for any payments we may be required to make and related costs we may incur in connection with these tax matters.

     Utilization of Capital Losses — 1989-1990

      In 2000, D&B filed an amended tax return with respect to the utilization of capital losses in 1989 and 1990 in response to a formal IRS assessment. The amended tax return reflected an additional $561.6 million of tax and interest due. In 2000, D&B paid the IRS $349.3 million while IMS (on behalf of itself and NMR) paid approximately $212.3 million. We understand that this payment was made under dispute in order to stop additional interest from accruing, that D&B is contesting the IRS’s formal assessment and would also contest the assessment of amounts, if any, in excess of the amounts paid, and that D&B has filed a petition for a refund in the United States District Court. This case is expected to go to trial in 2004.

      Subsequent to making its payment to the IRS in 2000, IMS sought to obtain partial reimbursement from NMR under the terms of the agreements relating to 1996 spin-off. NMR paid IMS less than IMS sought. Accordingly, IMS filed an arbitration proceeding against NMR claiming that NMR underpaid to IMS its proper allocation of the above tax payments as provided by the agreements relating to the 1996 spin-off. Neither D&B nor we were party to those agreements. IMS nonetheless sought to include us in this arbitration, arguing that if NMR should prevail in its interpretation against IMS, then IMS could seek to enforce the same interpretation against us (as successor to The Dun & Bradstreet Corporation) under the agreements relating to the 1996 spin-off. The arbitration panel ruled that we are a proper party to this arbitration proceeding. A decision from the arbitration panel on the merits is expected during 2003. If NMR should prevail in the arbitration against IMS and, in turn, IMS should prevail against us, then we believe that our additional liability would be approximately $15 million, net of tax benefits. While we believe that the original interpretation of the tax allocation computation is correct and that the claims of IMS are without merit, if NMR prevails against IMS and in turn IMS prevails against us in this arbitration proceeding, as noted above, D&B and Moody’s would be jointly and severally obligated to indemnify us against any such liability and related costs.

      We believe that the fact that D&B and IMS have already paid the IRS a substantial amount of additional taxes with respect to the contested tax planning strategies significantly mitigates our risk. While no assurances can be given, we currently believe that D&B and Moody’s have sufficient financial resources, borrowing capacity and indemnity rights against IMS and NMR to reimburse us for any payments we may be required to make and related costs we may incur with respect to this matter.

     Royalty Expense Deductions — 1994-1996

      During the second quarter of 2002, D&B received a Notice of Proposed Adjustment from the IRS with respect to a transaction entered into in 1993. In this Notice, the IRS proposed to disallow certain royalty expense deductions claimed by D&B on its 1994, 1995 and 1996 tax returns. The IRS previously concluded an audit of this transaction for taxable years 1993 and 1994 and did not disallow any similarly claimed deductions. We understand that D&B disagrees with the position taken by the IRS in its Notice and has filed a responsive brief to this effect with the IRS. If the IRS were to issue a formal assessment consistent with the Notice, then a payment of the disputed amounts would be required, if D&B opted to challenge the assessment in U.S. District Court rather than in U.S. Tax Court. In the event of such challenge by D&B, the required payment by D&B to the IRS would be up to $42 million ($48 million offset by a $6 million tax benefit). In recent communications between D&B and the IRS, we understand that the IRS has expressed some willingness to withdraw its proposed disallowance of certain royalty expense deductions of $7.5 million for 1994. However, we also understand that the IRS has expressed its intent to seek penalties of $7.5 million for 1995 and 1996 based on its interpretation of applicable law. We have been advised that D&B would challenge the IRS’s interpretation. Again, under the agreements relating to our spin-off and Moody’s spin-off, D&B and Moody’s are required to jointly and severally indemnify us against any such liability and related costs.

      Notwithstanding the verbal communications with the IRS in 2002 noted above regarding royalty expense deductions of $7.5 million for 1994, in a February 2003 letter to D&B (on our behalf) the IRS asserted that it intends to take a position regarding prior tax years that would have the effect of disallowing a portion of the 1994 royalty expense deduction, our share of which would be $5 million if the IRS prevailed. We understand that D&B disagrees with the IRS’s position. Also, in February 2003, D&B (on our behalf) received a Preliminary Partnership Summary Report from the IRS that challenges the tax treatment of certain royalty payments received by a partnership in which D&B was a partner. As stated in its report, the IRS would reallocate certain partnership income to D&B, which if the IRS prevailed would require an additional payment from us of $20 million, including tax, interest and penalty, net of associated tax benefits. Again, under the agreements relating to our spin-off and Moody’s spin-off, D&B and Moody’s have agreed to jointly and severally indemnify us against any such liability and related costs.

     Amortization Expense Deductions — 1997-2002

      We understand that the IRS has sought certain documentation from D&B with respect to a transaction entered into in 1997 that produces amortization expense deductions for D&B. While we understand that D&B believes the deductions are appropriate, it is possible that the IRS could ultimately challenge them and issue an assessment. If the IRS were to prevail or the assessment were to be challenged by us in U.S. District Court, we understand that D&B estimates that its cash payment to the IRS with respect to deductions claimed to date including any potential assessment of penalties of $6.5 million, could be up to $46.4 million, or $43 million net of associated tax benefits. This transaction is scheduled to expire in 2012, and unless earlier terminated by D&B, the cash exposure, based on current interest rates and tax rates, would increase at a rate of approximately $2.3 million per quarter (including potential penalties) as future amortization expenses are deducted. Again, under the agreements relating to our spin-off and Moody’s spin-off, D&B and Moody’s are required to jointly and severally indemnify us against any such liability and related costs.

      As a result of our assessment of our exposure in these matters, especially in light of our indemnity arrangements with D&B and Moody’s, and their financial resources, borrowing capacity and indemnity rights against IMS and NMR, no material amounts have been accrued in the consolidated financial statements for any of these D&B related litigation and tax matters.

     Coastal Termite and Pest Control

      In 2001, Marnan Group, Inc., doing business as Coastal Termite and Pest Control, or Coastal, filed a complaint in the United States District Court for the Middle District of Florida against SPA. The complaint, as amended, alleged that SPA breached certain directory advertising contracts between 1996 and 1999, fraudulently induced Coastal to enter into another directory advertising contract and tortiously interfered with Coastal’s business relationships with its customers. Coastal is seeking damages for lost contract benefits, lost profits and diminution of business value in an unspecified amount, including pre-judgment interest. In January 2002, SPA filed a motion to dismiss certain of Coastal’s claims. In September 2002, the court denied SPA’s motion to dismiss. Nonetheless, we do not believe that the final outcome of this matter will have a material adverse effect on our results of operations or financial condition. SPA had approximately $0.5 million reserved in its consolidated financial statements for this matter, which amount was transferred to our consolidated financial statements in connection with the acquisition.

MANAGEMENT

      The executive officers and directors of Donnelley and their respective positions and ages are set forth below:

Name	Age	Position(s)

David C. Swanson	48	Chairman of the Board and Chief Executive Officer
Peter J. McDonald	52	Senior Vice President of Donnelley and President of Donnelley Media
Steven M. Blondy	43	Senior Vice President and Chief Financial Officer
George F. Bednarz	49	Vice President, Publishing, Information Technology and Corporate Planning
Robert J. Bush	37	Vice President, General Counsel and Corporate Secretary
Frank M. Colarusso	45	Vice President and Treasurer
William C. Drexler	49	Vice President and Controller
Debra M. Ryan	51	Vice President — Human Resources
Kenneth G. Campbell	56	Director
Nancy E. Cooper	49	Director
Robert R. Gheewalla	35	Director
Robert Kamerschen	67	Director
Terence O’Toole	44	Director
Carol J. Parry	61	Director
David M. Veit	64	Director
Barry Lawson Williams	58	Director

      Upon the closing of the sale of the convertible preferred stock by RHD’s parent, the GS Funds appointed two representatives to the Board of Directors of RHD’s parent.

      David C. Swanson has been Chief Executive Officer of Donnelley since May 2002 and became Chairman of the Board in December 2002. He was first elected to the Board in December 2001. He served as President and Chief Operating Officer of RHD’s parent from December 2000 until May 2002. Prior to that, Mr. Swanson served as President of Donnelley Directory Services since March 1999. Mr. Swanson joined Donnelley as an Accountant Executive and held increasingly senior management positions over the next 15 years. In 1995, he became Executive Vice President of Sales and in 1997 was named Executive Vice President and General Manager of Proprietary Operations. In 1998, he was named Executive Vice President of Corporate Strategy in conjunction with the spin-off of RHD’s parent from D&B.

      Peter J. McDonald has served as Senior Vice President of Donnelley and President of Donnelley Media since September 2002. Mr. McDonald was a director of RHD’s parent between May 2001 and September 2002. Previously, Mr. McDonald served as President and Chief Executive Officer of SBC Directory Operations, a publisher of yellow pages directories from October 1999 to April 2000. He was President and Chief Executive Officer of Ameritech Publishing’s yellow pages business from 1994 to 1999, when Ameritech was acquired by SBC Communications Inc., a major telecommunications company. Mr. McDonald was President and Chief Executive Officer of DonTech, the perpetual partnership between SBC and Donnelley, from 1993 to 1994. Prior to that time, he served in a variety of sales positions at Donnelley, after beginning his career at National Telephone Directory Corporation. He is also a past vice chairman of the Yellow Pages Publishers Association.

      Steven M. Blondy has served as Senior Vice President and Chief Financial Officer since March 2002. Prior to joining Donnelley, Mr. Blondy served as Senior Vice President — Corporate Development for Young & Rubicam, Inc., a global marketing and communications company, from 1998 to 2000. Mr. Blondy also served as Executive Vice President and Chief Financial Officer for Poppe Tyson, a leading Internet and integrated marketing communications agency from 1996 to 1997. Mr. Blondy also served as Chief Financial Officer for Grundy Worldwide, an independent producer of television programs in Europe and Australia from 1994 to 1995. Prior to that, he spent 12 years in the investment banking industry with Chase Manhattan Bank and Merrill Lynch.

      George F. Bednarz has served as Vice President, Publishing and Information Technology since April 2001. Previously, he served as Vice President & General Manager — Publishing since 1999. Mr. Bednarz joined us in November 1995 to lead the start-up implementation of Donnelley’s Raleigh Information Center. Prior to joining us, Mr. Bednarz spent 19 years at D&B, where he held executive positions of increasing responsibility in various functions.

      Robert J. Bush has served as General Counsel since January 2001. During 2000, Mr. Bush served as Vice President and Corporate Secretary, having joined Donnelley in October 1999 as Assistant Vice President and Assistant General Counsel. Prior to joining us, Mr. Bush was Assistant General Counsel and Assistant Secretary at MIM Corporation, a pharmacy benefit management company, from 1998 to 1999 and an Associate at the New York offices of the law firm of Jones, Day, Reavis & Pogue (now known as Jones Day) from August 1993 to May 1998.

      Frank M. Colarusso has served as Vice President and Treasurer of Donnelley since June 1998. Prior to that, he was Assistant Treasurer of D&B from 1996. Mr. Colarusso joined D&B in 1986 and was named Manager, International Treasury Services in 1989 and Director of Corporate Finance in 1992. Prior to joining D&B, Mr. Colarusso held management positions at Texaco Inc. and Sperry Corporation.

      William C. Drexler has served as Vice President and Controller of Donnelley since June 1999. Prior to that, Mr. Drexler served as Assistant Vice President of Finance since 1996. Mr. Drexler joined us in 1992 as Director of Accounting Operations. In 1995, he was named Director of Financial Planning for publishing and information services. Prior to joining Donnelley, Mr. Drexler held financial management positions of increasing responsibility with a number of manufacturing firms.

      Debra M. Ryan has served as Vice President — Human Resources for Donnelley since January 2002. Prior to that, Ms. Ryan served as Vice President — Human Resources for RHD since 1994. Ms. Ryan joined Donnelley in 1973 as a sales representative and has held several management positions in the sales organization.

      Kenneth G. Campbell has served as a director of RHD’s parent since November 1999 and is the President and Chief Executive Officer of Wagic Corporation, a product development and marketing company, as well as a co-founder and a board member of WebAccommodate Corp., a provider of Internet property management software. Previously, he had been Chairman and Chief Executive Officer of Centegy Corporation (formerly NETEQ, Inc.), an Internet business services provider, from 1998 to 2001. Mr. Campbell co-founded and was Executive Vice President of Affiliate Sales and Operations at USWEB from 1995 to 1998. From 1992 to 1995, Mr. Campbell was Vice President and General Manager, North America at Inmac Corporation. From 1990 to 1992, Mr. Campbell was co-founder and President of Advanced Partners. Prior to that, Mr. Campbell held management positions at CopyMat Corporation from 1988 to 1990 and was co-founder and Vice President of Sales and Operations for USTelecenters from 1985 to 1988.

      Nancy E. Cooper has served as a director RHD’s parent since February 2003. Ms. Cooper was appointed Senior Vice President and Chief Financial Officer of IMS, a leading provider of information solutions to the pharmaceutical and healthcare industries, in December 2001. Prior to that, she served as Chief Financial Officer at Reciprocal, Inc., a leading digital distribution infrastructure enabler, from July 2000 to October 2001. From September 1998 to July 2000, Ms. Cooper was Chief Financial Officer of Pitney Bowes Credit Corporation, the financing subsidiary of the provider of integrated mail and document management systems and services. She served as a Partner at General Atlantic Partners, a private equity firm focused on software and investments, from January to August 1998. Prior to that, she spent 22 years at IBM Corporation in various positions of increasing responsibility, including Director of Financial Management Systems, Pricing and Financial Planning from 1982 to 1992, Controller and Treasurer and Financial Director at IBM Credit Corporation from September 1992 to January 1995, Assistant Controller of IBM in 1996 and Chief Financial Officer of IBM Global Industries in 1997.

      Robert R. Gheewalla has served as a director of RHD’s parent since January 2003. Mr. Gheewalla is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm, where he has worked since 1994. He currently serves as a director for IPC Acquisition Corp. and many private portfolio companies.

      Robert Kamerschen has served as a director of RHD’s parent since June 1998 and is retired Chairman and Chief Executive Officer of ADVO, Inc., a leading full-service targeted direct mail marketing services company. He served as Chairman and Chief Executive Officer of DIMAC Corporation, a direct marketing services company, from October 1999 until January 2002, when that company was sold. In July 1999, he retired as Chairman of ADVO, Inc., a position he had held since 1989, and has served as Senior Consultant to ADVO, Inc. since July 1999. Prior to January 1999, in addition to serving as Chairman of ADVO, Inc., Mr. Kamerschen had also been Chief Executive Officer since 1988. Mr. Kamerschen has also served in key senior leadership roles in a number of prominent sales and marketing driven businesses involving significant turnaround and/or transformation initiatives. Mr. Kamerschen currently serves on the boards of IMS, Linens ’N Things Inc., Synavant Inc., Radio Shack Corporation and MemberWorks, Inc. DIMAC Corporation filed a voluntary petition for reorganization under the U.S. bankruptcy laws in April 2000 and successfully emerged from bankruptcy in February 2001.

      Terence M. O’Toole has served as a director of RHD’s parent since January 2003. Mr. O’Toole is a Managing Director and Chief Operating Officer of the Principal Investment Area at Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm. He has been at Goldman Sachs since 1983, when he joined in the Mergers & Acquisitions Department. Mr. O’Toole currently serves on the boards of Amscan Holdings, Inc. and Western Wireless Corporation and several private companies.

      Carol J. Parry has served as a director of RHD’s parent since June 1998 and has been the President of Corporate Social Responsibility Associates, a management consulting firm, since September 2000. Previously, Ms. Parry served as Executive Vice President in charge of the Community Development Group at The Chase Manhattan Bank, a major commercial banking institution, from 1996 to June 1999. In 1999, Ms. Parry was nominated to serve on the Board of Governors of the Federal Reserve System, the central bank of the United States. Ms. Parry was Managing Director of Chase Manhattan’s Community Development Group from 1992 to 1996 and served on that bank’s Policy Council, the central governing body of that bank, from 1997 to 1999. Ms. Parry has served on the Federal Reserve Board Consumer Advisory Council and the advisory board for the Community Development Financial Institutions Program. Ms. Parry is a Trustee for the Committee for Economic Development and serves on the boards of a number of not-for-profit organizations.

      David M. Veit has served as a director of RHD’s parent since February 2003. Mr. Veit is retired Executive Director of Pearson plc, the international media and publishing company, a position he held from January 1981 to May 1998. He most recently served as Senior Advisor to Bain Capital Inc., a leading private investment firm, from May 1998 to December 2001. During that time, he served as Chief Executive Officer of two portfolio companies of Bain Capital, Bentley’s Luggage and Gifts and Jostens Learning Corporation. Prior to that, he served as President of Pearson Inc., the United States subsidiary of Pearson plc, from January 1985 to May 1998. He was also the Chairman of Camco, Inc. from May 1982 to October 1994. He is a director of Maxxcom, Inc. and serves on several boards of private companies.

      Barry Lawson Williams has served as a director of RHD’s parent since June 1998 and has been President and founder of Williams Pacific Ventures, Inc., a venture capital and real estate investment and consulting firm, since 1988. Previously, he served as Interim President and Chief Executive Officer of the American Management Association International, a leading membership-based management development organization, from November 2000 to June 2001. He also serves as Senior Mediator of JAMS/ Endispute, Inc., a leading alternative dispute resolution provider, since 1993, and Adjunct Lecturer, Entrepreneurship at Haas School of Business since 1995. He was General Partner of WDG Ventures, a California-based real estate development firm, from 1987 to 2002. He was previously President of C.N. Flagg Power Inc. from 1989 to 1992. Mr. Williams serves on the boards of CH2M Hill Companies Ltd., Kaiser Permanente, Newhall Land & Farming Company, Northwestern Mutual Life Insurance Company, PG&E Corp.,

Synavant Inc., Simpson Manufacturing Company and SLM Corporation. Mr. Williams also serves on the boards of a number of other not-for-profit organizations. In April 2001, the utility subsidiary of PG&E Corp. filed a voluntary petition for reorganization under the U.S. bankruptcy laws.

Compensation Committee Interlocks and Inside Participation; Certain Relationships and Related Party Transactions

      Messrs. Kamerschen, Campbell and Williams serve as members of the Compensation and Benefits Committee of RHD’s parent. No member of that committee is or has been an officer or employee of RHD’s parent and none had interlocking relationships with any other entities of the type that would be required to be disclosed in accordance with SEC rules and regulations.

      The GS Funds invested $200.0 million in RHD’s parent’s convertible preferred stock in connection with the SPA acquisition. Pursuant to the certificate of designations governing the convertible preferred stock, the holders of the convertible preferred stock are entitled to elect two directors to RHD’s parent’s Board of Directors, without any approval or veto right by the other stockholders of RHD’s parent. Messrs. O’Toole and Gheewalla are the GS Funds’ designees to the Board under that provision. Mr. O’Toole is the brother-in-law of Peter McDonald, a former Board member of RHD’s parent and a current Senior Vice President of Donnelley.

      In addition to his position as a member of the Board of Directors, during July 2002 through September 2002, Mr. McDonald also served as a consultant to provide integration planning services with respect to the SPA acquisition. Mr. McDonald received $56,000 for these services and was reimbursed $8,052 for related travel expenses.

      Ms. Cooper is the Senior Vice President and Chief Financial Officer of IMS. Mr. Kamerschen, who serves as chairperson of the RHD’s parent’s Compensation and Benefits Committee, also serves as the chairperson of IMS’ compensation committee but is not and has never been an executive officer of either company. RHD’s parent’s Board has unanimously determined that because Mr. Kamerschen is an independent director of both RHD’s parent and IMS, and Donnelley and IMS have no material relationship (as described below), his service on both compensation committees in light of Ms. Cooper’s positions with IMS and RHD’s parent does not give rise to any conflict.

      In addition, as disclosed in the RHD’s parent’s Annual Report on Form 10-K for the year ended December 31, 2002, IMS and Donnelley are nominally adverse parties in an arbitration proceeding with respect to certain tax liabilities of Donnelley that result from the structure of RHD’s parent’s spin-off from D&B in June 1998. IMS separated from Cognizant Corporation in 1998, which had separated from D&B in 1996, in each case pursuant to similar spin-off transactions. As a result of certain contractual indemnification arrangements between Donnelley and D&B in connection with the spin-off, however, the real party in interest with respect to these tax liabilities and the related arbitration proceeding is D&B. Thus, from a practical perspective, the direct indemnitor of Donnelley is not IMS but rather D&B and Moody’s, which separated from D&B following RHD’s parent’s spin-off from D&B. Due to the form of these separation transactions and the various contractual indemnity arrangements entered into in connection therewith, IMS is effectively an indemnitor of D&B not Donnelley. See “Business — Legal Proceedings” for further details regarding these separation transactions, the underlying tax liability and the arbitration proceeding.

      RHD’s parent’s Board of Directors carefully considered these matters, including advice from counsel, and has determined that Ms. Cooper and/or IMS are not affiliated persons of Donnelley and that no material relationship exists between Ms. Cooper (other than in her capacity as director) and/or IMS and Donnelley. Hence, the Board has unanimously concluded that Ms. Cooper is independent within the meaning of all applicable laws and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

		Amount and
		Nature of
		Beneficial	Percent
	Title of Class	Ownership(1)	of Class

R.H. Donnelley Corporation	Common Stock	100	100%
One Manhattanville Road
Purchase, New York 10577

(1)	RHD is a wholly owned subsidiary of R.H. Donnelley Corporation, who has the sole power to vote and dispose of all of RHD’s outstanding capital stock.

      The following table sets forth information regarding ownership of common stock of RHD’s parent as of March 6, 2003 by (i) each of its named executive officers, (ii) each of its directors, (iii) all of its directors and executive officers as a group (both including and excluding shares beneficially owned by affiliates of The Goldman Sachs Group, Inc.) and (iv) owners of more than 5% of the outstanding shares of its common stock, including shares beneficially owned by affiliates of The Goldman Sachs Group, Inc. Except as indicated in the notes to the table, RHD’s parent believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of RHD’s parent’s directors and named executive officers listed below is One Manhattanville Road, Purchase, NY 10577. In addition, in connection with the acquisition of SPA, the GS Funds invested $200 million in convertible preferred stock of RHD’s parent and warrants to purchase an aggregate of 1,650,000 shares of common stock of RHD’s parent. On November 25, 2002, the GS Funds invested $70 million through the purchase of shares of RHD’s parent’s convertible preferred stock and warrants to purchase 577,500 shares of common stock. On January 3, 2003, the GS Funds invested the other $130 million through the purchase of shares of convertible preferred stock of RHD’s parent and warrants to purchase 1,072,500 shares of common stock of RHD’s parent. On January 3, 2003, the 70,000 shares of RHD’s parent’s convertible preferred stock issued on November 25, 2002 automatically converted into 70,604 shares of the convertible preferred stock of RHD’s parent. The initial conversion price of the convertible preferred stock is $24.05, subject to adjustment, and is subject to an 8% dividend payable by RHD’s parent, compounded quarterly, which it may pay in cash or allow to accrue, at its option. The warrants to purchase 577,500 shares of common stock purchased on November 25, 2002 have an exercise price of $26.28 per share, which price is equal to the 30-day average of the common stock price prior to November 25, 2002. The remaining 1,072,500 warrants have an exercise price of $28.62 per share, which price is equal to the 30-day average of the common stock price prior to closing. On an converted basis, the GS Funds beneficially own approximately 24.7% of the common stock of RHD’s parent.

	Shares of R.H. Donnelley
	Corporation Common Stock

	Amount Beneficially		Percentage
Beneficial Owners	Owned(1)		of Class(1)

Frank R. Noonan	303,339	(2)	1.0%
David C. Swanson	236,610	(3)	*
Steven M. Blondy	18,750	(4)	*
Frank M. Colarusso	134,565	(5)	*
George F. Bednarz	112,637	(6)	*
Debra M. Ryan	76,368	(7)	*
Peter J. McDonald	4,500	(8)	*
Kenneth G. Campbell	11,940	(9)	*
Nancy E. Cooper	2,000	(10)	*
Robert R. Gheewalla	9,995,177	(11)	24.7%
Robert Kamerschen	20,545	(12)	*
Terence M. O’Toole	9,995,177	(11)	24.7%
Carol J. Parry	14,545	(13)	*
Barry Lawson Williams	10,545	(14)	*

	Shares of R.H. Donnelley
	Corporation Common Stock

	Amount Beneficially		Percentage
Beneficial Owners	Owned(1)		of Class(1)

David M. Veit	2,350	(10)	*
All Directors and Executive Officers as a Group (17 persons)	10,993,845	(15)	26.6%
All Directors and Executive Officers as a Group, excluding affiliates of The Goldman Sachs Group, Inc. (15 persons)	998,668	(15)	3.2%
The Goldman Sachs Group, Inc.	9,995,177	(16)	24.7%
85 Broad Street
New York, NY 10004
Neuberger Berman, Inc.	2,605,930	(17)	8.5%
605 Third Avenue
New York, NY 10158
Shapiro Capital Management, Inc.	1,687,265	(18)	5.5%
3060 Peachtree Road
Suite 1555 N.W.
Atlanta, GA 30305

*	Represents ownership of less than 1%.

(1)	The amounts and percentage of RHD’s parent’s common stock beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of March 6, 2003, RHD’s parent had 30,500,983 shares of common stock outstanding. In addition, the GS Funds own 200,604 shares of RHD’s parent’s convertible preferred stock. See note (16) below.

(2)	Includes 303,339 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter. Mr. Noonan served as chairman of RHD’s parent until December 2002.

(3)	Includes 194,908 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(4)	Includes 18,750 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(5)	Includes 121,435 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(6)	Includes 105,123 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(7)	Includes 73,368 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(8)	Includes 1,500 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(9)	Includes 7,440 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(10)	Includes 500 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(11)	Includes (a) 9,991,119 shares of RHD’s parent’s common stock that may be acquired pursuant to warrants exercisable, and convertible preferred stock that may be converted into common stock, as of March 6, 2003 or within 60 days thereafter, (b) 1,000 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter by each of Messrs. Gheewalla and O’Toole, (c) 3,000 restricted shares of RHD’s parent’s common stock owned by Messrs. Gheewalla and O’Toole and (d) 58 shares of RHD’s parent’s common stock owned by The Goldman Sachs Group, Inc. Messrs. Gheewalla and O’Toole hold these options and restricted shares for the benefit of The Goldman Sachs Group, Inc. and are deemed to have beneficial ownership of these shares as a result of their positions with Goldman, Sachs & Co., an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. They each disclaim beneficial ownership of all shares, except to the extent of their pecuniary interest therein, if any. See note (16) for a discussion of the beneficial ownership of these shares by The Goldman Sachs Group Inc.

(12)	Includes 6,000 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(13)	Includes 6,000 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(14)	Includes 3,000 shares of RHD’s parent’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(15)	Includes options to purchase 587,397 shares of RHD’s parent’s common stock that are exercisable as of March 6, 2003 or within 60 days thereafter, as well as the shares beneficially owned by The Goldman Sachs, Group, Inc. See note (16).

(16)	The Goldman, Sachs Group, Inc., Goldman, Sachs & Co., the GS Funds and other affiliated entities filed a Schedule 13D/ A with the Commission on January 7, 2003. According to that Schedule 13D/ A, The Goldman Sachs Group, Inc. beneficially owned 9,991,177 shares as of December 31, 2002, with no sole voting or dispositive power over any of those shares. The shares beneficially owned by The Goldman Sachs Group, Inc. include (a) 200,604 shares of convertible preferred stock, which are convertible into 8,341,119 shares of common stock, (b) warrants to purchase 1,650,000 shares of common stock and (c) 58 shares of common stock. In addition, as of March 6, 2003, The Goldman Sachs Group, Inc. may be deemed to beneficially own (i) 1,000 shares of RHD’s parent’s common stock that may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter by Messrs. Gheewalla and O’Toole and (ii) 3,000 restricted shares of RHD’s parent’s common stock owned by Messrs. Gheewalla and O’Toole. Messrs. Gheewalla and O’Toole hold these options and restricted shares for the benefit of The Goldman Sachs Group, Inc. and are deemed to have beneficial ownership of these shares as a result of their positions with Goldman, Sachs & Co., an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Due to the stated 8% dividend on the convertible preferred stock and because RHD’s parent will not pay such dividends for the first quarter of 2003 in cash, but rather allow such dividends to accrue, as of March 6, 2003, The Goldman Sachs Group, Inc. beneficially owns an additional 229,282 shares of common stock reflecting accrued dividends through 60 days following March 6, 2003.

(17)	Neuberger Berman, Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Genesis Fund filed a Schedule 13G/ A with the SEC on February 13, 2003. According to that Schedule 13G/ A, they beneficially owned 2,605,930 shares as of December 31, 2002, including the sole power to vote 62,980 shares and the sole power to dispose of 0 shares of RHD’s parent’s common stock.

(18)	Samuel Shapiro, Shapiro Capital Management Inc. and the Kaleidoscope Fund, L.P. filed a Schedule 13G with the SEC on February 6, 2003. According to that Schedule 13G, they beneficially owned 1,687,265 shares as of December 31, 2002, including the sole power to vote and dispose of all of these shares of RHD’s parent’s common stock.

DESCRIPTION OF OTHER DEBT

Senior Secured Credit Facility

      On December 6, 2002, RHD refinanced its then existing senior credit facility with a new senior secured credit facility arranged by Deutsche Bank Securities Inc., Salomon Smith Barney Inc. and Bear, Stearns & Co. Inc. Under the senior secured facility, Deutsche Bank Trust Company Americas acts as Administrative Agent, Citicorp North America, Inc. and Bear Stearns Corporate Lending Inc. act as Syndication Agents, and BNP Paribas, an affiliate of BNP Paribas Securities Corp., and Fleet National Bank act as Documentation Agents. The senior secured credit facility consists of a $500.0 million tranche A term loan facility, a $900.0 million tranche B term loan facility and a $125.0 million revolving credit facility with a $20.0 million sublimit for swingline loans. The tranche A term loan facility and revolving credit facility each have terms of 6 years, and the tranche B term loan facility has a term of 7.5 years. Pursuant to certain escrow arrangements, the $900.0 million tranche B term loan facility was initially borrowed by R.H. Donnelley Finance Corporation II, was funded into escrow and was assumed by RHD in connection with the SPA acquisition.

     Guarantees; Security

      RHD’s obligations under the senior secured credit facility are fully and unconditionally, jointly and severally, guaranteed by its parent and each of its direct and indirect existing and future subsidiaries. Additionally, RHD’s obligations and the obligations of the guarantors are secured by a pledge of substantially all of the assets of RHD and the guarantors, including a pledge of 100% of RHD’s stock and the stock of each of RHD’s existing and future domestic subsidiaries.

     Interest Rates

      Under the senior secured credit facility, interest is payable at rates per annum equal to, at RHD’s option, ABR or LIBOR, plus a spread initially as follows: for LIBOR loans under the tranche A term loan facility and the revolving credit facility, 3.50%; for LIBOR loans under the tranche B term loan facility, 4.00%; for ABR loans under the tranche A term loan facility and the revolving credit facility, 2.50%; and for ABR loans under the tranche B term loan facility, 3.00%. During the term of the facilities, the spread for the revolving credit facility and the tranche A term loan is determined by a grid based upon our leverage ratio. The ABR is the higher of (1) the alternative base rate of one of the initial lenders and (2) the federal funds effective rate plus 1/2 of 1%.

     Commitment Fees

      RHD is required to pay a 0.50% per annum commitment fee on the undrawn portion of the commitments under the revolving credit facility and, under certain circumstances, the tranche A term loan facility of the senior secured credit facility.

     Covenants

      The senior secured credit facility requires RHD, its parent and its subsidiaries to comply with various negative covenants that will restrict our activities, including, but not limited to, limitations on liens, debt, dividends, redemptions and repurchases of capital stock, prepayments, redemptions and repurchases of debt, loans and investments, capital expenditures, mergers, consolidations, acquisitions, asset dispositions and sale/leaseback transactions, and transactions with affiliates.

      In addition, the senior secured credit facility requires RHD, its parent and its subsidiaries to comply with various affirmative covenants and financial performance covenants, including, but not limited to, maximum total leverage, maximum senior secured leverage, minimum interest coverage and minimum fixed charge coverage.

     Events of Default

      The credit agreement governing the senior secured credit facility contains events of default which are customary for transactions of this type.

     Mandatory Prepayments

      The credit agreement governing the senior secured credit facility requires prepayment of the term loans and, under certain circumstances, a corresponding reduction in the revolving commitments, with the proceeds of certain asset sales, the incurrence of certain indebtedness, a percentage of certain equity issuances, a percentage of excess cash flow and certain events relating to the SPA acquisition documents.

Existing 9 1/8% Senior Subordinated Notes Due 2008

      RHD launched a tender offer and exit consent solicitation to repurchase its 9 1/8% senior subordinated notes at 100% of their principal amount, which included an early consent fee, plus accrued and unpaid interest to the date of repurchase. After the completion of the tender offer, $21.2 million aggregate principal amount of RHD’s 9 1/8% senior subordinated notes remained outstanding.

      Under an indenture dated as of June 5, 1998 between RHD and The Bank of New York, as trustee, our existing 9 1/8% senior subordinated notes rank pari passu with the senior subordinated notes and rank junior in right of payment to the senior notes. The 9 1/8% senior subordinated notes are unsecured and mature on June 1, 2008. The 9 1/8% senior subordinated notes are fully and unconditionally, jointly and severally guaranteed by RHD’s parent and subsidiaries. The 9 1/8% senior subordinated notes accrue interest at the rate of 9 1/8% per annum, payable semi-annually on June 1 and December 1 of each year. RHD does not have the right to redeem any of the 9 1/8% senior subordinated notes prior to June 1, 2003. After June 1, 2003, at RHD’s option, RHD may redeem, in whole or in part, the 9 1/8% senior subordinated notes at the redemption prices set forth below, which are expressed as percentages of the principal amount, plus accrued and unpaid interest thereon, if redeemed during the 12-month period beginning in June 1 of the year indicated below:

Year	Redemption Price

2003	104.563%
2004	103.042%
2005	101.521%
2006 and thereafter	100.000%

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      On December 3, 2002, we sold $325.0 million in aggregate principal amount at maturity of the senior notes and $600.0 million in aggregate principal amount at maturity of the senior subordinated notes in a private placement through initial purchasers to a limited number of “qualified institutional buyers,” as defined in the Securities Act. In connection with the sale of the notes, we entered into a registration rights agreement with the initial purchasers, dated as of December 3, 2002. Under that agreement, we must, among other things, file with the SEC a registration statement under the Securities Act covering the exchange offer and use our reasonable best efforts to cause that registration statement to become effective under the Securities Act. Upon effectiveness of that registration statement, we must offer each holder of the senior notes the opportunity to exchange its securities for an equal principal amount at maturity of senior exchange notes and each holder of the senior subordinated notes the opportunity to exchange its securities for an equal principal amount at maturity of the senior subordinated exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any notes are registered on our books or any other person who has obtained a properly completed assignment of notes from the registered holder.

      We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

      In order to participate in the exchange offer, you must represent to us, among other things, that:

•	the exchange notes being acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

Resale of the Exchange Notes

      Based on a previous interpretation by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are an affiliate of ours, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are able to make the representations set forth in “— Purpose and Effect of the Exchange Offer.”

      If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume, or indemnify you against, this liability.

      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. See “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

      Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for brokers-dealers participating in the exchange offer. Under the registration rights agreement, we are not required to amend or supplement the prospectus after the 180th day following the expiration date of the exchange offer.

      We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.

      As of the date of this prospectus, $325.0 million in aggregate principal amount at maturity of the senior notes and $600.0 million in aggregate principal amount at maturity of the senior subordinated notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the notes on this date. There will be no fixed record date for determining registered holders of the notes entitled to participate in the exchange offer. Holders, however, of the notes must tender their certificates therefor or cause their notes to be tendered by book-entry transfer prior to the expiration date of the exchange offer to participate.

      The form and terms of the exchange notes will be the same as the form and terms of the notes, except that the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of notes, including the right to receive penalty interest on the notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “— Consequences of Failure to Exchange.”

      We will be deemed to have accepted validly tendered notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted notes will be returned, or, in the case of notes tendered by book-entry transfer, those unaccepted notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those notes promptly after the expiration date of the exchange offer. See “— Procedures for Tendering.”

      Those who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The expiration date is 5:00 p.m., New York City time on                     , 2003, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer, or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under “— Conditions.”

      To extend the exchange offer, we must notify the exchange agent by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

      We reserve the right:

•	to delay accepting any notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” are not satisfied by giving oral or written notice of the delay, extension, or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

      Any delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the notes, and we will extend the exchange offer for a period of up to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of the notes, if the exchange offer would otherwise expire during that extension period.

      Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency. We expect that any such release would be made through PR Newswire.

      Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. See “— Conditions” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.

      In all cases, issuance of the exchange notes for notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for those notes or a timely confirmation of book-entry transfer of the notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of notes or in the satisfaction of conditions of the exchange offer by holders of the notes. If any tendered notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws such previously tendered notes, or if notes are submitted for a greater principal amount of notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder thereof.

Conditions

      Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any notes and may terminate the exchange offer before the acceptance of any notes for exchange and before the expiration of the exchange offer, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•	the staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval or approval by holders of the notes has not been obtained, which approval we, in our reasonable judgment, deem necessary for the consummation of the exchange offer.

      If we determine that any of these conditions are not satisfied, we may:

•	refuse to accept any notes and return all tendered notes to the tendering holders, or, in the case of notes tendered by book-entry transfer, credit those notes to an account maintained with The Depository Trust Company;

•	extend the exchange offer and retain all notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the notes to withdraw their tendered notes; or

•	waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the notes, and we will extend the exchange offer for a period of up to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the notes, if the exchange offer would otherwise expire during this period.

Procedures for Tendering

      To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent prior to the expiration date of the exchange offer. You may also tender your notes by means of The Depository Trust Company’s Automatic Tenders Over the Participant Terminal System (“ATOP”), subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent’s message to the exchange agent account at The Depository Trust Company. The term “agent’s message” means a message, transmitted to The Depository Trust Company and received by the exchange agent and forming a part for a book-entry transfer, that states that The Depository Trust Company has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition, either:

•	certificates for the notes must be received by the exchange agent, along with the letter of transmittal;

•	a timely confirmation of transfer by book-entry of those notes, if the book-entry procedure is available, into the exchange agent’s account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below, which the exchange agent must receive prior to the expiration date of the exchange offer; or

•	you must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration of the exchange offer.

      If you tender your notes and do not withdraw them prior to the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      The method of delivery of notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date of the exchange offer. No letter of transmittal or notes should be sent to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

      Any beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its notes should contact the registered holder promptly and instruct that registered holder to tender the notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its notes on the owner’s own behalf, that owner must, prior to completing and executing the letter of transmittal and delivering its notes, either make appropriate arrangements to register ownership of the notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of notes may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	commercial bank;

•	trust company having an office or correspondent in the United States; or

•	eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

      If the letter of transmittal is signed by a person other than the registered holder of any notes, the notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the notes.

      If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or bond power, those persons should so indicate when signing, and unless we waive the requirement, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered notes, and withdrawal of tendered notes, in our sole discretion. All of these determinations will be final and binding. We reserve the absolute right to reject any and all notes not properly tendered or any notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within the time we determine. Although we intend to notify holders of notes of defects or irregularities with respect to tenders of notes, neither we, nor the exchange agent, or any other person will incur any liability for failure to give this notification. Tenders of notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

      In addition, we reserve the right, in our sole discretion, to purchase or make offers for any notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under “— Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

      If the holder of notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “— Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      In all cases, issuance of exchange notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the notes or a timely confirmation of book-entry transfer of notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if notes are submitted for a greater principal amount of notes than the holder of notes desires to exchange, the unaccepted or portion of non-exchanged notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of notes.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry delivery of notes by causing The Depository Trust Company to transfer the notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agents message through ATOP.

Guaranteed Delivery Procedures

      Holders who wish to tender their notes and (1) whose notes are not immediately available or (2) who cannot deliver their notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date of the exchange offer, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the notes and the principal amount of notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal, together with the certificate(s) representing the notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

      Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

      Except as otherwise provided, tenders of notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

      To withdraw a tender of notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

•	specify the name of the person having deposited the notes to be withdrawn;

•	identify the notes to be withdrawn;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the notes in the name of the person withdrawing the tender; and

•	specify the name in which any notes are to be registered, if different from that of the person who deposited the notes to be withdrawn.

      We will determine all questions as to the validity, form and eligibility of the notices, which determination will be final and binding on all parties. Any notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those notes unless the notes so withdrawn are validly re-tendered.

      Any notes that have been tendered but that are not accepted for payment will be returned to the holder of those notes, or in the case of notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date of the exchange offer.

Termination of Certain Rights

      All rights given to holders of notes under the registration rights agreement will terminate upon the consummation of the exchange offer, except with respect to our duty:

•	to use our reasonable best efforts to keep the registration statement continuously effective, under certain circumstances, for a period of not more than 180 days; and

•	to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “— Resale of the Exchange Notes.”

Exchange Agent

      The Bank of New York has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the Notice of Guaranteed Delivery with respect to the notes should be addressed to the exchange agent as follows:

By Registered or	By Hand or
Certified Mail:	Overnight Courier
The Bank of New York	The Bank of New York
101 Barclay Street	101 Barclay Street
7 East	7 East
New York, New York 10286	New York, New York 10286
Reorganization Unit	Reorganization Unit
Attention: Mr. Bernard Arsenec	Attention: Mr. Bernard Arsenec
By Telephone (to confirm receipt of facsimile): (212) 815-5098
By Facsimile (for Eligible Institutions only): (212) 298-1915

Fees and Expenses

      We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail. Additional solicitation, however, may be made by facsimile, telephone, or in person by our officers and regular employees and by officers and regular employees of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

      We estimate that our cash expenses in connection with the exchange offer will be approximately $75,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

      We will pay all transfer taxes, if any, applicable to the exchange of the notes for exchange notes. The tendering holder of notes, however, will pay applicable taxes if certificates representing notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of notes tendered, or

•	if tendered, the certificates representing notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	if a transfer tax is imposed for any reason other than the exchange of the notes in the exchange offer.

      If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

Consequences of Failure to Exchange

      Participation in the exchange offer is voluntary. Holders of the notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

      Notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the notes may not be offered, sold, pledged, or otherwise transferred except:

•	to us or any of our subsidiaries;

•	to a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder, if available;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 904 thereunder, if available;

•	pursuant to an effective registration statement under the Securities Act, and, in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the notes.

Accounting Treatment

      For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

No Appraisal or Dissenters’ Rights

      In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indentures governing the notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to exchange offers.

DESCRIPTION OF SENIOR NOTES

      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Defined terms used in this description but not defined below under the heading “— Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the “Company”, “us” and “our” refer only to R.H. Donnelley Inc. (“RHD”) and not any of its Subsidiaries.

      We will issue the exchange notes (the “Senior Notes”) under the indenture dated as of December 3, 2002, as supplemented by the first supplemental indenture, dated January 3, 2003, between RHD (as successor to R.H. Donnelley Finance Corporation I) and The Bank of New York, as trustee (the “Trustee”). All references in this section to the “Senior Notes” include the senior notes and the senior exchange notes.

      The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. Certain provisions of the indenture relating solely to the period of time after the issuance of the Senior Notes and up to and including the closing of the Acquisition have been omitted from this summary. Such provisions, among other things, related to the placement of the proceeds into escrow pending the closing of the Acquisition. We urge you to read the indenture because it may contain additional information and defines your rights as a noteholder. A copy of the indenture is available upon request to the Company at the address indicated under “Where You Can Find More Information” and is incorporated by reference into this registration statement. The indenture contains provisions which define your rights under the Senior Notes. In addition, the indenture governs the obligations of the Company, the Parent and of each Subsidiary Guarantor under the Senior Notes. The terms of the Senior Notes include those stated in the indenture and, upon effectiveness of a registration statement with respect to the notes, those made part of the indenture by reference to the Trust Indenture Act of 1939.

      We issued $325 million of Senior Notes and may, subject to compliance with the covenant described under “Certain Covenants — Limitation on Debt” as well as with the other covenants in the indenture which are described under “Certain Covenants,” issue additional Senior Notes (the “Additional Senior Notes”) in an unlimited aggregate principal amount at any time and from time to time under the same indenture. Any Additional Senior Notes that we issue in the future will be substantially identical in all respects to the Senior Notes that we have issued, and will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, except that Additional Senior Notes issued in the future may have different issuance prices and will have different issuance dates. We will issue Senior Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Principal, Maturity and Interest

      The Senior Notes will mature on December 15, 2010. Unless we issue Additional Senior Notes in the future, the aggregate principal amount of Senior Notes will be $325 million.

      Interest on the Senior Notes will accrue at a rate of 8 7/8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2003. We will pay interest to those persons who were holders of record on the June 1 or December 1 immediately preceding each interest payment date.

      Interest on the Senior Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Senior Notes

      If a holder has given wire transfer instructions to the Company, the Company will pay, or cause to be paid by the paying agent, all principal, interest and additional interest, if any, on that holder’s Senior Notes in accordance with those instructions. All other payments on the Senior Notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar

      The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the Senior Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Guarantees

      The obligations of the Company pursuant to the Senior Notes and the indenture are fully and unconditionally, jointly and severally guaranteed, on an unsecured senior basis, by Parent (the “Parent Guarantee”) and the Subsidiary Guarantors. The Subsidiary Guarantee of any Subsidiary Guarantor may be released in certain circumstances as described under “— Certain Covenants — Creation of Subsidiaries; Additional Subsidiary Guarantees.”

      The Parent Guarantee and each Subsidiary Guarantee are limited to an amount not to exceed the maximum amount that can be guaranteed by Parent or the applicable Subsidiary Guarantor, as the case may be, after giving effect to all of its other contingent and fixed liabilities without rendering the Parent Guarantee or the Subsidiary Guarantee, as it relates to Parent or such Subsidiary Guarantor, as the case may be, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. A court could also subordinate the Parent Guarantee or any Subsidiary Guarantee to all other indebtedness (including guarantees and other contingent liabilities) of Parent or the relevant Subsidiary Guarantor, as the case may be, and, depending on the amount of such Debt, Parent’s liability on the Parent Guarantee or the Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero.

Ranking

      The Debt evidenced by the Senior Notes, the Parent Guarantee and the Subsidiary Guarantees is the senior unsecured obligation of the Company, Parent and the Subsidiary Guarantors, as the case may be. The payment of the principal of, premium, if any, and interest on the Senior Notes, the Parent Guarantee and the Subsidiary Guarantees will:

•	rank pari passu in right of payment with all other senior Debt of the Company, Parent and the Subsidiary Guarantors;

•	rank senior in right of payment to all Debt of the Company, Parent and the Subsidiary Guarantors that is, by its terms, expressly subordinated to the Senior Notes, the Parent Guarantee and the Subsidiary Guarantees (including the Senior Subordinated Notes, the Existing Notes and the related Guarantees); and

•	be effectively subordinated to the senior secured Debt of the Company to the extent of the value of the collateral securing such Debt.

      As of December 31, 2002, after giving pro forma effect to the Acquisition, the Tender Offer and related financing transactions, on a consolidated basis, the Company would have had $2,335.0 million of Debt outstanding, $1,713.8 million of which would have been Senior Debt, and $1,388.8 million of which would have been senior secured Debt. Although the indenture contains limitations on the amount of additional Debt that the Company or any Subsidiary Guarantor may Incur, under certain circumstances the amount of such Debt could be substantial. See “— Certain Covenants — Limitation on Debt.”

Optional Redemption

      Except as set forth in the next succeeding paragraph, the Senior Notes will not be redeemable at the option of the Company prior to December 15, 2006. Starting on that date, the Company may redeem all or any portion of the Senior Notes, at any time or from time to time, after giving the required notice under the indenture. The Senior Notes may be redeemed at the redemption prices set forth below plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Senior Notes redeemed during the 12-month period commencing on December 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price

2006.	104.438%
2007.	102.219%
2008 and thereafter	100.000%

      From time to time prior to December 15, 2005, the Company may redeem up to a maximum of 35% of the aggregate principal amount of the Senior Notes (including any Additional Senior Notes) issued under the indenture, with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of Senior Notes (including any Additional Senior Notes) issued under the indenture remains outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

      Any notice to holders of Senior Notes of a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

Other Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

Selection and Notice of Redemption

      If the Company redeems less than all the Senior Notes at any time, the Trustee will select Senior Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

      The Company will redeem Senior Notes of $1,000 or less in whole and not in part. The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address.

      If any Senior Note is to be redeemed in part only, the notice of redemption that relates to that Senior Note will state the portion of the principal amount thereof to be redeemed. The Company will issue a new Senior Note in a principal amount equal to the unredeemed portion of the original Senior Note in the name of the holder upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after such date, interest ceases to accrue on the Senior Notes or portions thereof called for such redemption.

Repurchase at the Option of Holders upon a Change of Control

      Upon the occurrence of a Change of Control, each holder of Senior Notes will have the right to require the Company to repurchase all or any part of such holder’s Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date

(the “Change of Control Purchase Price”)); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Senior Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Senior Notes under the terms of the section titled “Optional Redemption” at any time prior to the requirement to consummate the Change of Control and redeem the Senior Notes in accordance with such notice.

      Within 30 days following any Change of Control, or, at the Company’s option, prior to the consummation of such Change of Control but after it is publicly announced, the Company shall:

(a) send, by first-class mail, with a copy to the Trustee, to each holder of Senior Notes, at such holder’s address appearing in the Senior Note register, a notice stating:

(1) that a Change of Control has occurred or will occur and a Change of Control Offer is being made pursuant to the covenant described under “Repurchase at the Option of Holders upon a Change of Control” and that all Senior Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date (the “Change of Control Payment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day and a point in time occurring after the consummation of the Change of Control and not later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control; and

(4) if the notice is mailed prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring; and

(5) the procedures that holders of Senior Notes must follow in order to tender their Senior Notes (or portions thereof) for payment, and the procedures that holders of Senior Notes must follow in order to withdraw an election to tender Senior Notes (or portions thereof) for payment.

      Holders electing to have a Senior Note purchased shall be required to surrender the Senior Note, with an appropriate form duly completed, to the Company or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives, not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Note that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Senior Note purchased.

      On or prior to the Change of Control Payment Date, the Company shall irrevocably deposit with the Trustee or with the Paying Agent (or, if the Company or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the holders entitled thereto, to be held for payment in accordance with the provisions of this covenant. On the Change of Control Payment Date, the Company shall deliver to the Trustee the Senior Notes or portions thereof that have been properly tendered to and are to be accepted by the Company for payment. The Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Company to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Company immediately after the Change of Control Payment Date.

      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Senior Notes pursuant to a Change of Control Offer, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance with these securities laws or regulations.

      The Change of Control repurchase feature is a result of negotiations between us and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that management of the Company or Parent would decide to do so in the future. Subject to certain covenants described below, management of the Company or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

      The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of Senior Notes to require us to repurchase its Senior Notes may be uncertain. In such a case, holders of the Senior Notes may not be able to resolve this uncertainty without resorting to legal action.

      The Credit Facility does not permit our subsidiaries to make distributions to us which would enable us to purchase any Senior Notes without first obtaining the consent of the lenders party thereto and also provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Facility. In addition, future debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Senior Notes of their right to require us to repurchase such Senior Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of Senior Notes upon a repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Senior Notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the Senior Notes. See “— Amendments and Waivers.”

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes properly tendered and not withdrawn under the Change of Control Offer.

Certain Covenants

      Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that the Company and any Subsidiary Guarantor may Incur Debt and the Company and any Restricted Subsidiary may Incur Acquired Debt if, after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom, the Leverage Ratio of the Company and the Restricted Subsidiaries (on a consolidated basis) would not exceed 6.0 to 1.0.

      Notwithstanding the immediately preceding paragraph, any or all of the following Debt (collectively, “Permitted Debt”) may be Incurred:

(a) Debt of the Company or any Subsidiary Guarantor under the Credit Facility; provided that the aggregate principal amount of all such Debt under the Credit Facility shall not exceed $1.525 billion less the amount of any permanent mandatory repayments made under the Credit Facility (and, in the case of any revolving subfacility thereunder, permanent commitment reductions) with Net Available Cash from Asset Sales;

(b) (1) the Senior Notes and related Guarantees (excluding any Additional Senior Notes) and any Senior Notes and related Guarantees issued in exchange for the Senior Notes and related Guarantees pursuant to the Registration Rights Agreement and (2) the Senior Subordinated Notes and related Guarantees (excluding any Additional Senior Subordinated Notes (as such term is defined in the indenture relating to the Senior Subordinated Notes)) and any Senior Subordinated Notes and related Guarantees issued in exchange for the Senior Subordinated Notes and related Guarantees pursuant to the Registration Rights Agreement;

(c) Debt of the Company or any Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt secured thereby does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $30 million;

(d) Debt of the Company owing to and held by any Subsidiary Guarantor and Debt of a Restricted Subsidiary owing to and held by the Company or any Subsidiary Guarantor; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or any subsequent transfer of any such Debt (except to the Company or a Subsidiary Guarantor) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof not permitted by this clause (d) and (2) such Debt shall be expressly subordinated to the prior payment in full in cash of all obligations under the Senior Notes or the Subsidiary Guarantee of such Subsidiary Guarantor;

(e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or any Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or any Restricted Subsidiary in the ordinary course of the financial management of the Company or any Restricted Subsidiary and not for speculative purposes;

(g) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or any Restricted Subsidiary and not for speculative purposes;

(h) Debt of the Company or any Restricted Subsidiary in connection with (1) one or more standby letters of credit issued by the Company or a Restricted Subsidiary in the ordinary course of business and with respect to trade payables relating to the purchase of materials by the Company or a Restricted Subsidiary and (2) other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptance, completion guarantees or similar instruments issued in the ordinary course of business of the Company or a Restricted Subsidiary, including letters of credit or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (1) and (2), such Debt is not in connection with the borrowing of money or the obtaining of advances or credit;

(i) Debt of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two Business Days of Incurrence of such Debt;

(j) Debt of the Company or any Restricted Subsidiary arising from agreements for indemnification and purchase price adjustment obligations Incurred or assumed in connection with the Acquisition or disposition of any assets including Capital Stock; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Company and any Restricted Subsidiary, including the Fair Market Value of noncash proceeds;

(k) Debt Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-recourse Debt with respect to the Company and its Restricted Subsidiaries; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Debt ceases to constitute such Non-recourse Debt, such Debt will be deemed, in each case, to be Incurred at such time;

(l) Debt of the Company or a Subsidiary Guarantor consisting of a Guarantee of or a Lien securing Debt of the Company or a Subsidiary Guarantor, provided that such Debt constitutes Debt that is permitted to be Incurred pursuant to this covenant, but subject to compliance with the other provisions described under “— Certain Covenants”;

(m) Debt in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Debt remains outstanding for five Business Days or less;

(n) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than the Existing Notes) not otherwise described in clauses (a) through (m) above;

(o) the Existing Notes that are outstanding after giving effect to the consummation of the Tender Offer;

(p) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;

(q) Permitted Refinancing Debt; and

(r) Debt of the Company or any Restricted Subsidiary or the issuance of Disqualified Stock in a principal amount or liquidation value, as applicable, outstanding at any one time not to exceed $150 million in the aggregate for all such Debt and Disqualified Stock.

      For the purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt permitted by this covenant or is entitled to be Incurred pursuant to the first paragraph of the covenant, the Company in its sole discretion shall be permitted to classify on the date of its Incurrence, or later reclassify, all or a portion of such item of Debt in any manner that complies with this covenant; provided that all outstanding Debt under the Credit Facility on January 3, 2003 shall be deemed to have been Incurred pursuant to clause (a) of the definition of Permitted Debt.

      Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt.

      For the purposes of determining any particular amount of Debt under this covenant, (a) Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included and (b) any Liens granted to the holders of the Senior Notes that are permitted in the covenant described under “— Limitation on Liens” will not be treated as Debt.

      For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was incurred, and any such foreign denominated Debt may be refinanced or replaced or subsequently refinanced or replaced in an amount equal to the dollar-equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial incurrence.

      If obligations in respect of letters of credit are incurred pursuant to the Credit Facility and are being treated as incurred pursuant to clause (a) of the third paragraph of this covenant and the letters of credit relate to other Debt then such other Debt shall be deemed not incurred.

      Notwithstanding any other provision of this covenant, neither RHD nor any Subsidiary Guarantor shall Incur any Debt that is expressly subordinated to any other Debt of RHD or such Subsidiary Guarantor unless such Debt is expressly subordinated in right of payment to the Senior Notes or the Subsidiary Guarantee of such Subsidiary Guarantor to the same or greater extent that such Debt is subordinated to such other Debt.

      Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) from the first day of the Company’s fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ended prior to the date of such proposed Restricted Payment for which financial statements are available and have been either filed with the Commission or with the Trustee pursuant to “Reports” below (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) 100% of Capital Stock Sale Proceeds and cash capital contributions to the Company, plus (without duplication)

(3) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, together with, in the cases of both (A) and (B), the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, but excluding, in the case of clause (A) or (B): (x) any such Debt issued or sold to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or such Restricted Subsidiary for the benefit of its employees and (y) the aggregate amount of any cash or other Property distributed by the

Company or any Restricted Subsidiary upon any such conversion or exchange, plus (without duplication)

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property or any other disposition or repayment of such Investments, in each case to the Company or any Restricted Subsidiary from any Person (other than the Company or a Restricted Subsidiary), less the cost of the disposition of such Investments, and

(B) the Fair Market Value of the Investment of the Company and any Restricted Subsidiary in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum described in this clause (4) shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person; plus

(5) $5 million.

      Notwithstanding the foregoing limitation, the Company may:

(i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the indenture (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Company or any Restricted Subsidiary) or a capital contribution to the Company; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for or out of the proceeds of the substantially concurrent sale of Capital Stock of the Company (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Company or any Restricted Subsidiary) or a capital contribution to the Company or Subordinated Obligations; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iv) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations of the Company or any Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments;

(v) so long as no Default has occurred and is continuing, repurchase or otherwise acquire shares of, or options to purchase shares of, Capital Stock of Parent, the Company or any of its Subsidiaries from employees, former employees, directors or former directors, consultants or former consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company or the Board of Directors of Parent under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided that the aggregate amount of such repurchases and other acquisitions shall not exceed $2 million in any calendar year (any such amounts not used in a calendar year shall be available for use in any subsequent year); provided, further, that such repurchase and other acquisition shall be excluded in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such sales shall not be included in the calculation pursuant to clause (c)(2) or (ii) above;

(vi) make cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of the Company or Parent (for the avoidance of doubt, such payments shall be included in the amount of Restricted Payments);

(vii) repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options; provided that all such repurchases shall not be included in the calculation of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of clause (c)(2) above;

(viii) repurchase or redeem preferred stock purchase rights issued in connection with any shareholders rights plan of Parent;

(ix) make dividends or distributions to Parent for Parent’s (A) bona fide costs, overhead and operating expenses directly related to the operation of the Company and the Restricted Subsidiaries (including, without limitation, salaries and other compensation of employees, directors’ fees and expenses and travel and entertainment expenses) incurred by Parent in the ordinary course and fees for services provided by Parent to the Company and its Restricted Subsidiaries that would otherwise have been performed by third parties (including, without limitation, accounting, treasury, tax, legal, strategic consulting and corporate development services) and any reimbursements to Parent for the payment of amounts relating to services (including, without limitation, legal, consulting, software, insurance and accounting services) provided by third parties on behalf of the Company or any Restricted Subsidiaries in an aggregate amount not to exceed $10.0 million in any calendar year and (B) franchise or other tax obligations (including income tax obligations in respect of the Company and its domestic Restricted Subsidiaries) and any other amounts required by Parent to maintain its corporate existence; provided that such payments shall not be included in the calculation of Restricted Payments;

(x) so long as no Default or Event of Default shall have occurred and be continuing, repurchase any Subordinated Obligations or Disqualified Stock of the Company at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to “— Repurchase at the Option of Holders upon a Change of Control” in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(xi) so long as no Default or Event of Default shall have occurred and be continuing, following an Asset Sale, to the extent permitted by the covenant under “— Limitation on Asset Sales,” and using the Net Available Cash generated from such Asset Sale, repurchase any Subordinated Obligation or Disqualified Stock of the Company at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock pursuant to a provision similar to the “— Limitation on Asset Sales” covenant in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, the Company has made the Prepayment Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Prepayment Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(xii) so long as no Default or Event of Default shall have occurred and be continuing, the Company and any Restricted Subsidiary may pay dividends to Parent for Parent to purchase its common stock for contributions to employee stock purchase and deferred compensation plans, in the ordinary course of business; provided that the aggregate amount of common stock purchased in reliance on this clause (xiii) shall not exceed $5.0 million; provided further that such dividends shall be included in the calculation of Restricted Payments; and

(xiii) make any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (xiv) since the Issue Date, does not exceed $20 million, provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment; provided, further, that such payments shall be included in the calculation of Restricted Payments.

      The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making such Restricted Payment.

      Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary and inter-company notes), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Senior Notes will be secured by such Lien equally and ratably with (or prior to) all other obligations of the Company or any Restricted Subsidiary secured by such Lien until such time as such obligations are no longer secured by a Lien.

      Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) in the case of Asset Sales which are not Permitted Asset Swaps, at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of (1) cash or cash equivalents; (2) the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes or any Subsidiary Guarantee of such Restricted Subsidiary) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; (3) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days after receipt; or (4) a combination of the consideration specified in clauses (1) through (3); and

(c) the Company delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

      The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to permanently prepay or permanently repay any (i) Debt under the Credit Facility, (ii) Debt which shall have been secured by the assets sold in the relevant Asset Sale and (iii) Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor (and in the case of any such Debt under a revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility); and/or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

      Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.” Pending the final application of the Net Available Cash, the Company or any Restricted Subsidiary may temporarily reduce Debt under the Credit Facility or otherwise invest such Net Available Cash in Temporary Cash Investments.

      When the aggregate amount of Excess Proceeds exceeds $20 million, the Company will be required to make an offer to purchase (the “Prepayment Offer”) the Senior Notes and any other pari passu Debt outstanding with similar provisions requiring an offer to purchase such Debt with such proceeds, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over subscription) set forth herein. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Senior Notes have been given the opportunity to tender their Senior Notes for purchase in accordance with the indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose not restricted by the indenture and the amount of Excess Proceeds will be reset to zero.

      The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Senior Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest, and

(2) the denominator of which is the sum of the aggregate principal amount of the Senior Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Senior Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer (subject to proration in the event that such amount is less than the aggregate offer price of all Senior Notes tendered).

      Within fifteen Business Days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Senior Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date (the “Purchase Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

      Not later than the date upon which written notice of a Prepayment Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Prepayment Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of the second paragraph of this covenant. On or before the Purchase Date, the Company shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if the Company or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) in Temporary Cash Investments (other than in those enumerated in clause (b) of the definition of Temporary Cash Investments), maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this covenant. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Senior Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee or the Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the aggregate purchase price of the Senior Notes delivered by the Company to the Trustee is less than the Offer Amount, the Trustee or the Paying Agent shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this covenant.

      Holders electing to have a Senior Note purchased shall be required to surrender the Senior Note, with an appropriate form duly completed, to the Company or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Purchase Date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Note that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Senior Note purchased. If at the expiration of the Offer Period the aggregate principal of Senior Notes surrendered by holders exceeds the Offer Amount, the Company shall select the Senior Notes to be purchased on pro rata basis for all Senior Notes (with such adjustments as may be deemed appropriate by the Company so that only Senior Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Senior Notes are purchased only in part shall be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered.

      At the time the Company delivers Senior Notes to the Trustee that are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Senior Notes are to be accepted by the Company pursuant to and in accordance with the terms of this covenant. A Senior Subordinated Note shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent mails or delivers payment therefor to the surrendering holder.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Senior Notes pursuant to the covenant described hereunder, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

      Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary, to create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary,

(b) pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary,

(c) make any loans or advances to the Company or any other Restricted Subsidiary, or

(d) transfer any of its Property to the Company or any other Restricted Subsidiary.

      The foregoing limitations will not apply:

(1) with respect to clauses (a), (b), (c) and (d), to restrictions:

(A) in effect on the Issue Date (as such restrictions may be amended from time to time, other than any such amendment that would adversely affect the interests of the holders of the Senior Notes);

(B) imposed by the Senior Notes or the indenture (or the Senior Subordinated Notes or the indenture related thereto), or by indentures governing other Debt the Company Incurs (and, if such Debt is Guaranteed, by the Guarantors of such Debt) ranking on a parity with the Senior Notes or the Senior Subordinated Notes, provided that the restrictions imposed by such indentures are no more restrictive than the restrictions imposed by the indenture;

(C) imposed by the Credit Facility with respect to Debt permitted to be Incurred on or subsequent to the date of the indenture pursuant to clause (a) of the second paragraph of the covenant described under “— Limitation on Debt”;

(D) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company;

(E) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (D) above; provided such restriction is no less favorable in any material respect to the holders of Senior Notes than those under the agreement evidencing the Debt so Refinanced when taken as a whole;

(F) restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business;

(G) any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Company or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other assistance provided to the Company or any of its Restricted Subsidiaries by such governmental authority;

(H) customary provisions in joint venture or similar agreements or other arrangements with minority investors in Restricted Subsidiaries; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary; and provided, further, that (i) the encumbrance or restriction is not materially more disadvantageous to the holders of the Senior Notes than is customary in comparable agreements and (ii) the Company determines that any such encumbrance or restriction will not materially affect the ability of the Company to make any anticipated payments of principal or interest on the Senior Notes;

(I) with respect to a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger of such Qualified Securitization Transaction in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof;

(J) customary restrictions contained in asset sale agreements, stock sale agreements and other similar agreements limiting the transfer, disposition or distribution of such Property pending the closing of such sale, including any restriction imposed with respect to such Restricted

Subsidiary pursuant to an agreement to dispose of all or substantially all the Capital Stock or assets of such Restricted Subsidiary; or

(K) customary restrictions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder;

(2) with respect to clause (d) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Senior Notes pursuant to the covenant described under “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Debt,

(B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

(C) resulting from customary provisions restricting subletting of assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

(D) imposed by virtue of any transfer of, agreement to transfer, option or right with respect to or Lien on, any Property of the Company or the relevant Restricted Subsidiary not otherwise prohibited by the indenture, or

(E) imposed under any Purchase Money Debt or Capital Lease Obligation in the ordinary course of business with respect only to the property the subject thereof.

      Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $5 million, each of the Board of Directors of the Company and the Board of Directors of Parent (including a majority of the disinterested members of the Board of Directors of Parent or, if there is only one disinterested director, such disinterested director) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this covenant as evidenced by a Board Resolution, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $25 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole.

      Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may make, enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including awards or grants in cash, securities or other payments) for the personal services of officers, directors, consultants and employees of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(d) payments pursuant to employment agreements, collective bargaining agreements, employee benefit plans, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Board of Directors of the Company or the Board of Directors of Parent in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(e) loans and advances to officers, directors or employees (or guarantees of third party loans to officers, directors or employees) made in the ordinary course of business, provided that such loans and advances do not exceed $10 million in the aggregate at any one time outstanding;

(f) any agreement as in effect on the Issue Date or any amendment to any such agreement (so long as any such amendment is not disadvantageous to the holders of the Senior Notes in any material respect) or any transaction contemplated thereby;

(g) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Company or its Restricted Subsidiaries or are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party; provided that such transactions are approved by a majority of the Board of Directors of Parent and the Board of Directors of the Company in good faith (including a majority of disinterested directors of the Board of Directors of Parent, or if there is only one disinterested director, such director);

(h) the issuance and sale of Capital Stock (other than Disqualified Stock) of the Company;

(i) transactions in connection with or payments by the Company or any of its Restricted Subsidiaries to Goldman, Sachs & Co. or any of their respective affiliates in connection with any management, financial advisory, financing, derivative, underwriting or placement services or any other investment banking, banking, asset management or similar services including principal, interest and fees on loans which payments are approved by a majority of the Board of Directors of Parent and the Board of Directors of the Company in good faith (including a majority of disinterested directors of the Board of Directors of Parent, or if there is only one disinterested director, such director);

(j) transactions pursuant to any agreement described in the Offering Memorandum as in effect on the date of the indenture or the date of the consummation of the Acquisition as the same may be amended from time to time in any manner not materially less favorable to the holders of the Senior Notes; and

(k) sales or transfer of dispositions of Receivables and Related Assets to a Securitization Entity and acquisitions of Investments in connection therewith.

      Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company or the Board of Directors of Parent may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b) the Company would be permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the Fair Market Value of the Investment in such Subsidiary. For the purposes of this provision, in the event the Fair Market

Value of such assets exceeds $25 million, such Fair Market Value shall be determined by an Independent Financial Advisor.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

      Except as provided in the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary) except to the extent permitted under the covenants described under “— Limitation on Restricted Payments” and “— Limitation on Restrictions on Distributions from Restricted Subsidiaries” and provided that the Company or any Restricted Subsidiary may pledge Capital Stock or Debt or assets of any Unrestricted Subsidiary on a nonrecourse basis as long as the pledgee has no claim whatsoever against the Company or any Restricted Subsidiary other than to obtain that pledged property.

      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) the Company could Incur at least $l.00 of additional Debt pursuant to the second paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

      Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation,

such filing with the Trustee to occur on or before the time financial statements are filed with the Commission or the Trustee pursuant to “Reports” below in respect of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, on or before the time financial statements in respect of such fiscal year are filed with the Commission or the Trustee pursuant to “Reports” below).

      Creation of Subsidiaries; Additional Subsidiary Guarantees. The Company will not permit any of its Restricted Subsidiaries having assets, at any time, with a Fair Market Value in excess of $1,000 to Guarantee or pledge any assets to secure the payment of any other Debt of the Company or another Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Senior Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Debt.

      The Guarantee of a Guarantor will be released if

      (1) the Company designates any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

      (2) in connection with the sale of (A) that number of shares of Capital Stock of such Subsidiary Guarantor such that such Subsidiary Guarantor is no longer a Subsidiary of the Company or another Restricted Subsidiary or (B) all or substantially all of the assets of such Subsidiary Guarantor to a Person that is not the Company, Parent or another Restricted Subsidiary; provided that such sale complies with “— Limitation on Asset Sales.”

      In addition, in the event a Subsidiary becomes a Subsidiary Guarantor solely because it Guarantees other Debt, then upon the full and unconditional release of the Guarantee of such other Debt (provided that the Trustee is given 90 days written notice of such other release) such Subsidiary Guarantee of such Subsidiary Guarantor shall also be released.

      Limitation on Company’s Business. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the business RHD is engaged in on the date hereof or a Related Business.

Merger, Consolidation and Sale of Property

      The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions, unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made which is substituted for the Company as the issuer of the Senior Notes shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal amount of the Senior Notes, any accrued and unpaid interest on such principal amount, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the Company;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt pursuant to the second paragraph of the covenant described under “— Limitation on Debt”; and

(f) the Surviving Person shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

      Parent shall not, and Parent and the Company shall not permit any Subsidiary Guarantor to, merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions (other than (i) a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor or (ii) a merger, consolidation, amalgamation or sale of all or substantially all of the Property of a Subsidiary Guarantor in connection with the sale of such Subsidiary Guarantor or its Property to a non-Affiliate third party that does not become an Affiliate as a result of such transaction and is otherwise permitted under the indenture) unless:

(a) the Surviving Person (if not Parent or such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, limited liability company, trust, partnership or similar entity organized and existing under the laws of United States of America, any State thereof or the District of Columbia and, in the case of Parent, is the Company;

(b) the Surviving Person (if other than Parent or such Subsidiary Guarantor) expressly assumes, by Subsidiary Guarantee or a Guarantee similar to the Parent Guarantee in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of Parent or such Subsidiary Guarantor under its Subsidiary Guarantee or Parent Guarantee, as the case may be;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of Parent, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) in the case of Parent only, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under the second paragraph of the covenant described under “— Limitation on Debt”; and

(f) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

      The provisions of the foregoing paragraph (other than clause (d)) shall not apply to any transactions which constitute an Asset Sale if the Company has complied with the covenant described under “— Certain Covenants — Limitation on Asset Sales.”

      The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture (or of Parent or the relevant Subsidiary Guarantor under the Parent Guarantee or the related Subsidiary Guarantee, as the case may be), but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of Parent or the Company as an entirety or virtually as an entirety) of substantially all of the assets of Parent or the Company and its Restricted Subsidiaries, or

(b) a lease,

shall not be released from any obligation to pay the principal amount of the Senior Notes, any accrued and unpaid interest.

Reports

      Whether or not RHD is then subject to Section 13(a) or 15(d) of the Exchange Act, RHD will electronically file with the Commission, so long as the Senior Notes are outstanding, the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) if RHD were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which RHD would be required so to file such documents if RHD were so subject, unless, in any case, such filings are not then permitted by the Commission.

      If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, RHD will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to holders, as their names and addresses appear in the Senior Note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if RHD were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at RHD’s cost.

      So long as any of the Senior Notes remain restricted under Rule 144, RHD will make available upon request to any prospective purchaser of Senior Notes or beneficial owner of Senior Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

Events of Default

      The following events shall be “Events of Default”:

(1) the Company defaults in any payment of interest on any Senior Note when the same becomes due and payable and such default continues for a period of 30 days;

(2) the Company defaults in the payment of the principal amount of any Senior Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) the Company fails to comply with the covenant described under “Merger, Consolidation and Sale of Property,” “Repurchase at the Option of Holders upon a Change of Control” or “Certain Covenants — Limitation on Asset Sales”;

(4) the Company fails to comply with any covenant or agreement in the Senior Notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 60 days after written notice is given to the Company as specified below;

(5) a default by the Company or any Restricted Subsidiary under any Debt of the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or the failure to pay any such Debt at maturity, in an aggregate principal amount in excess of $20 million, unless the Company is contesting such acceleration in good faith;

(6) Parent, the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary or the Company other than as part of a credit reorganization, shall not constitute an Event of Default under this clause (6);

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Parent, the Company or any Significant Subsidiary in an involuntary insolvency proceeding;

(B) appoints a Custodian of Parent, the Company or any Significant Subsidiary or for any substantial part of its property; or

(C) orders the winding up or liquidation of Parent, the Company or any Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and in each such case the order or decree remains unstayed and in effect for 90 days;

(8) any judgment or judgments for the payment of money in an unsecured aggregate amount (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim and that continues to make payments pursuant to the terms of the relevant policy) in excess of $20 million at the time entered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect or otherwise payable; or

(9) (a) the Parent Guarantee or any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Parent Guarantee or such Subsidiary Guarantee, as the case may be) or (b) Parent or any Subsidiary Guarantor denies or disaffirms its obligations under the Parent Guarantee or its Subsidiary Guarantee, as the case may be; provided that in the case of clauses (a) and (b), such condition will only constitute an Event of Default if (a) such condition could adversely and materially affect the holders of notes or (b) such condition continues for over 10 days.

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      A Default under clause (4) is not an Event of Default until the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the Senior Notes then outstanding notify the Company (and in the case of such notice by holders, the Trustee) of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

      The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

      The Company shall immediately notify the Trustee if a meeting of the Board of Directors of the Company or the Board of Directors of Parent is convened to consider any action mandated by a petition for debt settlement proceedings or bankruptcy proceedings. The Company shall also promptly advise the Trustee of the approval of the filing of a debt settlement or bankruptcy petition prior to the filing of such petition.

      If an Event of Default with respect to the Senior Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding may declare to be immediately due and payable the principal amount of all the Senior Notes then outstanding by written notice to the Company and the Trustee, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Senior Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Senior Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Senior Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

      In the event of a declaration of acceleration of the Senior Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Senior Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Debt within the grace period provided applicable to such default provided for in the documentation governing such Debt and if (a) the annulment of the acceleration of the Senior Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Senior Notes that became due solely because of the acceleration of the Senior Notes, have been cured or waived.

      Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the Senior Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Senior Notes.

      No holder of Senior Notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Trustee written notice of a continuing Event of Default,

(b) the registered holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

(c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Senior Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding, within 60 days after such notice, request and offer.

      However, such limitations do not apply to a suit instituted by a holder of any Senior Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Senior Note on or after the respective due dates expressed in such Senior Note.

Amendments and Waivers

      Subject to certain exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding Senior Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding. However, without the consent of each holder of an outstanding Senior Note, no amendment may, among other things,

(1) reduce the amount of Senior Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or change the time for payment of interest on any Senior Note,

(3) reduce the principal of or change the Stated Maturity of any Senior Note,

(4) make any Senior Note payable in money other than that stated in the Senior Note,

(5) impair the right of any holder of the Senior Notes to receive payment of principal of and interest on such holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Notes, the Parent Guarantee or the Subsidiary Guarantees,

(6) (A) release Parent or any Subsidiary Guarantor from its obligations under the Parent Guarantee or its Subsidiary Guarantee, as the case may be, or the indenture other than pursuant to terms of the indenture, or

(B) release any security interest that may have been granted in favor of the holders of the Senior Notes pursuant to the covenant described under “— Limitation on Liens” other than pursuant to the terms of the indenture, or

(7) modify the provisions described under “Repurchase at the Option of Holders upon a Change of Control” or the related definitions at any time on or after the Company is obligated to make a Change of Control Offer.

      Without the consent of any holder of the Senior Notes, the Company and the Trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) comply with the covenant described under “Merger, Consolidation and Sale of Property,”

(3) provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes,

(4) add additional Guarantees with respect to the Senior Notes,

(5) secure the Senior Notes,

(6) add to the covenants of the Company for the benefit of the holders of the Senior Notes or to surrender any right or power conferred upon the Company,

(7) make any change that does not adversely affect the rights of any holder of the Senior Notes,

(8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act,

(9) provide for the issuance of Additional Senior Notes in accordance with the indenture, including the issuance of Additional Senior Notes as restricted securities under the Securities Act and substantially identical Additional Senior Notes pursuant to an Exchange Offer registered with the Commission, or

(10) evidence and provide the acceptance of the appointment of a successor Trustee under the indenture.

      The consent of the holders of the Senior Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment that requires the consent of the holders of Senior Notes becomes effective, the

Company is required to mail to each registered holder of the Senior Notes at such holder’s address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Senior Notes, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee or stockholder of the Company, or any Subsidiary Guarantor, shall have any liability for any obligations of the Company, or any Subsidiary Guarantor, under the Senior Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Defeasance

      The Company at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Senior Notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Notes and to replace mutilated, destroyed, lost or stolen Senior Notes, to maintain a registrar and paying agent in respect of the Senior Notes. The Company at any time may terminate:

(1) its obligations under the covenants described under “Repurchase at the Option of Holders upon a Change of Control,” “— Certain Covenants” and “SEC Reports”;

(2) the operation of the cross-acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guaranty provisions described under “— Events of Default” above; and

(3) the limitations contained in clauses (e) and (f) under the first paragraph of, and in the second paragraph of “— Merger, Consolidation and Sale of Property” (“covenant defeasance”)

and thereafter any omission to comply with any covenant referred to in clause (1) above will not constitute a Default or an Event of Default with respect to the Senior Notes.

      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

      If the Company exercises its legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to the covenants listed under clause (3) of the first paragraph under “— Defeasance”), clause (4) (with respect to the covenants listed under clause (1) of the first paragraph under “— Defeasance”), (5), (6), (7) (with respect only to Significant Subsidiaries in the case of clauses (6) and (7)) or (8) under “— Events of Default” above or because of the failure of the Company to comply with clause (e) under the first paragraph of, or with the second paragraph of “— Merger, Consolidation and Sale of Property” above. If the Company exercises its legal defeasance option or its covenant defeasance option, the Subsidiary Guarantors will be released from all their obligations under the Subsidiary Guarantees and Parent will be released from all its obligations under the Parent Guarantee.

      The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the Trustee money or Government Obligations, or a combination thereof, for the payment of principal of and interest on the Senior Notes to maturity or redemption, as the case may be;

(b) the Company delivers to the Trustee a certificate from an internationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal,

premium, if any, and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Senior Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other material agreement or instrument binding on the Company;

(f) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

(1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the date of the indenture there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(i) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Senior Notes have been complied with as required by the indenture.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

(1) either

(a) all Senior Notes that have been authenticated, except lost, stolen or destroyed Senior Notes that have been replaced or paid and Senior Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Senior Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company, the Parent or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of holders, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Senior Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) the Company, the Parent or the Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

      The indenture and the Senior Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

      The Bank of New York is the Trustee under the indenture.

      Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. The Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

      “Acquired Debt” means Debt of a Person existing at the time such Person becomes a Restricted Subsidiary, other than Debt Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Acquired Debt shall be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary.

      “Acquisition” means the consummation, on January 3, 2003, of the acquisition by Parent of Centel Directory Company, a Delaware corporation, DirectoriesAmerica, Inc., a Kansas corporation, and Sprint Publishing & Advertising, Inc., a Kansas corporation.

      “Acquisition Agreement” means the stock purchase agreement dated as of September 21, 2002 by and between Sprint Corporation, a Kansas corporation, Centel Directories LLC, a Delaware limited liability company, and Parent.

      “Additional Assets” means:

(a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that is or becomes a Restricted Subsidiary upon or as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any

Person other than the Company or an Affiliate of the Company; provided, however that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

      “Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (a) above.

      For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Limitation on Asset Sales” and “— Limitation on Transactions with Affiliates” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      “Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary, or

(c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clause (a), (b) or (c) above,

(1) any disposition by the Company or a Restricted Subsidiary to the Company, a Restricted Subsidiary or any Person (if after giving effect to such transfer such other Person becomes a Restricted Subsidiary),

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Limitation on Restricted Payments,”

(3) any disposition effected in compliance with the covenant described under “Merger, Consolidation and Sale of Property,”

(4) any disposition of Temporary Cash Investments in the ordinary course of business,

(5) any disposition of obsolete, worn out or permanently retired equipment or facilities or other property that are no longer useful in the conduct of the business of the Company or any Restricted Subsidiary,

(6) any disposition of Receivables and Related Assets in a Qualified Securitization Transaction for the Fair Market Value thereof including cash or Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof,

(7) for purposes of the covenant described under “— Limitation on Asset Sales,” any disposition the net proceeds of which to the Company and its Restricted Subsidiaries do not exceed $1 million in any transaction or series of related transactions,

(8) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries,

(9) the sale or other disposition of cash or cash equivalents,

(10) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy, and

(11) any sale or other disposition of the pre-press publishing facility located in Bristol, Tennessee.

      “Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the products of (1) the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by (2) the amount of such payment by

(b) the sum of all such payments.

      “Bankruptcy Law” means Title 11, United States Code, or any similar U.S. Federal or state law.

      “Board of Directors” means, with respect to any Person, the board of directors, or any equivalent management entity, of such Person or any committee thereof duly authorized to act on behalf of such board.

      “Board Resolution” means, with respect to any Person, a copy of a resolution of such Person’s Board of Directors, certified by the Secretary or an Assistant Secretary, or an equivalent officer, of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

      “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

      “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

      “Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or a Restricted Subsidiary for the benefit of their employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Company or any Restricted Subsidiary) by the Company of its Capital Stock (including upon the exercise of options, warrants or rights) (other than Disqualified Stock) or warrants, options or rights to purchase its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’

fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Change of Control” means the occurrence of any of the following events:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Parent or the Company (for the purpose of this clause (1) a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation);

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the applicable shareholders was approved or ratified by a vote of 66 2/3% of the Board of Directors of the Company or Parent, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of such Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of Parent or the Company; or

(4) the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company to another Person, and, in the case of any such merger or consolidation, the securities of Parent or the Company, as the case may be, that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of Parent or the Company, as the case may be, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation;

provided, that a Change of Control shall not be deemed to have occurred solely as a consequence of a merger or consolidation between Parent and the Company, in which case all references in the preceding clauses (2) and (4) to “Parent or the Company” shall henceforth be deemed to refer only to the surviving entity of such merger or consolidation.

      “Commission” means the U.S. Securities and Exchange Commission.

      “Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

      “Consolidated Current Liabilities” as of any date of determination means the aggregate amount of liabilities of the Company and its Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), as of such date on a consolidated basis, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary and

(2) all current maturities of long-term Debt, all as determined in accordance with GAAP consistently applied.

      “Consolidated Incremental Depreciation and Amortization” means, for any period, the total amount of depreciation and amortization related to the step up in basis required under purchase accounting with respect to the transactions contemplated by the Acquisition Agreement for such period on a consolidated basis in accordance with GAAP.

      “Consolidated Interest Expense” means, for any period, without duplication and in each case determined on a consolidated basis in accordance with GAAP, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by either the Company or its Restricted Subsidiaries:

(a) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued during such period,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of discounts or fees); provided, however, such costs shall not include any unrealized gain or loss implicit in Hedging Obligations,

(g) the sum of (a) all Disqualified Stock Dividends and (b) Preferred Stock Dividends with respect to Capital Stock of Subsidiaries,

(h) interest accruing or paid on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, or is secured by a Lien on the Company’s or any Restricted Subsidiary’s assets, whether or not such interest is paid by the Company or such Restricted Subsidiary,

(i) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust,

(j) interest accruing in connection with a Qualified Securitization Transaction, and

(k) the interest portion of any deferred payment obligation.

      “Consolidated Net Income” means, for any period, the consolidated net income (loss) of the Company for such period on a consolidated basis prior to any adjustment to net income for any preferred stock (other than Disqualified Stock) as determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(1) the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below),

(2) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income, and

(3) the revenue participation income received in connection with the Revenue Participation Agreement relating to DonTech referred to in the Offering Memorandum shall not be excluded,

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to contractual restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any net gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any net after-tax extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles,

(f) any non-cash compensation expense realized for grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such rights (if redeemable), options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of a direct or indirect parent of the Company,

(g) 50% of Consolidated Incremental Depreciation and Amortization,

(h) any non-cash impact attributable to the reduction in deferred revenue as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by the Acquisition Agreement, in accordance with GAAP, during the twelve consecutive months following the consummation of the Acquisition, and

(i) to the extent non-cash, any unusual, non-operating or non-recurring gain or loss (including to the extent related to the Acquisition).

      Notwithstanding the foregoing, for purposes of the covenant described under “— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

      “Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries, as of such date determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors of the Company and the Board of Directors of Parent;

(3) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5) treasury stock;

(6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7) investments in and assets of Unrestricted Subsidiaries.

      “Credit Facility” means the credit facility dated as of December 6, 2002 among Parent, the Company (as successor to Finance Corp. II), the lenders party thereto, Bear Stearns Corporate Lending Inc. and Citicorp North America, Inc. as joint syndication agents, BNP Paribas and Fleet National Bank, as joint documentation agents, and Deutsche Bank Trust Company Americas, as administrative agent, as such may be amended, modified or supplemented from time to time, or one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or other forms of guarantees or assurances that one or more times refinances, replaces, supplements, modifies or amends such credit facility.

      “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, currency option, synthetic cap or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

      “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

      “Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any, but only in the event such premium has become due) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by Senior Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit, performance bonds or surety bonds securing obligations (other than obligations described in (a) through (c) above) provided in the ordinary course of business of such Person to the extent such letters of credit and bonds are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (measured, in each case, at the greatest of its voluntary or involuntary maximum fixed repurchase price or liquidation value but excluding, in each case, any accrued dividends for any current period not yet payable);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons, the payment of which is secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

      The amount of Debt of any Person at any date shall be the amount necessary to extinguish in full as of such date the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date including, without limitation, all interest that has been capitalized, and without giving effect to any call premiums in respect thereof. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the third paragraph of the covenant described under “— Limitation on Debt,” or

(2) the marked-to-market value of such Hedging Obligation to the counterparty thereof if not Incurred pursuant to such clauses.

      For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Debt will be required to be determined pursuant to the indenture at its Fair Market Value if such price is based upon, or measured by, the fair market value of such Disqualified Stock; provided, however, that if such Disqualified Stock is not then permitted in accordance with the terms of such Disqualified Stock to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or upon the happening of an event:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Senior Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the first anniversary of the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Capital Stock than the provisions of the indenture with respect to a Change of Control and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s completing a Change of Control Offer.

      “Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary.

      “EBITDA” means, for any period:

(a) the sum of an amount equal to Consolidated Net Income for such period, plus (without duplication) the following to the extent Consolidated Net Income has been reduced thereby for such period:

(1) the provisions for taxes based on income or profits or utilized in computing net loss,

(2) Pro Forma Consolidated Interest Expense,

(3) depreciation,

(4) amortization,

(5) non-recurring losses or expenses, and

(6) any other non-cash items (provided that any such non-cash item that represents an accrual of or reserve for cash expenditures in any future period shall be deducted in such future period); minus

(b)(x) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period) and (y) all non-recurring gains for such period.

      Notwithstanding the foregoing clause, the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

      “Event of Default” has the meaning set forth under “— Events of Default.”

      “Exchange Act” means the U.S. Securities Exchange Act of 1934.

      “Existing Notes” means the $21.2 million in outstanding aggregate principal amount of RHD’s 9 1/8% senior subordinated notes due 2008 issued under an indenture dated as of June 5, 1998 between RHD and The Bank of New York, as trustee, as supplemented by (1) the First Supplemental Indenture, dated as of November 25, 2002, by and among the Company, The Bank of New York, as trustee, and the guarantors thereto; (2) the Second Supplemental Indenture, dated as of December 20, 2002, by and among the Company, The Bank of New York, as trustee, and the guarantors thereto; and (3) the Third Supplemental Indenture, dated as of December 20, 2002, by and among the Company, The Bank of New York, as trustee, and the guarantors thereto.

      “Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $5 million, by any Officer of the Company, or

(b) if such Property has a Fair Market Value in excess of $5 million, by a majority of the Board of Directors of the Company and the Board of Directors of Parent and evidenced by a Board Resolution dated within 30 days of the relevant transaction.

      “Finance Corp. II” means R.H. Donnelley Finance Corporation II.

      “GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

      “Government Obligations” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of “Permitted Investment.”

      The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation,

      “Hedging Obligations” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

      “holder” or “noteholder” means the Person in whose name a Senior Note is registered on the Senior Note register.

      “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and provided further, however, that amortization of debt discount, accrual or capitalization of dividends and interest, including the accrual of deferred accrued interest, the accretion of principal, and the payment of interest or dividends in the form of additional securities shall not, in any such case, be deemed to be the Incurrence of Debt, provided that in the case of Debt or Preferred Stock sold at a discount or for which interest or dividends is capitalized or accrued or accreted, the amount of such Debt or outstanding Preferred Stock Incurred shall at all times be the then current accreted value or shall include all capitalized interest.

      “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of national standing or any third party appraiser or recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, provided that such firm or appraiser is not an Affiliate of the Company.

      “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option agreement, interest rate future agreement or other similar agreement designed to protect against fluctuations in interest rates.

      “Investment” by any Person means any loan (other than advances and extensions of credit and receivables in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or acquired as part of the assets acquired in connection with an acquisition of assets otherwise permitted by the indenture), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) (excluding commission, travel and similar advances to officers and employees in the ordinary course of business) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, Senior Notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries,” and the definition of “Restricted Payment,” “Investment” shall include the Fair Market Value of the Investment of the Company and any Restricted Subsidiary in any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary (proportionate to the Company’s equity interest in such Subsidiary) of an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the Investment of the Company and any Restricted Subsidiary in such Subsidiary at the time of such redesignation.

      In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

      “Issue Date” means the date on which the Senior Notes are initially issued (exclusive of any Additional Senior Notes).

      “Leverage Ratio” means the ratio of:

(a) the outstanding Debt of the Company and the Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP, to

(b) the LTM Pro Forma EBITDA.

      “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

      “LTM Pro Forma EBITDA” means Pro Forma EBITDA for the four most recent consecutive fiscal quarters prior to the date of determination for which financial statements are available and have been filed with the Commission or the Trustee pursuant to “Reports”.

      “Money Market Funds” means shares of an investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund, seeks to maintain a net asset value of $1.00 per share and has the highest investment rating by S&P and Moody’s and, in either case, any successor rating agency thereto.

      “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only, in each case, as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all U.S. Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,

(d) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale; and

(e) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale including, without limitation, pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any deductions relating to escrowed amounts.

      “Non-Recourse Debt” means debt as to which neither the Company nor any Restricted Subsidiary:

(a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of the Company or its Restricted Subsidiaries; and

(b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

      “Offering Memorandum” means the offering memorandum, dated as of November 26, 2002, related to the offering of the Senior Notes and the Senior Subordinated Notes issued on December 3, 2003.

      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President, the Treasurer or the Secretary of the Company.

      “Officers’ Certificate” means a certificate signed by an Officer of the Company, and delivered to the Trustee.

      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, the Parent, a Subsidiary Guarantor or the Trustee.

      “Parent” means R.H. Donnelley Corporation, a Delaware corporation.

      “Permitted Asset Swap” means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Related Business; provided that the aggregate fair market value (as determined in good faith by the Board of Directors of the Company and the Board of Directors of Parent) of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors of the Company and the Board of Directors of Parent) of the property or assets received by the Company or such Restricted Subsidiary in such exchange; provided that, with respect to any transaction or series of related transactions that constitute a Permitted Asset Swap with an aggregate fair market value in excess of $25.0 million, the Company, prior to consummation thereof, shall be required to obtain a written opinion from an Independent Financial Advisor to the effect that such transaction or series of related transactions are fair from a financial point of view to the Company and Restricted Subsidiaries, taken as a whole.

      “Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a) the Company, any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business, including, without limitation, the Acquisition and the transactions contemplated thereby,

(b) Temporary Cash Investments,

(c) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however,that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances,

(d) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business,

(e) loans and advances to employees, directors and consultants made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $10 million at any one time outstanding,

(f) stock, obligations or other securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor,

(g) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Limitation on Asset Sales,”

(h) the Senior Notes and, if issued, any Additional Senior Notes,

(i) Interest Rate Agreements, Currency Exchange Protection Agreements, Hedging Obligations and Commodity Price Protection Agreement, in each case, permitted under the covenant described under “— Limitation on Debt,”

(j) Investments in existence on the date of the indenture and any permitted Refinancing thereof,

(k) a Securitization Entity in connection with a Qualified Securitization Transaction, which Investment consists of the transfer of Receivables and Related Assets,

(l) in any Person to the extent that the consideration for such Investment consists of Capital Stock of the Company,

(m) Investments in prepaid expenses, negotiable instruments held for collection and lease utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business,

(n) other Investments that do not exceed $50 million outstanding at any one time in the aggregate,

(o) Investments in joint ventures engaged in a Related Business that do not exceed $100 million outstanding at any one time in the aggregate,

(p) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (1) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or such other transfer of title with respect to any secured Investment in default,

(q) a Securitization Entity or any Investment by Securitization Entity in any other Person, in each case in connection with a Qualified Securitization Transaction, provided, however, that any Investment in a Securitization Entity in the form of (1) a Purchase Money Note; (2) any equity interests; (3) obligations of the Securitization Entity to pay the purchase price for assets transferred to it; or (4) interests in accounts receivable generated by the Company or Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction or any such Person owning such amounts receivable, and

(r) negotiable instruments held for deposit or collection in the ordinary course of business.

      “Permitted Liens” means:

(a) Liens securing the Senior Notes and the Subsidiary Guarantees;

(b) Liens to secure Debt Incurred under clause (a) of the third paragraph of the Covenant described under “— Limitation on Debt”;

(c) Liens on the Capital Stock or Property of a Restricted Subsidiary securing Debt of a Restricted Subsidiary permitted to be secured under the indenture;

(d) Liens to secure Debt permitted to be Incurred under clause (c) of the third paragraph of the covenant described under “— Limitation on Debt”, provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(e) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(f) Liens imposed by law, such as statutory Liens of landlords’ carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted

Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings or Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(g) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance bids, trade contracts, letters of credit performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(h) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

(i) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct or, prior to such time, indirect Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(j) pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(k) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(l) any provision for the retention of title to any Property by the vendor or transferor of such Property which Property is acquired by the Company or a Restricted Subsidiary in a transaction entered into in the ordinary course of business of the Company or a Restricted Subsidiary and for which kind of transaction it is normal market practice for such retention of title provision to be included;

(m) Liens arising by means of any judgment, decree or order of any court, to the extent not otherwise resulting in a Default, and any Liens that are required to protect or enforce rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(n) any Lien securing Debt permitted to be Incurred under any Hedging Obligations pursuant to the covenant described under “— Limitation on Debt” or any collateral for such Debt to which the Hedging Obligations relate;

(o) liens on and pledges of the Capital Stock of any Unrestricted Subsidiary to secure Debt of that Unrestricted Subsidiary;

(p) (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any real property leased by the Company or any Restricted Subsidiary or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(q)	Liens existing on the Issue Date not otherwise described in clauses (a) through (p) above;

(r) Liens in favor of the Company or any Restricted Subsidiary;

(s) Liens on assets of a Securitization Entity Incurred in connection with a Qualified Securitization Transaction;

(t) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing of Debt, in whole or in part, secured by any Lien described in the foregoing clauses (h), (i) or (q), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Debt being Refinanced; and

(u) other Liens to secure Debt, so long as the aggregate principal amount of Debt secured thereby does not exceed 5% of Consolidated Net Tangible Assets, as determined by reference to the most recent balance sheet included in the financial statements filed with the Commission or the Trustee pursuant to “— Reports” above.

      “Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) and any accrued but unpaid interest then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums, tender and defeasance costs, related to such Refinancing,

(b) in the case of the Refinancing of term Debt, the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) in the case of the Refinancing of term Debt, the Stated Maturity of the Debt being Incurred is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) in the case of the Refinancing of Debt of the Company or a Subsidiary Guarantor:

(1) the new Debt shall not be senior in right of payment of the Debt being Refinanced; and

(2) if the Debt being Refinanced constitutes Subordinated Obligations of the Company or a Subsidiary Guarantor, the new Debt shall be subordinated to the Senior Notes or the relevant Guarantee, as applicable, at least to the same extent as the Subordinated Obligations;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Restricted Subsidiary (other than a Subsidiary Guarantor) that Refinances Debt of the Company or a Subsidiary Guarantor, or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

      “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

      “Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary.

      “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof a calculation performed in accordance with the terms of the indenture and (to the extent not conflicting with such terms) Article 11 of Regulation S-X promulgated under the Securities Act (as in effect on the Issue Date).

      “Pro Forma Consolidated Interest Expense” means, with respect to any period, Consolidated Interest Expense adjusted (without duplication) to give pro forma effect to any Incurrence of Debt that remains outstanding at the end of the period or any Repayment of Debt since the beginning of the relevant period as if such Incurrence or Repayment had occurred on the first day of such period.

      If any Debt bears a floating or fluctuating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating or fluctuating rate of interest on the date of determination were in effect for the whole period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement had when entered into a term of at least 12 months or, if shorter, the term of the Debt). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

      “Pro Forma EBITDA” means, for any period, the EBITDA of the Company and its consolidated Restricted Subsidiaries after making the following adjustments:

(a) pro forma effect shall be given to any Asset Sales or Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or any other acquisition of Property at any time on or subsequent to the first day of the period and on or prior to the date of determination as if such Asset Sale, Investment or other acquisition had occurred on the first day of the period. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment which is being given pro forma effect that would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act (as in effect on the Issue Date). In addition, since the beginning of the period, if any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the period shall have made any Investment in any Person or made any acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then Pro Forma EBITDA shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable period; and

(b) in the event that pro forma effect is being given to any Repayment of Debt, Pro Forma EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt.

      “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

      “Purchase Money Debt” means Debt secured by a Lien:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, completion of the construction or lease of such Property by the Company or such Restricted Subsidiary.

      “Qualified Equity Offering” means any public or private offering for cash of Capital Stock (other than Disqualified Stock) of Parent or RHD other than (i) public offerings of Capital Stock registered on Form S-8 or (ii) other issuances upon the exercise of options of employees of Parent, RHD or any of their respective Subsidiaries.

      “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or of any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, Receivables and Related Assets.

      “Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of the Company or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

      “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Registration Rights Agreement” means the Registration Rights Agreement described under “The Exchange Offer.”

      “Related Business” means any business that is related, ancillary or complementary to the business of RHD or any of its Subsidiaries on the Issue Date or any reasonable extension, development or expansion of the business of RHD or its Subsidiaries, including the businesses acquired pursuant to the Acquisition.

      “Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Limitation on Asset Sales” and the definition of “Leverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

      “Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid by the Company or any Restricted Subsidiary on or with respect to any shares of Capital Stock of Parent, the Company or any Restricted Subsidiary, except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the

Company or in options, warrants or other rights to acquire shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Parent, the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transactions) or securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments and Guarantees by Restricted Subsidiaries of Debt Incurred pursuant to the covenant described under “— Limitation on Debt”) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person (other than the Company or another Restricted Subsidiary) if the result thereof is that such Restricted Subsidiary shall cease to be a Subsidiary of the Company, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

      “Securities Act” means the U.S. Securities Act of 1933.

      “Securitization Entity” means a Wholly Owned Restricted Subsidiary (or a Wholly Owned Subsidiary of another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Receivables and Related Assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and:

(a) no portion of the Debt or any other obligations (contingent or otherwise) of which:

(1) is guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates the Company or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of the Company or any Restricted Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(c) to which neither the Company nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

      Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the indenture.

      “Senior Subordinated Notes” means the $600 million in aggregate principal amount of senior subordinated notes due 2012 issued on December 3, 2002 and the senior subordinated exchange notes that are being offered for exchange pursuant to this prospectus.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction, including, without limitation, servicing of the obligations thereunder.

      “Stated Maturity” means (a) with respect to any debt security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Company unless such contingency has occurred) and (b) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

      “Subordinated Obligation” means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Notes or such Subsidiary Guarantee pursuant to a written agreement to that effect.

      “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

      “Subsidiary Guarantee” means a Guarantee on the terms set forth in the indenture by a Subsidiary Guarantor of the Company’s obligations with respect to the Senior Notes.

      “Subsidiary Guarantor” means all of the Subsidiaries of RHD and all of the Subsidiaries of Parent as of January 3, 2003 and each Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with “Certain Covenants — Additional Subsidiary Guarantees,” in each case until such time as such Subsidiary Guarantor shall be released in accordance with the terms of the indenture.

      “Temporary Cash Investments” means:

(a) any Government Obligation, maturing not more than one year after the date of acquisition, issued by the United States or an instrumentality or agency thereof, and constituting a general obligation of the United States;

(b) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the U.S. Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s Investors Service, Inc. (“Moody’s”) or any successor rating agency or “A-1” (or higher) according to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or any successor rating agency (or, in the case of foreign Subsidiaries of the Company, any local office of any commercial bank organized under the laws of the relevant jurisdiction or any political subdivision thereof which has a combined capital surplus and undivided profits in excess of $500 million (or the foreign currency equivalent thereof);

(c) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States, any state thereof or the District of Columbia with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(d) any money market deposit accounts issued or offered by a commercial bank organized in the United States having capital and surplus and undivided profits in excess of $500 million; provided that the short-term debt of such commercial bank has a rating, at the time of Investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e) repurchase obligations and reverse repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) entered into with a bank meeting the qualifications described in clause (b) above;

(f) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A-1” by S&P or “P-1” by Moody’s;

(g) interests in funds investing substantially all their assets in securities of the types described in clauses (a) through (f); and

(h) interests in mutual funds with a rating of AAA- or higher that invest all of their assets in short-term securities, instruments and obligations which carry a minimum rating of “A-2” or “P-2” and which are managed by a bank meeting the qualifications in clause (b) above.

      “Tender Offer” means the tender offer, and related exit consent solicitation, to repurchase the Existing Notes with certain of the proceeds of the Senior Subordinated Notes described in the Offering Memorandum.

      “Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that at the time of determination will be designated as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

      “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares and shares required by applicable law to be held by a person other than the Company or a Restricted Subsidiary) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Defined terms used in this description but not defined below under the heading “— Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the “Company”, “us” and “our” refer only to R.H. Donnelley Inc. (“RHD”) and not any of its Subsidiaries.

      We will issue the exchange notes (the “Senior Subordinated Notes”) under the indenture dated as of December 3, 2002, as supplemented by the first supplemental indenture dated January 3, 2003, between RHD (as successor to R.H. Donnelley Finance Corporation I) and The Bank of New York, as trustee (the “Trustee”). All references in this section to the “Senior Subordinated Notes” include the senior subordinated notes and the senior subordinated exchange notes.

      The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. Certain provisions of the indenture relating solely to the period of time after the issuance of the Senior Subordinated Notes and up to and including the closing of the Acquisition have been omitted from this summary. Such provisions, among other things, related to the placement of the proceeds into escrow pending the closing of the Acquisition. We urge you to read the indenture because it may contain additional information and defines your rights as a noteholder. A copy of the indenture is available upon request to the Company at the address indicated under “Where You Can Find More Information” and is incorporated by reference into this registration statement. The indenture contains provisions which define your rights under the Senior Subordinated Notes. In addition, the indenture governs the obligations of the Company, the Parent and of each Subsidiary Guarantor under the Senior Subordinated Notes. The terms of the Senior Subordinated Notes include those stated in the indenture and, upon effectiveness of a registration statement with respect to the notes, those made part of the indenture by reference to the Trust Indenture Act of 1939.

      We issued $600 million of Senior Subordinated Notes and may, subject to compliance with the covenant described under “Certain Covenants — Limitation on Debt” as well as with the other covenants in the indenture which are described under “Certain Covenants,” issue additional Senior Subordinated Notes (the “Additional Senior Subordinated Notes”) in an unlimited aggregate principal amount at any time and from time to time under the same indenture. Any Additional Senior Subordinated Notes that we issue in the future will be substantially identical in all respects to the Senior Subordinated Notes that we have issued, and will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, except that Additional Senior Subordinated Notes issued in the future may have different issuance prices and will have different issuance dates. We will issue Senior Subordinated Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Principal, Maturity and Interest

      The Senior Subordinated Notes will mature on December 15, 2012. Unless we issue Additional Senior Subordinated Notes in the future, the aggregate principal amount of Senior Subordinated Notes will be $600 million.

      Interest on the Senior Subordinated Notes will accrue at a rate of 10 7/8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2003. We will pay interest to those persons who were holders of record on the June 1 or December 1 immediately preceding each interest payment date.

      Interest on the Senior Subordinated Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Senior Subordinated Notes

      If a holder has given wire transfer instructions to the Company, the Company will pay, or cause to be paid by the paying agent, all principal, interest and additional interest, if any, on that holder’s Senior Subordinated Notes in accordance with those instructions. All other payments on the Senior Subordinated Notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar

      The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the Senior Subordinated Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Guarantees

      The obligations of the Company pursuant to the Senior Subordinated Notes and the indenture are fully and unconditionally, jointly and severally guaranteed, on an unsecured senior subordinated basis, by Parent (the “Parent Guarantee”) and the Subsidiary Guarantors. The Subsidiary Guarantee of any Subsidiary Guarantor may be released in certain circumstances as described under “— Certain Covenants — Creation of Subsidiaries; Additional Subsidiary Guarantees.”

      The Parent Guarantee and each Subsidiary Guarantee are limited to an amount not to exceed the maximum amount that can be guaranteed by Parent or the applicable Subsidiary Guarantor, as the case may be, after giving effect to all of its other contingent and fixed liabilities without rendering the Parent Guarantee or the Subsidiary Guarantee, as it relates to Parent or such Subsidiary Guarantor, as the case may be, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. A court could also subordinate the Parent Guarantee or any Subsidiary Guarantee to all other indebtedness (including guarantees and other contingent liabilities) of Parent or the relevant Subsidiary Guarantor, as the case may be, and, depending on the amount of such Debt, Parent’s liability on the Parent Guarantee or the Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero.

Ranking and Subordination

      The Debt evidenced by the Senior Subordinated Notes, the Parent Guarantee and the Subsidiary Guarantees is the senior subordinated unsecured obligation of the Company, Parent and the Subsidiary Guarantors, as the case may be. The payment of the principal of, premium, if any, and interest on the Senior Subordinated Notes will be subordinate in right of payment to the prior payment in full in cash (or any other consideration acceptable to the holders of Senior Debt) of all Senior Debt of the Company, Parent and the Subsidiary Guarantors, as the case may be, including Senior Debt of the Company, Parent and Subsidiary Guarantors incurred after the Issue Date.

      As of December 31, 2002, after giving pro forma effect to the Acquisition and related financing transactions, on a consolidated basis, the Company would have had $2,335.0 million of Debt outstanding, $1,713.8 million of which would have been Senior Debt. Although the indenture contains limitations on the amount of additional Debt that the Company or any Subsidiary Guarantor may Incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. See “— Certain Covenants — Limitation on Debt.”

      The obligations of Parent or a Subsidiary Guarantor under the Parent Guarantee or its Subsidiary Guarantee, as the case may be, will be subordinate in right of payment to the prior payment in full in cash (or any other consideration acceptable to the holders of Senior Debt) of all Senior Debt of Parent and of such Subsidiary Guarantor, including their Guarantees of obligations under the Credit Facility. The terms of the subordination provisions described herein with respect to the Company’s obligations under the Senior Subordinated Notes apply equally to Parent and each Subsidiary Guarantor and the obligations of

Parent or such Subsidiary Guarantor under its Guarantee. Notwithstanding anything contained herein to the contrary, neither the Trustee nor the holders of Senior Subordinated Notes may receive or accept payments under a Subsidiary Guarantee at a time when they are not entitled to receive payment under the Senior Subordinated Notes.

      Only Debt of the Company, Parent or the Subsidiary Guarantors that is Senior Debt will rank senior in right of payment to the Senior Subordinated Notes, the Parent Guarantee and the relevant Subsidiary Guarantee in accordance with the provisions of the indenture. The Senior Subordinated Notes, the Parent Guarantee and the Subsidiary Guarantees will in all respects have the same rank in right of payment as all other Senior Subordinated Debt of the Company, the Parent Guarantee and the Subsidiary Guarantors, respectively, and will rank senior in right of payment to all other Subordinated Obligations of the Company, Parent and the Subsidiary Guarantors, respectively.

      We are not permitted to pay principal of, premium, if any, or interest (or other amounts) on the Senior Subordinated Notes or make any further deposit pursuant to the provisions described under “Defeasance” below and may not repurchase, redeem or otherwise retire for value any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) if:

(1) a payment default on any Designated Senior Debt (including upon any acceleration of the maturity thereof) occurs and is continuing; or

(2) any other default on Designated Senior Debt occurs that permits holders of the Designated Senior Debt to accelerate the maturity thereof and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of any Designated Senior Debt.

      Payments on the Senior Subordinated Notes may and shall be resumed:

(1) in the case of payment default, upon the date on which such Default is cured or waived or will have ceased to exist; and

(2) in case of a nonpayment default, upon the earlier of (x) the date on which such nonpayment default is cured or waived or will have ceased to exist (so long as no other Event of Default exists) (y) 180 days after the date on which the applicable Payment Blockage Notice is received and (z) the date on which the Trustee receives notice thereof from the Representative for the respective issue of Designated Senior Debt terminating the Payment Blockage Period.

      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

      No known Default (other than a payment default) that existed upon the commencement of a Payment Blockage Notice (whether or not such Event of Default is on the same issue of Designated Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Notice, unless such default has been cured or waived or will have ceased to exist for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Notice.

      Upon any payment or distribution of the assets of either the Company or any Subsidiary Guarantor or its property upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company, Parent or any Subsidiary Guarantor or its property:

(1) the holders of Senior Debt will be entitled to receive payment in full in cash or any other consideration acceptable to the holders thereof of all such Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is an allowed claim in any such proceeding) before the holders of the Senior Subordinated Notes are entitled to receive any payment;

(2) until the Senior Debt is paid in full, any payment or distribution to which holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Debt as their interests may appear; and

(3) if a distribution is made to holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such holders of the Senior Subordinated Notes are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

      Unsecured Debt is not deemed to be subordinate or junior to secured Debt merely because it is unsecured or receives priority in respect of asset sales, cash flows or other prepayments and Debt which has different security or different priorities in the same security will not be deemed subordinate or junior to secured Debt no matter what the differences are.

      If payment of distribution of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Debt under the Credit Facility or the Representative of such holders of the acceleration.

      No provision contained in the indenture or the Senior Subordinated Notes will affect our obligation, which is absolute and unconditional, to pay the Senior Subordinated Notes when due. The subordination provisions of the indenture and the Senior Subordinated Notes will not prevent the occurrence of any Default or Event of Default under the indenture or limit the rights of the Trustee or any holder to pursue any other rights or remedies with respect to the Senior Subordinated Notes.

      By reason of the subordination provisions contained in the indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company, Parent or a Subsidiary Guarantor who are holders of Senior Debt of the Company, Parent or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Senior Subordinated Notes, and creditors of the Company, Parent or a Subsidiary Guarantor who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Senior Subordinated Notes. See “Risk Factors — Risks Relating to the Notes — The senior subordinated notes and the related guarantees are subordinated to all of our existing and future senior debt.”

      The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under “Defeasance.”

Optional Redemption

      Except as set forth in the next succeeding paragraph, the Senior Subordinated Notes will not be redeemable at the option of the Company prior to December 15, 2007. Starting on that date, the Company may redeem all or any portion of the Senior Subordinated Notes, at any time or from time to time, after giving the required notice under the indenture. The Senior Subordinated Notes may be redeemed at the redemption prices set forth below plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Senior Subordinated Notes redeemed during the 12-month period commencing on December 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price

2007.	105.438%
2008.	103.625%
2009.	101.813%
2010 and thereafter	100.000%

      From time to time prior to December 15, 2005, the Company may redeem up to a maximum of 35% of the aggregate principal amount of the Senior Subordinated Notes (including any Additional Senior Subordinated Notes) issued under the indenture, with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 110.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of Senior Subordinated Notes (including any Additional Senior Subordinated Notes) issued under the indenture remains outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

      Any notice to holders of Senior Subordinated Notes of a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

Other Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes.

Selection and Notice of Redemption

      If the Company redeems less than all the Senior Subordinated Notes at any time, the Trustee will select Senior Subordinated Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

      The Company will redeem Senior Subordinated Notes of $1,000 or less in whole and not in part. The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Subordinated Notes to be redeemed at its registered address.

      If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to that Senior Subordinated Note will state the portion of the principal amount thereof to be redeemed. The Company will issue a new Senior Subordinated Note in a principal amount equal to the unredeemed portion of the original Senior Subordinated Note in the name of the holder upon cancellation of the original Senior Subordinated Note. Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after such date, interest ceases to accrue on the Senior Subordinated Notes or portions thereof called for such redemption.

Repurchase at the Option of Holders upon a Change of Control

      Upon the occurrence of a Change of Control, each holder of Senior Subordinated Notes will have the right to require the Company to repurchase all or any part of such holder’s Senior Subordinated Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Purchase Price”)); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Senior Subordinated Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Senior Subordinated Notes under the terms of the section titled “Optional Redemption” at any time prior to the requirement to consummate the Change of Control and redeem the Senior Subordinated Notes in accordance with such notice.

      Within 30 days following any Change of Control, or, at the Company’s option, prior to the consummation of such Change of Control but after it is publicly announced, the Company shall:

(a) send, by first-class mail, with a copy to the Trustee, to each holder of Senior Subordinated Notes, at such holder’s address appearing in the Senior Subordinated Note register, a notice stating:

(1) that a Change of Control has occurred or will occur and a Change of Control Offer is being made pursuant to the covenant described under “Repurchase at the Option of Holders upon a Change of Control” and that all Senior Subordinated Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date (the “Change of Control Payment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day and a point in time occurring after the consummation of the Change of Control and not later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control; and

(4) if the notice is mailed prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring; and

(5) the procedures that holders of Senior Subordinated Notes must follow in order to tender their Senior Subordinated Notes (or portions thereof) for payment, and the procedures that holders of Senior Subordinated Notes must follow in order to withdraw an election to tender Senior Subordinated Notes (or portions thereof) for payment.

      Holders electing to have a Senior Subordinated Note purchased shall be required to surrender the Senior Subordinated Note, with an appropriate form duly completed, to the Company or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives, not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Subordinated Note that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Senior Subordinated Note purchased.

      On or prior to the Change of Control Payment Date, the Company shall irrevocably deposit with the Trustee or with the Paying Agent (or, if the Company or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the holders entitled thereto, to be held for payment in accordance with the provisions of this covenant. On the Change of Control Payment Date, the Company shall deliver to the Trustee the Senior Subordinated Notes or portions thereof that have been properly tendered to and are to be accepted by the Company for payment. The Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Company to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Company immediately after the Change of Control Payment Date.

      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to a Change of Control Offer, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance with these securities laws or regulations.

      The Change of Control repurchase feature is a result of negotiations between us and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that management of the Company or Parent would decide to do so in the future. Subject to certain covenants described below, management of the Company or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

      The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of Senior Subordinated Notes to require us to repurchase its Senior Subordinated Notes may be uncertain. In such a case, holders of the Senior Subordinated Notes may not be able to resolve this uncertainty without resorting to legal action.

      The Credit Facility does not permit our subsidiaries to make distributions to us which would enable us to purchase any Senior Subordinated Notes without first obtaining the consent of the lenders party thereto and also provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Facility. In addition, future debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Senior Subordinated Notes of their right to require us to repurchase such Senior Subordinated Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of Senior Subordinated Notes upon a repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Senior Subordinated Notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the Senior Subordinated Notes. See “— Amendments and Waivers.”

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Subordinated Notes properly tendered and not withdrawn under the Change of Control Offer.

Certain Covenants

      Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that the Company and any Subsidiary Guarantor may Incur Debt and the Company and any Restricted Subsidiary may Incur Acquired Debt if, after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom, the Leverage Ratio of the Company and the Restricted Subsidiaries (on a consolidated basis) would not exceed 6.0 to 1.0.

      Notwithstanding the immediately preceding paragraph, any or all of the following Debt (collectively, “Permitted Debt”) may be Incurred:

(a) Debt of the Company or any Subsidiary Guarantor under the Credit Facility; provided that the aggregate principal amount of all such Debt under the Credit Facility shall not exceed $1.525 billion less the amount of any permanent mandatory repayments made under the Credit Facility (and, in the case of any revolving subfacility thereunder, permanent commitment reductions) with Net Available Cash from Asset Sales;

(b) (1) the Senior Subordinated Notes and related Guarantees (excluding any Additional Senior Subordinated Notes) and any Senior Subordinated Notes and related Guarantees issued in exchange for the Senior Subordinated Notes and related Guarantees pursuant to the Registration Rights Agreement and (2) the Senior Notes and related Guarantees (excluding any Additional Senior Notes (as such term is defined in the indenture relating to the Senior Notes) and any Senior Notes and related Guarantees issued in exchange for the Senior Notes and related Guarantees pursuant to the Registration Rights Agreement;

(c) Debt of the Company or any Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt secured thereby does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $30 million;

(d) Debt of the Company owing to and held by any Subsidiary Guarantor and Debt of a Restricted Subsidiary owing to and held by the Company or any Subsidiary Guarantor; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or any subsequent transfer of any such Debt (except to the Company or a Subsidiary Guarantor) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof not permitted by this clause (d) and (2) such Debt shall be expressly subordinated to the prior payment in full in cash of all obligations under the Senior Subordinated Notes or the Subsidiary Guarantee of such Subsidiary Guarantor;

(e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or any Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or any Restricted Subsidiary in the ordinary course of the financial management of the Company or any Restricted Subsidiary and not for speculative purposes;

(g) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or any Restricted Subsidiary and not for speculative purposes;

(h) Debt of the Company or any Restricted Subsidiary in connection with (1) one or more standby letters of credit issued by the Company or a Restricted Subsidiary in the ordinary course of business and with respect to trade payables relating to the purchase of materials by the Company or a Restricted Subsidiary and (2) other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptance, completion guarantees or similar instruments issued in the ordinary course of business of the Company or a Restricted Subsidiary, including letters of credit or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (1) and (2), such Debt is not in connection with the borrowing of money or the obtaining of advances or credit;

(i) Debt of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two Business Days of Incurrence of such Debt;

(j) Debt of the Company or any Restricted Subsidiary arising from agreements for indemnification and purchase price adjustment obligations Incurred or assumed in connection with the Acquisition or disposition of any assets including Capital Stock; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Company and any Restricted Subsidiary, including the Fair Market Value of noncash proceeds;

(k) Debt Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-recourse Debt with respect to the Company and its Restricted Subsidiaries; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Debt ceases to constitute such Non-recourse Debt, such Debt will be deemed, in each case, to be Incurred at such time;

(l) Debt of the Company or a Subsidiary Guarantor consisting of a Guarantee of or a Lien securing Debt of the Company or a Subsidiary Guarantor, provided that such Debt constitutes Debt that is permitted to be Incurred pursuant to this covenant, but subject to compliance with the other provisions described under “— Certain Covenants”;

(m) Debt in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Debt remains outstanding for five Business Days or less;

(n) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than the Existing Notes) not otherwise described in clauses (a) through (m) above;

(o) the Existing Notes that are outstanding after giving effect to the consummation of the Tender Offer;

(p) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;

(q) Permitted Refinancing Debt; and

(r) Debt of the Company or any Restricted Subsidiary or the issuance of Disqualified Stock in a principal amount or liquidation value, as applicable, outstanding at any one time not to exceed $150 million in the aggregate for all such Debt and Disqualified Stock.

      For the purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt permitted by this covenant or is entitled to be Incurred pursuant to the first paragraph of the covenant, the Company in its sole discretion shall be permitted to classify on the date of its Incurrence, or later reclassify, all or a portion of such item of Debt in any manner that complies with this covenant; provided that all outstanding Debt under the Credit Facility on January 3, 2003 shall be deemed to have been Incurred pursuant to clause (a) of the definition of Permitted Debt.

      Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt.

      For the purposes of determining any particular amount of Debt under this covenant, (a) Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included and (b) any Liens granted to the holders of the Senior Subordinated Notes that are permitted in the covenant described under “— Limitation on Liens” will not be treated as Debt.

      For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was incurred, and any such foreign denominated Debt may be refinanced or replaced or subsequently refinanced or replaced in an amount equal to the dollar-equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial incurrence.

      If obligations in respect of letters of credit are incurred pursuant to the Credit Facility and are being treated as incurred pursuant to clause (a) of the third paragraph of this covenant and the letters of credit relate to other Debt then such other Debt shall be deemed not incurred.

      Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) from the first day of the Company’s fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ended prior to the date of such proposed Restricted Payment for which financial statements are available and have been either filed with the Commission or with the Trustee pursuant to “Reports” below (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) 100% of Capital Stock Sale Proceeds and cash capital contributions to the Company, plus (without duplication)

(3) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, together with, in the cases of both (A) and (B), the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, but excluding, in the case of clause (A) or (B): (x) any such Debt issued or sold to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or such Restricted Subsidiary for the benefit of its employees and (y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange, plus (without duplication)

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property or any other disposition or repayment of such Investments, in each case to the Company or any Restricted Subsidiary from any Person (other than the Company or a Restricted Subsidiary), less the cost of the disposition of such Investments, and

(B) the Fair Market Value of the Investment of the Company and any Restricted Subsidiary in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum described in this clause (4) shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person; plus

(5) $5 million.

Notwithstanding the foregoing limitation, the Company may:

(i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the indenture (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Company or any Restricted Subsidiary) or a capital contribution to the Company; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for or out of the proceeds of the substantially concurrent sale of Capital Stock of the Company (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Company or any Restricted Subsidiary) or a capital contribution to the Company or Subordinated Obligations; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iv) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations of the Company or any Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments;

(v) so long as no Default has occurred and is continuing, repurchase or otherwise acquire shares of, or options to purchase shares of, Capital Stock of Parent, the Company or any of its Subsidiaries from employees, former employees, directors or former directors, consultants or former consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company or the Board of Directors of Parent under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided that the aggregate amount of such repurchases and other acquisitions shall not exceed $2 million in any calendar year (any such amounts not used in a calendar year shall be available for use in any subsequent year); provided, further, that such repurchase and other acquisition shall be excluded in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such sales shall not be included in the calculation pursuant to clause (c)(2) or (ii) above;

(vi) make cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of the

Company or Parent (for the avoidance of doubt, such payments shall be included in the amount of Restricted Payments);

(vii) repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options; provided that all such repurchases shall not be included in the calculation of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of clause (c)(2) above;

(viii) repurchase or redeem preferred stock purchase rights issued in connection with any shareholders rights plan of Parent;

(ix) make dividends or distributions to Parent for Parent’s (A) bona fide costs, overhead and operating expenses directly related to the operation of the Company and the Restricted Subsidiaries (including, without limitation, salaries and other compensation of employees, directors’ fees and expenses and travel and entertainment expenses) incurred by Parent in the ordinary course and fees for services provided by Parent to the Company and its Restricted Subsidiaries that would otherwise have been performed by third parties (including, without limitation, accounting, treasury, tax, legal, strategic consulting and corporate development services) and any reimbursements to Parent for the payment of amounts relating to services (including, without limitation, legal, consulting, software, insurance and accounting services) provided by third parties on behalf of the Company or any Restricted Subsidiaries in an aggregate amount not to exceed $10.0 million in any calendar year and (B) franchise or other tax obligations (including income tax obligations in respect of the Company and its domestic Restricted Subsidiaries) and any other amounts required by Parent to maintain its corporate existence; provided that such payments shall not be included in the calculation of Restricted Payments;

(x) so long as no Default or Event of Default shall have occurred and be continuing, repurchase any Subordinated Obligations or Disqualified Stock of the Company at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to “— Repurchase at the Option of Holders upon a Change of Control” in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(xi) so long as no Default or Event of Default shall have occurred and be continuing, following an Asset Sale, to the extent permitted by the covenant under “— Limitation on Asset Sales,” and using the Net Available Cash generated from such Asset Sale, repurchase any Subordinated Obligation or Disqualified Stock of the Company at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock pursuant to a provision similar to the “— Limitation on Asset Sales” covenant in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, the Company has made the Prepayment Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Prepayment Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(xii) so long as no Default or Event of Default shall have occurred and be continuing, the Company and any Restricted Subsidiary may pay dividends to Parent for Parent to purchase its common stock for contributions to employee stock purchase and deferred compensation plans in the ordinary course of business; provided that the aggregate amount of common stock purchased in reliance on this clause (xiii) shall not exceed $5.0 million; provided further that such dividends shall be included in the calculation of Restricted Payments; and

(xiii) make any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (xiii) since the Issue Date, does not exceed $20 million, provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment; provided, further, that such payments shall be included in the calculation of Restricted Payments.

      For the avoidance of doubt, the repurchase of the Existing Notes pursuant to the Tender Offer, including any payment of an early consent fee, shall not be deemed a Restricted Payment.

      The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making such Restricted Payment.

      Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to Incur or suffer to exist, any Lien upon any of its Property (including Capital Stock of a Restricted Subsidiary and intercompany notes), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom that secures Subordinated Obligations or Senior Subordinated Debt, unless

(1) in the case of a Lien securing Subordinated Obligations, the Senior Subordinated Notes and the related Subsidiary Guarantees are secured by a Lien on such Property or such interest therein or such income or profits therefrom that is senior in priority to the Lien securing such Subordinated Obligations for so long as such Subordinated Obligations are so secured; and

(2) in the case of a Lien securing Senior Subordinated Debt, the Senior Subordinated Notes and the related Subsidiary Guarantees are equally and ratably secured by a Lien on such Property or such interest therein or profits therefrom for so long as such Senior Subordinated Debt is so secured.

      Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) in the case of Asset Sales which are not Permitted Asset Swaps, at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of (1) cash or cash equivalents; (2) the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Subordinated Notes or any Subsidiary Guarantee of such Restricted Subsidiary) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; (3) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days after receipt; or (4) a combination of the consideration specified in clauses (1) through (3); and

(c) the Company delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

      The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to permanently prepay or permanently repay any Senior Debt or any Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor (and in the case of any such Debt under a revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility); and/or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

      Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.” Pending the final application of the Net Available Cash, the Company or any Restricted Subsidiary may temporarily reduce Senior Debt or otherwise invest such Net Available Cash in Temporary Cash Investments.

      When the aggregate amount of Excess Proceeds exceeds $20 million, the Company will be required to make an offer to purchase (the “Prepayment Offer”) the Senior Subordinated Notes and any other pari passu Debt outstanding with similar provisions requiring an offer to purchase such Debt with such proceeds, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over subscription) set forth herein. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Senior Subordinated Notes have been given the opportunity to tender their Senior Subordinated Notes for purchase in accordance with the indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose not restricted by the indenture and the amount of Excess Proceeds will be reset to zero.

      The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Senior Subordinated Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest, and

(2) the denominator of which is the sum of the aggregate principal amount of the Senior Subordinated Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Senior Subordinated Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer (subject to proration in the event that such amount is less than the aggregate offer price of all Senior Subordinated Notes tendered).

      Within fifteen Business Days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Senior Subordinated Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date (the “Purchase Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

      Not later than the date upon which written notice of a Prepayment Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Prepayment Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of the second paragraph of this covenant. On or before the Purchase Date, the Company shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if the Company or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) in Temporary Cash Investments (other than in those enumerated in clause (b) of the definition of Temporary Cash

Investments), maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this covenant. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Senior Subordinated Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee or the Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the aggregate purchase price of the Senior Subordinated Notes delivered by the Company to the Trustee is less than the Offer Amount, the Trustee or the Paying Agent shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this covenant.

      Holders electing to have a Senior Subordinated Note purchased shall be required to surrender the Senior Subordinated Note, with an appropriate form duly completed, to the Company or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Purchase Date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Subordinated Note that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Senior Subordinated Note purchased. If at the expiration of the Offer Period the aggregate principal of Senior Subordinated Notes surrendered by holders exceeds the Offer Amount, the Company shall select the Senior Subordinated Notes to be purchased on pro rata basis for all Senior Subordinated Notes (with such adjustments as may be deemed appropriate by the Company so that only Senior Subordinated Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Senior Subordinated Notes are purchased only in part shall be issued new Senior Subordinated Notes equal in principal amount to the unpurchased portion of the Senior Subordinated Notes surrendered.

      At the time the Company delivers Senior Subordinated Notes to the Trustee that are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Senior Subordinated Notes are to be accepted by the Company pursuant to and in accordance with the terms of this covenant. A Senior Subordinated Note shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent mails or delivers payment therefor to the surrendering holder.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to the covenant described hereunder, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

      Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary, to create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary,

(b) pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary,

(c) make any loans or advances to the Company or any other Restricted Subsidiary, or

(d) transfer any of its Property to the Company or any other Restricted Subsidiary.

      The foregoing limitations will not apply:

(1) with respect to clauses (a), (b), (c) and (d), to restrictions:

(A) in effect on the Issue Date (as such restrictions may be amended from time to time, other than any such amendment that would adversely affect the interests of the holders of the Senior Subordinated Notes);

(B) imposed by the Senior Subordinated Notes or the indenture (or the Senior Notes or the indenture related thereto), or by indentures governing other Debt the Company Incurs (and, if such Debt is Guaranteed, by the Guarantors of such Debt) ranking on a parity with the Senior Subordinated Notes or the Senior Notes, provided that the restrictions imposed by such indentures are no more restrictive than the restrictions imposed by the indenture;

(C) imposed by the Credit Facility with respect to Debt permitted to be Incurred on or subsequent to the date of the indenture pursuant to clause (a) of the second paragraph of the covenant described under “— Limitation on Debt”;

(D) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company;

(E) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (D) above; provided such restriction is no less favorable in any material respect to the holders of Senior Subordinated Notes than those under the agreement evidencing the Debt so Refinanced when taken as a whole;

(F) restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business;

(G) any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Company or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other assistance provided to the Company or any of its Restricted Subsidiaries by such governmental authority;

(H) customary provisions in joint venture or similar agreements or other arrangements with minority investors in Restricted Subsidiaries; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary; and provided, further, that (i) the encumbrance or restriction is not materially more disadvantageous to the holders of the Senior Subordinated Notes than is customary in comparable agreements and (ii) the Company determines that any such encumbrance or restriction will not materially affect the ability of the Company to make any anticipated payments of principal or interest on the Senior Subordinated Notes;

(I) with respect to a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger of such Qualified Securitization Transaction in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof;

(J) customary restrictions contained in asset sale agreements, stock sale agreements and other similar agreements limiting the transfer, disposition or distribution of such Property pending the closing of such sale, including any restriction imposed with respect to such Restricted Subsidiary pursuant to an agreement to dispose of all or substantially all the Capital Stock or assets of such Restricted Subsidiary; or

(K) customary restrictions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder;

(2) with respect to clause (d) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Senior Subordinated Notes pursuant to the covenant described under “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Debt,

(B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

(C) resulting from customary provisions restricting subletting of assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

(D) imposed by virtue of any transfer of, agreement to transfer, option or right with respect to or Lien on, any Property of the Company or the relevant Restricted Subsidiary not otherwise prohibited by the indenture, or

(E) imposed under any Purchase Money Debt or Capital Lease Obligation in the ordinary course of business with respect only to the property the subject thereof.

      Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $5 million, each of the Board of Directors of the Company and the Board of Directors of Parent (including a majority of the disinterested members of the Board of Directors of Parent or, if there is only one disinterested director, such disinterested director) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this covenant as evidenced by a Board Resolution, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $25 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole.

      Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may make, enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including awards or grants in cash, securities or other payments) for the personal services of officers, directors, consultants and employees of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(d) payments pursuant to employment agreements, collective bargaining agreements, employee benefit plans, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Board of Directors of the Company or the Board of Directors of Parent in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(e) loans and advances to officers, directors or employees (or guarantees of third party loans to officers, directors or employees) made in the ordinary course of business, provided that such loans and advances do not exceed $10 million in the aggregate at any one time outstanding;

(f) any agreement as in effect on the Issue Date or any amendment to any such agreement (so long as any such amendment is not disadvantageous to the holders of the Senior Subordinated Notes in any material respect) or any transaction contemplated thereby;

(g) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Company or its Restricted Subsidiaries or are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party; provided that such transactions are approved by a majority of the Board of Directors of Parent and the Board of Directors of the Company in good faith (including a majority of disinterested directors of the Board of Directors of Parent, or if there is only one disinterested director, such director);

(h) the issuance and sale of Capital Stock (other than Disqualified Stock) of the Company;

(i) transactions in connection with or payments by the Company or any of its Restricted Subsidiaries to Goldman, Sachs & Co. or any of their respective affiliates in connection with any management, financial advisory, financing, derivative, underwriting or placement services or any other investment banking, banking, asset management or similar services including principal, interest and fees on loans which payments are approved by a majority of the Board of Directors of Parent and the Board of Directors of the Company in good faith (including a majority of disinterested directors of the Board of Directors of Parent or if there is only one disinterested director, such director);

(j) transactions pursuant to any agreement described in the Offering Memorandum as in effect on the date of the indenture or the date of the consummation of the Acquisition as the same may be amended from time to time in any manner not materially less favorable to the holders of the Senior Subordinated Notes; and

(k) sales or transfer of dispositions of Receivables and Related Assets to a Securitization Entity and acquisitions of Investments in connection therewith.

      Prohibition on Incurrence of Senior Subordinated Debt. Neither the Company nor any Subsidiary Guarantor shall Incur or suffer to exist Debt that is senior in right of payment to the Senior Subordinated Notes or the Subsidiary Guarantee of such Subsidiary Guarantor relating thereto and subordinate in right of payment to any other Debt of the Company or such Subsidiary Guarantor, as the case may be.

      Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company or the Board of Directors of Parent may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b) the Company would be permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the Fair Market Value of the Investment in such Subsidiary. For the purposes of this provision, in the event the Fair Market Value of such assets exceeds $25 million, such Fair Market Value shall be determined by an Independent Financial Advisor.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

      Except as provided in the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary) except to the extent permitted under the covenants described under “— Limitation on Restricted Payments” and “— Limitation on Restrictions on Distributions from Restricted Subsidiaries” and provided that the Company or any Restricted Subsidiary may pledge Capital Stock or Debt or assets of any Unrestricted Subsidiary on a nonrecourse basis as long as the pledgee has no claim whatsoever against the Company or any Restricted Subsidiary other than to obtain that pledged property.

      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) the Company could Incur at least $l.00 of additional Debt pursuant to the second paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

      Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation,

such filing with the Trustee to occur on or before the time financial statements are filed with the Commission or the Trustee pursuant to “Reports” below in respect of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, on or before the time financial statements in respect of such fiscal year are filed with the Commission or the Trustee pursuant to “Reports” below).

      Creation of Subsidiaries; Additional Subsidiary Guarantees. The Company will not permit any of its Restricted Subsidiaries having assets, at any time, with a Fair Market Value in excess of $1,000 to Guarantee or pledge any assets to secure the payment of any other Debt of the Company or another Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Senior Subordinated Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Debt, unless such other Debt is Senior Debt, in which case the Guarantee of the Senior Subordinated Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Senior Subordinated Notes are subordinated to such Senior Debt.

      The Guarantee of a Guarantor will be released if

      (1) the Company designates any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

      (2) in connection with the sale of (A) that number of shares of Capital Stock of such Subsidiary Guarantor such that such Subsidiary Guarantor is no longer a Subsidiary of the Company or another Restricted Subsidiary or (B) all or substantially all of the assets of such Subsidiary Guarantor to a Person that is not the Company, Parent or another Restricted Subsidiary; provided that such sale complies with “— Limitation on Asset Sales.”

      In addition, in the event a Subsidiary becomes a Subsidiary Guarantor solely because it Guarantees other Debt, then upon the full and unconditional release of the Guarantee of such other Debt (provided that the Trustee is given 90 days written notice of such other release) such Subsidiary Guarantee of such Subsidiary Guarantor shall also be released.

      Limitation on Company’s Business. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the business RHD is engaged in on the date hereof or a Related Business.

Merger, Consolidation and Sale of Property

      The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions, unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made which is substituted for the Company as the issuer of the Senior Subordinated Notes shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal amount of the Senior Subordinated Notes, any accrued and unpaid interest on such principal amount, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the Company;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $l.00 of additional Debt pursuant to the second paragraph of the covenant described under “— Limitation on Debt”; and

(f) the Surviving Person shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

      Parent shall not, and Parent and the Company shall not permit any Subsidiary Guarantor to, merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions (other than (i) a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor or (ii) a merger, consolidation, amalgamation or sale of all or substantially all of the Property of a Subsidiary Guarantor in connection with the sale of such Subsidiary Guarantor or its Property to a non-Affiliate third party that does not become an Affiliate as a result of such transaction and is otherwise permitted under the indenture) unless:

(a) the Surviving Person (if not Parent or such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, limited liability company, trust, partnership or similar entity organized and existing under the laws of United States of America, any State thereof or the District of Columbia and, in the case of Parent, is the Company;

(b) the Surviving Person (if other than Parent or such Subsidiary Guarantor) expressly assumes, by Subsidiary Guarantee or a Guarantee similar to the Parent Guarantee in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of Parent or such Subsidiary Guarantor under its Subsidiary Guarantee or Parent Guarantee, as the case may be;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of Parent, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) in the case of Parent only, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under the second paragraph of the covenant described under “— Limitation on Debt”; and

(f) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

      The provisions of the foregoing paragraph (other than clause (d)) shall not apply to any transactions which constitute an Asset Sale if the Company has complied with the covenant described under “— Certain Covenants — Limitation on Asset Sales.”

      The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture (or of Parent or the relevant Subsidiary Guarantor under the Parent Guarantee or the related Subsidiary Guarantee, as the case may be), but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of Parent or the Company as an entirety or virtually as an entirety) of substantially all of the assets of Parent or the Company and its Restricted Subsidiaries, or

(b) a lease,

shall not be released from any obligation to pay the principal amount of the Senior Subordinated Notes, any accrued and unpaid interest.

Reports

      Whether or not RHD is then subject to Section 13(a) or 15(d) of the Exchange Act, RHD will electronically file with the Commission, so long as the Senior Subordinated Notes are outstanding, the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) if RHD were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which RHD would be required so to file such documents if RHD were so subject, unless, in any case, such filings are not then permitted by the Commission.

      If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, RHD will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to holders, as their names and addresses appear in the Senior Subordinated Note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if RHD were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at RHD’s cost.

      So long as any of the Senior Subordinated Notes remain restricted under Rule 144, RHD will make available upon request to any prospective purchaser of Senior Subordinated Notes or beneficial owner of Senior Subordinated Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

Events of Default

      The following events shall be “Events of Default”:

(1) the Company defaults in any payment of interest on any Senior Subordinated Note when the same becomes due and payable and such default continues for a period of 30 days;

(2) the Company defaults in the payment of the principal amount of any Senior Subordinated Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) the Company fails to comply with the covenant described under “Merger, Consolidation and Sale of Property,” “Repurchase at the Option of Holders upon a Change of Control” or “Certain Covenants — Limitation on Asset Sales”;

(4) the Company fails to comply with any covenant or agreement in the Senior Subordinated Notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 60 days after written notice is given to the Company as specified below;

(5) a default by the Company or any Restricted Subsidiary under any Debt of the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or the failure to pay any such Debt at maturity, in an aggregate principal amount in excess of $20 million, unless the Company is contesting such acceleration in good faith;

(6) Parent, the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary or the Company other than as part of a credit reorganization, shall not constitute an Event of Default under this clause (6);

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Parent, the Company or any Significant Subsidiary in an involuntary insolvency proceeding;

(B) appoints a Custodian of Parent, the Company or any Significant Subsidiary or for any substantial part of its property; or

(C) orders the winding up or liquidation of Parent, the Company or any Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and in each such case the order or decree remains unstayed and in effect for 90 days;

(8) any judgment or judgments for the payment of money in an unsecured aggregate amount (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim and that continues to make payments pursuant to the terms of the relevant policy) in excess of $20 million at the time entered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect or otherwise payable; or

(9) (a) the Parent Guarantee or any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Parent Guarantee or such Subsidiary Guarantee, as the case may be) or (b) Parent or any Subsidiary Guarantor denies or disaffirms its obligations under the Parent Guarantee or its Subsidiary Guarantee, as the case may be; provided that in the case of clauses (a) and (b), such condition will only constitute an Event of Default if (a) such condition could adversely and materially affect the holders of notes or (b) such condition continues for over 10 days.

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      A Default under clause (4) is not an Event of Default until the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the Senior Subordinated Notes then outstanding notify the Company (and in the case of such notice by holders, the Trustee) of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

      The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

      The Company shall immediately notify the Trustee if a meeting of the Board of Directors of the Company or the Board of Directors of Parent is convened to consider any action mandated by a petition for debt settlement proceedings or bankruptcy proceedings. The Company shall also promptly advise the Trustee of the approval of the filing of a debt settlement or bankruptcy petition prior to the filing of such petition.

      If an Event of Default with respect to the Senior Subordinated Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Senior Subordinated Notes then outstanding may declare to be immediately due and payable the principal amount of all the Senior Subordinated Notes then outstanding by written notice to the Company and the Trustee, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Senior Subordinated Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Senior Subordinated Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

      In the event of a declaration of acceleration of the Senior Subordinated Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Senior Subordinated Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Debt within the grace period provided applicable to such default provided for in the documentation governing such Debt and if (a) the annulment of the acceleration of the Senior Subordinated Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Senior Subordinated Notes that became due solely because of the acceleration of the Senior Subordinated Notes, have been cured or waived.

      Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the Senior Subordinated Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Senior Subordinated Notes.

      No holder of Senior Subordinated Notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Trustee written notice of a continuing Event of Default,

(b) the registered holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

(c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding, within 60 days after such notice, request and offer.

      However, such limitations do not apply to a suit instituted by a holder of any Senior Subordinated Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Senior Subordinated Note on or after the respective due dates expressed in such Senior Subordinated Note.

Amendments and Waivers

      Subject to certain exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Senior Subordinated Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding Senior Subordinated Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding. However, without the consent of each holder of an outstanding Senior Subordinated Note, no amendment may, among other things,

(1) reduce the amount of Senior Subordinated Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or change the time for payment of interest on any Senior Subordinated Note,

(3) reduce the principal of or change the Stated Maturity of any Senior Subordinated Note,

(4) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Note,

(5) impair the right of any holder of the Senior Subordinated Notes to receive payment of principal of and interest on such holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Subordinated Notes, the Parent Guarantee or the Subsidiary Guarantees,

(6) (A) release Parent or any Subsidiary Guarantor from its obligations under the Parent Guarantee or its Subsidiary Guarantee, as the case may be, or the indenture other than pursuant to terms of the indenture, or

(B) release any security interest that may have been granted in favor of the holders of the Senior Subordinated Notes pursuant to the covenant described under “— Limitation on Liens” other than pursuant to the terms of the indenture, or

(7) modify the provisions described under “Repurchase at the Option of Holders upon a Change of Control” or the related definitions at any time on or after the Company is obligated to make a Change of Control Offer.

      Without the consent of any holder of the Senior Subordinated Notes, the Company and the Trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) comply with the covenant described under “Merger, Consolidation and Sale of Property,”

(3) provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes,

(4) add additional Guarantees with respect to the Senior Subordinated Notes,

(5) secure the Senior Subordinated Notes,

(6) add to the covenants of the Company for the benefit of the holders of the Senior Subordinated Notes or to surrender any right or power conferred upon the Company,

(7) make any change that does not adversely affect the rights of any holder of the Senior Subordinated Notes,

(8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act,

(9) provide for the issuance of Additional Senior Subordinated Notes in accordance with the indenture, including the issuance of Additional Senior Subordinated Notes as restricted securities under the Securities Act and substantially identical Additional Senior Subordinated Notes pursuant to an Exchange Offer registered with the Commission, or

(10) evidence and provide the acceptance of the appointment of a successor Trustee under the indenture.

      The consent of the holders of the Senior Subordinated Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment that requires the consent of the holders of Senior Subordinated Notes becomes effective, the Company is required to mail to each registered holder of the Senior Subordinated Notes at such holder’s address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Senior Subordinated Notes, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee or stockholder of the Company, or any Subsidiary Guarantor, shall have any liability for any obligations of the Company, or any Subsidiary Guarantor, under the Senior Subordinated Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Defeasance

      The Company at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Senior Subordinated Notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Subordinated Notes and to replace mutilated, destroyed, lost or stolen Senior Subordinated Notes, to maintain a registrar and paying agent in respect of the Senior Subordinated Notes. The Company at any time may terminate:

(1) its obligations under the covenants described under “Repurchase at the Option of Holders upon a Change of Control,” “— Certain Covenants” and “SEC Reports”;

(2) the operation of the cross-acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guaranty provisions described under “— Events of Default” above; and

(3) the limitations contained in clauses (e) and (f) under the first paragraph of, and in the second paragraph of “— Merger, Consolidation and Sale of Property” (“covenant defeasance”)

and thereafter any omission to comply with any covenant referred to in clause (1) above will not constitute a Default or an Event of Default with respect to the Senior Subordinated Notes.

      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

      If the Company exercises its legal defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to the covenants listed under clause (3) of the first paragraph under “— Defeasance”), clause (4) (with respect to the covenants listed under clause (1) of the first paragraph under “— Defeasance”), (5), (6), (7) (with respect only to Significant Subsidiaries in the case of clauses (6) and (7)) or (8) under “— Events of Default” above or because of the failure of the Company to comply with clause (e) under the first paragraph of, or with the second paragraph of “— Merger, Consolidation and Sale of Property” above. If the Company exercises its legal defeasance option or its covenant defeasance option, the Subsidiary Guarantors will be released from all their obligations under the Subsidiary Guarantees and Parent will be released from all its obligations under the Parent Guarantee.

      The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the Trustee money or Government Obligations, or a combination thereof, for the payment of principal of and interest on the Senior Subordinated Notes to maturity or redemption, as the case may be;

(b) the Company delivers to the Trustee a certificate from an internationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Senior Subordinated Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other material agreement or instrument binding on the Company;

(f) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

(1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the date of the indenture there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Senior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Senior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(i) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Senior Subordinated Notes have been complied with as required by the indenture.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes issued thereunder, when:

(1) either

(a) all Senior Subordinated Notes that have been authenticated, except lost, stolen or destroyed Senior Subordinated Notes that have been replaced or paid and Senior Subordinated Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Senior Subordinated Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company, the Parent or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of holders, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Senior Subordinated Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) the Company, the Parent or the Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Senior Subordinated Notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

      The indenture and the Senior Subordinated Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

      The Bank of New York is the Trustee under the indenture.

      Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. The Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

      “Acquired Debt” means Debt of a Person existing at the time such Person becomes a Restricted Subsidiary, other than Debt Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Acquired Debt shall be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary.

      “Acquisition” means the consummation, on January 3, 2003, of the acquisition by Parent of Centel Directory Company, a Delaware corporation, DirectoriesAmerica, Inc., a Kansas corporation, and Sprint Publishing & Advertising, Inc., a Kansas corporation.

      “Acquisition Agreement” means the stock purchase agreement dated as of September 21, 2002 by and between Sprint Corporation, a Kansas corporation, Centel Directories LLC, a Delaware limited liability company, and Parent.

      “Additional Assets” means:

(a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that is or becomes a Restricted Subsidiary upon or as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

      “Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (a) above.

      For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Limitation on Asset Sales” and “— Limitation on Transactions with Affiliates” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      “Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary, or

(c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clause (a), (b) or (c) above,

(1) any disposition by the Company or a Restricted Subsidiary to the Company, a Restricted Subsidiary or any Person (if after giving effect to such transfer such other Person becomes a Restricted Subsidiary),

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Limitation on Restricted Payments,”

(3) any disposition effected in compliance with the covenant described under “Merger, Consolidation and Sale of Property,”

(4) any disposition of Temporary Cash Investments in the ordinary course of business,

(5) any disposition of obsolete, worn out or permanently retired equipment or facilities or other property that are no longer useful in the conduct of the business of the Company or any Restricted Subsidiary,

(6) any disposition of Receivables and Related Assets in a Qualified Securitization Transaction for the Fair Market Value thereof including cash or Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof,

(7) for purposes of the covenant described under “— Limitation on Asset Sales,” any disposition the net proceeds of which to the Company and its Restricted Subsidiaries do not exceed $1 million in any transaction or series of related transactions,

(8) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries,

(9) the sale or other disposition of cash or cash equivalents,

(10) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy, and

(11) any sale or other disposition of the pre-press publishing facility located in Bristol, Tennessee.

      “Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the products of (1) the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by (2) the amount of such payment by

(b) the sum of all such payments.

      “Bankruptcy Law” means Title 11, United States Code, or any similar U.S. Federal or state law.

      “Board of Directors” means, with respect to any Person, the board of directors, or any equivalent management entity, of such Person or any committee thereof duly authorized to act on behalf of such board.

      “Board Resolution” means, with respect to any Person, a copy of a resolution of such Person’s Board of Directors, certified by the Secretary or an Assistant Secretary, or an equivalent officer, of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

      “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

      “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

      “Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or a Restricted Subsidiary for the benefit of their employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Company or any Restricted Subsidiary) by the Company of its Capital Stock (including upon the exercise of options, warrants or rights) (other than Disqualified Stock) or warrants, options or rights to purchase its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Change of Control” means the occurrence of any of the following events:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Parent or the Company (for the purpose of this clause (1) a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation);

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the applicable shareholders was approved or ratified by a vote of 66 2/3% of the Board of Directors of the Company or Parent, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of such Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of Parent or the Company; or

(4) the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company to another Person, and, in the case of any such merger or consolidation, the securities of Parent or the Company, as the case may be, that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of Parent or the Company, as the case may be, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation;

provided, that a Change of Control shall not be deemed to have occurred solely as a consequence of a merger or consolidation between Parent and the Company, in which case all references in the preceding clauses (2) and (4) to “Parent or the Company” shall henceforth be deemed to refer only to the surviving entity of such merger or consolidation.

      “Commission” means the U.S. Securities and Exchange Commission.

      “Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

      “Consolidated Incremental Depreciation and Amortization” means, for any period, the total amount of depreciation and amortization related to the step up in basis required under purchase accounting with respect to the transactions contemplated by the Acquisition Agreement for such period on a consolidated basis in accordance with GAAP.

      “Consolidated Interest Expense” means, for any period, without duplication and in each case determined on a consolidated basis in accordance with GAAP, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by either the Company or its Restricted Subsidiaries:

(a) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued during such period,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of discounts or fees); provided, however, such costs shall not include any unrealized gain or loss implicit in Hedging Obligations,

(g) the sum of (a) all Disqualified Stock Dividends and (b) Preferred Stock Dividends with respect to Capital Stock of Subsidiaries,

(h) interest accruing or paid on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, or is secured by a Lien on the Company’s or any Restricted Subsidiary’s assets, whether or not such interest is paid by the Company or such Restricted Subsidiary,

(i) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust,

(j) interest accruing in connection with a Qualified Securitization Transaction, and

(k) the interest portion of any deferred payment obligation.

      “Consolidated Net Income” means, for any period, the consolidated net income (loss) of the Company for such period on a consolidated basis prior to any adjustment to net income for any preferred stock (other than Disqualified Stock) as determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(1) the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below),

(2) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income, and

(3) the revenue participation income received in connection with the Revenue Participation Agreement relating to DonTech referred to in the Offering Memorandum shall not be excluded,

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to contractual restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any net gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any net after-tax extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles,

(f) any non-cash compensation expense realized for grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, providedthat such rights (if redeemable), options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of a direct or indirect parent of the Company,

(g) 50% of Consolidated Incremental Depreciation and Amortization,

(h) any non-cash impact attributable to the reduction in deferred revenue as a result of the fair value exercise undertaken as required by purchase accounting for the transactions contemplated by the Acquisition Agreement, in accordance with GAAP, during the twelve consecutive months following the consummation of the Acquisition, and

(i) to the extent non-cash, any unusual, non-operating or non-recurring gain or loss (including to the extent related to the Acquisition).

      Notwithstanding the foregoing, for purposes of the covenant described under “— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the

Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

      “Credit Facility” means the credit facility dated as of December 6, 2002 among Parent, the Company (as successor to Finance Corp. II), the lenders party thereto, Bear Stearns Corporate Lending Inc. and Citicorp North America, Inc. as joint syndication agents, BNP Paribas and Fleet National Bank, as joint documentation agents, and Deutsche Bank Trust Company Americas, as administrative agent, as such may be amended, modified or supplemented from time to time, or one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or other forms of guarantees or assurances that one or more times refinances, replaces, supplements, modifies or amends such credit facility.

      “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, currency option, synthetic cap or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

      “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

      “Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any, but only in the event such premium has become due) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by Senior Subordinated Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit, performance bonds or surety bonds securing obligations (other than obligations described in (a) through (c) above) provided in the ordinary course of business of such Person to the extent such letters of credit and bonds are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (measured, in each case, at the greatest of its voluntary or involuntary maximum fixed repurchase price or liquidation value but excluding, in each case, any accrued dividends for any current period not yet payable);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons, the payment of which is secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

      The amount of Debt of any Person at any date shall be the amount necessary to extinguish in full as of such date the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date including, without limitation, all interest that has been capitalized, and without giving effect to any call premiums in respect thereof. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the third paragraph of the covenant described under “— Limitation on Debt,” or

(2) the marked-to-market value of such Hedging Obligation to the counterparty thereof if not Incurred pursuant to such clauses.

      For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Debt will be required to be determined pursuant to the indenture at its Fair Market Value if such price is based upon, or measured by, the fair market value of such Disqualified Stock; provided, however, that if such Disqualified Stock is not then permitted in accordance with the terms of such Disqualified Stock to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Senior Debt” means:

(1) the Debt under the Credit Facility; and

(2) any other Senior Debt of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as “Designated Senior Debt” for purposes of the indenture; provided that the Company shall so advise the Trustee.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or upon the happening of an event:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Senior Subordinated Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the first anniversary of the Stated Maturity of the Senior Subordinated Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Capital Stock than the provisions of the indenture with respect to a Change of Control and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s completing a Change of Control Offer.

      “Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary.

      “EBITDA” means, for any period:

(a) the sum of an amount equal to Consolidated Net Income for such period, plus (without duplication) the following to the extent Consolidated Net Income has been reduced thereby for such period:

(1) the provisions for taxes based on income or profits or utilized in computing net loss,

(2) Pro Forma Consolidated Interest Expense,

(3) depreciation,

(4) amortization,

(5) non-recurring losses or expenses, and

(6) any other non-cash items (provided that any such non-cash item that represents an accrual of or reserve for cash expenditures in any future period shall be deducted in such future period); minus

(b) (x) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period) and (y) all non-recurring gains for such period.

      Notwithstanding the foregoing clause, the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

      “Event of Default” has the meaning set forth under “— Events of Default.”

      “Exchange Act” means the U.S. Securities Exchange Act of 1934.

      “Existing Notes” means the $21.2 million in outstanding aggregate principal amount of RHD’s 9 1/8% senior subordinated notes due 2008 issued under an indenture dated as of June 5, 1998 between RHD and The Bank of New York, as trustee, as supplemented by (1) the First Supplemental Indenture, dated as of November 25, 2002, by and among the Company, The Bank of New York, as trustee, and the guarantors thereto; (2) the Second Supplemental Indenture, dated as of December 20, 2002, by and among the Company, The Bank of New York, as trustee, and the guarantors thereto; and (3) the Third Supplemental Indenture, dated as of December 20, 2002, by and among the Company, The Bank of New York, as trustee, and the guarantors thereto.

      “Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $5 million, by any Officer of the Company, or

(b) if such Property has a Fair Market Value in excess of $5 million, by a majority of the Board of Directors of the Company and the Board of Directors of Parent and evidenced by a Board Resolution dated within 30 days of the relevant transaction.

      “Finance Corp. II” means R.H. Donnelley Finance Corporation II.

      “GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

      “Government Obligations” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of “Permitted Investment.”

      The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation,

      “Hedging Obligations” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

      “holder” or “noteholder” means the Person in whose name a Senior Subordinated Note is registered on the Senior Subordinated Note register.

      “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and provided further, however, that amortization of debt discount, accrual or capitalization of dividends and interest, including the accrual of deferred accrued interest, the accretion of principal, and the payment of interest or dividends in the form of additional securities shall not, in any such case, be deemed to be the Incurrence of Debt, provided that in the case of Debt or Preferred Stock sold at a discount or for which interest or dividends is capitalized or accrued or accreted, the amount of such Debt or outstanding Preferred Stock Incurred shall at all times be the then current accreted value or shall include all capitalized interest.

      “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of national standing or any third party appraiser or recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, provided that such firm or appraiser is not an Affiliate of the Company.

      “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option agreement, interest rate future agreement or other similar agreement designed to protect against fluctuations in interest rates.

      “Investment” by any Person means any loan (other than advances and extensions of credit and receivables in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or acquired as part of the assets acquired in connection with an acquisition of assets otherwise permitted by the indenture), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) (excluding commission, travel and similar advances to officers and employees in the ordinary course of business) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries,” and the definition of “Restricted Payment,” “Investment” shall include the Fair Market Value of the Investment of the Company and any Restricted Subsidiary in any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary (proportionate to the Company’s equity interest in such Subsidiary) of an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the Investment of the Company and any Restricted Subsidiary in such Subsidiary at the time of such redesignation.

      In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

      “Issue Date” means the date on which the Senior Subordinated Notes are initially issued (exclusive of any Additional Senior Subordinated Notes).

      “Leverage Ratio” means the ratio of:

(a) the outstanding Debt of the Company and the Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP, to

(b) the LTM Pro Forma EBITDA.

      “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such

Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

      “LTM Pro Forma EBITDA” means Pro Forma EBITDA for the four most recent consecutive fiscal quarters prior to the date of determination for which financial statements are available and have been filed with the Commission or the Trustee pursuant to “Reports”.

      “Money Market Funds” means shares of an investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund, seeks to maintain a net asset value of $1.00 per share and has the highest investment rating by S&P and Moody’s and, in either case, any successor rating agency thereto.

      “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only, in each case, as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all U.S. Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,

(d) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale; and

(e) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale including, without limitation, pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any deductions relating to escrowed amounts.

      “Non-Recourse Debt” means debt as to which neither the Company nor any Restricted Subsidiary:

(a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of the Company or its Restricted Subsidiaries; and

(b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

      “Offering Memorandum” means the offering memorandum, dated as of November 26, 2002, related to the offering of the Senior Notes and the Senior Subordinated Notes issued on December 3, 2003.

      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President, the Treasurer or the Secretary of the Company.

      “Officers’ Certificate” means a certificate signed by an Officer of the Company, and delivered to the Trustee.

      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, the Parent, a Subsidiary Guarantor or the Trustee.

      “Parent” means R.H. Donnelley Corporation, a Delaware corporation.

      “Permitted Asset Swap” means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Related Business; provided that the aggregate fair market value (as determined in good faith by the Board of Directors of the Company and the Board of Directors of Parent) of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors of the Company and the Board of Directors of Parent) of the property or assets received by the Company or such Restricted Subsidiary in such exchange; provided that, with respect to any transaction or series of related transactions that constitute a Permitted Asset Swap with an aggregate fair market value in excess of $25.0 million, the Company, prior to consummation thereof, shall be required to obtain a written opinion from an Independent Financial Advisor to the effect that such transaction or series of related transactions are fair from a financial point of view to the Company and Restricted Subsidiaries, taken as a whole.

      “Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a) the Company, any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business, including, without limitation, the Acquisition and the transactions contemplated thereby,

(b) Temporary Cash Investments,

(c) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances,

(d) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business,

(e) loans and advances to employees, directors and consultants made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $10 million at any one time outstanding,

(f) stock, obligations or other securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor,

(g) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Limitation on Asset Sales,”

(h) the Senior Subordinated Notes and, if issued, any Additional Senior Subordinated Notes,

(i) Interest Rate Agreements, Currency Exchange Protection Agreements, Hedging Obligations and Commodity Price Protection Agreement, in each case, permitted under the covenant described under “— Limitation on Debt,”

(j) Investments in existence on the date of the indenture (including the Existing Notes) and any permitted Refinancing thereof,

(k) a Securitization Entity in connection with a Qualified Securitization Transaction, which Investment consists of the transfer of Receivables and Related Assets,

(l) in any Person to the extent that the consideration for such Investment consists of Capital Stock of the Company,

(m) Investments in prepaid expenses, negotiable instruments held for collection and lease utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business,

(n) other Investments that do not exceed $50 million outstanding at any one time in the aggregate,

(o) Investments in joint ventures engaged in a Related Business that do not exceed $100 million outstanding at any one time in the aggregate,

(p) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (1) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or such other transfer of title with respect to any secured Investment in default,

(q) a Securitization Entity or any Investment by Securitization Entity in any other Person, in each case in connection with a Qualified Securitization Transaction, provided, however, that any Investment in a Securitization Entity in the form of (1) a Purchase Money Note; (2) any equity interests; (3) obligations of the Securitization Entity to pay the purchase price for assets transferred to it; or (4) interests in accounts receivable generated by the Company or Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction or any such Person owning such amounts receivable, and

(r) negotiable instruments held for deposit or collection in the ordinary course of business.

      “Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) and any accrued but unpaid interest then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums, tender and defeasance costs, related to such Refinancing,

(b) in the case of the Refinancing of term Debt, the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) in the case of the Refinancing of term Debt, the Stated Maturity of the Debt being Incurred is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) in the case of the Refinancing of Debt of the Company or a Subsidiary Guarantor:

(1) the new Debt shall not be senior in right of payment of the Debt being Refinanced; and

(2) if the Debt being Refinanced constitutes Subordinated Obligations of the Company or a Subsidiary Guarantor, the new Debt shall be subordinated to the Senior Subordinated Notes or the relevant Guarantee, as applicable, at least to the same extent as the Subordinated Obligations;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Restricted Subsidiary (other than a Subsidiary Guarantor) that Refinances Debt of the Company or a Subsidiary Guarantor, or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

      “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

      “Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary.

      “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof a calculation performed in accordance with the terms of the indenture and (to the extent not conflicting with such terms) Article 11 of Regulation S-X promulgated under the Securities Act (as in effect on the Issue Date).

      “Pro Forma Consolidated Interest Expense” means, with respect to any period, Consolidated Interest Expense adjusted (without duplication) to give pro forma effect to any Incurrence of Debt that remains outstanding at the end of the period or any Repayment of Debt since the beginning of the relevant period as if such Incurrence or Repayment had occurred on the first day of such period.

      If any Debt bears a floating or fluctuating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating or fluctuating rate of interest on the date of determination were in effect for the whole period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement had when entered into a term of at least 12 months or, if shorter, the term of the Debt). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

      “Pro Forma EBITDA” means, for any period, the EBITDA of the Company and its consolidated Restricted Subsidiaries after making the following adjustments:

(a) pro forma effect shall be given to any Asset Sales or Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or any other acquisition of Property at any time on or subsequent to the first day of the period and on or prior to the date of determination as if such Asset Sale, Investment or other acquisition had occurred on the first day of the period. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment which is being given pro forma effect that would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act (as in effect on the Issue Date). In addition, since the beginning of the period, if any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the period shall have made any Investment in any Person or made any acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then Pro Forma EBITDA shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable period; and

(b) in the event that pro forma effect is being given to any Repayment of Debt, Pro Forma EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt.

      “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

      “Purchase Money Debt” means Debt secured by a Lien:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, completion of the construction or lease of such Property by the Company or such Restricted Subsidiary.

      “Qualified Equity Offering” means any public or private offering for cash of Capital Stock (other than Disqualified Stock) of Parent or RHD other than (i) public offerings of Capital Stock registered on Form S-8 or (ii) other issuances upon the exercise of options of employees of Parent, RHD or any of their respective Subsidiaries.

      “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or of any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, Receivables and Related Assets.

      “Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of the Company or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

      “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Registration Rights Agreement” means the Registration Rights Agreement described under “The Exchange Offer.”

      “Related Business” means any business that is related, ancillary or complementary to the business of RHD or any of its Subsidiaries on the Issue Date or any reasonable extension, development or expansion of the business of RHD or its Subsidiaries, including the businesses acquired pursuant to the Acquisition.

      “Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Limitation on Asset Sales” and the definition of “Leverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

      “Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

      “Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid by the Company or any Restricted Subsidiary on or with respect to any shares of Capital Stock of Parent, the Company or any Restricted Subsidiary, except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to acquire shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Parent, the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transactions) or securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments and Guarantees by Restricted Subsidiaries of Debt Incurred pursuant to the covenant described under “— Limitation on Debt”) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person (other than the Company or another Restricted Subsidiary) if the result thereof is that such Restricted Subsidiary shall cease to be a Subsidiary of the Company, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

      “Securities Act” means the U.S. Securities Act of 1933.

      “Securitization Entity” means a Wholly Owned Restricted Subsidiary (or a Wholly Owned Subsidiary of another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Receivables and Related Assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and:

(a) no portion of the Debt or any other obligations (contingent or otherwise) of which:

(1) is guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates the Company or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of the Company or any Restricted Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(c) to which neither the Company nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

      Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the indenture.

      “Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Debt of the Company or a Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter created, Incurred or assumed and any amendments, renewals, modifications, extensions, refinancings and refundings of such Debt, unless, in the case of any particular Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt shall not be senior in right of payment to the Senior Subordinated Debt. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on and all other amounts owing in respect of:

(1) all monetary obligations (including Guarantees thereof) of every nature of the Company, Parent or a Subsidiary Guarantor under the Credit Facility, including, without limitation, obligations (including Guarantees) to pay principal, premium (if any), any interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

(2) all obligations under Interest Rate Agreements (including guarantees thereof);

(3) all obligations under Currency Exchange Protection Agreements (including guarantees thereof);

(4) all obligations under Commodity Price Protection Agreements (including guarantees thereof) in each case whether outstanding on the Issue Date or thereafter Incurred; and

(5) the Senior Notes.

      Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Debt of the Company to a Subsidiary of the Company or any Debt of a Subsidiary Guarantor to the Company or another Subsidiary of the Company;

(2) any Debt to, or guaranteed on behalf of, any director, officer or employee, in such capacities of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation);

(3) Debt to trade creditors and other amounts Incurred (but not under the Credit Facility) in connection with obtaining goods, materials or services including, without limitation, accounts payable;

(4) obligations in respect of any Capital Stock, including Disqualified Stock;

(5) any liability for federal, state, local or other taxes owed or owing by the Company or any Subsidiary Guarantor;

(6) that portion of any Debt Incurred in violation of the indenture;

(7) Debt that, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the issuer of such Debt; and

(8) any Debt that is, by its express terms, subordinated in right of payment to any other Debt of the Company or a Subsidiary Guarantor.

      “Senior Notes” means the $325 million in aggregate principal amount of senior notes due 2010 issued on December 3, 2003 and the senior exchange notes that are being offered for exchange pursuant to this prospectus.

      “Senior Subordinated Debt” means (i) with respect to the Company, the Senior Subordinated Notes, the Existing Notes and any other Debt of the Company that specifically provides that such Debt is to have the same rank as the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Debt or other obligation of the Company which is not Senior Debt and (ii) with respect to any Subsidiary Guarantor, the Subsidiary Guarantees and any other Debt of such Subsidiary Guarantors that specifically provides that such Debt is to have the same rank as Guarantees of the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right or payment to any Debt or other obligation of such Subsidiary Guarantor which is not Senior Debt.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction, including, without limitation, servicing of the obligations thereunder.

      “Stated Maturity” means (a) with respect to any debt security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Company unless such contingency has occurred) and (b) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

      “Subordinated Obligation” means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Subordinated Notes or such Subsidiary Guarantee pursuant to a written agreement to that effect (for the avoidance of doubt, the Existing Notes (as in effect on the Issue Date) shall not be deemed to be Subordinated Obligations).

      “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

      “Subsidiary Guarantee” means a Guarantee on the terms set forth in the indenture by a Subsidiary Guarantor of the Company’s obligations with respect to the Senior Subordinated Notes.

      “Subsidiary Guarantor” means all of the Subsidiaries of RHD and all of the Subsidiaries of Parent as of January 3, 2003 and each Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with “Certain Covenants — Additional Subsidiary Guarantees,” in each case until such time as such Subsidiary Guarantor shall be released in accordance with the terms of the indenture.

      “Temporary Cash Investments” means:

(a) any Government Obligation, maturing not more than one year after the date of acquisition, issued by the United States or an instrumentality or agency thereof, and constituting a general obligation of the United States;

(b) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the U.S. Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s Investors Service, Inc. (“Moody’s”) or any successor rating agency or “A-1” (or higher) according to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or any successor rating agency (or, in the case of foreign Subsidiaries of the Company, any local office of any commercial bank organized under the laws of the relevant jurisdiction or any political subdivision thereof which has a combined capital surplus and undivided profits in excess of $500 million (or the foreign currency equivalent thereof);

(c) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States, any state thereof or the District of Columbia with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(d) any money market deposit accounts issued or offered by a commercial bank organized in the United States having capital and surplus and undivided profits in excess of $500 million; provided that the short-term debt of such commercial bank has a rating, at the time of Investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e) repurchase obligations and reverse repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) entered into with a bank meeting the qualifications described in clause (b) above;

(f) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A-1” by S&P or “P-1” by Moody’s;

(g) interests in funds investing substantially all their assets in securities of the types described in clauses (a) through (f); and

(h) interests in mutual funds with a rating of AAA— or higher that invest all of their assets in short-term securities, instruments and obligations which carry a minimum rating of “A-2” or “P-2” and which are managed by a bank meeting the qualifications in clause (b) above.

      “Tender Offer” means the tender offer, and related exit consent solicitation, to repurchase the Existing Notes with certain of the proceeds of the Senior Subordinated Notes described in the Offering Memorandum.

      “Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that at the time of determination will be designated as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

      “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares and shares required by applicable law to be held by a person other than the Company or a Restricted Subsidiary) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

      Global Note. Each of the senior exchange notes and senior subordinated exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Note”). The Global Note will be deposited on the issue date with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

      Except as set forth below, the Global Note may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a Global Note may not be exchanged for notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below.

      All interests in a Global Note may be subject to the procedures and requirements of DTC.

Exchanges Among the Global Notes

      Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

Certain Book-Entry Procedures for the Global Notes

      The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Company does not take any responsibility for these operations or procedures, and investors are urged to contact the system or its participants directly to discuss these matters.

      DTC has advised the Company that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in exchange notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

      So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Note for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

      Payments with respect to the principal of, and premium, if any, penalty interest, if any, and interest on, any exchange notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such exchange notes under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Certificated Notes

      If:

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act for the Global Notes, and in each case, a successor depositary is not appointed within 90 days of such notice or cessation;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in exchange for all or any part of the notes represented by a Global Note or Global Notes; or

•	an Event of Default has occurred and is continuing and the registrar has received a request from DTC,

then DTC shall surrender such Global Note or Global Notes to the trustee for cancellation and we shall execute, and the trustee shall authenticate and deliver Certificated Notes in exchange for such Global

Note or Global Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

      Neither we nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

      Because the exchange notes will not differ materially in kind or extent from the notes, your exchange of notes for exchange notes will not constitute a taxable disposition of the notes for U. S. federal income tax purposes. As a result, you will not recognize income, gain or loss on your exchange of notes for exchange notes, your holding period for the exchange notes will generally include your holding period for notes, your adjusted tax basis in the exchange notes immediately following the exchange will generally be the same as your adjusted tax basis in your notes immediately prior to the exchange, and all of the U. S. federal income tax consequences associated with owning the notes should continue to apply to the exchange notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by initial holders. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment of debt instruments. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. Donnelley has not sought any ruling from the Internal Revenue Service (the “I.R.S.”) or an opinion of counsel with respect to the statements made herein concerning the notes, and Donnelley cannot assure you that the I.R.S. will agree with such statements.

      This summary assumes that the notes are held as capital assets and that holders purchased the notes upon their initial issuance at the notes’ initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

      If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

      This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the

U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

      The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is:

•	a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

     Payments of Interest

      Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

     Disposition of Notes

      Upon the sale, exchange, redemption or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and your adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.

      Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

      Your exchange of notes for exchange notes will not constitute a taxable disposition of the notes for U.S. federal income tax purposes.

     Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. A backup withholding tax (currently at a rate of 30%, but subject to periodic reductions through 2006) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the I.R.S. that payments to you are subject to backup withholding.

      Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the I.R.S. on a timely basis.

Consequences to Non-U.S. Holders

      The following is a summary of the U.S. federal income tax consequences that will generally apply to you if you are a Non-U.S. Holder of notes. The term “Non-U.S. Holder” means a beneficial owner of a note that is a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

      Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies,” as such terms are defined in the Code. If you are a Non-U.S. Holder, we encourage you to consult your own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

     Payments of Interest

      The 30% U.S. federal withholding tax (or lower applicable treaty rate) generally will not apply to any payment to you of interest on a note provided that:

•	you do not actually or constructively (under applicable attribution rules) own 10% or more of the total combined voting power of our voting stock, within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us directly or indirectly through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a “United States person” (which certification may be made on an I.R.S. Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, either that it has received I.R.S. Form W-8BEN from you or from another qualifying financial institution intermediary or that it is permitted to establish and has established your foreign status through other documentary evidence, and otherwise complies with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

      If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) I.R.S. Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) I.R.S. Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will instead be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. Holder, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest on the notes which is effectively connected with your conduct of a trade or business in the United States would be included in your earnings and profits.

     Disposition of Notes

      Any gain recognized upon the sale, exchange, redemption or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as such) will not be subject to the 30% U.S. federal withholding tax and such gain generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	you are subject to Code provisions applicable to certain U.S. expatriates.

      A Non-U.S. Holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty.

     Information Reporting and Backup Withholding

      In general, information reporting and backup withholding may apply to certain payments of principal, premium (if any) and interest on the notes to Non-U.S. Holders, as well as to the proceeds of certain sales of notes made through brokers, unless the holder has made appropriate certifications as to its foreign status, or has otherwise established an exemption. The certification of foreign status described above under “— Payments of Interest” is generally effective to establish an exemption from backup withholding.

      Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the I.R.S. on a timely basis.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 200     , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration of the exchange offer, we will promptly provide such additional copies of this prospectus and any amendment or supplement to the prospectus to any broker-dealer that requests such documents in a letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for certain holders of the notes) other than commissions or concessions of any broker or dealer and will indemnify certain holders of the notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the exchange notes offered hereby will be passed upon for us by Robert J. Bush, Vice President, General Counsel and Corporate Secretary of Donnelley. As of March 6, 2003, Mr. Bush had been granted options to purchase 103,862 shares of common stock of RHD’s parent.

EXPERTS

      The consolidated financial statements of R.H. Donnelley Corporation as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this Prospectus and Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The combined financial statements of DonTech as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this Prospectus and Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The combined consolidated financial statements of the directory publishing operations of Sprint Corporation (Sprint Publishing & Advertising) at December 31, 2002, 2001 and 2000 and for each of the three years in the period ended December 31, 2002, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      Donnelley files reports and other information with the SEC. These reports and other information can be read and copied at the SEC’s Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including Donnelley. In addition, the common stock of RHD’s parent is listed on the New York Stock Exchange and its reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

      The SEC allows Donnelley to “incorporate by reference” the documents that Donnelley files with the SEC. This means that Donnelley can disclose information to you by referring you to those documents. Any information Donnelley incorporates in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information Donnelley files with the SEC after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

      Donnelley incorporates by reference the following documents that it has filed with the SEC and any filings that it makes with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2002 (Commission File No. 333-59287);

•	Current Report on Form 8-K filed January 6, 2003 (Commission File No. 333-59287);

•	Current Report on Form 8-K filed January 17, 2003 (Commission File No. 333-59287);

•	Amended Current Report on Form 8-K/A filed on March 19, 2003 (Commission File No. 333-59287); and

•	Current Report on Form 8-K filed on May 1, 2003 (Commission File No. 333-59287).

      Donnelley will provide, without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: Investor Relations, R.H. Donnelley Corporation, One Manhattanville Road, Purchase, NY 10577, telephone number: (914) 933-3178.

      You should rely only on the information contained in or incorporated by reference into this prospectus. Donnelley has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Donnelley is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date hereof only. Donnelley’s business, financial condition, results of operations and prospects may change after that date.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
of R.H. Donnelley Corporation:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ deficit and cash flows present fairly, in all material respects, the financial position of R.H. Donnelley Corporation and its subsidiaries (the “Company”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

February 21, 2003

R.H. DONNELLEY CORPORATION

Consolidated Balance Sheets

	December 31,

	2002	2001

	(in thousands, except share
	and per share data)
Assets
Current Assets
Cash and cash equivalents	$7,787	$14,721
Restricted cash	1,928,700	—

Total cash, cash equivalents and restricted cash	1,936,487	14,721
Accounts receivable
Trade	31,978	29,240
Other	1,582	4,121
Allowance for doubtful accounts	(4,772)	(6,339)

Total accounts receivable	28,788	27,022
Other current assets	3,399	2,275

Total current assets	1,968,674	44,018
Fixed assets and computer software — net	12,008	14,514
Partnership and joint venture investments	202,236	208,989
Prepaid pension	22,748	20,956
Other non-current assets	17,709	7,504

Total Assets	$2,223,375	$295,981

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$18,586	$25,381
Restructuring and other related liabilities	1,675	16,357
Current portion of long-term debt	13,780	2,846

Total current liabilities	34,041	44,584
Long-term debt	2,075,470	283,904
Long-term restructuring liability	—	4,934
Deferred income taxes — net	60,783	52,632
Pension and postretirement benefits	7,264	7,431
Other non-current liabilities	12,958	13,809

Total liabilities	2,190,516	407,294
Commitments and contingencies
Redeemable convertible preferred stock	63,459	—
Shareholders’ Deficit
Common stock, par value $1 per share, authorized —
400,000,000 shares; issued — 51,621,894 shares for 2002 and 2001, respectively	51,622	51,622
Additional paid-in capital	63,913	32,043
Warrants outstanding	5,330	—
Unamortized restricted stock	(327)	(336)
Retained earnings (deficit)	13,605	(28,870)
Treasury stock, at cost, 21,900,818 shares for 2002 and 22,231,910 shares for 2001	(164,743)	(163,442)
Accumulated other comprehensive loss	—	(2,330)

Total shareholders’ deficit	(30,600)	(111,313)

Total Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Deficit	$2,223,375	$295,981

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

Consolidated Statements of Operations

	Years Ended December 31,

	2002	2001	2000

	(in thousands, except per share data)
Gross revenue	$74,209	$75,713	$148,109
Sales allowances	(403)	1,026	(6,822)

Net revenue	73,806	76,739	141,287
Expenses
Operating expenses	46,421	47,833	101,029
General and administrative expenses	16,432	16,643	25,143
Restructuring and special (benefit) charge	(6,405)	18,556	—
Investment impairment charge	2,000	11,432	—
Depreciation and amortization	6,249	10,767	15,433

Total expenses	64,697	105,231	141,605
Partnership and joint venture income	136,873	139,964	147,693

Operating income	145,982	111,472	147,375
Interest expense	(35,499)	(27,411)	(35,908)
Interest income	1,951	1,763	3,912
Other (expense) income	(451)	—	86,495

Income before income taxes	111,983	85,824	201,874
Provision for income taxes	44,806	36,009	77,116

Net income	67,177	49,815	124,758
8% cumulative dividend on Preferred Stock	544	—	—
Deemed dividend on Preferred Stock	24,158	—	—

Net income available to common shareholders	$42,475	$49,815	$124,758

Earnings per share
Basic	$1.42	$1.65	$3.91

Diluted	$1.40	$1.61	$3.83

Shares used in computing earnings per share
Basic	29,643	30,207	31,947

Diluted	30,298	30,976	32,594

COMPREHENSIVE INCOME
Net income available to common shareholders	$42,475	$49,815	$124,758
Unrealized loss on interest rate swaps, net of tax benefit	—	(2,330)	—

Comprehensive income	$42,475	$47,485	$124,758

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

Consolidated Statements of Cash Flows

	Years Ended December 31,

	2002	2001	2000

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$67,177	$49,815	$124,758
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	6,249	10,767	15,433
Deferred income tax	8,151	(8,281)	(2,111)
Provision for bad debts	2,897	2,978	4,306
Other noncash charges	1,746	2,481	3,302
Restructuring and special (benefit) charge	(6,694)	18,556	—
Investment impairment charge	2,000	11,432	—
Gain on disposition of businesses, net of tax	(659)	—	(53,454)
Loss on hedging activities	1,523	—	—
Cash in excess of partnership and joint venture income	6,754	11,893	2,252
(Increase) decrease in accounts receivable	(2,513)	292	41,304
(Increase) decrease in other assets	(16,394)	263	6,226
Decrease in accounts payable and accrued liabilities	(19,014)	(14,982)	(61,097)
(Decrease) increase in other non-current liabilities	(1,268)	1,640	1,847

Net cash provided by operating activities	49,955	86,854	82,766
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to fixed assets and computer software	(3,743)	(4,550)	(7,717)
Increase in restricted cash	(1,928,700)	—	—
Investment in ChinaBig.com Limited	—	(1,550)	(4,938)
Proceeds from disposition of businesses	—	—	122,009

Net cash (used in) provided by investing activities	(1,932,443)	(6,100)	109,354
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt under Existing Credit Facility	(62,500)	(65,000)	(93,000)
Proceeds from the issuance of Preferred Stock	69,300	—	—
Proceeds from the issuance of long-term debt	1,865,000	—	—
Purchase of treasury stock	—	(63,981)	(53,627)
Proceeds from employee stock option exercises	3,754	7,511	7,554

Net cash provided by (used in) financing activities	1,875,554	(121,470)	(139,073)

(Decrease) increase in cash and cash equivalents	(6,934)	(40,716)	53,047
Cash and cash equivalents, beginning of year	14,721	55,437	2,390

Cash and cash equivalents, end of year	$7,787	$14,721	$55,437

SUPPLEMENTAL INFORMATION
Cash interest paid	$27,627	$24,552	$36,750

Income taxes paid	$38,940	$39,608	$82,698

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

Consolidated Statements of Changes in Shareholders’ Deficit

	Common
	Stock
	and
	Additional		Unamortized	Retained		Other	Total
	Paid-in		Restricted	Earnings	Treasury	Comprehensive	Shareholders’
	Capital	Warrants	Stock	(Deficit)	Stock	Loss	Deficit

	(in thousands)
Balance, December 31, 1999	$56,860		$(152)	$(203,443)	$(46,076)		$(192,811)
Net income				124,758			124,758
Employee stock option exercises, including tax benefit	11,096				636		11,732
Restricted stock issued	204		(204)				—
Stock issued for employee bonus plans	1,901				120		2,021
Compensatory stock options	176						176
Restricted stock amortization			124				124
Stock acquired for treasury					(54,510)		(54,510)

Balance, December 31, 2000	70,237		(232)	(78,685)	(99,830)		(108,510)
Net income				49,815			49,815
Employee stock option exercises, including tax benefit	11,101				585		11,686
Restricted stock issued	292		(297)		5		—
Stock issued for employee bonus plans	1,408				90		1,498
Compensatory stock options	627						627
Restricted stock amortization			193				193
Stock acquired for treasury					(64,292)		(64,292)
Unrealized loss on interest rate swaps, including tax benefit						$(2,330)	(2,330)

Balance, December 31, 2001	83,665		(336)	(28,870)	(163,442)	(2,330)	(111,313)
Net income				67,177			67,177
Preferred dividend				(24,702)			(24,702)
Employee stock option exercises, including tax benefit	4,925				260		5,185
Restricted stock issued	216		(221)		5		—
Stock issued for employee bonus plans	2,328				106		2,434
Compensatory stock options	243						243
Stock acquired for treasury					(1,672)		(1,672)
Restricted stock amortization			230				230
Beneficial conversion feature from issuance of Preferred Stock	24,158						24,158
Issuance of warrants		$5,330					5,330
Unrealized loss on interest rate swaps, including tax benefit						2,330	2,330

Balance, December 31, 2002	$115,535	$5,330	$(327)	$13,605	$(164,743)	$—	$(30,600)

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements

(in thousands, except share and per share data, unless otherwise noted)

1.	Summary of Significant Accounting Policies

     Principles of Consolidation

      The consolidated financial statements include the accounts of R.H. Donnelley Corporation and its direct and indirect wholly owned subsidiaries (the “Company,” “we,” “us” and “our”). All intercompany transactions and balances have been eliminated. The DonTech Partnership is accounted for under the equity method as we do not have control, but do have the ability to exercise significant influence over DonTech’s operating and financial policies. Accordingly, DonTech’s results are not consolidated in our financial statements, but our share of its net profits is reported as partnership and joint venture income in the Consolidated Statements of Operations.

      On January 3, 2003, we acquired all the common stock of Sprint Publishing & Advertising. This business will be included in our consolidated results from and after the acquisition date. Accordingly, the operating results of SPA are not included in our consolidated financial statements at or for the year ended December 31, 2002. (See Note 17, “Subsequent Events”).

     Revenue Recognition

      We earn revenue in the form of commissions from the sale of advertising and fees from our pre-press publishing services. Sales commission revenue is recognized net of potential claims allowances at the time an advertising contract is executed with a customer. Revenue from pre-press publishing operations was recognized as services are performed.

     Partnership and Joint Venture Income and Investments

      Partnership and joint venture income includes our 50% share of the net profits of DonTech, revenue participation income from an affiliate of SBC and the priority distribution income on our membership interest in CenDon. Revenue participation income and the priority distribution income are earned and recognized when a sales contract is executed with a customer. Prior to the restructuring of the CenDon relationship, which was effective July 1, 2000, the CenDon Partnership was accounted for under the equity method and we recognized our 50% share of the net profits of CenDon. The carrying value of the DonTech investment, the revenue participation receivable from SBC and the priority distribution receivable from Sprint is included as partnership and joint venture investments. The priority distribution receivable at December 31, 2002 was $16,266. As a result of the acquisition, this receivable became an intercompany item and was included as part of the purchase price.

     Cash and Cash Equivalents

      Cash equivalents include liquid investments with a maturity of less than three months at their time of acquisition. At December 31, 2002, cash of $1,928,700 was restricted and intended to be used to finance the SPA acquisition.

     Trade Receivables

      Trade receivables represent sales commissions earned from the sale of advertising and fees for pre-press publishing services. We establish an allowance for doubtful accounts based on the expected collectibility of receivables from advertisers based upon historical experience and contractual provisions. Receivables for sales commissions are billed to the publisher upon directory publication and collected in accordance with contractual provisions, typically in the same month of publication, but no later than nine months after publication. Receivables for pre-press publishing services are billed and collected in accordance with the terms of the applicable agreement.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      Trade receivables at December 31, 2002 include $27,206 due from SPA for commissions and pre-press publishing services. As a result of the acquisition, these receivables became intercompany items and were included as part of the purchase price.

     Fixed Assets and Computer Software

      Fixed assets and computer software are recorded at cost. Depreciation and amortization is provided over the estimated useful lives of the assets using the straight-line method. Estimated useful lives are five years for machinery and equipment, ten years for furniture and fixtures, three to five years for computer equipment and five years for computer software. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Fixed assets and computer software at December 31, 2002 and 2001, consisted of the following:

	2002	2001

Computer software	$65,349	$62,428
Computer equipment	39,958	39,150
Machinery and equipment	3,863	3,863
Furniture and fixtures	4,967	4,953
Leasehold improvements	3,824	3,824

Total cost	117,961	114,218
Less accumulated depreciation and amortization	(105,953)	(99,704)

Net fixed assets and computer software	$12,008	$14,514

      Depreciation and amortization expense for the years ended December 31, 2002, 2001 and 2000 was as follows:

	2002	2001	2000

Depreciation of fixed assets	$2,823	$3,803	$5,532
Amortization of computer software	3,426	6,964	9,901

Total depreciation and amortization	$6,249	$10,767	$15,433

     Concentration of Credit Risk

      We maintain significant receivable balances from SBC and Sprint for sales commissions, pre-press services, revenue participation and priority distribution. The revenue participation receivable from SBC is subject to adjustment, based on collections by SBC from individual advertisers; however, the adjustment is limited based on contractual provisions. Receivables are recorded at net realizable value. We do not foresee a material credit risk associated with collection, although we can give no assurance that full payment will continue to be received on a timely basis. As a result of the SPA acquisition, receivables from Sprint became intercompany items and were included as part of the purchase price.

     Pension and Other Postretirement Benefits

      Pension and other postretirement benefits represent estimated amounts to be paid to employees in the future. The accounting for benefits reflects the recognition of these benefit costs over the employee’s approximate service period based on the terms of the plan and the investment and funding decisions made. The determination of the benefit obligations and the net periodic pension and other postretirement benefit costs requires management to make assumptions regarding the discount rate, return on retirement plan assets, increase in future compensation and health care cost trends. Changes in these assumptions can have

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

a significant impact on the projected benefit obligation, funding requirement and net periodic benefit cost. The assumed discount rate is the rate at which the pension benefits could be settled. We use the rates on Aa corporate bonds as a basis for determining our discount rate assumption. The expected long-term rate of return on plan assets is based on the mix of assets held by the plan and the expected long-term rates of return within each asset class. The anticipated trend of future health care costs is based on historical experience and external factors. See Note 9 for further information regarding our benefit plans.

      Effective January 1, 2003, we reduced our rate of return on plan assets from 9.75% to 8.25%. As a result of low investment returns over the last few years, as well as our outlook for the long-term, particularly for equity securities, we determined that the assumed rate of return of 9.75% no longer reflected our best estimate of future long-term returns. Based on the current investment environment and the pension plan’s asset allocation, we determined that a long-term rate of return of 8.25% better reflected our expectations for future long-term returns.

     Derivative Financial Instruments

      Our derivative financial instruments are limited to interest rate swap agreements used to manage exposure to fluctuations in interest rates on variable rate debt. At December 31, 2002, we had an interest rate swap agreement with a notional value of $75,000 and at December 31, 2001, we had interest rate swaps with a combined notional value of $125,000. We make fixed-rate payments of 5.9% and receive variable-rate payments based on 3-month LIBOR rates. The weighted average rate received was 1.1% in 2002 and 3.0% in 2001. These periodic payments and receipts are recorded as part of interest expense. The swap agreement at December 31, 2002 will expire in June 2003. We do not use derivative financial instruments for trading or speculative purposes.

      As a result of the SPA acquisition and repayment of existing variable rate debt, the $75,000 notional value interest rate swap did not qualify for hedge accounting treatment at December 31, 2002. Because the interest rate swap did not qualify for hedge accounting treatment at December 31, 2002, the unrecognized fair market value of the swap, previously recognized in other accumulated comprehensive loss on the balance sheet, was charged to earnings. Accordingly, a charge of $1,523 was included in other expense, net for the year ended December 31, 2002.

     Income Taxes

      We account for income taxes under the liability method in accordance with SFAS 109, “Accounting for Income Taxes.” See Note 8 for more information regarding our income tax provision.

     Earnings per Share

      Basic earnings per common share (EPS) are generally calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding. However, because the outstanding Preferred Stock contains certain participation rights, EITF Topic D-95, “Effect of Participating Securities on the Computation of Basic Earnings Per Share,” requires that the dilutive effect of those securities be included in the weighted average number of shares outstanding. Furthermore, Topic D-95 requires that the dilutive effect to be included in basic EPS may be calculated using either the if-converted method or the two-class method. However, the dilutive effect of the Preferred Stock cannot be less that which would result from the application of the two-class method. We have elected to use the if-converted method in calculating basic EPS.

      Diluted EPS are calculated by dividing net income by the weighted average common shares outstanding plus common share equivalents. Common stock equivalents include stock options and warrants, the dilutive effect of which is calculated using the treasury stock method, and Preferred Stock, the dilutive

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

effect of which is calculated using the if-converted method. The calculation of basic and diluted EPS for 2002 is presented below.

Basic EPS — If-Converted Method

Income available to common	$42,475
Preferred Stock dividend	24,702

Net income	$67,177

Weighted average common shares outstanding	29,643
Weighted average common equivalent shares assuming conversion of Preferred Stock	281

29,942

Basic earnings per share — if-converted method	$2.24

      At December 31, 2002, the Preferred Stock was convertible into 2,933,888 shares of common stock. However, since the Preferred Stock was issued in November 2002, the number of common share equivalents included in the EPS calculation has been weighted for the actual time the Preferred Stock was outstanding for the year.

Basic EPS Two-Class Method

Income available to common and common equivalent	$42,475
Amount allocable to common shares(1)	99%

Rights to undistributed earnings	$42,051
Weighted average common shares outstanding	29,643

Basic earnings per share — two-class method	$1.42

(1)	29,643/(29,643 + 281)

Diluted EPS

Net income available to common	$42,475

Weighted average common shares outstanding	29,643
Dilutive effect of stock options	655

Weighted average common and common equivalent shares outstanding	30,298

Diluted EPS	$1.40

      The conversion of the Preferred Stock was not reflected in the calculation of diluted EPS because the effect was anti-dilutive.

      For the years ended December 31, 2001 and 2000, basic earnings per share are calculated by dividing net income by the weighted average common shares outstanding during the year and diluted earnings per share are calculated by dividing net income by the weighted average common shares outstanding plus potentially dilutive common shares, primarily stock options, calculated using the treasury stock method. The calculation of basic and diluted EPS for the years ended December 31, 2001 and 2000 and a comparison to the 2002 EPS is presented below.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

	2002	2001	2000

Net income available to common	$42,465	$49,815	$124,758

Weighted average shares of common stock outstanding
Basic shares	29,643	30,207	31,947
Dilutive effect of stock options	655	769	647

Diluted shares	30,298	30,976	32,594

Earnings per share
Basic	$1.42	$1.65	$3.91
Diluted	$1.40	$1.61	$3.83

     Employee Stock Options

      We follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for our stock option plan, and, accordingly, no compensation expense related to the issuance of stock options to employees or non-employee directors has been recognized in the three year period ended December 31, 2002. We also grant stock options to certain key employees of DonTech, which are considered compensatory under current accounting rules. Compensation expense of $234, $627 and $176 was recognized in 2002, 2001 and 2000, respectively. The following table reflects the pro forma net income and earnings per share assuming we applied the fair value method of SFAS No. 123 “Accounting for Stock-Based Compensation.” The pro forma disclosures shown are not necessarily representative of the effects on income and earnings per share in future years.

	2002	2001	2000

Net income
As reported	$67,177	$49,815	$124,758
Pro forma	$64,633	$47,621	$123,045
Net income available to common
As reported	$42,475	$49,815	$124,758
Pro forma	$39,931	$47,621	$123,045
Basic earnings per share
As reported	$1.42	$1.65	$3.91
Pro forma	$1.33	$1.58	$3.85
Diluted earnings per share
As reported	$1.40	$1.61	$3.83
Pro forma	$1.32	$1.54	$3.78

      The fair value of stock options ($8.29 in 2002, $8.81 in 2001 and $6.15 in 2000) was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	2002	2001	2000

Dividend yield	0%	0%	0%
Expected volatility	35%	35%	35%
Risk-free interest rate	3.1%	4.8%	6.6%
Expected holding period	4 years	4 years	4 years

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

     Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities. Actual results could differ materially from those estimates and assumptions. Estimates and assumptions are used in the determination of sales allowances, allowances for bad debts, depreciation and amortization, employee benefit plans and restructuring reserve, among others.

     Reclassifications

      Certain prior year amounts have been reclassified to conform to the current year’s presentation. These reclassifications had no impact on previously reported results of operations or shareholders’ deficit.

     New Accounting Pronouncements

      In April 2002, the Financial Accounting Standards Board (“FASB”) issued FAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement, among other things, changes the way gains and losses from the extinguishment of debt are reported. Previously, all gains and losses from the extinguishment of debt were required to be reported as an extraordinary item, net of related tax effect. Under FAS 145, gains and losses from the extinguishment of debt should be reported as part of on-going operations, unless the extinguishment of debt is both an unusual and infrequent event for the entity. Previously reported extraordinary gains and losses from the extinguishment of debt that are not unusual or infrequent should be reclassified. This statement is effective for calendar year 2003; however, we have adopted this statement at the end of 2002. Previously reported extraordinary losses from the extinguishment of debt have been reclassified. Accordingly, interest expense includes the write-off of deferred financing costs associated with the prepayment of debt of $482, $704 and $1,144 in 2002, 2001 and 2000, respectively. The adoption of this statement did not impact previously reported net income.

      In June 2002, the FASB issued FAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” FAS 146 addresses the accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement is effective for transactions initiated after December 31, 2002 and is to be applied prospectively.

      In December 2002, the FASB issued FAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment to FAS 123.” This statement provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock based employee compensation. In addition, the statement amends the disclosure requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method on reported results. The statement is effective for calendar year 2003; however, at this time, we do not intend to voluntarily adopt the provisions of FAS 123.

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This Interpretation elaborates on the disclosures to be made by a guarantor in financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This recognition and measurement provisions of this Interpretation are applicable on

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements for periods ending after December 15, 2002. We do not guarantee any obligations of third parties (including DonTech); however we and its indirect subsidiaries jointly and severally, fully and unconditionally guarantee the debt obligations of R.H. Donnelley Inc. See Note 13, Guarantees.

2.	Restructuring and Special Charge

      In 2001, we recognized a restructuring and special charge of $18,556 consisting of a special charge of $9,937 in connection with a transition in executive management and a restructuring charge of $8,619 in connection with the expiration of a pre-press publishing contract in December 2002. As a result of the SPA acquisition, management has determined that certain costs originally anticipated in the restructuring charge will not be incurred. Specifically, the idle leased space in the Raleigh publishing facility will now be utilized, planned severance and other related costs will be significantly less and the corporate headquarters will not be relocated. Accordingly, $6,694 of the original charge was reversed. The table below shows the payments and all adjustments applied against the reserve during 2002.

	Executive			Professional
	Management	Other	Facilities	Fees
	Transition	Severance	Related	and Other	Total

Restructuring and special charge	$9,937	$3,252	$4,380	$987	$18,556
Reclass of related liabilities	2,735	—	—	—	2,735

Balance at January 1, 2002	12,672	3,252	4,380	987	21,291
2002 activity
Payments applied against reserve	(12,961)	(161)	—	(89)	(13,211)
Payments charged to expense	289	—	—	—	289
Adjustments	—	(1,418)	(4,380)	(898)	(6,694)

Balance at December 31, 2002	$—	$1,673	$—	$—	$1,675

3.	Investment Impairment Charges

      We have a nominal 18% interest in ChinaBig, which publishes yellow pages directories and offers Internet directory services in the People’s Republic of China. In 2001, an independent third party valuation of ChinaBig’s current business plan, capital needs and outlook for profitability and cash flow, prepared in connection with a proposed equity financing by ChinaBig, indicated that the carrying value of our investment was permanently impaired. As a result of this valuation, we recorded an impairment charge of $11,432 in 2001. Further, in 2002, ChinaBig did not achieve its sales objective or generate sufficient operating cash flows to fund operations and meet its obligations and needed to obtain shareholder loans to make up the cash shortfall. Accordingly, we recorded an additional impairment charge of $2,000 to write-off the remaining book value of this investment since we believe that sufficient doubt exists as to ChinaBig’s ability to raise sufficient cash either through operations or additional investments by existing or new investors and we believe that this investment will not provide any value in the foreseeable future.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

4.	Long-term Debt and Credit Facilities

      Long-term debt at December 31, 2002 and 2001, consisted of the following:

	2002	2001

Existing 9 1/8% Senior Subordinated Notes due 2008.	$150,000	$150,000
Existing Senior Secured Term Facilities	114,250	136,750
New Senior Secured Credit Facility	900,000	—
New 8 7/8% Senior Notes due 2010	325,000	—
New 10 7/8% Senior Subordinated Notes due 2012	600,000	—

Total	2,089,250	286,750
Less current portion	13,780	2,846

Long-term debt	$2,075,470	$283,904

      The Existing Notes paid interest semi-annually and matured in June 2008. The Existing Notes were callable at our option at any time on or after June 1, 2003 at 104.6% of par. This percentage declined 1.5% after each 12-month period until June 1, 2006, when the Existing Notes were callable at 100% of par. The carrying value of the Existing Notes was $150,000 at December 31, 2002 and 2001 and the fair value of the Existing Notes, determined based on the quoted market price, was $150,900 and $154,425, respectively. See Note 17 — Subsequent Events for additional information relating to the Existing Notes.

      The Indenture governing the Existing Notes contained covenants that, among other things, restricted our ability to incur certain additional debt and liens and engage in mergers, consolidations and asset sales. In 2002, we were in technical default under the Existing Senior Secured Term Facilities (“Existing Term Facilities”) and the Indenture governing the Existing Notes resulting from our inadvertent failure to cause certain subsidiaries to be added as guarantors in 2000. In November 2002, we received net proceeds of $69,300 from the issuance of Preferred Stock. These proceeds were used to offset certain restricted payments that were made in 2000 and 2001. As a result, the technical default was cured. At the SPA acquisition closing, we retired $128,755 of Existing Notes. As a result, all covenants under the Existing Notes became void.

      The Existing Term Facilities consisted of $74,250 outstanding under committed bank facilities and $40,000 outstanding under our Existing $100,000 Senior evolving Credit Facility (the “Existing Revolver” and together with the Existing Term Facilities, the “Existing Credit Agreement”). Obligations under the Existing Credit Agreement were secured by security interests granted to the lenders in substantially all of our assets, including capital stock of our existing and newly formed subsidiaries. The Existing Credit Agreement contained covenants that, among other things, restricted our ability to engage in mergers, consolidations and asset sales, incur additional indebtedness, pay dividends or create liens and required that we maintain certain financial ratios. The Existing Credit Agreement borrowings bore interest at floating rates based on a spread over the London interbank offered rate (LIBOR) or the greater of either the Prime rate or the Fed Funds rate plus 50 basis points, at our election. The weighted average interest rate of outstanding debt under the Existing Credit Agreement at December 31, 2002 and 2001 was 6.7% and 7.4%, respectively. See Note 17 — Subsequent Events for additional information relating to the Existing Credit Agreement.

      In connection with the SPA acquisition, we entered into a new $1,525,000 Credit Facility, consisting of a $500,000 Term Loan A, a $900,000 Term Loan B and a $125,000 Revolver and issued $325,000 8-year 8 7/8% and $600,000 10-year 10 7/8% Notes. At December 31, 2002, gross proceeds of $1,825,000 from Term Loan B and the Notes were held in escrow pending the SPA acquisition closing. See Note 17 — Subsequent Events for additional information relating to this debt.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      The Indentures governing the Notes contain covenants that, among other things, restrict our ability and the ability of our subsidiaries to incur certain additional debt and liens; pay dividends on our equity interests or repurchase equity interests; make certain investments; enter into certain types of transactions with affiliates; receive dividends or other payments from our restricted subsidiaries; use assets as security in other transactions; and sell certain assets or merge with or into other companies.

      The New Credit Facility and Revolver bear interest, at our option, at either (a) the highest of (i) a base rate as determined by Deutsche Bank Securities Inc., Salomon Smith Barney Inc. or Bear, Stearns & Co. Inc.; (ii) the three-month certificate of deposit rate plus  1/2 of 1%, and (iii) the Federal Funds Effective Rate (as defined) plus  1/2 of 1%, plus in each case an applicable margin or (b) LIBOR plus an applicable margin. We may elect interest periods of 1, 2, 3, 6 or 12 months for LIBOR borrowings.

      The Credit Facility contains usual and customary negative covenants that will, among other things, place limitations on our ability to (i) incur additional indebtedness, including capital leases and liens; (ii) pay dividends and repurchase our capital stock; (iii) enter into mergers, consolidations, acquisitions, asset dispositions and sale-leaseback transactions; (iv) make capital expenditures; and (v) issue capital stock of our subsidiaries. The Credit Facility also contains financial covenants relating to maximum leverage, minimum interest coverage, minimum fixed charge coverage and maximum senior secured leverage. The Term Loan B loan matures in June 2010.

      Aggregate maturities of long-term debt at December 31, 2002 were:

2003	$13,780
2004	19,872
2005	39,215
2006	77,383
2007	9,000
Thereafter	1,930,000

Total	$2,089,250

5.	Partnership and Joint Venture Investments

     DonTech

      DonTech acts as the exclusive sales agent for yellow pages directories published by SBC in Illinois and northwest Indiana. Income from DonTech consists of 50% of the net profits of DonTech and revenue participation income received directly from SBC, which is based on the value of advertising sales. Income from DonTech consisted of the following:

	Years Ended December 31,

	2002	2001	2000

50% share of DonTech net profits	$18,480	$19,313	$20,671
Revenue participation income	98,666	103,106	103,354

Total DonTech income	$117,146	$122,419	$124,025

      Our investment in DonTech, including the revenue participation receivable from SBC, was $185,969 and $193,810 at December 31, 2002 and 2001, respectively.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

     CenDon

      Through 2002, we were the exclusive sales agent in Nevada, Florida, Virginia and North Carolina for CenDon LLC, a joint venture with Centel Directory Company (“Centel”), a subsidiary of Sprint. Income from CenDon LLC consisted of a priority distribution based on a percentage of CenDon advertising sales. Income from CenDon for the six months ended June 30, 2000 consisted of our 50% interest in the net profit of the CenDon Partnership, a partnership between the Company and Centel. This partnership was restructured to a limited liability company effective July 1, 2000. Income from CenDon LLC and the CenDon Partnership was $19,727, $17,545 and $24,747 in 2002, 2001 and 2000, respectively.

6.	Redeemable Preferred Stock and Warrants

      We have 10 million shares of preferred stock authorized and at December 31, 2002, 70,000 shares of Preferred Stock were outstanding.

      In November 2002, we issued through a private placement 70,000 shares of Preferred Stock and warrants to purchase 577,500 shares of our common stock, for aggregate gross consideration of $70,000. The Preferred Stock is convertible into common stock at any time after issuance at a price of $24.05 and earns a cumulative dividend of 8% compounded quarterly, which we may pay in cash or allow to accrue, at our option.

      The fair value of the Preferred Stock was based on an independent valuation of the security. The value of the warrants ($12.18) was determined based on the Black-Scholes model, with the following assumptions:

Dividend yield	0%
Expected volatility	35%
Risk-free interest rate	3.1%
Expected holding period	5 years

      The net proceeds received were allocated to the Preferred Stock and warrants based on their relative fair values. Because the fair market value of the underlying common stock on the date of issuance ($29.92) was greater that the conversion price, a beneficial conversion feature (“BCF”) of $24,158 existed. The BCF is a function of the conversion price of the Preferred Stock, the fair value of the warrants and the fair market value of the underlying common stock on the date of issuance. The BCF was treated as a deemed dividend in 2002. See Note 17 — Subsequent Events.

7.	Stock Option Plans

      We maintain a shareholder approved stock option plan whereby certain employees and non-employee directors are eligible to receive stock options, stock appreciation rights, limited stock appreciation rights in tandem with stock options and deferred stock. Options are typically granted at the fair market value of our common stock at the date of the grant. We follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for our stock option plan, and, accordingly, we typically do not recognize compensation expense related to the issuance of stock options. The options expire not more than ten years from the grant date and the Board determines vesting provisions at the date of the grant. We have yet to grant any stock appreciation rights or limited stock appreciation rights.

      Non-employee directors receive options to purchase 1,500 shares and an award of 1,500 deferred shares upon election to the Board. Non-employee directors also receive on an annual basis, options to purchase 1,500 shares and an award of 1,500 deferred shares. Non-employee directors may also elect to receive additional options in lieu of their annual cash retainer fee.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      Changes in our stock option plan for the last three years were as follows:

		Weighted
		Average
		Exercise Price
	Shares	Per Share

Options outstanding, December 31, 1999	3,570,429	$13.82
Granted	685,858	16.65
Exercised	(631,727)	12.58
Canceled or expired	(725,975)	15.40

Options outstanding, December 31, 2000	2,898,585	14.35
Granted	539,084	25.23
Exercised	(585,913)	12.82
Canceled or expired	(222,402)	17.22

Options outstanding, December 31, 2001	2,629,354	16.70
Granted	1,925,995	26.01
Exercised	(255,386)	14.70
Canceled or expired	(17,342)	24.82

Options outstanding, December 31, 2002	4,282,621	$20.97

Available for future grants at December 31, 2002	2,139,270

      The following table summarizes information about stock options outstanding and exercisable at December 31, 2002:

				Stock Options
	Stock Options Outstanding			Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining	Exercise		Exercise
		Contractual	Price Per		Price Per
Range of Exercise Prices	Shares	Life	Share	Shares	Share

$9.99-$15.78	1,526,502	5.0 years	$14.26	1,280,978	$14.06
$16.09-$29.12	2,756,119	9.1 years	$24.69	283,679	$20.26

	4,282,621	7.6 years	$20.97	1,564,657	$15.18

      At December 31, 2001, there were 2,629,354 options outstanding at a weighted average exercise price per share of $16.70 and 1,350,153 options exercisable at a weighted average exercise price per share of $14.02. At December 31, 2000, there were 2,898,585 options outstanding at a weighted average exercise price per share of $14.35 and 1,357,603 options exercisable at a weighted average exercise price per share of $12.84.

      The options granted in 2002 include a grant of 1,486,000 options (“Founders Grant”) to certain employees contingent on the consummation of the SPA acquisition. As a result of the sale of Preferred Stock in connection with the SPA acquisition, a change in control of the Company occurred so that all options granted through the end of 2002, with the exception of the Founders Grant options and options held by senior management (with respect to which the change in control was waived), became fully vested. Accordingly, at January 3, 2003, 2,080,071 options were exercisable at a weighted average exercise price of $17.12.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

8.	Income Taxes

      Provision for income taxes consisted of:

	2002	2001	2000

Current provision
U.S. Federal	$31,545	$39,977	$67,475
State and local	5,110	4,313	11,752

Total current provision	36,655	44,290	79,227
Deferred provision (benefit)
U.S. Federal	6,915	(7,233)	(1,795)
State and local	1,236	(1,048)	(316)

Total deferred (benefit) provision	8,151	(8,281)	(2,111)

Provision for income taxes	$44,806	$36,009	$77,116

      The following table summarizes the significant differences between the U.S. Federal statutory tax rate and our effective tax rate.

	2002	2001	2000

Statutory Federal tax rate	35.0%	35.0%	35.0%
State and local taxes, net of U.S. Federal tax benefit	3.6	2.5	2.5
Non-deductible expense	1.4	4.4	0.7

Effective tax rate	40.0%	41.9%	38.2%

      Deferred tax assets and liabilities consisted of the following at December 31, 2002 and 2001:

	2002	2001

Deferred tax assets
Reorganization and restructuring costs	$774	$7,821
Bad debts	1,837	2,302
Postretirement benefits	2,246	2,109
Capital loss carryforward	6,094	4,287
Other	1,450	780

	12,401	17,299
Valuation allowance	(6,094)	(4,287)

Total deferred tax assets	$6,307	$13,012

Deferred tax liabilities
Equity investment	$56,216	$53,262
Pension	8,556	6,655
Capitalized project costs and fixed assets	2,318	5,727

Total deferred tax liabilities	67,090	65,644

Net deferred tax liability	60,783	$52,632

      The investment impairment charge of $2,000 and $11,432 in 2002 and 2001 to write-down the ChinaBig investment contributed to a deferred tax asset of $6,094. The write-down of this investment is

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

treated as a capital loss for income tax purposes and can only be utilized to offset future capital gains. We do not believe that future capital gains will be generated to offset against this capital loss. Accordingly, a valuation allowance was established for the full amount of this asset. However, we believe that we will obtain the full benefit of other deferred tax assets based on an assessment of the Company’s anticipated profitability during the years the deferred tax assets are expected to become tax deductions.

9.	Benefit Plans

     Retirement Plans

      We have a defined benefit pension plan covering substantially all employees with at least one year of service. The benefits to be paid to employees are based on years of service and a percentage of total annual compensation. The percentage of compensation allocated to a retirement account ranges from 3.0% to 12.5% depending on age and years of service (“cash balance benefit”). Benefits for certain employees who were participants in the predecessor D&B defined benefit pension plan are also determined based on the participant’s average compensation and years of service (“final average pay benefit”) and benefits to be paid will equal the greater of the final average pay benefit or the cash balance benefit. Pension costs are determined using the projected unit credit actuarial cost method. Our funding policy is to contribute an amount at least equal to the minimum legal funding requirement. No contributions were required to be made in 2002, 2001 or 2000. The underlying pension plan assets are invested in diversified portfolios consisting primarily of equity and debt securities.

      We also have an unfunded non-qualified defined benefit pension plan, the Pension Benefit Equalization Plan (“PBEP”), which covers senior executives and certain key employees. Benefits are based on years of service and compensation (including compensation not permitted to be taken into account under the previously mentioned defined benefit pension plan). We also had an additional unfunded non-qualified defined benefit plan, the Supplemental Executive Benefit Plan (“SEBP”), which was discontinued at the end of 2001.

      We offer a defined contribution savings plan to substantially all employees and contribute 50 cents for each dollar contributed by a participating employee, up to a maximum of 6% of each participating employee’s salary (including bonus and commissions). Contributions under this plan were $724, $776 and $1,287 for the year ended December 31, 2002, 2001 and 2000, respectively.

     Other Postretirement Benefits

      We have an unfunded postretirement benefit plan that provides certain health care and life insurance benefits to those full-time employees who reach retirement age while working for the Company.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      A summary of the funded status of the benefit plans at December 31, 2002 and 2001, was as follows:

	Retirement Plans		Postretirement Plan

	2002	2001	2002	2001

Change in benefit obligation
Benefit obligation, beginning of period	$50,660	$48,668	$5,270	$4,960
Service cost	1,414	1,876	140	120
Interest cost	3,726	3,777	370	360
Plan participant contributions	—	—	70	60
Amendments	9	1,227	—	(440)
Actuarial loss	4,960	1,689	280	250
Benefits paid	(2,907)	(3,037)	(290)	(40)
Special benefits	—	3,452	—	—
Curtailment loss	—	567	—	—
Settlement	—	(7,559)	—	—

Benefit obligation, end of period	$57,862	$50,660	$5,840	$5,270

Change in plan assets
Fair value of plan assets, beginning of period	$63,762	$68,463	$—	$—
Return on plan assets	(4,818)	(1,751)	—	—
Employer contributions	71	87	220	(20)
Plan participant contributions	—	—	70	60
Benefits paid	(2,907)	(3,037)	(290)	(40)

Fair value of plan assets, end of period	$56,108	$63,762	$—	$—

Funded status of plans	$(1,754)	$13,102	$(5,840)	$(5,270)
Unrecognized net loss	22,789	6,084	320	40
Unrecognized prior service costs	1,191	1,300	(300)	(370)

Net amount recognized	$22,226	$20,486	$(5,820)	$(5,600)

      Net amounts recognized in the consolidated balance sheets at December 31, 2002 and 2001 were as follows:

	Retirement Plans		Postretirement Plan

	2002	2001	2002	2001

Prepaid pension	$22,748	$20,956	$—	$—
Other non-current liabilities	(522)	(470)	(5,820)	(5,600)

Net amount recognized	$22,226	$20,486	$(5,820)	$(5,600)

      The projected benefit obligation and accumulated benefit obligation for the unfunded PBEP at December 31, 2002 and 2001 was as follows:

	2002	2001

Projected benefit obligation	$800	$319
Accumulated benefit obligation	247	39

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      The net periodic benefit income of the retirement plan for the years ended December 31, 2002, 2001 and 2000 was as follows:

	2002	2001	2000

Service cost	$1,414	$1,876	$2,336
Interest cost	3,726	3,777	3,790
Return on plan assets	(6,952)	(6,690)	(6,397)
Net amortization and deferral	145	210	(259)

Net periodic benefit income	$(1,667)	$(827)	$(530)

      Additionally, a charge of $4,823 was recognized in 2001 for special benefits, the settlement of a portion of the liability under the PBEP and the curtailment of the SEBP in connection with the executive management transition arrangements. These costs were included as part of the restructuring and special charge.

      The following assumptions were used in determining the benefit obligation and net periodic benefit income for the retirement plan:

	2002	2001	2000

Weighted average discount rate	6.50%	7.25%	7.50%
Rate of increase in future compensation	3.70%	4.41%	4.66%
Expected return on plan assets	9.75%	9.75%	9.75%

      Effective January 1, 2003, we will reduce our expected return on plan assets assumption to 8.25%. The net periodic benefit expense of the post-retirement plan for the years ended December 31, 2002, 2001 and 2000 was as follows:

	2002	2001	2000

Service cost	$140	$120	$330
Interest cost	370	360	430
Net amortization and deferral	(70)	(70)	—

Net periodic benefit expense	$440	$410	$760

      The discount rate used to determine benefit obligation and net periodic benefit expense for the post-retirement plan was 6.50%, 7.25% and 7.50% for the 2002, 2001 and 2000, respectively.

      For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 5% through 2011 and remain at that level thereafter. A one-percentage-point increase or decrease would not have a material effect on the net periodic postretirement expense. A one-percentage point increase would have increased the benefit obligation at end of period by $310 and a one-percentage point decrease would have decreased the benefit obligation at end of period by $280.

10. Commitments

      We lease office facilities and equipment under operating leases with non-cancelable lease terms expiring at various dates through 2006. The lease of our corporate headquarters extends through 2011; however, we have the option of canceling this lease in 2006 for a minimal fee. Rent and lease expense for

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

2002, 2001 and 2000 was $3,090, $3,534 and $7,065, respectively. The non-cancelable minimum rental payments applicable to operating leases at December 31, 2002, were:

2003	$2,717
2004	2,682
2005	1,364
2006	582

Total	$7,345

11. Litigation

      We are involved in various legal proceedings arising in the ordinary course of our business, as well as certain extraordinary litigation and tax matters described below. We periodically assess our liabilities and contingencies in connection with these matters based upon the latest information available to us. For those matters where it is probable that we have incurred a loss and the loss or range of loss can be reasonably estimated, we record reserves in our consolidated financial statements. In other instances, we are unable to make a reasonable estimate of any liability because of the uncertainties related to both the probable outcome and amount or range of loss. As additional information becomes available, we adjust our assessment and estimates of such liabilities accordingly.

      Based on our review of the latest information available, we believe our ultimate liability in connection with pending legal proceedings, including the extraordinary litigation and tax matters described below, will not have a material adverse effect on our results of operations, cash flows or financial position, as described further below.

      In order to understand our potential exposure under the extraordinary litigation and tax matters described below under the captions “Information Resources, Inc.” and “Tax Matters,” you need to understand the relationship between us and The Dun & Bradstreet Corporation, and certain of its predecessors and affiliates that, through various corporate reorganizations and contractual commitments, have assumed varying degrees of responsibility with respect to such matters.

      In November 1996, the company then known as The Dun & Bradstreet Corporation (“D&B1”) separated (the “1996 Distribution”) through a spin-off into three separate public companies: D&B1, ACNielsen Corporation (“ACNielsen”) and Cognizant Corporation (“Cognizant”). In June 1998, D&B1 separated (the “1998 Distribution”) through a spin-off into two separate public companies: D&B1, which changed its name to R.H. Donnelley Corporation (“Donnelley”), and a new company named The Dun & Bradstreet Corporation (“D&B2”). Later in 1998, Cognizant separated (the “Cognizant Distribution”) through a spin-off into two separate public companies: IMS Health Incorporated (“IMS”) and Nielsen Media Research, Inc. (“NMR”). In September 2000, D&B2 separated (the “2000 Distribution”) through a spin-off into two separate public companies: D&B2, which changed its name to Moody’s Corporation (“Moody’s”), and a new company named The Dun & Bradstreet Corporation (“D&B3,” and together with D&B1 and D&B2, also referred to elsewhere in this Form 10-K as “D&B”). As a result of the form of our separation from D&B, we are the corporate successor of, and technically the defendant and taxpayer referred to below as D&B.

     Rockland Yellow Pages

      In 1999, Sandy Goldberg, Dellwood Publishing, Inc. and Rockland Yellow Pages initiated a lawsuit against the Company and Bell Atlantic Corporation in the United States District Court for the Southern District of New York. The Rockland Yellow Pages is a proprietary directory that competes against a Bell Atlantic directory in the same region, for which we served as Bell Atlantic’s advertising sales agent

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

through June 30, 2000. The complaint alleged that the defendants disseminated false information concerning the Rockland Yellow Pages, which resulted in damages to the Rockland Yellow Pages. In May 2001, the District Court dismissed substantially all of plaintiffs’ claims, and in August 2001, the remaining claims were either withdrawn by the plaintiffs or dismissed by the District Court. The plaintiffs then filed a complaint against the same defendants in New York State Supreme Court, in Rockland County, alleging virtually the same state law tort claim previously dismissed by the District Court and seeking unspecified damages. In October 2001, defendants filed a motion to dismiss this complaint. In May 2002, the Court granted defendants’ motion to dismiss the complaint. Plaintiffs have filed an appeal of this dismissal. Nonetheless, we presently do not believe that the final outcome of this matter will have a material adverse effect on our results of operations or financial condition.

     Information Resources, Inc.

      In 1996, Information Resources, Inc. (“IRI”), filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the Company, as successor of D&B, ACNielsen Company and IMS International Inc., at the time of the filing, all wholly owned subsidiaries of D&B. IRI alleges, among other things, various violations of the antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited (“SRG”). IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement. IRI is seeking damages in excess of $350,000, which amount IRI seeks to treble under antitrust laws. IRI is also seeking punitive damages of an unspecified amount. No trial date has been set, and discovery is ongoing. Under the agreements relating to the 1996 Distribution, Cognizant, AC Nielsen and D&B agreed to conduct a joint defense and allocated liabilities amongst themselves. Under the agreements relating to the 1998 Distribution, D&B assumed the defense and agreed to indemnify us against any payments that we may be required to make, including related legal fees. As required by those agreements, Moody’s Corporation, which subsequently separated from D&B in the 2000 Distribution, has agreed to be jointly and severally liable with D&B for the indemnity obligation to us. At this stage in the proceedings, we are unable to predict the outcome of this matter. While we cannot assure you as to any outcome, management presently believes that D&B and Moody’s have sufficient financial resources, borrowing capacity and indemnity rights against IMS and NMR (who succeeded to Cognizant’s indemnity obligations under the Cognizant Distribution) to reimburse us for any payments we may be required to make and related costs we may incur in connection with this matter.

     Tax Matters

      D&B entered into global tax planning initiatives in the normal course of its business, principally through tax-free restructurings of both their foreign and domestic operations. The status of Internal Revenue Service (“IRS”) reviews of these initiatives is summarized below.

      Pursuant to a series of agreements relating to the 1996, 1998, Cognizant and 2000 Distributions, IMS and NMR are jointly and severally liable for, and must pay one-half, and D&B and Moody’s are jointly and severally liable for, and must pay the other half, of any payments over $137,000 for taxes, accrued interest and other amounts resulting from unfavorable IRS rulings on the tax matters summarized below (other than the matter summarized below as “Amortization Expense Deductions — 1997-2002,” for which D&B and Moody’s (jointly and severally) are solely responsible). D&B, on our behalf, was contractually obligated to pay, and did pay, the first $137,000 of tax liability in connection with the matter summarized below as “Utilization of Capital Losses — 1989-1990.” Under the agreements relating to the 1998 Distribution, D&B agreed to assume the defense and to indemnify us for any tax liability that may be assessed against us and any related costs and expenses that we may incur in connection with any of these

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

tax matters. Also, as required by those agreements, Moody’s Corporation has agreed to be jointly and severally liable with D&B for the indemnity obligation to us. Under the agreements relating to the 2000 Distribution, D&B and Moody’s have, between each other, agreed to each be financially responsible for 50% of any potential liabilities that may arise to the extent such potential liabilities are not directly attributable to each party’s respective business operations.

      While we cannot assure you as to any outcome in these matters, management presently believes that D&B and Moody’s have sufficient financial resources, borrowing capacity and indemnity rights against IMS and NMR (who succeeded to Cognizant’s indemnity obligations under the Cognizant Distribution) to reimburse us for any payments we may be required to make and related costs we may incur in connection with these tax matters.

     Utilization of Capital Losses — 1989-1990

      In 2000, D&B filed an amended tax return with respect to the utilization of capital losses in 1989 and 1990 in response to a formal IRS assessment. The amended tax return reflected an additional $561,600 of tax and interest due. In 2000, D&B paid the IRS $349,300 while IMS (on behalf of itself and NMR) paid approximately $212,300 to the IRS. We understand that this payment was made under dispute in order to stop additional interest from accruing, that D&B is contesting the IRS’s formal assessment and would also contest the assessment of amounts, if any, in excess of the amounts paid, and that D&B has filed a petition for a refund in the United States District Court. This case is expected to go to trial in 2004.

      Subsequent to making its payment to the IRS in 2000, IMS sought to obtain partial reimbursement from NMR under the terms of the agreements relating to the Cognizant Distribution. NMR paid IMS less than IMS sought. Accordingly, in 2001, IMS filed an arbitration proceeding against NMR claiming that NMR underpaid to IMS its proper allocation of the above tax payments as provided by the agreements relating to the Cognizant Distribution. Neither D&B nor we were party to the Cognizant Distribution. IMS nonetheless sought to include us in this arbitration, arguing that if NMR should prevail in its interpretation against IMS, then IMS could seek to enforce the same interpretation against us (as successor to D&B) under the agreements relating to the 1996 Distribution. The arbitration panel ruled that we are a proper party to this arbitration proceeding. A decision from the arbitration panel on the merits is expected during 2003. If NMR should prevail in the arbitration against IMS and, in turn, IMS should prevail against us, then we believe that our additional liability would be approximately $15,000, net of tax benefits. While we believe that the original interpretation of the tax allocation computation is correct and that the claims of IMS are without merit, if NMR prevails against IMS and in turn IMS prevails against us in this arbitration proceeding, as noted above, D&B and Moody’s would be jointly and severally obligated to indemnify us against any such liability and related costs.

      We believe the fact that D&B and IMS have already paid the IRS a substantial amount of additional taxes with respect to the contested tax planning strategies significantly mitigates our risk. While no assurances can be given, we currently believe that D&B and Moody’s have sufficient financial resources, borrowing capacity and indemnity rights against IMS and NMR to reimburse us for any payments we may be required to make and related costs we may incur with respect to this matter.

     Royalty Expense Deductions — 1994-1996

      During the second quarter of 2002, D&B (on our behalf) received a Notice of Proposed Adjustment from the IRS with respect to a transaction entered into in 1993. In this Notice, the IRS proposed to disallow certain royalty expense deductions claimed by D&B on its 1994, 1995 and 1996 tax returns. The IRS previously concluded an audit of this transaction for taxable years 1993 and 1994 and did not disallow any similarly claimed deductions. We understand that D&B disagrees with the position taken by the IRS

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

in its Notice and has filed a responsive brief to this effect with the IRS. If the IRS were to issue a formal assessment consistent with the Notice, then a payment of the disputed amounts would be required, if D&B opted to challenge the assessment in U.S. District Court rather than in U.S. Tax Court. In the event of such challenge by D&B, the required payment by D&B to the IRS would be up to $42,000 ($48,000 offset by a $6,000 tax benefit). In verbal communications between D&B and the IRS during 2002, we understand that the IRS has expressed some willingness to withdraw its proposed disallowance of certain royalty expense deductions of $7,500 for 1994. However, we also understand that the IRS has expressed its intent to seek penalties of $7,500 for 1995 and 1996 based on its interpretation of applicable law. We have been advised that D&B would challenge the IRS’s interpretation. Again, under the agreements relating to the 1998 and 2000 Distributions, D&B and Moody’s have agreed to jointly and severally defend and indemnify us against any such liability and related costs.

      Notwithstanding the verbal communications with the IRS in 2002 noted above regarding royalty expense deductions of $7,500 for 1994, in a February 2003 letter to D&B (on our behalf) the IRS asserted that it intends to take a position regarding prior tax years that would have the effect of disallowing a portion of the 1994 royalty expense deduction, our share of which would be $5,000 if the IRS prevailed. We understand that D&B disagrees with the IRS’s position. Also, in February 2003, D&B (on our behalf) received a Preliminary Partnership Summary Report from the IRS that challenges the tax treatment of certain royalty payments received by a partnership in which D&B was a partner. As stated in its Report, the IRS would reallocate certain partnership income to D&B, which if the IRS prevailed would require an additional payment from us of $20,000 (which includes tax, interest and penalty, net of associated tax benefits).

      Again, under the agreements relating to the 1998 and 2000 Distributions, D&B and Moody’s have agreed to jointly and severally defend and indemnify us against any such liability and related costs.

     Amortization Expense Deductions — 1997-2002

      We understand that the IRS has sought certain documentation from D&B with respect to a transaction entered into in 1997 that produces amortization expense deductions for D&B. While we understand that D&B believes the deductions are appropriate, the IRS could ultimately challenge them and issue an assessment. If the IRS were to prevail or the assessment were to be challenged by us in U.S. District Court, we understand that D&B estimates that its cash payment to the IRS with respect to deductions claimed to date and including any potential assessment of penalties of $6,500, could be up to $46,400, or $43,000 net of associated tax benefits. This transaction is scheduled to expire in 2012 and, unless earlier terminated by D&B, the cash exposure, based on current interest rates and tax rates, would increase at a rate of approximately $2,300 per quarter (including potential penalties) as future amortization expenses are deducted. Again, under the agreements relating to the 1998 and 2000 Distributions, D&B and Moody’s are required to jointly and severally indemnify us against any such liability and related costs.

      As a result of our assessment of our exposure in these tax matters, especially in light of our indemnity arrangements with D&B and Moody’s, and their financial resources, borrowing capacity and indemnity rights against IMS and NMR, no material amounts have been accrued in our consolidated financial statements for any of these D&B related litigation and tax matters.

     Coastal Termite and Pest Control

      In 2001, Marnan Group, Inc., doing business as Coastal Termite and Pest Control (“Coastal”), filed a complaint in the United States District Court for the Middle District of Florida against SPA. The complaint, as amended, alleged that SPA breached certain directory advertising contracts between 1996 and 1999, fraudulently induced Coastal to enter into another directory advertising contract and tortiously

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

interfered with Coastal’s business relationships with its customers. Coastal is seeking damages for lost contract benefits, lost profits and diminution of business value in an unspecified amount, including pre-judgment interest. In January 2002, SPA filed a motion to dismiss certain of Coastal’s claims. In September 2002, the court denied SPA’s motion to dismiss. Nonetheless, we do not believe that the final outcome of this matter will have a material adverse effect on our results of operations or financial condition. SPA had approximately $500 reserved in its consolidated financial statements for this matter, which amount was transferred to our consolidated financial statements as a result of the acquisition.

     Other matters

      We are also involved in other legal proceedings, claims and litigation arising in the ordinary conduct of our business. Although we cannot assure you of any outcome, management presently believes that the outcome of such legal proceedings will not have a material adverse effect on our results of operations or financial condition.

12. Business Segments

      Our operating segments at December 31, 2002 and 2001 are DonTech and Directory Advertising Services. Get Digital Smart, our Internet business, was an operating segment during 2000 until we ceased operations of this business in December 2000.

      The DonTech segment includes our 50% interest in the net profits of DonTech and revenue participation income received from SBC. Although DonTech provides advertising sales of yellow pages and other directory products similar to DAS, the partnership is considered a separate operating segment since, among other things, it has its own Board of Directors and the employees of DonTech, including officers and managers, are not employees of the Company.

      The DAS segment includes our yellow pages advertising sales services for affiliated entities of Sprint and pre-press publishing services for yellow pages directories. The DAS segment also includes all information technology costs. Operating income for DAS includes an allocation of certain shared expenses based on estimated business usage. DAS results for 2000 include the operating results of the Bell Atlantic and Cincinnati businesses, which were disposed of in 2000 and certain one-time items from the restructuring of the CenDon relationship (see Note 15 — 2000 Transactions — Disposition of Businesses and Partnership Restructuring).

      General & Corporate includes those expenses not allocated to the DAS segment. Interest expense, interest income, income tax expense and other non-operating items are not allocated to the operating segments.

      Segment information for the years ended December 31, 2002, 2001 and 2000 is presented below:

			General &		Consolidated
	DonTech	DAS	Corporate	Other(1)	Totals

2002
Net revenue	—	$73,806	—	—	$73,806
Operating income (loss)	$117,146	38,214	$(13,783)	4,405	145,982
Depreciation and amortization	—	5,973	276	—	6,249
Total assets	185,969	38,993	1,998,413	—	2,223,375

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

			General &		Consolidated
	DonTech	DAS	Corporate	Other(1)	Totals

2001
Net revenue	—	$76,739	—	—	$76,739
Operating income (loss)	$122,419	32,885	$(13,844)	$(29,988)	111,472
Depreciation and amortization	—	10,149	618	—	10,767
Total assets	193,810	38,644	63,527	—	295,981

				General &	Consolidated
	DonTech	DAS(3)	GDS	Corporate	Totals

2000
Net revenue	—	$141,124	$163	—	$141,287
Operating income (loss)	$124,025	48,092	(8,914)	$(15,828)	147,375
Depreciation and amortization	—	13,841	57	1,535	15,433
Total assets	197,822	47,270	—	120,192	365,284

(1)	Other in 2002 includes income of $6,405 due to adjustments made to a restructuring reserve and a $2,000 investment impairment charge. Other in 2001 includes a restructuring and special charge of $18,556 and an investment impairment charge of $11,432. These items were not allocated to an operating segment.

(2)	The DAS segment includes the following data relating to the Bell Atlantic and Cincinnati businesses that were disposed of in 2000 and certain special items related to the CenDon Restructuring.

2000

Net revenue	63,831
Operating income	22,105
Depreciation and amortization	2,703
Total assets	—

      We also evaluate DonTech and DAS based on advertising sales because, while these sales do not appear on our financial statements or the financial statements of DonTech, they are a critical measure of performance reviewed by management and play an important role in management’s decision in allocating financial resources. For a discussion of advertising sales, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations.”

13. Guarantees

      R.H. Donnelley Inc. is a direct wholly owned subsidiary of the Company and the issuer of the Existing Notes. The Company and the direct and indirect wholly owned subsidiaries of R.H. Donnelley Inc. jointly and severally, fully and unconditionally guarantee the Existing Notes. At December 31, 2002, R.H. Donnelley Inc.’s direct wholly owned subsidiaries were R.H. Donnelley APIL, Inc., R.H. Donnelley CD, Inc., R.H. Donnelley Acquisitions II, Inc., and Get Digital Smart.com Inc. R.H. Donnelley Acquisitions, Inc. is a wholly owned subsidiary of R.H. Donnelley APIL, Inc. R.H. Donnelley Finance Corporation I and II, subsidiary borrowers established in connection with the financing for the SPA acquisition were non-guarantor subsidiaries at December 31, 2002. Subject to the technical default that was subsequently cured (see Note 4), there were no non-guarantor subsidiaries for the year ended December 31, 2001 and 2000. The following consolidating condensed financial statements should be read in conjunction with the consolidated financial statements of the Company.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Balance Sheet
December 31, 2002

						Consolidated
	R.H. Donnelley Inc.	R.H. Donnelley Corp.	Guarantor	Non-guarantor		R.H. Donnelley
	(Issuer)	(Parent)	subsidiaries	subsidiaries	Eliminations	Corporation

Assets
Cash and cash equivalents	$7,745		$42			$7,787
Restricted cash	103,700			$1,825,000		1,928,700
Other current assets	29,563		1,038	1,586		32,187
Investment in subsidiaries	305,509	$32,859	124,047		$(260,179)	202,236
Fixed assets, net	12,008		3		(3)	12,008
Other assets	40,457		99,990		(99,990)	40,457

Total assets	$498,982	$32,859	$225,120	$1,826,586	$(360,172)	$2,223,375

Liabilities, Preferred Stock and Shareholders’
Deficit
Current liabilities	$124,874		$2,943	$6,214	$(99,990)	$34,041
Long-term debt	250,470			1,825,000		2,075,470
Other long-term liabilities	81,005					81,005
Redeemable convertible preferred stock		$63,459				63,459
Shareholders’ equity (deficit)	42,633	(30,600)	222,177	(4,628)	(260,182)	(30,600)

Total liabilities, preferred stock and shareholders’ deficit	$498,982	$32,859	$225,120	$1,826,586	$(360,172)	$2,223,375

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Balance Sheet
December 31, 2001

					Consolidated
	R.H. Donnelley Inc.	R.H. Donnelley Corp.	Guarantor		R.H. Donnelley
	(Issuer)	(Parent)	subsidiaries	Eliminations	Corporation

Assets
Cash and cash equivalents	$14,667		$54		$14,721
Other current assets	28,158		1,139		29,297
Investment in subsidiaries	271,532	$(111,313)	124,379	$(75,609)	208,989
Fixed assets, net	14,514		3	(3)	14,514
Other assets	28,460		99,990	(99,990)	28,460

Total assets	$357,331	$(111,313)	$225,565	$(175,602)	$295,981

Liabilities and Shareholders’ Deficit
Current liabilities	$144,556		$44,138	$(144,110)	$44,584
Long-term debt	283,904				283,904
Other long-term liabilities	78,806				78,806
Shareholders’ (deficit) equity	(149,935)	$(111,313)	181,427	(31,492)	(111,313)

Total liabilities and shareholders’ deficit	$357,331	$(111,313)	$225,565	$(175,602)	$295,981

R.H. Donnelley Corporation

Consolidating Condensed Statement of Operations
For the Year Ended December 31, 2002

						Consolidated
	R.H. Donnelley Inc.	R.H. Donnelley Corp.	Guarantor	Non-guarantor		R.H. Donnelley
	(Issuer)	(Parent)	subsidiaries	subsidiaries	Eliminations	Corporation

Net revenue	$73,806					$73,806
Expenses	64,390		$307			64,697
Partnership and equity income	85,378	$67,177	121,669		$(137,351)	136,873

Operating income	94,794	67,177	121,362		(137,351)	145,982
Interest (expense) income	(29,521)		7,129	$(11,156)		(33,548)
Other expense	(451)					(451)

Pre-tax income	64,822	67,177	128,491	(11,156)	(137,351)	111,983
Income tax benefit (expense)	2,355		(47,161)			(44,806)

Net income	67,177	67,177	81,330	(11,156)	(137,351)	67,177
Dividend on Preferred Stock		24,702				24,702

Net income available to common shareholders	$67,177	$42,475	$81,330	$(11,156)	$(137,351)	$42,475

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Statement of Operations
For the Year Ended December 31, 2001

					Consolidated
	R.H. Donnelley Inc.	R.H. Donnelley Corp.	Guarantor		R.H. Donnelley
	(Issuer)	(Parent)	subsidiaries	Eliminations	Corporation

Net revenue	$76,739				$76,739
Expenses	105,102		$129		105,231
Partnership and equity income	99,055	$4,579	120,944	$(84,614)	139,964

Operating income	70,692	4,579	120,815	(84,614)	111,472
Interest (expense) income	(32,777)		7,129		(25,648)

Pre-tax income	37,915	4,579	127,944	(84,614)	85,824
Income tax (expense) benefit	(33,336)		(46,792)	44,119	(36,009)

Net income	$4,579	$4,579	$81,152	$(40,495)	$49,815

R.H. Donnelley Corporation

Consolidating Condensed Statement of Operations
For the Year Ended December 31, 2000

					Consolidated
	R.H. Donnelley	R.H. Donnelley Corp.	Guarantor		R.H. Donnelley
	Inc. (Issuer)	(Parent)	subsidiaries	Eliminations	Corporation

Net revenue	$141,124		$163		$141,287
Expenses	132,453		9,152		141,605
Partnership and equity income	149,827	$133,690	104,501	$(240,325)	147,693

Operating income	158,498	133,690	95,512	(240,325)	147,375
Interest (expense) income	(35,560)		3,564		(31,996)
Other income	86,495				86,495

Pre-tax income	209,433	133,690	99,076	(240,325)	201,874
Income tax expense	(75,743)		(1,373)		(77,116)

Net income	$133,690	$133,690	$97,703	$(240,325)	$124,758

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Statement of Cash Flows
For the Year Ended December 31, 2002

				Non-		Consolidated
	R.H. Donnelley Inc.	R.H. Donnelley Corp.	Guarantor	Guarantor		R.H. Donnelley
	(Issuer)	(Parent)	subsidiaries	subsidiaries	Eliminations	Corporation

Cash flow from operations	$14,342		$40,554	$(4,941)		$49,955
Cash flow from investing activities	(107,443)	$(69,300)		(1,825,000)	$69,300	(1,932,443)
Cash flow from financing activities	86,179	69,300	(40,566)	1,829,941	(69,300)	1,875,554

Change in cash	(6,922)	—	(12)	—	—	(6,934)
Cash at beginning of period	14,667		54			14,721

Cash at end of period	$7,745	$—	$42	$—	$—	$7,787

R.H. Donnelley Corporation

Consolidating Condensed Statement of Cash Flows
For the Year Ended December 31, 2001

			Consolidated
	RHD Inc.	Guarantor	R.H. Donnelley
	(Issuer)	subsidiaries	Corporation

Cash flow from operations	$(30,197)	$117,051	$86,854
Cash flow from investing activities	(6,100)		(6,100)
Cash flow from financing activities	(4,467)	(117,003)	(121,470)

Change in cash	(40,764)	48	(40,716)
Cash at beginning of period	55,431	6	55,437

Cash at end of period	$14,667	$54	$14,721

R.H. Donnelley Corporation

Consolidating Condensed Statement of Cash Flows
For the Year Ended December 31, 2000

			Consolidated
	RHD Inc.	Guarantor	R.H. Donnelley
	(Issuer)	subsidiaries	Corporation

Cash flow from operations	$10,473	$72,293	$82,766
Cash flow from investing activities	109,354		109,354
Cash flow from financing activities	(66,786)	(72,287)	(139,073)

Change in cash	53,041	6	53,047
Cash at beginning of period	2,390		2,390

Cash at end of period	$55,431	$6	$55,437

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

14. Valuation and Qualifying Accounts

		Additions Charged
	Balance at	To Revenue and	Write-offs and	Balance at End
	Beginning of Period	Expense	Other Deductions	of Period

Allowance for Doubtful Accounts
For the year ended December 31, 2002.	$6,339	3,300	4,867	$4,772
For the year ended December 31, 2001.	$7,355	3,372	4,388	$6,339
For the year ended December 31, 2000.	$7,992	11,128	11,765	$7,355
Deferred Tax Asset Valuation Allowance
For the year ended December 31, 2002.	$4,287	1,807	—	$6,094
For the year ended December 31, 2001.	$—	4,287	—	$4,287

15. 2000 Transactions — Disposition of Businesses and Partnership Restructuring

     Disposition of Businesses

      During 2000, we sold our Cincinnati proprietary directory business to Yellow Book USA, Inc., terminated early our directory services agreements with Bell Atlantic, ceased operations of our Get Digital Smart Internet business and implemented related cost-cutting measures, including headcount reductions, at our Raleigh facility and corporate headquarters. A pretax gain of $86,495 ($53,454 after taxes) was recognized in connection with these actions. The calculation of the gain included certain estimated reserves based on the best information available at the time of the transactions. At December 31, 2002, we determined that sufficient time has elapsed since the transaction, that no additional costs will be incurred and no risks or uncertainties existed at the balance sheet date. Accordingly, the remaining reserves of $1,072 were reversed into income.

     CenDon Restructuring

      Effective for directories that published after June 30, 2000, we entered into a series of agreements with Centel that effectively restructured the CenDon Partnership as a limited liability company, CenDon LLC. Under the restructured arrangement, we receive sales commissions on all advertising sold, and in consideration for transferring control over the publishing functions to Centel, we receive a priority distribution, which is determined as a percentage of CenDon advertising sales. The priority distribution allows us to maintain the same level of profitability that we would have earned under the CenDon Partnership through the original expiration date in 2004. We also provided pre-press publishing services to the CenDon Partnership and continue to provide similar services to CenDon. The CenDon sales agency relationship extends through December 2010.

      Under the revised arrangement, revenue and related costs were recognized at the time of sale. Under the previous CenDon Partnership, where we shared responsibility for the publishing and delivery functions, revenue and related costs were recognized at the time of directory publication. Accordingly, upon the restructuring of the CenDon arrangement, a one-time operating income benefit of $15,771 was recorded. This benefit related to advertising sales made and costs incurred prior to the effective date of the agreement for directories that published subsequent to the effective date of the agreement.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

16. Quarterly Information (unaudited)

	Three Months Ended

	March 31	June 30	September 30	December 31(1)	Full Year

2002
Net revenue	$18,390	$19,456	$20,938	$15,022	$73,806
Operating income	27,657	40,393	45,992	31,940	145,982
Net income	13,182	21,169	25,059	7,767	67,177
Preferred dividend	—	—	—	24,702	24,702
Net income (loss) available to common	13,182	21,169	25,059	(19,935)	42,475
Basic earnings (loss) per share	$0.45	$0.71	$0.84	$(0.57)	$1.42
Diluted earnings (loss) per share	$0.44	$0.70	$0.83	$(0.57)	$1.40

	Three Months Ended

	March 31	June 30	September 30	December 31(2)	Full Year

2001
Net revenue	$18,839	$20,034	$22,165	$15,701	$76,739
Operating income (loss)	27,661	39,208	47,316	(2,713)	111,472
Net income (loss)	12,861	20,612	25,688	(9,346)	49,815
Basic earnings (loss) per share	$0.42	$0.68	$0.86	$(0.32)	$1.65
Diluted earnings (loss) per share	$0.41	$0.66	$0.83	$(0.32)	$1.61

The full year earnings per share amount may not equal the sum of the quarters due to weighting of shares.

(1)	The fourth quarter of 2002 includes a benefit of $6,694 from the reversal of a restructuring reserve, an investment impairment charge of $2,000, a loss on hedging activities of $1,523 and a benefit of $1,072 from the reversal of reserves established in connection with the disposition of the Bell Atlantic business.

(2)	The fourth quarter of 2001 includes a restructuring and special charge of $18,556 and an investment impairment charge of $11,432.

17. Subsequent Events

      On January 3, 2003, we completed the acquisition of Sprint Corporation’s directory publishing business, Sprint Publishing & Advertising, for $2,213,475, after a preliminary working capital adjustment, repaid existing debt and accrued interest of $244,166 and paid transaction costs of $15,101. The ultimate purchase price is subject to a final working capital adjustment. SPA is a publisher of 260 revenue-generating yellow pages directories in 18 states. Prior to the acquisition, we provided sales agency and pre-press publishing services for 44 of these directories in four states. The acquisition transforms the Company from a sales agent and pre-press vendor into a leading publisher of yellow pages directories.

      At the closing of the acquisition, we borrowed $510,000 consisting of $500,000 Term Loan A proceeds and $10,000 under the Revolver. We also received the proceeds of $1,825,000 held in escrow (see Note 4) and issued 130,000 shares of Preferred Stock and warrants to purchase 1,072,500 shares of our common stock to investment partnerships affiliated with The Goldman Sachs Group, Inc. (collectively, the “GS Funds”) for gross proceeds of $130,000. This investment by The GS Funds represented the remaining investment amount of their $200,000 commitment. On January 3, 2003, the 70,000 shares of Series B-1 Preferred Stock purchased by the GS Funds in November 2002 automatically converted into 70,604 shares of Preferred Stock. These proceeds, along with the $69,300 of net proceeds from the issuance of Preferred Stock to the GS Funds in November and $40,000 borrowed under the Existing

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

Revolver in December, were used to purchase all the outstanding common stock of SPA, repay existing debt, including accrued interest and pay transaction fees and expenses. The Revolver and Term Loan A mature December 2008. The Preferred Stock is redeemable at our option at any time on or after January 3, 2013. The Preferred Stock may be redeemed at our option on or after January 3, 2006 and before January 3, 2013 if the market price (as defined) of our common stock exceeds 200% of the conversion price for 30 trading days. The Preferred Stock is redeemable at the option of the holder in the event of a change in control (as defined).

      The sources and uses of funds in connection with the acquisition are summarized as follows:

Sources:
Borrowings under the Credit Facility:
Revolving credit facility	$10,000
Term loan A	500,000
Term loan B	900,000
8 7/8% Notes	325,000
10 7/8% Notes	600,000
Proceeds from issuance of Preferred Stock	200,000
Available cash	29,701

Total sources	$2,564,701

Uses:
Acquisition price of SPA	$2,213,475
CenDon obligations	14,000
Repay existing long-term debt:
Existing Credit Agreement	114,250
Existing Notes	128,755
Accrued interest on existing long-term debt	1,161
Fees and expenses	93,060

Total uses	$2,564,701

      On January 3, 2003, borrowings under the Existing Term Facilities were repaid and, in connection with a tender offer and exit consent solicitation, $128,755 of the Existing Notes were repurchased. We borrowed an initial $1,410,000 under the Credit Facility contingent upon our repurchase of the entire $150,000 aggregate principal amount of the Existing Notes. Any proceeds that were not used to repurchase the Existing Notes were required to be repaid to the lenders under the Credit Facility. Accordingly, $21,245, representing the amount of Existing Notes that remain outstanding following the tender offer and exit consent solicitation, was repaid to the lenders under the Credit Facility shortly after the consummation of the acquisition. In connection with the tender offer and exit consent solicitation, the holders of the Existing Notes agreed to terminate all covenants set forth in the Indenture governing the Existing Notes. Accordingly, the restrictions of this Indenture discussed in Note 4 above are no longer effective. In addition, the repayment of the Existing Term Facilities terminated the Existing Credit Agreement.

      The acquisition was accounted for as a purchase business combination in accordance with SFAS 141 “Business Combinations.” The purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective estimated fair values on the acquisition date. The fair value of certain long-term intangible assets and their respective useful lives were valued by an independent third party with expert knowledge in the area of valuing acquired businesses and in our

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

industry. Identifiable intangible assets acquired included commercial agreements entered into between Sprint and us, customer relationships and acquired trade names.

      Commercial agreements between Sprint and us include a directory services license agreement, a trademark license agreement and a non-competition agreement (collectively “Directory Services Agreements”). The directory services license agreement gives us the exclusive right to produce, publish and distribute directories for Sprint in the markets where Sprint currently provides local telephone service. The trademark license agreement gives us the exclusive right to use certain specified Sprint trademarks, including the Sprint diamond logo, in those markets and the non-competition agreement prohibits Sprint from producing, publishing and distributing print directories or selling local advertising in those markets, with certain limited exceptions. These agreements are all interrelated and each has an initial term of 50 years, subject to earlier termination under specified circumstances. The fair value assigned to these agreements of $1,625,000 was based on the present value of estimated future cash flows. We also acquired the established local and national customer relationships of SPA. The value of these relationships was determined based on the present value of estimated future cash flows and an analysis of historical attrition rates. A value of $200,000 was assigned to the local customer relationships and a value of $60,000 was assigned to the national customer relationships. Finally, we also acquired certain trade names historically used in the SPA directory business. A value of $30,000 was assigned to the trade names based on the “relief from royalty” method, which values the trade names based on the estimated amount that a company would have to pay in an arms length transaction to use these trade names. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was recognized as goodwill.

      In accordance with SFAS 142 “Goodwill and Other Intangible Assets,” the fair value of the identifiable intangible assets will be amortized over their estimated useful lives in a manner that best reflects the economic benefits derived from such assets. Goodwill is not amortized but is subject to impairment testing on an annual basis. We estimated that amortization expense for identified intangible assets will be approximately $50,000 per year.

      Under purchase accounting rules, we did not assume the deferred revenue balance of SPA at January 3, 2003 of $292,775. This amount represented revenue that would have been recognized in 2003 under our deferral and amortization recognition method (described below) had the acquisition not occurred. Accordingly, we will never record revenue associated with directories that published prior to the acquisition. Although the deferred revenue balance was eliminated, we retained all the rights associated with the collection of amounts due under and obligations under the advertising contracts executed prior to the SPA acquisition. As a result, SPA’s billed and unbilled accounts receivable balances remain assets of Donnelley. Also under purchase accounting rules, we did not assume deferred directory costs at January 3, 2003 related to those directories that were published prior to the acquisition. These costs represented operating expenses that would have been recognized in 2003 under the deferral and amortization method had the acquisition not occurred. Our policy of deferring direct costs attributable to a directory post-acquisition will be different than the policy followed by SPA prior to the acquisition, as certain costs previously deferred and amortized by SPA will be treated as period expenses.

R.H. DONNELLEY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      The allocation of the purchase price to the fair value of assets acquired and liabilities assumed is presented in the table below. The purchase price allocation is based on the best information we have to date and could change as additional information arises.

Calculation of allocable purchase price:
Cash	$2,213,475
Allocable transaction costs	15,101

Total allocable purchase price	$2,228,576

Estimated allocation of allocable purchase price:
SPA net assets acquired	$85,602
Directory Services Agreements	1,625,000
Customer relationships	260,.000
Acquired trade names	30,000
Estimated profit on acquired sales contracts	8,300
Fair market value adjustments
Reverse pre-acquisition deferred revenue	292,775
Reverse deferred directory costs associated with directories published pre-acquisition	(89,503)
Eliminate SPA historical deferred tax and goodwill	(43,540)
Other	(14,518)

Fair value of net assets acquired	2,154,116
Goodwill	74,460

Total allocable purchase price	$2,228,576

      As the publisher of yellow pages directories, we will recognize revenue from directory advertising sales and direct costs incurred in generating those sales under the deferral and amortization method. Under this method, the advertising sales value of the directory and related direct costs are initially deferred and recognized ratably over the life of a directory, which is typically twelve months.

      After the acquisition, a significant portion of our revenue is derived from selling advertising to local small- and medium-sized businesses. Most advertisers, including all new advertisers, are subject to a credit review, and if the advertiser qualifies, we will extend credit to them for their advertising purchase. Small- and medium-sized businesses tend to have fewer financial resources and higher financial failure rates than large businesses. In addition, full collection of delinquent accounts can take an extended period of time and involve increased costs. While we do not believe that extending credit to our local advertisers will have a material adverse affect on our results of operations or financial condition, no assurances can be given. We do not require collateral from our advertisers, although we do charge interest to advertisers who do not pay within specified due dates. National advertising is typically paid in full within 30 days of the directory publication.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Partners of DonTech

      In our opinion, the accompanying combined balance sheets and the related combined statements of partners’ capital, operations and cash flows present fairly, in all material respects, the combined financial position of AM-DON (“DonTech I”) and the DonTech II Partnership (“DonTech II”), together referred to as “DonTech” at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of DonTech’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

January 17, 2003

DONTECH

Combined Balance Sheets

	December 31,

	2002	2001

	(in thousands, except
	share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,016	$3,946
Commission receivable from related party	102,358	108,475
Prepaid expenses	843	212

Total current assets	112,217	112,633
Fixed assets, net of accumulated depreciation and amortization	6,036	7,086
Pension asset	8,819	9,759
Other	1,842	1,662

Total Assets	$128,914	$131,140

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable	$1,602	$1,573
Accrued liabilities	9,640	9,154
Distribution payable to partners	3,600	—

Total current liabilities	14,842	10,727
Deferred rent credits	1,550	—

Total Liabilities	16,392	10,727
Commitments and contingencies (Note 6)
Partners’ capital	112,522	120,413

Total Liabilities and Partners’ Capital	$128,914	$131,140

The accompanying notes are an integral part of the combined financial statements.

DONTECH

Combined Statements of Operations

	Years Ended December 31,

	2002	2001	2000

	(in thousands)
Sales commissions, net — related party	$101,792	$106,849	$108,316
Expenses
Selling	48,016	48,810	49,327
Administrative	10,273	10,356	8,493
Occupancy and depreciation	7,388	9,058	8,174
Other	855	1,190	1,640

Total operating expenses	66,562	69,414	67,634

Income from operations	33,230	37,435	40,682
Other income	1,729	1,191	736

Net income	$36,959	$38,626	$41,418

The accompanying notes are an integral part of the combined financial statements.

DONTECH

Combined Statements of Cash Flows

	Years Ended December 31,

	2002	2001	2000

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$36,959	$38,626	$41,418
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	1,702	2,360	2,135
Loss on disposal of fixed assets	26	—	44
Changes in assets and liabilities:
Decrease in commission receivable	6,177	2,450	2,815
Increase in prepaid rent expense	(743)	—	—
Increase in receivable from landlord	(450)	—	—
Decrease (increase) in other current assets	1,322	(115)	(486)
Increase (decrease) in accounts payable	29	(548)	(325)
Increase in accrued liabilities	457	533	1,090
Increase in deferred rent credits	1,579	—	—

Net cash provided by operating activities	46,998	43,306	46,691
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment	(678)	(1,331)	(3,153)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to partners	(44,850)	(43,400)	(57,575)
Increase in distribution payable	3,600	—	—

Net cash used in financing activities	(41,250)	(43,400)	(57,575)
Increase (decrease) in cash and cash equivalents	5,070	(1,425)	(14,037)
Cash and cash equivalents, beginning of year	3,946	5,371	19,408

Cash and cash equivalents, end of year	$9,016	$3,946	$5,371

NONCASH FINANCING ACTIVITIES
Forgiveness of receivable due from API/IL	$—	$—	$16,567

The accompanying notes are an integral part of the combined financial statements.

DONTECH

Combined Statements of Partners’ Capital

		Ameritech
	R.H. Donnelley	Publishing of
	Corporation	Illinois, Inc.	Total

	(in thousands)
Balance, December 31, 1999	$93,202	$64,709	$157,911
Net income	20,671	20,747	41,418
Distributions to partners	(21,381)	(52,761)	(74,142)

Balance, December 31, 2000	$92,492	$32,695	$125,187
Net income	19,313	19,313	38,626
Distributions to partners	(21,700)	(21,700)	(43,400)

Balance, December 31, 2001	$90,105	$30,308	$120,413
Net income	18,479	18,480	36,959
Distributions to partners	(22,425)	(22,425)	(44,850)

Balance, December 31, 2002	$86,159	$26,363	$112,522

The accompanying notes are an integral part of the combined financial statements.

DONTECH

Notes to Combined Financial Statements

(in thousands)

1. Form of Organization and Nature of Business

      The DonTech II Partnership (“DonTech II”) is a general partnership between Reuben H. Donnelley, Inc. (formerly known as The Reuben H. Donnelley Corporation) (“R.H. Donnelley”), a Delaware corporation, and Ameritech Publishing of Illinois, Inc. (“API/ IL”), a unit of SBC Communications (“SBC”). The partnership was established in August 1997 and was preceded by AM-DON (“DonTech I”), a general partnership between the same parties, which, as of December 31, 2000, ceased business operations and distributed its remaining assets to its partners. The accompanying financial statements of DonTech I and DonTech II (hereafter referred to as “DonTech”) are shown on a combined basis. All significant affiliated accounts and transactions incurred prior to December 31, 2000 have been eliminated in preparation of the combined financial statements.

      DonTech II is the exclusive sales agent in perpetuity for yellow page, white page and street address directories published by SBC in Illinois and northwest Indiana. The partnership receives a 27% commission on sales net of provisions (capped at 6.1% subject to certain exclusions). DonTech II’s cost structure includes principally sales, sales operations, office services, finance, facilities and related overhead. DonTech II profits are shared equally between the partners. During the term of the partnership agreement, neither partner may compete directly against the business of DonTech II without the consent of the Board of Directors.

      A Board of Directors (the “Board”) was appointed to administer the activities of the partnership. From time to time during the term of the partnership, the Board may call for additional capital contributions in equal amounts from each of the partners if, in the opinion of the Board, additional capital is required for the operation of the partnership.

      On January 28, 2000, the partners agreed to amend the DonTech I partnership agreement to provide for the payment of $29,898 from DonTech I to API/ IL as a preferential distribution. The preferential distribution was comprised of cash totaling $13,331 and the forgiveness and cancellation of a receivable due from API/ IL to the partnership in the amount of $16,567.

      Additionally, the partners also agreed to amend the DonTech II partnership agreement to provide for the payment of $29,898 by API/ IL to DonTech II upon the dissolution of the DonTech II partnership and for the subsequent payment of a $29,898 preferential distribution to R.H. Donnelley.

2. Significant Accounting Policies

     Cash and Cash Equivalents

      Cash and cash equivalents include all highly liquid investments with an initial maturity date of three months or less. The carrying value of cash equivalents approximates fair value due to their short-term nature.

     Revenue Recognition

      Revenue is comprised of sales commissions reflected net of provisions (capped at 6.1% per annum subject to certain exclusions) and is recognized upon execution of contracts for the sale of advertising. Greater than 99% of DonTech’s revenue is generated from DonTech’s sales agency agreement with API/IL.

     Fixed Assets

      Fixed assets are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Upon asset retirement or other disposition, the cost and the related accumulated

DONTECH

Notes to Combined Financial Statements — (Continued)

depreciation are removed from the accounts, and any resulting gain or loss is included in the statement of operations. Amounts incurred for repairs and maintenance are charged to operations.

     Post-Retirement Benefits Other Than Pensions

      DonTech provides post-retirement benefits consisting mainly of life and health insurance to substantially all employees and their dependents. The accrual method of accounting is utilized for post-retirement health care and life insurance benefits.

     Income Taxes

      No provision for income taxes is made, as the proportional share of partnership income is the responsibility of the individual partners.

     Concentration of Credit Risk

      Financial instruments that potentially subject DonTech to a concentration of credit risk consist principally of commission receivable. DonTech’s commission receivable is due from one of its partners (SBC). Collateral is not required.

     Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

     Recent Pronouncements

      In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections” (“SFAS 145”), which is effective for fiscal years beginning after May 15, 2002. SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. The adoption of the standard will not have a significant impact on DonTech’s financial position, results of operations or cash flows.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”) which supercedes Emerging Issues Task Force Issue No. 94-3, “Liability for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of the commitment to an exit or disposal plan. This statement is effective for exit or disposal activities that are initiated after December 31, 2002 and the adoption will have no impact on DonTech’s historical combined financial position or results of operations.

      In October 2002, the FASB issued SFAS No. 147, “Acquisition of Certain Financial Institutions,” which is not applicable to DonTech.

      In November 2002, the FASB issued FASB Interpretation No. 45 “Guarantors’ Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation clarifies the requirements for a guarantor’s accounting for and disclosure of certain guarantees issued and outstanding. The initial recognition and measurement provisions of this

DONTECH

Notes to Combined Financial Statements — (Continued)

interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements ending after December 15, 2002. The adoption will not have a significant impact on DonTech’s financial position, results of operations or cash flows.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures an amendment of FASB Statement No. 123,” which is not applicable to DonTech.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51,” which is not applicable to DonTech.

3. Fixed Assets

      Fixed assets consist of the following at December 31:

	2002	2001

Equipment	$16,656	$15,990
Furniture and fixtures	7,030	7,261
Leasehold improvements	1,969	1,970
Other	—	366

	25,655	25,587
Less accumulated depreciation and amortization	19,619	18,501

	$6,036	$7,086

      Depreciation expense for the three years ended December 31, 2002, 2001 and 2000 was $1,702, $2,360 and $2,135, respectively.

4. Accrued Liabilities

      Accrued liabilities consist of the following at December 31:

	2002	2001

Accrued bonuses, commissions and other employee expenses	$4,657	$4,184
Accrued post-retirement benefits other than pensions	3,599	3,230
Deferred compensation	1,350	1,662
Other accrued liabilities	34	78

	$9,640	$9,154

5. Related Party Transactions

      DonTech purchases insurance services and through August 2000 purchased automobile plan administration services from R.H. Donnelley, and general ledger and purchasing services from SBC. DonTech also provides facility space for certain employees of SBC under an agreement entered into in 1998 (see Note 6).

6. Contingencies and Commitments

      DonTech leases certain office facilities under noncancelable lease arrangements. Rent expense under these operating leases was approximately $2,254, $2,223 and $2,119 for 2002, 2001 and 2000, respectively.

DONTECH

Notes to Combined Financial Statements — (Continued)

During 2000, DonTech entered into a sublease agreement with SBC whereby DonTech received $56, $54 and $30 of sublease rental income from SBC during 2002, 2001 and 2000, respectively.

      The future minimum lease payments required under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2002 are as follows:

2003	$4,098
2004	3,922
2005	3,918
2006	3,896
2007 and thereafter	13,291

$29,125

      During 2002, DonTech renegotiated the lease for its headquarters facilities, which was originally scheduled to terminate on January 31, 2010. The renegotiated lease extends the terms of the agreement two additional years (through January 31, 2012) in exchange for certain cash concessions totaling $1,579. Cash concessions received in connection with the amended lease have been recorded as deferred rent credits in the combined balance sheet and are being recognized on a straight-line basis as a reduction to rent expense over the lease term. At December 31, 2002, the long-term deferred credit related to these concessions was $1,524. In connection with the renegotiation of the lease, DonTech incurred brokers fees of $779 which have been reflected in the combined balance sheet as a non-current other asset as of December 31, 2002. These fees are being amortized to rent expense over the lease term.

      In September 1998, DonTech entered into a maintenance service agreement with Ameritech Advertising Services to provide certain maintenance services, including parts, to DonTech. The length of the agreement is five years. According to the terms of the agreement, DonTech’s remaining obligation as of December 31, 2002 is $79.

7. Employee Retirement and Profit Participation Plans

      DonTech sponsors a defined benefit pension plan covering substantially all of its employees (the “Principal Plan”). The Principal Plan’s assets are invested in equity funds, fixed income funds and real estate. Total expense (benefit) for the Principal Plan was $986, $29 and $(342) for 2002, 2001 and 2000, respectively.

DONTECH

Notes to Combined Financial Statements — (Continued)

      The following provides a reconciliation of benefit obligations, plan assets, and the funded status of the Principal Plan.

	2002	2001

Change in benefit obligation
Projected benefit obligation, beginning of year	$26,280	$24,477
Service cost	1,262	1,116
Interest cost	1,903	1,765
Benefits paid	(975)	(934)
Actuarial (gain) loss	278	(575)
Effect of plan amendments, assumption changes and other charges	638	431
Plan curtailment	(156)	—

Projected benefit obligation, end of year	$29,230	$26,280

Change in plan assets
Market value of assets, at January 1.	$30,026	$31,618
Benefits paid	(975)	(934)
Contributions	64	60
Actual return on assets	(2,216)	(718)

Market value of assets, at December 31.	$26,899	$30,026

Funded status of the plan	$(2,330)	$3,746
Unrecognized net loss	9,750	4,250
Unrecognized prior service costs	781	1,127

Prepaid cost	$8,201	$9,123

Prepaid benefit cost	$8,819	$9,759
Accrued liability	(618)	(636)

Net amount recognized	$8,201	$9,123

      Net periodic pension cost (benefit) for the Plan in 2002, 2001 and 2000 include the following components:

	2002	2001	2000

Service cost	$1,262	$1,116	$1,093
Interest cost	1,903	1,765	1,683
Expected return on assets	(2,791)	(3,282)	(3,430)
Amortization of net loss (gain)	263	4	(114)
Amortization of unrecognized prior service cost	291	426	426
Curtailment loss	58	—	—

Total pension cost (benefit)	$986	$29	$(342)

      Assumptions used are as follows:

	2002	2001	2000

Discount rate	6.50%	7.25%	7.50%
Expected long-term rate of return	9.75%	10.50%	10.50%
Weighted average compensation increase	3.91%	3.91%	4.16%

DONTECH

Notes to Combined Financial Statements — (Continued)

      In the fourth quarter of 2000, the Partnership changed the method of accounting used to determine the value of plan assets for purposes of calculating annual pension expense. The method was changed from a market-related value whereby gains and losses are recognized on a straight-line basis over five years to market value whereby gains and losses are reflected immediately. The effect of this change on the 2000 results of operations, including the cumulative effect of prior years, was not material.

      Additionally, DonTech offers a defined contribution savings plan (the “Profit Plan”) to substantially all employees and contributes fifty cents for each dollar contributed by a participating employee, up to a maximum of 6% of the participant’s compensation including salary, commission and short-term bonus. DonTech also makes contributions to the Profit Plan contingent upon the attainment of financial goals set in advance as defined in the Profit Plan agreement. The matching contributions made to the plan were $876, $944 and $854 in 2002, 2001 and 2000, respectively.

8. Postretirement Benefits Other Than Pensions

      DonTech II provides post-retirement health care and life insurance benefits to certain retired employees and their dependents. The following provides a reconciliation of benefit obligations, plan assets and the funded status of the health and life insurance plans.

	2002	2001

Change in benefit obligation
Benefit obligation, beginning of year	$4,052	$3,326
Service cost	157	126
Interest cost	286	261
Plan participants’ contributions	47	36
Actuarial loss	390	536
Benefits paid	(242)	(233)

Benefit obligation, end of year	$4,690	$4,052

Change in plan assets
Market value of assets, at January 1.	$—	$—
Employer contributions	195	197
Plan participants’ contributions	47	36
Benefits paid	(242)	(233)

Market value of assets, at December 31,	$—	$—

Funded status of plan	$4,690	$4,052
Unrecognized actuarial gain	(1,022)	(656)
Unrecognized prior service benefit	(69)	(166)

Accrued cost	$3,599	$3,230

DONTECH

Notes to Combined Financial Statements — (Continued)

      Net periodic postretirement benefit cost for 2002, 2001 and 2000 include the following components:

	2002	2001	2000

Service cost	$157	$126	$154
Interest cost	286	261	231

Amortization of prior service cost	97	97	97

Amortization of unrecognized loss	23	1	—

Net periodic benefit cost	$563	$485	$482

      The discount rate used in determining the benefit obligation as of December 31, 2002 and 2001 was 6.50% and 7.25%, respectively. The assumed health care cost trend rate used in measuring the benefit obligation as of December 31, 2002 and 2001 was 10.0% and 9.5%, respectively. The rates are assumed to decrease gradually to 5.0% for 2011 and remain at that level thereafter.

      Increasing or decreasing the health care cost trend rates by one percentage point would not have had a material effect on the net periodic post-retirement expense for the year ended December 31, 2002. A one-percentage point increase would have increased the benefit obligation at December 31, 2002 by $315. A one-percentage point decrease would have decreased the benefit obligation at December 31, 2002 by $285.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Sprint Corporation

      We have audited the accompanying combined consolidated balance sheets as of December 31, 2002, 2001 and 2000, of the directory publishing operations of Sprint Corporation (Sprint Publishing & Advertising), as described in Note 1, and the related combined consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of Sprint Publishing & Advertising’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of Sprint Publishing & Advertising at December 31, 2002, 2001 and 2000, and the combined consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

January 31, 2003

SPRINT PUBLISHING & ADVERTISING

Combined Consolidated Balance Sheets

	December 31,

	2002	2001	2000

	(thousands)
Assets
Current assets
Cash	$1,691	$—	$—
Accounts receivable
Billed	55,300	57,957	65,592
Unbilled	263,779	261,480	267,681
Allowance for doubtful accounts and deferred revenue credits	(35,073)	(26,322)	(36,130)

Accounts receivable, net	284,006	293,115	297,143
Deferred directory costs	97,190	101,721	98,540
Advances to parent company	4,538	13,090	26,289
Deferred income taxes	35,697	21,320	23,274
Prepaid expenses and other	3,899	2,825	6,509

Total current assets	427,021	432,071	451,755
Property, plant and equipment
Data processing	30,669	30,341	30,359
Other	11,216	10,807	12,108
Accumulated depreciation	(29,906)	(24,069)	(18,088)

Net property, plant and equipment	11,979	17,079	24,379
Deferred income taxes	6,568	3,829	2,193
Goodwill and other assets	1,299	1,320	2,178

Total	$446,867	$454,299	$480,505

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$8,555	$4,919	$7,270
Accrued printing	8,809	12,007	14,184
Deferred revenue	292,775	288,564	287,547
Payroll and employee benefits	5,341	3,364	4,625
Affiliated payables	4,603	3,559	4,012
Other	11,587	15,632	14,494

Total current liabilities	331,670	328,045	332,132
Noncurrent liabilities
Long-term obligation	16,110	14,872	13,746
Post retirement, pension and other benefits obligations	19,040	18,950	17,452
Other	—	—	10

Total noncurrent liabilities	35,150	33,822	31,208
Minority interest	(5,555)	(5,030)	1,428
Shareholders’ equity
Common stock
DirectoriesAmerica, Inc. par value $1 per share, 10,000 shares authorized, and 1,004 shares issued and outstanding	1	1	1
Centel Directory Company, no par value per share, 10 shares authorized, issued and outstanding	—	—	—
Capital in excess of par value	176	176	176
Combined retained earnings	85,425	97,285	115,560

Total shareholders’ equity	85,602	97,462	115,737

Total	$446,867	$454,299	$480,505

See accompanying Notes to Combined Consolidated Financial Statements.

SPRINT PUBLISHING & ADVERTISING

Combined Consolidated Statements of Income

	Years Ended December 31,

	2002	2001	2000

	(thousands)
Net Operating Revenues	$545,604	$555,637	$459,426
Operating Expenses
Costs of services and products	202,481	210,762	187,199
Selling, general and administrative	50,663	65,761	54,940
Depreciation	8,604	8,051	8,016
Amortization	—	850	850
Restructuring charge	180	1,588	—

Total operating expenses	261,928	287,012	251,005

Operating Income	283,676	268,625	208,421
Interest expense	1,875	4,890	1,141
Equity in earnings of CenDon Partnership	—	—	7,777
Minority interest in loss/(income)	282	(561)	978
Priority distributions	17,703	18,436	6,999
Gain on sale of Midwest Operations	—	—	45,528
Other income, net	1,523	7,433	2,608

Income before income taxes	265,903	252,171	257,172
Income taxes	103,763	98,446	102,194

Net Income	$162,140	$153,725	$154,978

See accompanying Notes to Combined Consolidated Financial Statements.

SPRINT PUBLISHING & ADVERTISING

Combined Consolidated Statements of Cash Flows

	Years Ended December 31,

	2002	2001	2000

	(thousands)
OPERATING ACTIVITIES
Net income	$162,140	$153,725	$154,978
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	26,521	42,613	30,576
Depreciation and amortization	8,604	8,901	8,866
Deferred income taxes	(17,116)	318	(2,935)
Minority interest in earnings in CenDon, L.L.C	(282)	561	(978)
Priority distributions to minority interest	17,703	18,436	6,999
Gain on sale of Midwest Operations	—	—	(45,528)
Changes in assets and liabilities:
Accounts receivable	(17,412)	(38,585)	(93,032)
Deferred directory costs	4,531	(3,181)	(6,577)
Other current assets	(1,074)	3,684	(9,567)
Accounts payable	3,636	(2,351)	819
Deferred revenue	4,211	1,017	73,326
Accrued expenses and other current liabilities	(5,266)	(2,300)	8,043
Affiliated receivables and payables, net	1,044	(453)	6,954
Noncurrent assets and liabilities	111	1,496	1,696
Other, net	(650)	717	(159)

Net cash provided by operating activities	186,701	184,598	133,481

INVESTING ACTIVITIES
Capital expenditures	(1,616)	(342)	(1,485)
Changes in advances to parent company	8,552	13,199	3,556
Return of investment in CenDon Partnership	—	—	6,070
Contributions to CenDon Partnership	—	—	(437)
Proceeds from the sale of Midwest Operations	—	—	46,843

Net cash provided by investing activities	6,936	12,857	54,547

FINANCING ACTIVITIES
Distributions paid to minority interest, net	(17,946)	(25,455)	(14,884)
Dividends paid	(174,000)	(172,000)	(173,144)

Net cash used by financing activities	(191,946)	(197,455)	(188,028)

Increase in Cash and Equivalents	1,691	—	—
Cash and Equivalents at Beginning of Period	—	—	—

Cash and Equivalents at End of Period	$1,691	$—	$—

Cash received for interest	$967	$2,262	$3,248

Cash paid for taxes	$117,813	$95,665	$108,287

See accompanying Notes to Combined Consolidated Financial Statements.

SPRINT PUBLISHING & ADVERTISING

Combined Consolidated Statements of Shareholders’ Equity

		Centel	Combined
	Directories	Directory	Retained
	America, Inc.	Company	Earnings	Total

	(thousands)
Beginning 2000 balance	$166	$11	$133,726	$133,903
Common stock dividends	—	—	(173,144)	(173,144)
Net income	—	—	154,978	154,978

Ending 2000 balance	166	11	115,560	115,737
Common stock dividends	—	—	(172,000)	(172,000)
Net income	—	—	153,725	153,725

Ending 2001 balance	166	11	97,285	97,462
Common stock dividends	—	—	(174,000)	(174,000)
Net income	—	—	162,140	162,140

Ending 2002 balance	$166	$11	$85,425	$85,602

See accompanying Notes to Combined Consolidated Financial Statements.

SPRINT PUBLISHING & ADVERTISING

Notes to Combined Consolidated Financial Statements

1. Summary of Significant Accounting Policies

     Basis of Combination and Presentation

      The combined consolidated financial statements include the accounts of DirectoriesAmerica, Inc. with its wholly owned subsidiary Sprint Publishing and Advertising, Inc. (SPA, Inc.) and Centel Directory Company (CDC), collectively referred to as Sprint Publishing & Advertising. All significant intercompany amounts have been eliminated. Investments in entities in which Sprint Publishing & Advertising exercises significant influence, but does not control, are accounted for using the equity method (see Note 3). DirectoriesAmerica, Inc. and CDC are wholly owned by Sprint Corporation (Sprint). On January 3, 2003, Sprint completed the sale of Sprint Publishing and Advertising (See Note 12).

      The combined consolidated financial statements are prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

      Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or shareholders’ equity as previously reported.

     Sprint Corporation

      Sprint is a global communications company and a leader in integrating long-distance, local service, and wireless communications. Sprint’s business is divided into three main lines of business: the global markets division, the local division and the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local telecommunications division and other businesses consisting primarily of wholesale distribution and telecommunications products. Sprint Publishing & Advertising is reported as discontinued operations of the FON Group. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business.

     Operations

      Sprint Publishing & Advertising publishes and markets approximately 260 revenue producing white and yellow pages directories primarily in territories served by Sprint’s local telecommunications division. Prior to June 2000 the business also included approximately 55 directories outside Sprint’s local territories (see Note 5).

     Material Agreements

      Sprint Publishing & Advertising entered into Sales Agency Agreements with R.H. Donnelley Inc. Under the agreements, R.H. Donnelley Inc. provides sales management services and sales forces for certain directories and receives a commission based on certain advertising revenues sold into those directories. The agreement with CDC has an expiration date of January 1, 2009 (this agreement has an automatic two-year extension through January 1, 2011) and the agreement with SPA, Inc. expires on December 31, 2004.

      SPA, Inc. has entered into a Directory Manufacturing Agreement with R.R. Donnelley and Sons Company for the printing of substantially all of its directories. This agreement has an expiration date for print and binding services of December 31, 2007.

      CDC and SPA, Inc. have entered into Production Agreements with R.H. Donnelley Inc. for the production of and pre-press graphic services for the CenDon, L.L.C. and Central Florida directories, respectively. These agreements have an expiration date of December 31, 2003.

SPRINT PUBLISHING & ADVERTISING

Notes to Combined Consolidated Financial Statements — (Continued)

      In conjunction with the CenDon Partnership restructuring, CDC has agreed to priority distributions, which accrue to R.H. Donnelley Inc. through 2004 (see Note 3). These priority distributions approximate the partnership distributions anticipated under the initial CenDon Partnership agreement.

      Sprint Publishing & Advertising and CenDon, L.L.C. have entered into a Directory Agreement with Sprint’s local telecommunications companies. This agreement provides Sprint Publishing & Advertising with access to the customer listings for the local territories and the right to use the listings in the directories. The local telephone companies receive a fee based on the number of listings in each directory. The initial term of this agreement expires on December 31, 2004 and automatically renews for successive one-year terms, unless either party provides notice of termination.

      Pursuant to the Sales Agency Agreement, CDC is obligated to replace the Directory Agreements so that CDC’s right to publish the directories is extended through the term of the Sales Agency Agreement. In the event CDC fails to replace each Directory Agreement by January 1, 2004, then, at any time prior to April 30, 2004, R.H. Donnelley Inc. may require CDC to purchase for cash R.H. Donnelley Inc.’s rights under the Sales Agency Agreement at fair market values determined in accordance with the Sales Agency Agreement.

      The material agreements with R.H. Donnelley Inc. no longer apply effective January 3, 2003 as a result of the change in control (See Note 12).

     Income Taxes

      Sprint Publishing & Advertising’s operations are included in the consolidated income tax return of Sprint Corporation. Income tax is recognized by the entities that comprise Sprint Publishing & Advertising on the basis of each entity filing separate returns.

      Sprint Publishing & Advertising records deferred income taxes based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases.

     Revenue Recognition and Deferred Directory Costs

      Revenues from the sale of advertising placed in each directory are deferred and amortized over the life of the directory, generally one year. Expenditures directly related to sales, production, printing and distribution of directories are deferred and amortized over the same period as the related revenues.

     Advertising Expense

      Sprint Publishing & Advertising recognizes advertising expense as incurred. These expenses include production, media and other promotional and sponsorship costs. Total advertising expenses were approximately $4,514,000 in 2002, approximately $8,658,000 in 2001 and approximately $8,901,000 in 2000.

     Property, Plant and Equipment

      Property, plant and equipment are recorded at cost. The cost of property, plant and equipment is depreciated on a straight-line basis over estimated economic useful lives. Repair and maintenance costs are expensed as incurred.

     Goodwill

      Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in business combinations accounted for as purchases. Prior to adoption of SFAS No. 142, goodwill was

SPRINT PUBLISHING & ADVERTISING

Notes to Combined Consolidated Financial Statements — (Continued)

amortized over five years using the straight-line method. Goodwill net of accumulated amortization included in the combined consolidated balance sheet was $1,275,000 in 2001 and $2,125,000 in 2000.

      Sprint Publishing & Advertising adopted SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. This standard prescribes the accounting treatment for both identifiable intangibles and goodwill after initial recognition. Upon adoption of the standard, amortization of goodwill and indefinite life intangibles ceased and accumulated amortization as of December 31, 2001 reduced the carrying value of these assets. Periodic impairment testing of these assets is now required. Concurrent with adoption, Sprint Publishing & Advertising evaluated for impairment its goodwill and indefinite life intangibles in accordance with the standard’s guidance and determined these assets were not impaired.

     Stock-based Compensation

      Sprint Publishing & Advertising accounts for their stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Based on the additional disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” the following table illustrates the effect on net income if the company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” (See Note 11 for additional information regarding SFAS No. 148).

	Year Ended December 31,

	2002	2001	2000

	(thousands)
Net income, as reported	$162,140	$153,725	$154,978
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	34	9	291
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(1,628)	(3,483)	(5,640)

Pro forma net income	$160,546	$150,251	$149,629

2. Related Party Transactions and Allocations

      Sprint directly assigns, where possible, certain general and administrative costs to Sprint Publishing & Advertising based on its actual use of those services. Where direct assignment of costs is not possible, or practical, Sprint uses other indirect methods, including time studies, to estimate the allocation of costs to each operating unit. Cost allocation methods other than time studies include factors (general, marketing or headcount) derived from the operating unit’s relative share of the predefined category referenced (e.g. headcount). Costs for shared services allocated to Sprint Publishing & Advertising totaled approximately $16,161,000 in 2002, $12,775,000 in 2001 and $11,648,000 in 2000. The allocation of shared services may change at the discretion of Sprint’s Board.

      Financing activities are managed by Sprint on a centralized basis. Debt has not been incurred by Sprint on behalf of Sprint Publishing & Advertising and is therefore, not reflected in the financial statements of Sprint Publishing & Advertising.

      Under Sprint’s centralized cash management program, Sprint and Sprint Publishing & Advertising may advance funds to each other. These net advances are classified as a current asset and bear an interest rate that is substantially equal to the rate that Sprint, as a whole, obtains on a short-term basis.

SPRINT PUBLISHING & ADVERTISING

Notes to Combined Consolidated Financial Statements — (Continued)

      The allocation of financing activities may change at the discretion of Sprint’s Board and does not require shareholder approval.

      Sprint files a consolidated federal income tax return and certain state income tax returns, which include Sprint Publishing & Advertising results. Tax payments due to or from divisions within the FON Group are satisfied on the date Sprint’s related tax payment is due to or the refund is received from the applicable tax authority.

      Sprint Publishing & Advertising’s related party transactions with Sprint and its affiliates were as follows (in thousands):

Transaction Description	2002	2001	2000

Expenses
Shared services	$16,161	$12,775	$11,648
Local and interexchange telephone service	1,174	1,245	1,419
Facility leases	117	103	191
Telecommunications equipment, materials and supplies purchased	9	4	28
Revenues
Interest income from Sprint, net	$967	$2,262	$3,248
Revenues from directories	2,237	2,193	1,809

3. Investments

     Investments in and Advances to Affiliates

      Through June 30, 2000, the investment accounted for using the equity method was CDC’s 50 percent investment in the CenDon Partnership, which was restructured to CenDon, L.L.C. effective July 1, 2000. The CenDon Partnership recognized 100% of revenues and expenses for a directory at its publication date. As part of the partnership restructuring, CDC assumed management control requiring the L.L.C. to be consolidated beginning July 1, 2000.

SPRINT PUBLISHING & ADVERTISING

Notes to Combined Consolidated Financial Statements — (Continued)

      Unaudited, summarized financial information (100% basis) of the CenDon Partnership was as follows:

Six months
ended
June 30, 2000

(thousands)
Results of operations
Net operating revenues	$71,452

Operating income	$65,377

Net loss	$6,158

Financial position
Current assets	$46,088

Total	$46,088

Current liabilities	$16,749
Noncurrent liabilities	13,305
Owners’ equity	16,033

Total	$46,088

4. Restructuring Charge

      In the fourth quarter of 2001, Sprint announced plans to take steps to improve its competitive position and reduce operating costs in the business units that comprise its FON Group. These efforts included consolidation and streamlining of marketing and network operations, as well as streamlining of corporate support functions. This decision resulted in the allocation of a one-time charge to Sprint Publishing & Advertising of $1,588,000, predominately associated with the severance costs of work force reductions.

      In 2002, Sprint performed an analysis to finalize the restructuring estimates recorded in the 2001 fourth quarter. This analysis resulted in an additional charge of $180,000. At December 31, 2002, substantially all amounts have been paid.

5. Gain on Sale of Midwest Operations

      Effective May 31, 2000, Sprint Publishing & Advertising sold the assets associated with the publication of approximately 55 telephone directories in Illinois and Wisconsin to a non-affiliated company. Proceeds from the sale totaled $46,843,000 and resulted in a pre-tax gain on sale of $45,528,000.

      In connection with the asset sale, Sprint signed a three-year non-compete agreement, which expires May 31, 2003 and SPA, Inc. signed a five-year non-compete agreement, which expires May 31, 2005. These non-compete agreements prohibit Sprint and SPA, Inc. from engaging in directory publishing activities in areas in and around Chicago, Illinois, and Milwaukee, Wisconsin.

6. Employee Benefit Plans

     Defined Benefit Pension Plan

      Most Sprint Publishing & Advertising employees are covered by Sprint’s noncontributory defined benefit pension plan. Pension benefits are based on years of service and the participants’ compensation.

SPRINT PUBLISHING & ADVERTISING

Notes to Combined Consolidated Financial Statements — (Continued)

      Sprint’s policy is to make plan contributions equal to an actuarially determined amount consistent with federal tax regulations. The funding objective is to accumulate funds at a relatively stable rate over the participants’ working lives so benefits are fully funded at retirement.

      Net pension costs or credits are determined for Sprint Publishing & Advertising based on a direct calculation of service costs and interest on projected benefit obligations, and an appropriate allocation of unrecognized prior service costs, amortization of unrecognized transition assets, actuarial gains and losses, and expected return on plan assets. Amounts included for the plan in the Combined Consolidated Balance Sheets include accrued pension expense of approximately $11,639,000 at year-end 2002, approximately $10,127,000 at year-end 2001, and approximately $8,608,000 at year-end 2000. Sprint Publishing & Advertising recorded net pension expense of approximately $1,512,000 in 2002, approximately $1,519,000 in 2001, and approximately $1,515,000 in 2000.

     Defined Contribution Plans

      Sprint sponsors defined contribution employee savings plans covering most Sprint Publishing & Advertising employees. Participants may contribute portions of their pay to the plans. For union employees, Sprint matches contributions based on negotiated amounts. Sprint Publishing & Advertising does not have any union employees. Sprint also matches contributions of non-union employees in FON stock and PCS stock. The matching is equal to 50% of participants’ contributions up to 6% of their pay. In addition, Sprint may, at the discretion of its Board of Directors, provide additional matching contributions based on the performance of FON stock and PCS stock compared to other telecommunications companies’ stock. At year-end 2002, the plans held 42 million FON shares with a market value of $608 million and dividends reinvested into the plan of $20 million. At year-end 2002, the plans held 52 million PCS shares with a market value of $227 million. Amounts directly allocated to Sprint Publishing & Advertising for matching contributions and expenses were approximately $905,000 in 2002, approximately $986,000 in 2001 and approximately $1,169,000 in 2000.

     Postretirement Benefits

      Sprint provides postretirement benefits (mainly medical and life insurance) to most Sprint Publishing & Advertising employees. Employees retiring before certain dates are eligible for benefits at no cost, or at a reduced cost. Employees retiring after certain dates are eligible for benefits on a shared-cost basis. Sprint funds the accrued costs as benefits are paid.

      In the 2001 third quarter, Sprint adopted amendments to two postretirement benefit plans. As a result of the amendments, the life insurance benefit is eliminated for employees retiring after 2003 and the postretirement medical insurance plan is replaced with a Sprint-funded account to be managed by the employee. The plan amendment to the Sprint retiree medical insurance plan reduced the accumulated postretirement benefit obligation and reduced employee benefits attributed to employee service already rendered. Sprint Publishing & Advertising recognized a curtailment loss from this amendment of $189,000.

      The amount of accrued postretirement benefit costs included in the combined consolidated balance sheets were $6,629,000 at year-end 2002, $7,357,000 at year-end 2001 and $7,492,000 at year-end 2000.

      Net postretirement benefits costs are determined for Sprint Publishing & Advertising based on direct calculation of service costs and interest on accumulated postretirement benefit obligations and an appropriate allocation of unrecognized prior service costs and actuarial gains. Sprint Publishing & Advertising recorded a net periodic benefit credit of $491,000 in 2002 and $98,000 in 2001 and net periodic benefit costs of $51,000 in 2000.

SPRINT PUBLISHING & ADVERTISING

Notes to Combined Consolidated Financial Statements — (Continued)

7. Income Taxes

      Income tax expense consists of the following:

	2002	2001	2000

	(thousands)
Current income tax expense
Federal	$103,404	$82,299	$86,752
State	17,475	15,829	18,377

Total current	120,879	98,128	105,129

Deferred income tax expense (benefit)
Federal	(15,889)	740	(2,801)
State	(1,227)	(422)	(134)

Total deferred	(17,116)	318	(2,935)

Total	$103,763	$98,446	$102,194

      The differences that caused Sprint Publishing & Advertising’s effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

	2002	2001	2000

	(thousands)
Income tax expense at the federal statutory rate	$93,066	$88,260	$90,010
Effect of:
State income taxes, net of federal income tax effect	10,561	10,015	11,858
Other, net	136	171	326

Income tax expense	$103,763	$98,446	$102,194

Effective income tax rate	39.0%	39.0%	39.7%

      Sprint Publishing & Advertising recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at year-end 2002, 2001 and 2000, along with the income tax effect of each, were as follows:

	2002 Deferred Income		2001 Deferred Income		2000 Deferred Income
	Tax		Tax		Tax

	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities

	(thousands)
Property, plant and equipment	$—	$2,638	$—	$4,318	$—	$5,894
Intangibles	1,859	—	2,092	—	1,973	—
Deferred revenue	23,424	—	12,609	—	8,876	—
Postretirement and other benefits	7,307	—	7,021	—	6,555	—
Accrued expenses	—	1,535	3,921	—	7,465	—
Reserves and allowances	13,808	—	4,790	—	6,932	—
Other, net	40	—	—	966	—	440

Total	$46,438	$4,173	$30,433	$5,284	$31,801	$6,334

SPRINT PUBLISHING & ADVERTISING

Notes to Combined Consolidated Financial Statements — (Continued)

      Management believes it is more likely than not that these deferred income tax assets will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

8. Long-Term Obligation

      In 1990, the CenDon Partnership entered into Directory Agreements with various Sprint local telephone companies, which includes termination fees. Initial installments were paid by the partnership in 1990. The remaining installment payments are due quarterly in 2005 and total approximately $19,730,000. At year-end 2002, the long-term obligation recorded in Sprint Publishing & Advertising’s Combined Consolidated Balance Sheet is approximately $16,110,000, which represents the present value of the termination fees per the various Directory Agreements.

      Interest is accrued on this present value liability at 10% per annum. Interest expense on these obligations totaled $1,238,000 in 2002, $1,126,000 in 2001 and $1,002,000 in 2000. Prior to the partnership restructuring at July 1, 2000, the interest expense was included in Equity in earnings of CenDon Partnership.

      The estimated fair value of the long-term obligation was $18,078,000 at December 31, 2002 and $16,632,000 at December 31, 2001. This estimated fair value of the long-term obligation was based on quoted market prices for publicly traded issues.

      See Note 12 for treatment subsequent to the change in control.

9. Commitments and Contingencies

     Litigation, Claims and Assessments

      From time to time various lawsuits arise in the ordinary course of business against Sprint Publishing & Advertising.

      Management cannot predict the final outcome of these actions but believes they will not be material to Sprint Publishing & Advertising’s combined consolidated financial statements.

     Operating Leases

      Sprint Publishing & Advertising’s minimum rental commitments at year-end 2002 for all noncancelable operating leases, consisting mainly of leases for data processing equipment, are as follows:

(thousands)

2003	$2,528
2004	1,468
2005	768
2006	430
2007	430
Thereafter	1,791

      Sprint Publishing & Advertising’s gross rental expense totaled $1,837,000 in 2002, $2,574,000 in 2001 and $3,503,000 in 2000. Rental commitments for subleases, contingent rentals and executory costs were not significant.

SPRINT PUBLISHING & ADVERTISING

Notes to Combined Consolidated Financial Statements — (Continued)

10. Additional Financial Information

      Printing costs paid to one vendor represent approximately 17% of Sprint Publishing & Advertising’s net operating expenses in 2002, 18% in 2001 and 20% in 2000.

      Sales agency and directory production services paid to one vendor represent approximately 21% of Sprint Publishing & Advertising’s net operating expenses in 2002, 20% in 2001 and 9% in 2000. Prior to the CenDon Partnership restructuring no payments were made to this vendor.

11. Recently Issued Accounting Pronouncements

      In April 2002, the FASB issued Statement No. 145, “Recission of FASB Statements No. 4, 44, and 64, Amendment to FASB Statement No. 13, and Technical Corrections”. The provisions related to Statement No. 4 are effective for fiscal years beginning after May 15, 2002. The provisions related to Statement No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of this statement are effective for financial statements issued on or after May 15, 2002. The recission of Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and Statement No. 64, “Extinguishment of Debt to Satisfy Sinking-Fund Requirements”, requires that gains and losses from the extinguishment of debt be reported in other income or expense. The gains and losses would be reported as extraordinary items only if they are unusual in nature and occur infrequently. The amendment to Statement No. 13, “Accounting for Leases”, requires that modifications to capital leases that give rise to operating lease classification be treated as a sale-leaseback. Sprint Publishing & Advertising will adopt this statement as the provisions become effective. Sprint Publishing & Advertising has determined that there will be no material impact of adopting this standard.

      In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” The objective of this statement is to provide accounting guidance for legal obligations associated with the retirement of long-lived assets by requiring the fair value of a liability for the asset retirement obligation to be recognized in the period in which it is incurred. When the liability is initially recognized, the asset retirement costs should also be capitalized by increasing the carrying amount of the related long-lived asset. The liability is then accreted to its present value each period and the capitalized costs are depreciated over the useful life of the associated asset. Sprint Publishing & Advertising has assessed its legal obligations and, accordingly, has determined that there will be no material impact of adopting this standard. This statement is effective for fiscal years beginning after June 15, 2002. Sprint Publishing & Advertising intends to adopt this standard on January 1, 2003.

      In June 2002, the FASB issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which is effective for financial statements where exit or disposal activities are initiated after December 31, 2002. This statement nullifies EITF Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity”, which allowed recognition of a liability for exit and disposal activities upon management’s intent to exit or dispose of an activity. This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Sprint Publishing & Advertising will adopt this statement for exit or disposal activities initiated after December 31, 2002.

      In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. This statement amends Statement No. 123, “Accounting for Stock-Based Compensation”. The provisions of this statement are effective for interim and annual financial statements for fiscal years ending after December 15, 2002. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Also, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for

SPRINT PUBLISHING & ADVERTISING

Notes to Combined Consolidated Financial Statements — (Continued)

stock-based employee compensation and the effect of the method used on reported results. Sprint Publishing & Advertising has not adopted the fair value recognition method, but will adopt the disclosure requirements of this statement.

12. Subsequent Events

      On January 3, 2003, Sprint completed the sale of its directory publishing business to R.H. Donnelley Inc. for $2.23 billion in cash. As part of this stock sale agreement, the long-term obligation will be settled with a $14 million payment from R.H. Donnelley Inc. and a payment from SPA for the remainder of the future value of the obligation as part of settling intercompany accounts.

      Concurrent with the sale transaction, the entities comprising SPA underwent a name change. Sprint Publishing & Advertising, Inc., changed its name to R.H. Donnelley Publishing & Advertising, Inc. and Centel Directory Company changed its name to R.H. Donnelley Directory Company.

$925,000,000

R.H. Donnelley Inc.

$325,000,000 8 7/8% Senior Notes due 2010

$600,000,000 10 7/8% Senior Subordinated Notes due 2012

PROSPECTUS

                    , 2003

DEALER PROSPECTUS DELIVERY OBLIGATION

      Until                     , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Our certificate of incorporation provides that we will indemnify, to the full extent permitted or authorized under applicable law, as it may from time to time be amended and including Delaware General Corporation Law Section 145, any person made party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of our board of directors or an officer. We may indemnify, to the extent permitted or authorized under applicable law, as it may from time to time be amended and including Delaware General Corporation Law Section 145, any person made a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of ours, or is or was serving at our request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by our certificate is not exclusive of any other rights to which any person seeking indemnification may be entitled under our bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. This extends to both his or her official actions and his or her actions in another capacity while holding a position with us. Further, coverage shall continue as to a person who has ceased to be our director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

      Section 145 of the Delaware General Corporation Law provides as follows:

      (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

      (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

      In accordance with our certificate of incorporation, we have purchased directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers.

Item 21.     Exhibits and Financial Statement Schedules

      (a) Exhibits. The following is a list of all exhibits filed as part of this registration statement on Form S-4, including those incorporated by reference.

Exhibit
Number	Description of Exhibits

3.l	Certificate of Incorporation of the R.H. Donnelley Inc., incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 7, 1998, Registration No. 333-59287
3.2	By-laws of R.H. Donnelley Inc., incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on July 17, 1998, Registration No. 333-59287
4.1	Indenture dated as of June 5, 1998 between R.H. Donnelley Inc., as Issuer, R.H. Donnelley Corporation, as Guarantor, and the Bank of New York, as Trustee, with respect to the 9 1/8% Senior Subordinated Notes due 2008, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on July 17, 1998, Registration No. 333-59287
4.2	Form of the 9 1/8% Senior Subordinated Notes due 2008 (included in Exhibit 4.1)
4.3	R.H. Donnelley Corporation Guarantee (included in Exhibit 4.1)
4.4	First Supplemental Indenture, dated as of November 25, 2002, among R.H. Donnelley Inc., as Issuer, and R.H. Donnelley Corporation, R.H. Donnelley Acquisitions, Inc., R.H. Donnelley APIL, Inc., R.H. Donnelley CD, Inc. and Get Digital Smart.com, Inc., as Guarantors, and the Bank of New York, as Trustee, with respect to the 9 1/8% Senior Subordinated Notes due 2008, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 25, 2002, Commission File No. 001-07155
4.5	Second Supplemental Indenture, dated as of December 20, 2002, among R.H. Donnelley Inc., as Issuer, and R.H. Donnelley Corporation, R.H. Donnelley Acquisitions, Inc., R.H. Donnelley Acquisitions II, Inc., R.H. Donnelley APIL, Inc., R.H. Donnelley CD, Inc. and Get Digital Smart.com, Inc., as Guarantors, and the Bank of New York, as Trustee, with respect to the 9 1/8% Senior Subordinated Notes due 2008, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2002, Commission File No. 001-07155
4.6	Third Supplemental Indenture, dated as of December 20, 2002 (operative as of January 3, 2003), among R.H. Donnelley Inc., as Issuer, and R.H. Donnelley Corporation, R.H. Donnelley Acquisitions, Inc., R.H. Donnelley Acquisitions II, Inc., R.H. Donnelley APIL, Inc., R.H. Donnelley CD, Inc. and Get Digital Smart.com, Inc., as Guarantors, and the Bank of New York, as Trustee, with respect to the 9 1/8% Senior Subordinated Notes due 2008, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2003, Commission File No. 001-07155

Exhibit
Number	Description of Exhibits

4.7	Indenture dated as of December 3, 2002 between R.H. Donnelley, Inc. (as successor to R.H. Donnelley Finance Corporation I), as Issuer, and the Bank of New York, as Trustee, with respect to the 8 7/8% Senior Notes due 2010, incorporated by reference to Exhibit 4.13 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155
4.8	Supplemental Indenture dated as of January 3, 2003 among R.H. Donnelley Inc., as Issuer, R.H. Donnelley Corporation and the other guarantors signatory thereto, as Guarantors, and the Bank of New York, as Trustee, with respect to the 8 7/8% Senior Notes due 2010, incorporated by reference to Exhibit 4.14 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155
4.9	Form of 8 7/8% Senior Notes due 2010 (included in Exhibit 4.07)
4.10	Guarantees relating to the 8 7/8% Senior Notes due 2010, incorporated by reference to Exhibit 4.16 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155
4.11	Indenture dated as of December 3, 2002 between R.H. Donnelley Inc. (as successor to R.H. Donnelley Finance Corporation I), as Issuer, and the Bank of New York, as Trustee, with respect to the 10 7/8% Senior Subordinated Notes due 2012, incorporated by reference to Exhibit 4.17 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155
4.12	Supplemental Indenture dated as of January 3, 2003 among R.H. Donnelley, Inc., as Issuer, R.H. Donnelly Corporation and the other guarantors signatory thereto, as Guarantors, and the Bank of New York, as Trustee, with respect to the 10 7/8% Senior Subordinated Notes due 2012, incorporated by reference to Exhibit 4.18 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155
4.13	Form of 10 7/8% Senior Subordinated Notes due 2012 (included in Exhibit 4.11)
4.14	Guarantees relating to the 10 7/8% Senior Subordinated Notes due 2012, incorporated by reference to Exhibit 4.20 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155
4.15*	Registration Rights Agreement, dated as of December 3, 2002, by and among R.H. Donnelley Inc. and Salomon Smith Barney, Bear, Stearns & Co., Inc. and Deutsche Bank Securities Inc., as representatives of the initial purchasers
5.1*	Opinion of Robert J. Bush, General Counsel of R.H. Donnelley Inc.
10.1	Form of Distribution Agreement between R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation) and The New Dun & Bradstreet Corporation, incorporated by reference to Exhibit 99.2 to the Form 8-K of R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation), filed on June 30, 1998, Commission File No. 001-07155
10.2	Form of Tax Allocation Agreement between R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation) and The New Dun & Bradstreet Corporation, incorporated by reference to Exhibit 99.3 to the Form 8-K of R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation), filed on June 30, 1998, Commission File No. 001-07155
10.3	Form of Employee Benefits Agreement between R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation) and The New Dun & Bradstreet Corporation, incorporated by reference to Exhibit 99.4 to the Form 8-K of R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation), filed on June 30, 1998, Commission File No. 001-07155

Exhibit
Number	Description of Exhibits

10.4	Form of Intellectual Property Agreement between R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation) and The New Dun & Bradstreet Corporation, incorporated by reference to Exhibit 99.5 to the Form 8-K of R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation), filed on June 30, 1998, Commission File No. 001-07155
10.5	Form of Amended and Restated Transition Services Agreement between R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation), The New Dun & Bradstreet Corporation, Cognizant Corporation, IMS Health Incorporated, ACNielsen Corporation and Gartner Group, Inc., incorporated by reference to Exhibit 99.9 to the Form 8-K of R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation), filed on June 30, 1998, Commission File No. 001-07155
10.6	DonTech II Partnership Agreement, effective August 19, 1997, by and between R.H. Donnelley Inc. (f/k/a The Reuben H. Donnelley Corporation) and Ameritech Publishing of Illinois, Inc., incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 7, 1998, Registration No. 333-59287
10.7	Revenue Participation Agreement, dated as of August 19, 1997, by and between APIL Partners Partnership and R.H. Donnelley Inc. (f/k/a The Reuben H. Donnelley Corporation), incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 7, 1998, Registration No. 333-59287
10.8	Master Agreement, executed August 19, 1997, by and among R.H. Donnelley Inc. (f/k/a The Reuben H. Donnelley Corporation), R.H. Donnelley Corporation (f/k/a The Dun & Bradstreet Corporation), The Am-Don Partnership a/k/a DonTech, DonTech II, Ameritech Publishing, Inc., Ameritech Publishing of Illinois, Inc., Ameritech Corporation, DonTech I Publishing Company LLC and the APIL Partners Partnership, incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 7, 1998, Registration No. 333-59287
10.9	Exclusive Sales Agency Agreement, effective August 19, 1997, between APIL Partners Partnership and DonTech II, incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 7, 1998, Registration No. 333-59287
10.10	Agreement for Publishing Services, dated as of January 1, 2002 between Ameritech Publishing Inc. and R.H. Donnelley Inc. (certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to an Application for an Order Granting Confidential Treatment), incorporated by reference to Exhibit 10.13 to R.H. Donnelley Corporation Quarterly Report on Form 10-Q for the three months ended March 31, 2002, Commission File No. 001-07155
10.11	Second Amended and Restated Partnership Agreement, effective as of August 19, 1997, by and between R.H. Donnelley Inc. (f/k/a The Reuben H. Donnelley Corporation) and Ameritech Publishing of Illinois, incorporated by reference to Exhibit 10.14 to Amendment No. 1 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 7, 1998, Registration No. 333-59287
10.12	Limited Liability Company Agreement of CenDon, L.L.C. dated April 27, 2000 between R.H. Donnelley Inc. and Centel Directory Company, (certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to an Application for an Order Granting Confidential Treatment), incorporated by reference to Exhibit 10.14 to R.H. Donnelley Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, Commission File No. 001-07155

Exhibit
Number	Description of Exhibits

10.13	Sales Agency Agreement dated as of April 27, 2000 among R.H. Donnelley Inc., Centel Directory Company and CenDon, L.L.C., incorporated by reference to Exhibit 10.15 to R.H. Donnelley Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, Commission File No. 001-07155
10.14	Agreement for Publishing Services dated as of April 27, 2000 between R.H. Donnelly and CenDon, L.L.C. (certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to an Application for an Order Granting Confidential Treatment), incorporated by reference to Exhibit 10.16 to R.H. Donnelley Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, Commission File No. 001-07155
10.15+	Key Employees’ Performance Unit Plan, as amended and restated, incorporated by reference to Exhibit 10.15 to Amendment No. 3 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on September 28, 1998, Registration No. 333-59287
10.16+	1991 Key Employees’ Stock Option Plan, as amended and restated through April 25, 2000, incorporated by reference to Exhibit 10.17 to R.H. Donnelley Corporation’s Quarterly Report on Form 10-Q for the three months ended September 30, 2000, Commission File No. 001-07155
10.17+	Amended and Restated 1998 Directors’ Stock Plan, incorporated by reference to Exhibit 10.18 to R.H. Donnelley Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 001-07155
10.18+	Pension Benefit Equalization Plan, incorporated by reference to Exhibit 10.16 to R.H. Donnelley Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-07155
10.19+	2001 Stock Award and Incentive Plan, incorporated by reference to Exhibit 10.17 to R.H. Donnelley Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-07155
10.20+	2001 Partner Share Plan, incorporated by reference to Exhibit 99.1 to Registration Statement on Form S-8, filed with the Securities and Exchange Commission on April 30, 2001, Registration No. 333-59790
10.21+	Form of Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 99.02 to Registration Statement on Form S-8, filed with the Securities and Exchange Commission on July 25, 2001, Registration No. 333-65822
10.22+	Form of Annual Incentive Program Award, incorporated by reference to Exhibit 99.03 to Registration Statement on Form S-8, filed with the Securities and Exchange Commission on July 25, 2001, Registration No. 333-6582
10.23+	Form of Performance Unit Program Award, incorporated by reference to Exhibit 99.04 to Registration Statement on Form S-8, filed with the Securities and Exchange Commission on July 25, 2001, Registration No. 333-65822
10.24+	Deferred Compensation Plan, incorporated by reference to Exhibit 4.01 to R.H. Donnelley Corporation’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on November 24, 1999, Registration No. 333-91613
10.25+	Amended and Restated Employment Agreement dated as of December 27, 2001 between R.H. Donnelley Corporation and Frank R. Noonan, incorporated by reference to Exhibit 10.23 to R.H. Donnelley Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-07155

Exhibit
Number	Description of Exhibits

10.26+	Amended and Restated Employment Agreement dated as of December 27, 2001 between R.H. Donnelley Corporation and Philip C. Danford, incorporated by reference to Exhibit 10.24 to R.H. Donnelley Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-07155
10.27+	Employment Agreement effective as of May 1, 2002 between R.H. Donnelley Corporation and David C. Swanson, incorporated by reference to Exhibit 10.29 to R.H. Donnelley Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2002, Commission File No. 001-07155
10.28+	Employment Agreement effective September 21, 2002 between R.H. Donnelley Corporation and Peter J. McDonald, incorporated by reference to Exhibit 10.30 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2002, Commission File No. 001-07155
10.29+	Employment Agreement effective March 1, 2002 between R.H. Donnelley Corporation and Steven M. Blondy, incorporated by reference to Exhibit 10.30 to R.H. Donnelley Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2002, Commission File No. 001-07155
10.30+	Employment Agreement dated as of September 28, 1998 between R.H. Donnelley Corporation and Frank M. Colarusso, incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-07155
10.31+	Amendment No. 1 to Employment Agreement dated as of July 27, 2000 between R.H. Donnelley Corporation and Frank M. Colarusso, incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-07155
10.32+	Amendment No. 2 to Employment Agreement dated as of February 27, 2001 between R.H. Donnelley Corporation and Frank M. Colarusso, incorporated by reference to Exhibit 10.34 to the Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-07155
10.33+	Employment Agreement dated as of September 26, 2000 between R.H. Donnelley Corporation and William C. Drexler, incorporated by reference to Exhibit 10.35 to the Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-07155
10.34+	Amendment No. 1 to Employment Agreement dated as of February 27, 2001 between R.H. Donnelley Corporation and William C. Drexler, incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-07155
10.35+	Employment Agreement dated as of January 1, 2001 between R.H. Donnelley Corporation and Robert J. Bush, incorporated by reference to Exhibit 10.37 to the Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-07155
10.36+	Amendment No. 1 to Employment Agreement dated as of February 27, 2001 between R.H. Donnelley Corporation and Robert J. Bush, incorporated by reference to Exhibit 10.38 to the Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-07155
10.37+	Separation Agreement and Release dated as of March 15, 2001 between R.H. Donnelley Corporation and Judith A. Norton, incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-07155
10.38	Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, among R.H. Donnelley Corporation and investment partnerships affiliated with The Goldman Sachs Group, Inc., incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K dated October 1, 2002, Commission File No. 001-07155

Exhibit
Number	Description of Exhibits

10.39	Letter Agreement, dated as of November 25, 2002, among R.H. Donnelley Corporation, R.H. Donnelley Inc. and investment partnerships affiliated with The Goldman Sachs Group, Inc., incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2002, Commission File No. 001-0715
10.40	Registration Rights Agreement, dated as of November 25, 2002, among R.H. Donnelley Corporation and investment partnerships affiliated with The Goldman Sachs Group, Inc., incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2002, Commission File No. 001-07155
10.41	Letter Agreement dated as of January 3, 2003 among R.H. Donnelley Corporation, R.H. Donnelley Inc. and investment partnerships affiliated with The Goldman Sachs Group, Inc., incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155
10.42	Directory Services License Agreement, dated as of January 3, 2003, by and among R.H. Donnelley Publishing & Advertising, Inc. (f/k/a Sprint Publishing & Advertising, Inc.), CenDon, L.L.C., R.H. Donnelley Directory Company (f/k/a Centel Directory Company), Sprint Corporation, Sprint Directory Trademark Company, LLC and the Sprint Local Telecommunications Division, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155
10.43	Trademark License Agreement, dated as of January 3, 2003, by and among Sprint Directory Trademark Company, LLC, R.H. Donnelley Publishing & Advertising, Inc. (f/k/a Sprint Publishing & Advertising, Inc.), CenDon, L.L.C. and R.H. Donnelley Directory Company (f/k/a Centel Directory Company), incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155
10.44	Publisher Trademark License Agreement, dated as of January 3, 2003, by and among R.H. Donnelley Publishing & Advertising, Inc. (f/k/a Sprint Publishing & Advertising, Inc.), R.H. Donnelley Directory Company (f/k/a Centel Directory Company) and Sprint Corporation, incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155
10.45	Non-Competition Agreement, dated as of January 3, 2003, by and among R.H. Donnelley Corporation, R.H. Donnelley Publishing & Advertising, Inc. (f/k/a Sprint Publishing & Advertising, Inc.), CenDon, L.L.C., R.H. Donnelley Directory Company (f/k/a Centel Directory Company), Sprint Corporation and the Sprint Local Telecommunications Division, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155
10.46	Subscriber Listings Agreement, dated as of January 3, 2003, by and among R.H. Donnelley Publishing & Advertising, Inc. (f/k/a Sprint Publishing & Advertising, Inc.), CenDon, L.L.C., R.H. Donnelley Directory Company (f/k/a Centel Directory Company), Sprint Corporation and the Sprint Local Telecommunications Division, incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155

Exhibit
Number	Description of Exhibits

10.47	Credit Agreement, dated as of December 6, 2002, among R.H. Donnelley Corporation, R.H. Donnelley Inc., R.H. Donnelley Finance Corporation II (subsequently merged with and into R.H. Donnelley Inc.), the several lenders from time to time party thereto, Bear Stearns Corporate Lending Inc. and Citicorp North America, Inc., as joint syndication agents, BNP Paribas and Fleet National Bank, as joint documentation agents, Deutsche Bank Trust Company Americas, as administrative agent, and Deutsche Bank Securities Inc., Salomon Smith Barney Inc. and Bear, Stearns & Co. Inc., as joint lead arrangers and joint bookrunners, incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155
12.1*	Ratio of Earnings to Fixed Charges
21.1	Subsidiaries, incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155
23.1*	Consent of PricewaterhouseCoopers LLP, independent accountants, relating to the financial statements of R.H. Donnelley Corporation
23.2*	Consent of PricewaterhouseCoopers LLP, independent accountants, relating to the financial statements of DonTech
23.3*	Consent of Ernst & Young LLP, independent auditors
24.1*	Power of Attorney
25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 relating to R.H. Donnelley Inc.’s 8 7/8% Senior Notes due 2010
25.2*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 relating to R.H. Donnelley Inc.’s 10 7/8% Senior Subordinated Notes due 2012
99.1*	Letter of Transmittal
99.2*	Notice of Guaranteed Delivery
99.3*	Letter regarding Exchange Offer
99.4*	Letter to Depository Trust Company Participants

+	Reflects management contract or other compensatory arrangement required to be filed under Item 601 of Regulation of S-K

*	Filed herewith

Item 22.     Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on May 2, 2003.

R.H. DONNELLEY INC.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of May 2, 2003.

Signatures	Title

* David C. Swanson	President, Chief Executive Officer and Director (Principal Executive Officer)

* Steven M. Blondy	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)

* William C. Drexler	Vice President and Controller (Principal Accounting Officer)

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as Exhibit 24.1 on behalf of the registrant.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on May 2, 2003.

R.H. DONNELLEY CORPORATION

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of May 2, 2003.

Signatures	Title

* David C. Swanson	Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer)

* Steven M. Blondy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* William C. Drexler	Vice President and Controller (Principal Accounting Officer)

* Kenneth G. Campbell	Director

* Nancy E. Cooper	Director

* Robert R. Gheewalla	Director

* Robert Kamerschen	Director

* Terence M. O’Toole	Director

* Carol J. Parry	Director

* David M. Veit	Director

* Barry Lawson Williams	Director

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as Exhibit 24.1 on behalf of the registrant.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on May 2, 2003.

R.H. DONNELLEY ACQUISITIONS, INC.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of May 2, 2003.

Signatures	Title

* William C. Drexler	President and Director (Principal Executive Officer)

* Frank M. Colarusso	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ ROBERT J. BUSH Robert J. Bush	Vice President, Assistant Secretary and Director

* Richard F. Klumpp	Secretary and Director

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as Exhibit 24.1 on behalf of the registrant.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on May 2, 2003.

R.H. DONNELLEY APIL, INC.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of May 2, 2003.

Signatures	Title

* William C. Drexler	President and Director (Principal Executive Officer)

* Frank M. Colarusso	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ ROBERT J. BUSH Robert J. Bush	Vice President, Assistant Secretary and Director

* Richard F. Klumpp	Secretary and Director

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as Exhibit 24.1 on behalf of the registrant.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on May 2, 2003.

R.H. DONNELLEY CD, INC.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of May 2, 2003.

Signatures	Title

* William C. Drexler	President and Director (Principal Executive Officer)

* Frank M. Colarusso	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ ROBERT J. BUSH Robert J. Bush	Vice President, Assistant Secretary and Director

* Richard F. Klumpp	Secretary and Director

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as Exhibit 24.1 on behalf of the registrant.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on May 2, 2003.

GET DIGITAL SMART.COM, INC.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of May 2, 2003.

Signatures	Title

* David C. Swanson	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

* Steven M. Blondy	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ ROBERT J. BUSH Robert J. Bush	Vice President, General Counsel, Corporate Secretary and Director

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as Exhibit 24.1 on behalf of the registrant.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on May 2, 2003.

R.H. DONNELLEY PUBLISHING & ADVERTISING, INC.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of May 2, 2003.

Signatures	Title

* Peter J. McDonald	President and Director (Principal Executive Officer)

* Steven M. Blondy	Vice President, Chief Financial Officer and Director (Principal Financial Officer)

* William C. Drexler	Vice President and Controller (Principal Accounting Officer)

/s/ ROBERT J. BUSH Robert J. Bush	Vice President, Secretary and Director

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as Exhibit 24.1 on behalf of the registrant.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on May 2, 2003.

CENDON, L.L.C.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of May 2, 2003.

Signatures	Title

* Peter J. McDonald	Manager

* David C. Swanson	Manager

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as Exhibit 24.1 on behalf of the registrant.

By:	/s/ ROBERT J. BUSH

Robert J. Bush, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibits

4.1	5*	Registration Rights Agreement, dated as of December 3, 2002, by and among RHD and Salomon Smith Barney, Bear, Stearns & Co. Inc. and Deutsche Bank Securities, Inc., as representatives of the initial purchasers
5.1	*	Opinion of Robert J. Bush, General Counsel of Donnelley
12.1	*	Ratio of Earnings to Fixed Charges
23.1	*	Consent of PricewaterhouseCoopers LLP, independent accountants, relating to the financial statements of R.H. Donnelley Corporation
23.2	*	Consent of PricewaterhouseCoopers LLP, independent accountants, relating to the financial statements of DonTech
23.3	*	Consent of Ernst & Young LLP, independent auditors
24.1	*	Power of Attorney
25.1	*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 relating to R.H. Donnelley Inc.’s 8 7/8% Senior Notes due 2010
25.2	*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 relating to R.H. Donnelley Inc.’s 10 7/8% Senior Subordinated Notes due 2012
99.1	*	Letter of Transmittal
99.2	*	Notice of Guaranteed Delivery
99.3	*	Letter regarding Exchange Offer
99.4	*	Letter to Depository Trust Company Participants

*	Filed herewith